     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1999
                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               CORIXA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               2836                              91-1654387
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                        1124 COLUMBIA STREET, SUITE 200
                             SEATTLE, WA 98104-2040
                                 (206) 754-5711
                              STEVEN GILLIS, PH.D.
                            CHIEF EXECUTIVE OFFICER
                               CORIXA CORPORATION
                        1124 COLUMBIA STREET, SUITE 200
                             SEATTLE, WA 98104-2040
                                 (206) 754-5711

                                   COPIES TO:

               WILLIAM W. ERICSON, ESQ.                               WILLIAM D. SHERMAN, ESQ.
               KARA DIANE PALMER, ESQ.                                 DAVID P. VALENTI, ESQ.
                ERIC L. DOBMEIER, ESQ.                                   AMIE PETERS, ESQ.
                  VENTURE LAW GROUP                                   MORRISON & FOERSTER, LLP
              A PROFESSIONAL CORPORATION                                 755 PAGE MILL ROAD
                 4750 CARILLON POINT                                PALO ALTO, CALIFORNIA 94304
              KIRKLAND, WASHINGTON 98033

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of Ribi ImmunoChem Research, Inc., with and into Registrant as described in the Agreement and Plan of Merger dated as of June 9, 1999, attached as Appendix A to the proxy statement/prospectus forming a part of this registration statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding Company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                      AMOUNT             PROPOSED MAXIMUM        PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF             TO BE               OFFERING PRICE            AGGREGATE               AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED(1)            PER SHARE(2)           OFFERING PRICE         REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par
  value per share...........        3,923,436             Not Applicable           $44,749,289               $12,444
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of the Registrant's common stock which may be issued to the former stockholders of Ribi ImmunoChem Research, Inc. pursuant to the merger described herein.

(2) Each share of Ribi common stock will be converted into the right to receive
    0.1685 of a share of the Registrant's common stock pursuant to the merger described herein. Pursuant to Rule 457(f)(1) under the Securities Act, the registration fee has been calculated based on the average of the high and low prices per share of the Ribi common stock to be canceled in the exchange as reported on the Nasdaq National Market on June 24, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 [CORIXA LOGO]

Dear Stockholder:

     You are cordially invited to attend a special meeting of the stockholders of Corixa Corporation, a Delaware corporation, to be held at
                              local time, on              , 1999, in the Cedar
Room at our headquarters, 1124 Columbia Street, Seattle, Washington 98104-2040.

     At the special meeting, you will be asked to consider and vote upon the proposed merger of Ribi ImmunoChem Research, Inc. with and into Corixa. Corixa expects to issue approximately 3,535,777 shares of its common stock in connection with the merger. You will also be asked to approve two other matters as more fully described in the attached notice of special meeting of stockholders and proxy statement/prospectus, which you are urged to read carefully. The complete text of the merger agreement is attached as Appendix A to the proxy statement/prospectus.

     AFTER CAREFUL CONSIDERATION, CORIXA'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CORIXA AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AND THE TWO ADDITIONAL MATTERS THAT ARE MORE FULLY DESCRIBED IN THE ATTACHED NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT/PROSPECTUS.

     All Corixa stockholders are cordially invited to attend the special meeting in person. If you attend the special meeting, you may vote in person even though you have previously returned your completed proxy card.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF CORIXA'S COMMON STOCK AND SERIES A PREFERRED STOCK, VOTING TOGETHER AS A CLASS ON AN AS-CONVERTED BASIS. THEREFORE, PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

                                      On Behalf of the Board of Directors,

                                      Steven Gillis, Ph.D
                                      Chairman and Chief Executive Officer

THIS PROXY STATEMENT/PROSPECTUS IS DATED              , 1999 AND WAS FIRST
MAILED TO STOCKHOLDERS ON OR ABOUT              , 1999.

                               CORIXA CORPORATION
                        1124 COLUMBIA STREET, SUITE 200
                             SEATTLE, WA 98104-2040
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD                , 1999

To the Stockholders of Corixa:

     NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Corixa
Corporation, a Delaware corporation, will be held at                local time,
on              , 1999, in the Cedar Room at our headquarters, 1124 Columbia
Street, Seattle, Washington 98104-2040 to consider and vote upon:

          1. A proposal to approve the merger of Ribi ImmunoChem Research, Inc. with and into Corixa whereby, among other things:

        - each outstanding share of Ribi common stock will be converted into the right to receive 0.1685 of one share of Corixa common stock;

          - each share of Ribi Series A preferred stock that is not converted into Ribi common stock prior to the merger will be redeemed by Ribi;

          - Ribi's stock option plans and option agreements granted to employees and directors will be amended, as more fully described in this proxy statement/prospectus; and

          - each outstanding option and warrant to purchase shares of Ribi common stock that is not terminated as a result of the merger will be assumed by Corixa and converted into an option or warrant to purchase shares of Corixa common stock, both as more fully described in this proxy statement/prospectus.

          2. A proposal to approve the terms of Corixa's equity line of credit with Castle Gate, L.L.C. to allow Corixa at its option to conduct additional draw-downs of funds that could trigger the issuance of a total of 20% or more of Corixa's capital stock at a price less than the greater of book or market value of such stock to Castle Gate in the form of Series A preferred stock and warrants to purchase common stock.

          3. A proposal to amend Corixa's Amended and Restated 1994 Stock Option Plan to increase the shares available for issuance thereunder by 2,500,000 shares to an aggregate of 5,266,234 shares and to increase the maximum annual automatic increase in the number of shares reserved for issuance under the 1994 plan from 500,000 to 750,000.

          4. Such other business as may properly come before the special meeting or any postponements or adjournments thereof.

     CORIXA'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER, THE TERMS ALLOWING POTENTIAL ADDITIONAL DRAWS UNDER THE CASTLE GATE EQUITY LINE OF CREDIT AND THE AMENDMENT TO THE 1994 PLAN, AND RECOMMENDS THAT YOU VOTE "FOR" EACH PROPOSAL.

     Stockholders of record at the close of business on              , 1999 are
entitled to notice of and to vote at the special meeting and any postponement or adjournment thereof.

        - Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Corixa's common stock and Series A preferred stock, voting together as a class on an as-converted basis.

        - Approval of potential additional draws under the Castle Gate equity line of credit requires the affirmative vote of the holders of a majority of Corixa's common stock represented in person or by proxy at the special meeting and entitled to vote thereon voting together as a single class. Pursuant to the rules of the Nasdaq National Market, the vote of the holders of Series A preferred stock will not be counted for purposes of obtaining the approval of the potential additional Castle Gate draws.

        - Approval of the amendment to the 1994 plan requires the affirmative vote of the holders of a majority of Corixa's common stock and Series A preferred stock represented in person or by proxy at the special meeting and entitled to vote thereon, voting together as a class on an as-converted basis.

     In considering whether to approve the merger, you should carefully read this proxy statement/ prospectus in its entirety. In particular, you should review the matters referred to under "Risk Factors" starting on page 31.

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY.

                                      By Order of the Board of Directors,

                                      Kathleen McKereghan
                                      Secretary

Seattle, Washington
             , 1999

                                  [RIBI LOGO]

Dear Stockholder:

     You are cordially invited to attend a special meeting of the stockholders of Ribi ImmunoChem Research, Inc., a Delaware corporation, to be held at
                              local time, on              , 1999, at Hamilton
City Hall/Community Center, 223 S. 2nd Street, Hamilton, Montana 59840.

     At the special meeting, you will be asked to consider and vote upon the proposed merger of Ribi with and into Corixa Corporation. As a condition to the merger, Ribi is required to amend its option plans and the option agreements granted under those plans. If you vote for the merger, your vote will also constitute a vote to approve the amendments to those option plans and option agreements as more fully described in the attached notice of special meeting of stockholders and proxy statement/prospectus. Corixa expects to issue approximately 3,535,777 shares of its common stock in connection with the merger. The accompanying proxy statement/prospectus provides detailed information concerning the proposed merger and additional information concerning Ribi and Corixa, which you are urged to read carefully. The complete text of the merger agreement is attached as Appendix A to the proxy statement/prospectus.

     AFTER CAREFUL CONSIDERATION, RIBI'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF RIBI AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER.

     All Ribi stockholders are cordially invited to attend the special meeting in person. If you attend the special meeting, you may vote in person even though you have previously returned your completed proxy card.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF RIBI COMMON STOCK. THEREFORE, PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

                                      On Behalf of the Board of Directors,

                                      Robert E. Ivy
                                      President and Chief Executive Officer

          This proxy statement/prospectus is dated              , 1999
     and was first mailed to stockholders on or about              , 1999.

                         RIBI IMMUNOCHEM RESEARCH, INC.
                             553 OLD CORVALLIS ROAD
                            HAMILTON, MT 59840-3131
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD                , 1999

To the Stockholders of Ribi:

     NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Ribi
ImmunoChem Research, Inc., a Delaware corporation, will be held at        local
time, on              , 1999, at Hamilton City Hall/Community Center, 223 S.
2(nd) Street, Hamilton, Montana 59840 to consider and vote upon the following proposals:

          1. To consider and vote upon a proposal to approve the merger of Ribi with and into Corixa Corporation whereby, among other things:

        - each outstanding share of Ribi common stock will be converted into the right to receive 0.1685 of one share of Corixa common stock;

        - each share of Ribi Series A preferred stock that is not converted into Ribi common stock prior to the merger will be redeemed by Ribi;

        - Ribi's stock option plans and option agreements granted to employees and directors will be amended, as more fully described in this proxy statement/prospectus; and

        - each outstanding option and warrant to purchase shares of Ribi common stock that is not terminated as a result of the merger will be assumed by Corixa and converted into an option or warrant to purchase shares of Corixa common stock, both as more fully described in this proxy statement/prospectus.

          2. To transact such other business as may properly come before the special meeting or any postponements or adjournments thereof.

     Stockholders of record at the close of business on              , 1999 are
entitled to notice of and to vote at the special meeting and any adjournment thereof. Approval of the merger will require the affirmative vote of the holders of a majority of the outstanding shares of Ribi common stock.

     In considering whether to approve the merger, you should carefully read this proxy statement/prospectus in its entirety. In particular, you should review the matters referred to under "Risk Factors" starting on page 31.

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE SPECIAL MEETING YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY.

                                      By Order of the Board of Directors,

                                      Ronald H. Kullick
                                      Secretary

Hamilton, Montana
             , 1999

                             TABLE OF CONTENTS FOR
                           PROXY STATEMENT/PROSPECTUS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
WHO CAN HELP ANSWER YOUR QUESTIONS?.........................    3
Documents Incorporated by Reference in this Proxy
  Statement/Prospectus......................................    3
Where You Can Find More Information.........................    4
Forward-Looking Statements..................................    4
Trademarks..................................................    5
SUMMARY.....................................................    6
  The Companies.............................................    6
  Corixa Special Meeting....................................    6
  Corixa Record Date; Voting Power..........................    7
  Ribi Special Meeting......................................    7
  Ribi Record Date; Voting Power............................    7
THE MERGER..................................................    7
  What Will Happen to Ribi?.................................    7
  Management After the Merger...............................    7
  What Ribi Stockholders Will Receive.......................    7
  Other Interests of Officers and Directors in the Merger...    7
  Conditions to the Merger..................................    7
  Termination of the Merger Agreement; Termination Fee......    9
  Vote Required.............................................   10
  Ownership of Corixa Following the Merger..................   10
  When the Merger will Occur................................   10
  Securities Laws Compliance................................   10
  Accounting Treatment......................................   10
  Opinions of Financial Advisors............................   10
  Important Federal Income Tax Consequences.................   11
  No Rights of Dissenting Stockholders......................   11
  Voting Agreements.........................................   11
  Listing of Corixa Common Stock............................   11
  Comparative Per Share Market Price Information............   11
OTHER CORIXA MATTERS........................................   12
  Approval of Additional Castle Gate Draws..................   12
  Amendment of Amended and Restated 1994 Stock Option
     Plan...................................................   12
OTHER RIBI MATTERS..........................................   13
SELECTED HISTORICAL FINANCIAL INFORMATION OF CORIXA.........   14
SELECTED HISTORICAL FINANCIAL INFORMATION OF RIBI...........   15
SUMMARY SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
  INFORMATION...............................................   16
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.......   18
COMPARATIVE PER SHARE DATA..................................   29
MARKET PRICE AND DIVIDEND POLICY............................   30
RISK FACTORS................................................   31
  Risks Related to the Merger...............................   31
  Risks Related to Corixa...................................   33
  Risks Related to Ribi.....................................   43

                                                              PAGE
                                                              ----
THE CORIXA SPECIAL MEETING..................................   52
  Date, Time and Place of Special Meeting...................   52
  Purpose of the Special Meeting............................   52
  Record Date; Voting Rights; Proxies.......................   52
  Quorum; Broker Non-Votes; Abstentions.....................   53
  Expenses of Proxy Solicitation............................   53
  No Appraisal Rights.......................................   54
THE RIBI SPECIAL MEETING....................................   55
  Date, Time and Place of Ribi Special Meeting..............   55
  Purpose of the Special Meeting............................   55
  Record Date; Voting Rights; Proxies.......................   55
  Quorum; Broker Non-Votes; Abstentions.....................   56
  Expenses of Proxy Solicitation............................   56
  No Appraisal Rights.......................................   56
THE MERGER..................................................   57
  General Description.......................................   57
  Joint Reasons for the Merger..............................   57
  Recommendation of Corixa Board; Corixa's Reasons for the
     Merger.................................................   58
  Recommendation of Ribi Board; Ribi's Reasons for the
     Merger.................................................   59
  Opinion of Corixa's Financial Advisor.....................   61
  Opinion of Ribi's Financial Advisor.......................   66
  History of the Transaction................................   70
  Management and Operations Following the Merger............   72
  Interests of Certain Persons in the Merger................   72
  Certain Federal Income Tax Consequences...................   73
  Accounting Treatment......................................   75
  Regulatory Filings and Approvals Required to Complete the
     Merger.................................................   75
  Resale Restrictions; Voting Agreements....................   76
  Listing on Nasdaq of Corixa Common Stock to be Issued in
     the Merger.............................................   76
  Delisting and Deregistration of Ribi Common Stock After
     the Merger.............................................   76
  Operations After the Merger...............................   76
TERMS OF THE MERGER.........................................   77
  The Merger................................................   77
  Effective Time of the Merger..............................   77
  Conversion of Securities..................................   77
  Warrants..................................................   78
  Stock Options.............................................   78
  Amendments to the Ribi 1986 and 1996 Stock Option Plans...   79
  Amendments to the Ribi 1996 Directors' Stock Option
     Plan...................................................   91
  Terms and Conditions of the 1996 Directors' Plan..........   91
  Amendments and Termination................................   92
  Federal Income Tax Consequences...........................   93
  Amendments to Robert Ivy's Option.........................   93
  Exchange Of Shares........................................   93
  Representations and Warranties............................   95
  Conduct of Ribi's Business Prior to Completion of the
     Merger.................................................   96
  Conduct of Corixa's Business Prior to Completion of the
     Merger.................................................   98
  Certain Covenants.........................................   98
  No Other Negotiations Involving Ribi......................  100

                                                              PAGE
                                                              ----
  Indemnification...........................................  102
  Conditions................................................  102
  Termination of the Merger Agreement.......................  104
  Expenses; Termination Fees................................  105
  Amendment; Extension; Waiver..............................  106
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF ONLY CORIXA
  STOCKHOLDERS..............................................  107
PROPOSAL NO. 1, APPROVAL OF POTENTIAL ADDITIONAL CASTLE GATE
  DRAWS.....................................................  107
PROPOSAL NO. 2, APPROVAL OF AMENDMENT TO THE 1994 PLAN......  108
RIBI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................  110
  Results of Operations.....................................  110
  Liquidity And Capital Resources...........................  112
  Year 2000 Readiness Disclosure............................  113
INFORMATION CONCERNING CORIXA...............................  115
  Scientific Background.....................................  116
  Corixa's Strategy.........................................  117
  Corixa's Core Technology Platforms........................  119
  Corixa's Products in Development..........................  122
  Other Products in Development.............................  130
  Corporate Partnerships....................................  130
  Certain Business Relationships............................  134
  Certain License Agreements................................  134
  Patents and Proprietary Technology........................  137
  Government Regulation.....................................  138
  Competition...............................................  142
  Employees.................................................  142
  Facilities................................................  142
  Legal Proceedings.........................................  143
  Scientific Collaborators..................................  143
INFORMATION CONCERNING RIBI.................................  145
  General...................................................  145
  Ribi's Technology.........................................  145
  Ribi's Products...........................................  147
  Cancer Theraccines........................................  148
  Competition...............................................  154
  Marketing.................................................  155
  Research and Development..................................  156
  Government Regulation.....................................  156
  Patents and Proprietary Protection........................  157
  Employees, Consultants And Collaborators..................  158
  Properties................................................  158
  Legal Proceedings.........................................  158
MANAGEMENT OF CORIXA........................................  162
  Board of Directors Committees, Compensation of Directors
     and Other Information..................................  164
  Compensation Committee Interlocks and Insider
     Participation..........................................  165
  Limitation of Liability and Indemnification Matters.......  165
  Stock Option and Incentive Plans..........................  166

                                                              PAGE
                                                              ----
  401(k) Plan...............................................  172
COMPENSATION OF CORIXA EXECUTIVE OFFICERS...................  173
  Summary Compensation Table................................  173
  Option/SAR Grants in Last Fiscal Year.....................  174
  Aggregated Option Exercises in Last Fiscal Year and Fiscal
     Year-End Option Values.................................  175
CORIXA COMPENSATION COMMITTEE REPORT ON EXECUTIVE
  COMPENSATION..............................................  176
  General Compensation Policy...............................  176
  Deductibility of Executive Compensation...................  177
CORIXA STOCKHOLDER RETURN PERFORMANCE PRESENTATION..........  178
COMPENSATION OF RIBI EXECUTIVE OFFICERS.....................  179
  Summary Compensation Table................................  179
RIBI STOCK OPTION GRANTS....................................  180
AGGREGATED STOCK OPTION EXERCISES AND YEAR END STOCK OPTION
  VALUES....................................................  180
RIBI COMPENSATION REPORT ON EXECUTIVE COMPENSATION..........  181
RIBI STOCKHOLDER RETURN PERFORMANCE PRESENTATION............  183
RIBI DIRECTORS' COMPENSATION................................  183
OWNERSHIP OF CORIXA CAPITAL STOCK...........................  185
OWNERSHIP OF RIBI CAPITAL STOCK.............................  188
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CORIXA....  190
  IDRI......................................................  190
  Genesis...................................................  190
  ImmGenics Pharmaceuticals, Inc............................  190
  Indemnification Agreements................................  191
COMPARISON OF RIGHTS OF HOLDERS OF CORIXA CAPITAL STOCK AND
  HOLDERS OF RIBI CAPITAL STOCK.............................  192
  Description of Corixa Capital Stock.......................  192
  Description of Ribi Capital Stock.........................  194
  Comparison of Certificates of Incorporation, Bylaws and
     Governing Law..........................................  195
EXPERTS.....................................................  196
LEGAL MATTERS...............................................  196
OTHER MATTERS...............................................  197
STOCKHOLDER PROPOSALS.......................................  198
INDEX TO FINANCIAL STATEMENTS...............................  F-1
APPENDIX A  Agreement and Plan of Merger dated as of June 9,
  1999
APPENDIX B  Fairness Opinion of Pacific Growth Equities,
  Inc.
APPENDIX C  Fairness Opinion of Hambrecht & Quist LLC
APPENDIX D  First Amendment to the Ribi ImmunoChem Research,
            Inc. 1986 Stock Option Plan and First Amendment
            to the Non-Qualified Stock Option Agreement
            Without Stock Appreciation Right Granted
            Pursuant to the Ribi ImmunoChem Research, Inc.
            1986 Stock Option Plan
APPENDIX E  First Amendment to the Ribi ImmunoChem Research,
            Inc. 1996 Stock Option Plan and First Amendment
            to the Directors' Non-Qualified Stock Option
            Agreement Granted Pursuant to the Ribi
            ImmunoChem Research, Inc. 1996 Stock Option Plan

                                                              PAGE
                                                              ----
APPENDIX F  First Amendment to the Ribi ImmunoChem Research,
            Inc. 1996 Directors' Stock Option Plan and First
            Amendment to the Directors' Non-Qualified Stock
            Option Agreement Granted Pursuant to the Ribi
            ImmunoChem Research, Inc. 1996 Directors' Stock
            Option Plan
APPENDIX G  Sixth Amendment to Option Agreement Between Ribi
            ImmunoChem Research, Inc. and Robert E. Ivy
APPENDIX H  Corixa Corporation Amended and Restated 1994
            Stock Option Plan

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE CORIXA AND RIBI PROPOSING TO MERGE? HOW WILL STOCKHOLDERS BENEFIT?

A: THE BOARD OF DIRECTORS OF CORIXA BELIEVES, AMONG OTHER THINGS, THAT:

   - The merger will strengthen the combined company's scientific expertise in the areas of adjuvant technology and combining adjuvants with antigens.

   - The merger will enable the combined company to pursue a number of potential product opportunities that Corixa and Ribi would otherwise be unable to pursue as stand-alone companies.

   - The merger combines Ribi's manufacturing capabilities with certain of Corixa's clinical stage programs. The scale-up and manufacture of potential products using Ribi's capabilities may speed development and commercialization of Corixa's products.

   - The combined company can operate more efficiently than either company on a stand-alone basis. This efficiency may lead to more effective use of the combined company's resources.

   - The consideration offered by Corixa in connection with the merger is fair and in the best interest of Corixa and its stockholders.

THE BOARD OF DIRECTORS OF CORIXA UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

A: THE BOARD OF DIRECTORS OF RIBI BELIEVES, AMONG OTHER THINGS, THAT:

   - The combination of Corixa's and Ribi's potential product portfolios will allow the combined company to offer a more comprehensive set of pharmaceutical products to its customers.

   - The combined technological resources and scientific know-how may allow the combined company to develop new therapies, vaccines and other products at a more rapid pace.

   - Ribi can benefit from Corixa's antigen research and discovery, antigen vaccine delivery and adjuvant discovery and development platforms, while Corixa can benefit from Ribi's adjuvant discovery, development and manufacturing capabilities and the possible commercialization of Ribi's products that are currently in advanced clinical trials and/or for which marketing applications have been filed or are in preparation.

   - The consideration offered by Corixa in connection with the merger is fair and in the best interest of Ribi and its stockholders, especially in light of the currently poor market conditions for companies in the biotechnology industry.

   - The merger will provide access to capital and resources to support Ribi's research, development, clinical and manufacturing activities.

   - Ribi may benefit from Corixa's network of established corporate partnerships when trying to expand the number and scope of Ribi's business relationships for the continued development and commercialization of its products.

THE BOARD OF DIRECTORS OF RIBI UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

Q: WHAT WILL I, AS A RIBI STOCKHOLDER, RECEIVE IN THE MERGER?

A: If the merger is completed, you will receive 0.1685 of one share of Corixa common stock for each share of Ribi common stock that you own.

   Corixa will not issue fractions of its shares to you in the merger. Instead, you will receive cash for any fractional shares of Corixa common stock owed to you upon the merger at the rate of $13.425 per full share of Corixa common stock.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document, indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. IF YOU SIGN AND SEND IN YOUR PROXY CARD AND DO NOT INDICATE HOW YOU WANT TO VOTE, WE WILL COUNT YOUR PROXY CARD AS A VOTE IN FAVOR OF THE MERGER. IF YOU DO NOT VOTE OR YOU ABSTAIN, IT WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.

   The Corixa special meeting will take place on              , 1999 and the
   Ribi special meeting will take place on              , 1999. Stockholders of
   each company may attend their respective special meeting and vote their shares in person, rather than by signing and mailing their proxy cards. In addition, stockholders may revoke their proxy cards up to and including the day of the special meeting and vote in person.

Q: IF MY BROKER HOLDS MY SHARES IN A "STREET NAME," WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares according to the directions your broker provides. Without instructions, your broker will not vote your shares, which will have the same effect as a vote against the merger.

Q: SHOULD I SEND MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Corixa will send you written instructions for exchanging your Ribi stock certificates for Corixa stock certificates.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: Both companies are working toward completing the merger as quickly as possible. In addition to several other closing conditions, prior to the effectiveness of the merger we must obtain approval from the stockholders of both Corixa and Ribi and all of the Series A preferred stock of Ribi must be converted into Ribi common stock or redeemed. If all necessary approvals are obtained and closing conditions satisfied in a timely manner, we hope to complete the merger during September 1999.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME AS A RIBI STOCKHOLDER?

A: In most cases, the exchange of shares by Ribi stockholders should be tax-free for federal income tax purposes. However, you will have to report a taxable gain or loss if you receive cash for fractional shares. To review the tax consequences to you and to Ribi in more detail, see pages 73 through 75. You should also consult your tax advisor.

     Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

     If you have additional questions about this proxy statement/prospectus, you should contact:

                               Corixa Corporation
                              1124 Columbia Street
                                   Suite 200
                             Seattle, WA 98104-2040
                          Phone Number: (206) 754-5711
              Attention: Michelle Burris, Chief Financial Officer

                         Ribi ImmunoChem Research, Inc.
                             553 Old Corvallis Road
                               Hamilton, MT 59840
                          Phone Number: (406) 363-6214
            Attention: Ronald Kullick, Vice President-Legal Counsel

     If you have additional questions about solicitation of your proxy, you should contact:

                            For Corixa stockholders:
                            The Harris Trust Company
                       601 South Figueroa St. Suite 4900
                             Los Angeles, CA 90017
                          Phone Number: (213) 239-0600
                                Attn: Neil Rosso

                             For Ribi stockholders:
                         Ribi ImmunoChem Research, Inc.
                             553 Old Corvallis Road
                               Hamilton, MT 59840
                          Phone Number: (406) 363-6214
               Attn: Ronald Kullick, Vice President-Legal Counsel

                  DOCUMENTS INCORPORATED BY REFERENCE IN THIS
                           PROXY STATEMENT/PROSPECTUS

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS DOCUMENT.

     All documents filed by Corixa under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and before the date of the Corixa special meeting and the Ribi special meeting are incorporated by reference into and made a part of this prospectus/proxy statement from the date of filing of those documents.

     The following documents that were filed by Corixa with the SEC are incorporated by reference into this prospectus/proxy statement:

     - Corixa's annual report on Form 10-K for the fiscal year ended December 31, 1998 filed March 22, 1999;

     - Corixa's quarterly report on Form 10-Q for the quarter ended March 31, 1999 filed May 6, 1999;

     - Corixa's current report on Form 8-K filed February 12, 1999;

     - Corixa's current report on Form 8-K filed April 23, 1999;

     - Corixa's current report on Form 8-K filed June 3, 1999; and

     - Corixa's current report on Form 8-K filed June 29, 1999.

     Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     Corixa files annual, quarterly and current reports, proxy solicitation statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Corixa at the SEC's public reference rooms in Washington, D.C., New York City, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Corixa's filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

     Corixa filed a registration statement on Form S-4 with the SEC to register the Corixa common stock to be issued to Ribi stockholders in the merger. This proxy statement/prospectus is a part of that registration statement. As allowed by the SEC's rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

     Neither Corixa nor Ribi has authorized anyone to give any information regarding the solicitation of consents or the offering of shares of Corixa common stock that is different from the information contained in this proxy statement/prospectus. This is not an offer to sell or a solicitation of anyone to whom it would be unlawful to make an offer or solicitation. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any time after the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Corixa common stock in the merger should create any implication to the contrary.

                           FORWARD-LOOKING STATEMENTS

     The proxy statement/prospectus contains forward-looking statements. These statements relate to future events or the future financial performance of Corixa, Ribi and the combined company. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms and other comparable terminology. These forward-looking statements only reflect management's expectations and estimates. Actual events or results may differ materially from such expectations for many reasons, including those set forth in "Risk Factors" beginning of page 31. All forward looking statements attributable to Corixa or Ribi are expressly qualified in full by such language. Neither Corixa nor Ribi undertakes any obligation to update any forward-looking statements.

                                   TRADEMARKS

     Corixa has applied for trademark registration for Corixa(TM) and the stylized Corixa logo. The terms Anergen(R), AnergiX(R), AnergiX.MG(TM), Anergix.RA(TM), Anergix.IDDM(TM), AnervaX(TM), AnervaX.RA(TM) and AnervaX.DB(TM) are trademarks of Corixa.

     The terms MPL(R), Melacine(R), Ribigen(R), Bronchor(TM), Ovamed(TM), Detox(TM) and Ribi's logo are trademarks of Ribi.

     This proxy statement/prospectus also includes trade names and trademarks of companies other than Corixa or Ribi. The use of any third party trade name or trademark in this document is in an editorial fashion only, and to the benefit of the owner thereof, with no intention of commercial use or infringement of such trade name or trademark.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the documents to which we have referred you. Additionally, if you are a Corixa stockholder, to understand the Castle Gate equity line of credit and the proposed amendment to Corixa's Amended and Restated 1994 Stock Option Plan fully, you should carefully read this document and the documents to which we have referred you in connection with those matters.

     Ribi has provided the information in this proxy statement/prospectus about Ribi, and Corixa has provided the information in this proxy statement/prospectus about Corixa.

THE COMPANIES

     Corixa. Corixa Corporation, headquartered in Seattle, Washington, is a biotechnology company focused on preventing disease by understanding and directing the immune system. Corixa applies its expertise in immunology and proprietary technology platforms to the discovery and development of vaccine and other antigen-based products. Corixa is focused on research and development of products to prevent or treat cancers and infectious and autoimmune diseases. Corixa's strategy is to partner with numerous developers and marketers of pharmaceutical and diagnostic products with the goal of making products based on Corixa's technologies available to patients on a world-wide basis. Corixa dedicates most of its resources to product discovery and invests its own capital in direct funding of individual product clinical trials.

     Corixa was incorporated in Delaware in September 1994. Corixa's principal executive offices are located at 1124 Columbia Street, Suite 200, Seattle, Washington 98104-2040, and its telephone number is (206) 754-5711.

     Ribi. Ribi ImmunoChem Research, Inc., located in Hamilton, Montana, is a biotechnology company engaged in the development of biopharmaceutical products that stimulate the immune system to generate natural agents and signals to prevent and treat human disease. Ribi's immunstimulants can be combined with disease-specific antigens, which may direct the immune system to respond to a particular cancer or infectious disease, or may be used to modulate the immune response to prevent or ameliorate conditions such as ischemia-reperfusion injury. Ribi is engaged in the research, development, production and marketing of these products, some of which are under investigation by other companies for use as adjuvants. In addition, Ribi engages in related activities such as the custom formulation and sale of research products.

     Ribi was incorporated in Delaware in January 1981. Ribi's principal executive offices are located at 553 Old Corvallis Road, Hamilton, Montana, 59840-3131, and its telephone number is (406) 363-6214.

CORIXA SPECIAL MEETING

     The Corixa special meeting of stockholders will be held in the Cedar Room at Corixa Corporation, 1124 Columbia Street, Seattle, Washington 98104-2040 on
             , 1999 at                , local time. At the special meeting,
Corixa will ask its stockholders to:

     - approve the merger;

     - approve potential additional draw-downs of funds at Corixa's option under the Castle Gate equity line of credit and corresponding issuances of Corixa Series A preferred stock and warrants to purchase Corixa common stock to Castle Gate; and

     - approve the amendment to the Amended and Restated 1994 Stock Option Plan to increase the number of shares available for grant thereunder and to increase the maximum annual automatic increase in shares reserved for issuance under the 1994 plan.

     Corixa stockholders may also consider any vote on such other matters as may be properly brought before the special meeting.

CORIXA RECORD DATE; VOTING POWER

     Corixa stockholders can vote at the Corixa special meeting if they owned shares of Corixa common stock or Series A preferred stock as of the close of
business on the record date of              , 1999.

     As of this record date, approximately                shares of Corixa
common stock and 12,500 shares of Series A preferred stock were outstanding and entitled to vote at the Corixa special meeting. You will have one vote for each share of Corixa common stock you owned as of the record date and approximately
117.65 votes for each share of Corixa Series A preferred stock you owned as of the record date.

RIBI SPECIAL MEETING

     The Ribi special meeting of stockholders will be held at Hamilton City Hall/Community Center, 223 S. 2nd Street, Hamilton, Montana 59840 at
               , local time. At the special meeting, Ribi will ask its stockholders to approve the merger.

     Ribi stockholders may also consider and vote on such other matters as may be properly brought before the Ribi special meeting.

RIBI RECORD DATE; VOTING POWER

     You can vote at the Ribi special meeting if you owned shares of Ribi common
stock as of the close of business on the record date of              , 1999.

     As of the record date, approximately                shares of Ribi common
stock were outstanding and entitled to vote at the Ribi special meeting. You will have one vote for each share of Ribi common stock you owned as of the record date.

                                   THE MERGER

WHAT WILL HAPPEN TO RIBI?

     If the merger is completed, Ribi will merge with and into Corixa with Corixa as the surviving corporation. Each stockholder that owned common stock in Ribi before the merger will own Corixa common stock after the merger.

MANAGEMENT AFTER THE MERGER

     The officers and directors of Corixa immediately prior to completion of the merger will be the officers and directors of the combined company after completion of the merger.

WHAT RIBI STOCKHOLDERS WILL RECEIVE

     Based on the capitalization of Ribi on the Ribi record date, Ribi stockholders will receive an aggregate of approximately 3,535,777 total shares of Corixa common stock, assuming no exercise of Ribi options or warrants. This is equal to 0.1685 of one share of Corixa common stock for each share of Ribi common stock.

     Ribi stockholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional shares at the rate of $13.425 per full share of Corixa common stock.

     DO NOT SEND IN YOUR RIBI STOCK CERTIFICATES UNTIL INSTRUCTED TO DO SO AFTER THE MERGER IS COMPLETED.

OTHER INTERESTS OF OFFICERS AND DIRECTORS
IN THE MERGER

     In considering the Ribi board of directors' recommendation that you vote "FOR" the merger, you should be aware that some officers and directors of Ribi have interests in the merger that are different from, or in addition to, your interests. These interests involve consulting arrangements, accelerated vesting of stock options and indemnification rights. As a result, directors and officers may be more likely to vote to approve the merger than Corixa and Ribi stockholders generally. These interests are more fully described in the section entitled "THE MERGER -- Interests of Certain Persons in the Merger" beginning on page 72.

CONDITIONS TO THE MERGER

     The respective obligations of Corixa and Ribi to complete the merger are contingent on the occurrence or waiver of the following events:

     - Both Corixa's and Ribi's stockholders approve the merger;

     - The registration statement is filed, becomes effective and no stop order suspending its effectiveness is issued or threatened in writing by the SEC;

     - There is no law or pending or effective injunction or other restraint prohibiting the merger or that has the effect of making the merger illegal;

     - Corixa and Ribi each receive a written opinion from their respective tax counsel that the merger is a tax-free reorganization; and

     - The merger has received all necessary governmental approvals, and the waiting periods under certain antitrust laws have expired or have been terminated.

     The obligations of Ribi to effect the merger are contingent on the occurrence or waiver of, among other things, the following:

     - The representations and warranties of Corixa in the merger agreement are true and correct in all material respects as of June 9, 1999 and as of the effective date of the merger, subject to exceptions and qualifications specified in the merger agreement;

     - No material adverse effect with respect to Corixa has occurred since June 9, 1999;

     - Corixa complies in all material respects with the covenants and obligations of Corixa as outlined in the merger agreement;

     - Ribi receives a certificate of corporate good standing for Corixa;

     - Ribi receives an opinion from Corixa's counsel in the form required in the merger agreement;

     - Corixa obtains all third party consents required in connection with the merger;

     - Ribi receives a fairness opinion from Hambrecht & Quist LLC with respect to the fairness to Ribi's stockholders of the consideration to be paid to Ribi stockholders in the merger; and

     - A listing of the shares of Corixa common stock issuable in connection with the merger on the Nasdaq National Market has been made.

     The obligations of Corixa to effect the merger are contingent on the occurrence or waiver of, among other things, the following:

     - The representations and warranties of Ribi in the merger agreement are true and correct in all material respects as of June 9, 1999 and as of the effective date of the merger, subject to exceptions and qualifications specified in the merger agreement;

     - No material adverse effect with respect to Ribi has occurred since June 9, 1999;

     - Ribi obtains all third party consents required in connection with the merger;

     - Ribi complies in all material respects with the covenants and obligations of Ribi as outlined in the merger agreement;

     - No injunctions or other restraints are pending or issued restricting Corixa's conduct of the business of Ribi following the merger;

     - Corixa receives an opinion from counsel to Ribi in the form required in the merger agreement;

     - Affiliates of Ribi enter into voting agreements with Corixa;

     - All of the outstanding shares of Ribi Series A preferred stock are redeemed or converted into Ribi common stock;

     - Corixa receives a fairness opinion from Pacific Growth Equities, Inc. with respect to the fairness to Corixa's stockholders of the consideration to be paid by Corixa in the merger;

     - Corixa receives a certificate of corporate good standing for Ribi;

     - Ribi's board of directors has adopted a resolution terminating Ribi's 401(k) plan;

     - Ribi's directors' and officers insurance is in full force and effect; and

     - Ribi amends its stock option plans and option agreements granted to Ribi's employees and directors in the manner specified in the merger agreement.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEE

     Either Corixa or Ribi may terminate the merger agreement at any time prior to completion of the merger, whether before or after Corixa or Ribi obtains the required stockholder vote, if, among other things:

     - The Corixa board of directors and the Ribi board of directors mutually consent;

     - The merger does not become effective on or before September 15, 1999, or November 1, 1999 if the SEC reviews this proxy statement/prospectus;

     - A governmental entity issues an order, decree or ruling or takes any other action that permanently prevents Corixa or Ribi from going forward with the merger; or

     - Either Corixa stockholders or Ribi stockholders do not approve the merger.

     Either Corixa or Ribi may terminate the merger agreement at any time prior to the approval of the merger by Ribi's stockholders if, among other things:

     - Ribi's board of directors adversely amends or withdraws its unanimous recommendation in favor of the merger;

     - Ribi enters into a letter of intent or approves or publicly recommends a merger with, acquisition by or sale of assets to a third party other than Corixa, where Ribi's board of directors determines that such transaction is financially superior to the merger; or

     - A person or entity unaffiliated with Corixa or Ribi commences a tender or exchange offer relating to securities of Ribi, and Ribi fails to send its stockholders a statement disclosing that Ribi recommends rejection of such offer within 10 business days after the publication of the offer.

     Corixa may terminate the merger agreement at any time prior to the effectiveness of the merger, and before Ribi obtains the required stockholder approval, if:

     - Ribi fails to use commercially reasonable efforts to hold the Ribi special meeting to approve the merger within the later of 30 days after the registration statement is declared effective, with certain exceptions, or 15 days after any post-effective amendments or supplements to this proxy statement/prospectus are mailed to stockholders of Ribi.

     Ribi may terminate the merger agreement at any time prior to the effectiveness of the merger and before Corixa obtains the required stockholder approval, if:

     - Corixa fails to use commercially reasonable efforts to hold the Corixa special meeting to approve the merger within 15 days after any post-effective amendments or supplements to this proxy statement/prospectus are mailed to stockholders of Corixa.

     Corixa may terminate the merger agreement at any time prior to the effectiveness of the merger, whether before or after Ribi obtains the required stockholder approval, if:

     - Ribi breaches any representation, warranty, covenant or agreement in the merger agreement or if such provisions become untrue, subject to certain materiality qualifications and the ability of Ribi to correct such breach.

     Ribi may terminate the merger agreement at any time prior to the effectiveness of the merger, whether before or after Corixa obtains the required stockholder approval, if:

     - Corixa breaches any representation, warranty, covenant or agreement in the merger agreement or if such provisions become untrue, subject to certain materiality qualifications and the ability of Corixa to correct such breach.

     For a more complete description of the manner in which the merger agreement may be terminated, see the sections entitled "Terms of the Merger -- Termination of the Merger Agreement" beginning on page 104 and "-- No Other Negotiations Involving Ribi" beginning on page 100.

     You should note that under certain circumstances leading to termination of the merger agreement, which are discussed further in the section entitled "Terms of the Merger -- Expenses; Termination Fees" beginning on page 105, Corixa may receive a termination fee of $2.5 million.

VOTE REQUIRED

     Approval of the merger requires a majority vote of all outstanding shares of Ribi common stock at the Ribi special meeting and a majority vote of all outstanding shares of Corixa common stock and Series A preferred stock, voting together as a single class on an as-converted basis at the Corixa special meeting. For Corixa stockholders, approval of the terms allowing potential additional draws under the Castle Gate equity line of credit and the amendment to the 1994 plan require a majority vote of the shares entitled to vote on each proposal that are present in person or by proxy at the Corixa special meeting. Under Nasdaq rules, holders of Corixa Series A preferred stock are not entitled to vote on the proposal to approve the potential additional Castle Gate draws.

OWNERSHIP OF CORIXA FOLLOWING THE MERGER

     Based on Ribi's capitalization on the Ribi record date, Corixa will issue approximately 3,535,777 shares of Corixa common stock in connection with the merger, assuming no exercise of Ribi options or warrants. As of June 24, 1999, the exercise prices of most of the outstanding Ribi options and the outstanding warrants, adjusted to reflect the exchange ratio, were significantly greater than the value of Corixa common stock into which such options and warrants will be converted under the terms of the merger agreement. Should all of the Ribi options and the outstanding warrants be exercised, Corixa would be obligated to issue up to an additional aggregate of approximately 387,659 shares of Corixa common stock. Based on the capitalization of Ribi on the Ribi record date, the former holders of Ribi common stock will hold approximately 19.4% of the total number of shares of Corixa common stock outstanding after effectiveness of the merger.

WHEN THE MERGER WILL OCCUR

     Assuming that both Ribi and Corixa satisfy or waive all of the conditions to effectiveness in the merger agreement, we currently anticipate that the merger will be completed during September 1999.

SECURITIES LAWS COMPLIANCE

     The merger must satisfy federal securities laws and applicable securities laws of the various states.

ACCOUNTING TREATMENT

     The merger will be accounted for as a purchase.

OPINIONS OF FINANCIAL ADVISORS

     In deciding whether to approve the merger, the boards of directors of both Corixa and Ribi considered the opinion of their respective financial advisors, Pacific Growth Equities for Corixa and Hambrecht & Quist for Ribi, that as of June 9, 1999 and June 8, 1999, respectively, and subject to certain assumptions and other matters described in those opinions, the exchange ratio in the merger was fair, from a financial point of view, to the stockholders of Corixa and Ribi. These opinions are attached as Appendices B and C to this proxy statement/prospectus. We encourage you to read these opinions, although they are limited to the fairness of the exchange ratio to the Corixa and Ribi stockholders, respectively, from a financial point of view and they do not constitute a recommendation as to how you should vote.

IMPORTANT FEDERAL INCOME TAX CONSEQUENCES

     We have structured the merger so that Ribi stockholders will not recognize any gain or loss for federal income tax purposes in the merger, except for tax payable because of cash received by Ribi stockholders instead of fractional shares. We have conditioned the merger on each company's receipt of a legal opinion of their respective counsel that such is the case.

NO RIGHTS OF DISSENTING STOCKHOLDERS

     Both Corixa and Ribi are organized under Delaware law. Under Delaware law, neither Ribi stockholders nor Corixa stockholders are entitled to appraisal rights in connection with the merger. This is discussed further in the section entitled "The Corixa Special Meeting -- No Appraisal Rights" on page 54.

VOTING AGREEMENTS

     Ribi has agreed to use reasonable best efforts to cause each of its affiliates and SmithKline Beecham Biologicals Manufacturing, S.A. to execute a voting agreement with respect to a total of approximately 6.2% of the outstanding shares of Ribi common stock. Ribi also has agreed to use reasonable efforts to cause RGC International Investors, LDC to execute a voting agreement with respect to any shares of Ribi common stock held by it on the Ribi record date. Under these agreements, these Ribi stockholders would agree to vote all of their Ribi shares in favor of the merger. They would also irrevocably appoint any board member of Corixa as a proxy to vote their Ribi shares in favor of the merger. Additionally, these agreements would restrict these Ribi stockholders' ability to dispose of Corixa common stock received in the merger for a period of 90 days following the merger. A form of the voting agreement is included in Appendix A to this proxy statement/prospectus.

LISTING OF CORIXA COMMON STOCK

     The shares of Corixa common stock to be issued in connection with the merger will be listed on Nasdaq.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     Corixa common stock is quoted on Nasdaq under the symbol "CRXA." Ribi common stock is quoted on Nasdaq under the symbol "RIBI." Following the consummation of the merger, Ribi common stock will cease to be quoted on Nasdaq.

     The following table sets forth the closing sale prices per share of Corixa common stock and Ribi common stock on June 9, 1999, the last trading day before Corixa and Ribi announced the signing of the merger agreement, and June 24, 1999.

     The estimated equivalent per share price of Ribi common stock is calculated by multiplying the price per share of Corixa common stock by the exchange ratio of 0.1685.

     The actual prices of shares of Corixa common stock and Ribi common stock fluctuate continuously. Accordingly, the Corixa and Ribi prices per share prior to or at the time Corixa and Ribi consummate the merger cannot be guaranteed or predicted.

                CORIXA                  RIBI
                 PER      RIBI PER   EQUIVALENT
                SHARE      SHARE     PER SHARE
    DATE        PRICE      PRICE       PRICE
    ----       --------   --------   ----------
June 9, 1999   $13.5625   $1.7812     $2.2852
June 24, 1999  $13.0000   $1.9063     $2.1904

     CORIXA'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF CORIXA AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS YOU VOTE IN FAVOR THEREOF. RIBI'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF RIBI AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS YOU VOTE IN FAVOR THEREOF.

                              OTHER CORIXA MATTERS

     In addition to the proposed merger, there are two other matters before the Corixa stockholders at the Corixa special meeting as set forth in the notice of the Corixa special meeting:

APPROVAL OF ADDITIONAL CASTLE GATE DRAWS

     In April 1999, Corixa entered into an agreement with Castle Gate to provide Corixa with an equity line of credit of up to $50 million for a period of two years. Corixa may draw down funds pursuant to the equity line of credit to be used to cover expenses associated with various technology or company acquisitions. Upon execution of this agreement, Corixa consummated an initial draw-down under the equity line of credit of $12.5 million and issued Castle Gate 12,500 shares of Corixa Series A preferred stock at a price of $1,000 per share and warrants to purchase a total of up to 1,037,137 shares of Corixa common stock. The conversion price for the Series A preferred stock issued in the initial draw is $8.50 per share. The exercise price of warrants to purchase 312,500 shares of Corixa common stock is $8.50 per share, and the exercise price of warrants to purchase 724,637 shares of Corixa common stock is $8.28 per share.

     Corixa may draw down additional funds under the equity line of credit at its sole option. The conversion price for all other shares of Series A preferred stock that may be issued as the result of optional additional draw-downs by Corixa under the equity line of credit will be equal to the average daily closing price of Corixa's common stock for a designated period before and after the consummation of such subsequent draw, provided that such conversion price cannot exceed certain specified amounts. The exercise price of additional warrants that may be issued pursuant to the equity line of credit either as a result of optional subsequent draw-downs or upon specified dates will be determined in accordance with specified formulas at the time of issuance.

     A condition of Corixa's agreement with Castle Gate is that Corixa must obtain stockholder approval before making any additional draws under the equity line of credit. Corixa is also obligated to obtain such stockholder approval pursuant to the rules of Nasdaq if such draws could result in Corixa issuing 20% or more of its capital stock to Castle Gate at a price per share that is less than the greater of book or market value of such stock.

     Corixa has no present intention to make additional draws under the equity line of credit, but Corixa is seeking stockholder approval for such potential additional draws so that Corixa has the flexibility to make such additional draws in the future.

     CORIXA'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TERMS OF THE CASTLE GATE AGREEMENT AND THE POTENTIAL FOR CORIXA TO MAKE ADDITIONAL DRAWS THEREUNDER, AND RECOMMENDS YOU VOTE IN FAVOR THEREOF.

AMENDMENT OF AMENDED AND RESTATED 1994 STOCK OPTION PLAN

     On June 9, 1999, Corixa's board of directors approved an amendment to its Amended and Restated 1994 Stock Option Plan to increase the shares available for issuance thereunder by 2,500,000 shares to an aggregate of 5,266,234 shares and to increase the annual maximum automatic increase in the number of shares reserved for issuance thereunder from 500,000 to 750,000. If this amendment is approved, the maximum aggregate number of shares of Corixa common stock that may be issued under the 1994 plan as currently structured is 9,016,234. The purpose of this increase is to allow Corixa to continue to attract and retain qualified employees through the issuance of stock options. The addition of shares to the option plan is warranted largely due to Corixa's multiple recent acquisitions and the necessity to attract and retain employees of the acquired companies so that Corixa can realize the benefits of such acquisitions.

     CORIXA'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT OF THE 1994 PLAN AND RECOMMENDS YOU VOTE IN FAVOR THEREOF.

                               OTHER RIBI MATTERS

     The Ribi board of directors does not intend to bring any matters before the Ribi special meeting other than those specifically set forth in the notice of the Ribi special meeting.

              SELECTED HISTORICAL FINANCIAL INFORMATION OF CORIXA

     The following selected historical financial information of Corixa should be read in conjunction with "Corixa Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements of Corixa and related notes thereto, incorporated by reference into this proxy statement/prospectus.

                               CORIXA CORPORATION

                         SUMMARY FINANCIAL INFORMATION
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                         THREE MONTHS                                                 INCEPTION
                                            ENDED                                                   (SEPTEMBER 8,
                                          MARCH 31,               YEAR ENDED DECEMBER 31,             1994) TO
                                      ------------------   --------------------------------------   DECEMBER 31,
                                        1999      1998       1998      1997      1996      1995         1994
                                      --------   -------   --------   -------   -------   -------   -------------
                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Corporate partnerships............  $  2,828   $ 2,626   $ 17,003   $13,390   $ 4,402   $ 2,411      $    --
  Government grants.................       306       171      1,267       977     1,403       304           --
                                      --------   -------   --------   -------   -------   -------      -------
         Total revenue..............     3,134     2,797     18,270    14,367     5,805     2,715           --
Operating expenses:
  Research and development..........     8,624     5,893     27,436    16,398     9,995     7,040          439
  General and administrative........       590       547      2,672     2,033       781       532          205
  In-process research and
    development.....................    11,612        --     12,021        --        --        --          428
                                      --------   -------   --------   -------   -------   -------      -------
         Total operating expenses...    20,826     6,440     42,129    18,431    10,776     7,572        1,072
                                      --------   -------   --------   -------   -------   -------      -------
Loss from operations................   (17,692)   (3,643)   (23,859)   (4,064)   (4,971)   (4,857)      (1,072)
                                      ========   =======   ========   =======   =======   =======      =======
Interest income (expense), net......       266       681      2,249       973       476       691           83
Other income(1).....................        40       125        294       415       348        16           --
                                      --------   -------   --------   -------   -------   -------      -------
Net loss............................  $(17,386)  $(2,837)  $(21,316)  $(2,676)  $(4,147)  $(4,150)     $  (989)
                                      ========   =======   ========   =======   =======   =======      =======
Basic and diluted net loss per
  share.............................  $  (1.23)  $ (0.24)  $  (1.75)  $ (0.55)  $ (1.65)  $ (1.67)     $ (0.41)
                                      ========   =======   ========   =======   =======   =======      =======
Shares used in computation of basic
  and diluted net loss per share....    14,097    11,775     12,172     4,891     2,521     2,487        2,403
                                      ========   =======   ========   =======   =======   =======      =======
Pro forma basic and diluted net loss
  per share(2)......................                                  $ (0.31)  $ (0.55)  $ (0.58)     $ (0.27)
                                                                      -------   -------   -------      -------
Shares used in computing pro forma
  basic and diluted loss per
  share(2)..........................                                    8,755     7,490     7,120        3,648
                                                                      =======   =======   =======      =======

                                                                                    DECEMBER 31,
                                         MARCH 31,        -----------------------------------------------------------------
                                           1999             1998           1997          1996          1995          1994
                                        -----------       --------       --------       -------       -------       -------
                                        (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.........................   $ 46,481         $ 45,141       $ 56,318       $11,933       $10,773       $11,064
Working capital.......................     33,488           42,508         53,962        10,101         9,743        10,939
Total assets..........................     62,811           61,184         61,807        15,185        12,340        14,334
Long term obligations, less current
  portion.............................     11,292           11,835          6,924         1,175           816            --
Accumulated deficit...................    (50,664)         (33,278)       (11,962)       (9,286)       (5,126)         (989)
Total stockholders' equity............     35,336           42,184         51,285        11,226        10,264        14,038

----------------
(1) Other income includes proceeds for management and administrative services and rental income from sublet of a portion of laboratory space.

(2) Pro forma net loss per share assumes the conversion of outstanding preferred stock into common stock. See Note 1 of Notes to Corixa Financial Statements for additional information regarding the computation of net loss per share.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF RIBI

     The following selected historical financial information of Ribi should be read in conjunction with "Ribi Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of Ribi and related notes thereto, included elsewhere in this proxy statement/prospectus.

                         RIBI IMMUNOCHEM RESEARCH, INC.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  THREE MONTHS ENDED
                                       MARCH 31,                    YEAR ENDED DECEMBER 31,
                                  -------------------   -----------------------------------------------
                                    1999       1998      1998      1997      1996      1995      1994
                                  --------   --------   -------   -------   -------   -------   -------
                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Sales and other revenues......  $   599    $   794    $ 2,536   $ 2,754   $ 1,564   $   959   $ 1,019
  Contracts and licenses........      844        679      2,841     2,834     2,042     1,848     2,075
  Investment income, net........      170        159        746       942     1,017     1,216     1,460
  Research and development
     expenses...................    1,847      2,054      7,872     8,184     6,203     5,530     4,993
  Net loss......................   (1,593)    (1,728)    (7,633)   (6,417)   (5,589)   (5,317)   (3,790)
  Net loss per common share.....     (.08)      (.09)      (.38)     (.32)     (.30)     (.28)     (.20)
  Shares used in computation of
     basic and diluted net loss
     per share..................   20,323     20,312     20,318    20,072    18,890    18,877    18,657

                                         MARCH 31,                      DECEMBER 31,
                                        ------------   -----------------------------------------------
                                            1999        1998      1997      1996      1995      1994
                                        ------------   -------   -------   -------   -------   -------
                                        (UNAUDITED)
BALANCE SHEET DATA:
  Cash, cash equivalents and
     investments......................    $12,096      $13,225   $13,370   $14,512   $19,824   $25,967
  Total assets........................     28,019       29,828    27,770    28,298    33,911    38,824
  Stockholders' equity................     23,998       25,600    25,415    26,847    32,427    37,338

                      SUMMARY SELECTED UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     On February 10, 1999 and September 15, 1998, Corixa completed the acquisitions of Anergen, Inc. and GenQuest, Inc., respectively. These transactions were accounted for as purchases.

     The following selected unaudited pro forma consolidated financial information of Corixa, Ribi, Anergen and GenQuest has been derived from the pro forma consolidated financial statements, which give effect to the merger and the acquisitions of Anergen and GenQuest as purchases, and should be read in conjunction with such pro forma statements and the notes thereto, which are included in this proxy statement/prospectus under "Unaudited Pro Forma Consolidated Financial Statements."

     For pro forma purposes:

     - Corixa's unaudited consolidated balance sheet as of March 31, 1999 has been combined with the Ribi unaudited balance sheet as of March 31, 1999, as if the merger had occurred on March 31, 1999;

     - Corixa's unaudited statement of operations for the three months ended March 31, 1999 has been combined with Anergen's unaudited statement of operations for the period from January 1, 1999 to February 10, 1999 and Corixa's audited statement of operations for the year ended December 31, 1998 has been combined with Anergen's audited statement of operations for the year ended December 31, 1998 and GenQuest's unaudited statement of operations for the period from January 1, 1998 to September 15, 1998; and

     - Corixa's unaudited pro forma combined statements of operations for the three months ended March 31, 1999 and year ended December 31, 1998 have been combined with the Ribi unaudited statement of operations for the three months ended March 31, 1999 and the audited statement of operations for the year ended December 31, 1998 as if the merger had occurred on January 1, 1999 and January 1, 1998, respectively.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have occurred if the merger had been consummated on March 31, 1999, January 1, 1999 or January 1, 1998, respectively, nor is it necessarily indicative of future operating results or financial position.

                           SUMMARY SELECTED UNAUDITED
                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 FOR THE THREE MONTHS ENDED   FOR THE YEAR ENDED
                                                       MARCH 31, 1999         DECEMBER 31, 1998
                                                 --------------------------   ------------------
STATEMENT OF OPERATIONS DATA:
Revenue:
  Sales........................................           $    611                 $  2,538
  Corporate partnerships.......................              3,796                   22,009
  Government grants............................                314                    1,354
                                                          --------                 --------
     Total revenue.............................              4,721                   25,901
OPERATING EXPENSES:
  Purchases and production costs...............                369                    1,836
  Research and development.....................             11,015                   44,329
  General and administrative...................              2,267                   10,425
  In-process research and development..........             11,612                   12,021
                                                          --------                 --------
     Total operating expenses(3)...............             25,263                   68,611
Loss from operations...........................            (20,542)                 (42,710)
Interest income (expense), net.................                432                    3,385
Other income (expense)(1)......................                 28                       88
                                                          --------                 --------
Net loss.......................................           $(20,082)                $(39,237)
                                                          ========                 ========
Basic and diluted net loss per share(2)........           $  (1.11)                $  (2.24)
                                                          ========                 ========
Shares used in computation of pro forma basic
  and diluted net loss per share(2)............             18,115                   17,515
                                                          ========                 ========

                                                      MARCH 31, 1999
                                                      --------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...     $ 48,695
Working capital.....................................       39,845
Total assets........................................       89,184
Long term obligations less current portion..........       11,292
Accumulated deficit.................................      (76,783)
Total stockholders' equity..........................       55,088

---------------
(1) Other income includes proceeds received for management and administration services, and rental income from sublet of a portion of laboratory space.

(2) See Notes 3, 5 and 6 of Notes to Unaudited Pro Forma Consolidated Financial Statements for information regarding the computation of pro forma net loss per share.

(3) Excludes in-process research and development charge related to the merger, which is considered nonrecurring.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated financial statements give effect to the merger, the Anergen acquisition and the GenQuest acquisition using the purchase method of accounting. The unaudited pro forma consolidated balance sheet gives effect to the merger as if it had occurred on March 31, 1999. The unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 give effect to the merger, the Anergen acquisition and the GenQuest acquisition as if they had occurred on January 1, 1998. The unaudited pro forma consolidated statement of operations for the three months ended March 31, 1999 give effect to the merger and the Anergen acquisition as if they had occurred on January 1, 1999. The Unaudited Pro Forma Consolidated Financial Statements do not purport to represent what Corixa's financial position or results of operations would actually have been if the merger or acquisition had in fact occurred on such dates or to project Corixa's financial position or results of operations as of any future date or for any future period.

     For pro forma purposes:

     - Corixa's unaudited consolidated balance sheet as of March 31, 1999 has been combined with the Ribi unaudited balance sheet as of March 31, 1999 as if the merger had occurred on March 31,1999;

     - Corixa's unaudited statement of operations for the three months ended March 31, 1999 has been combined with Anergen's unaudited statement of operations for the period from January 1, 1999 to February 10, 1999. Corixa's audited statement of operations for the year ended December 31, 1998 has been combined with Anergen's audited statement of operations for the year ended December 31, 1998 and GenQuest's unaudited statement of operations for the period from January 1, 1998 to September 15, 1998 to arrive at Corixa pro forma combined results; and

     - Corixa's unaudited pro forma combined statements of operations for the three months ended March 31, 1999 and year ended December 31, 1998 have been combined with the Ribi unaudited statement of operations for the three months ended March 31 1999. The audited statement of operations for the year ended December 31, 1998 as if the merger had occurred on January 1, 1999 and January 1, 1998, respectively.

     The unaudited pro forma adjustments have been applied to the financial information derived from the financial statements of Corixa, Ribi, Anergen and GenQuest to account for the merger, the Anergen acquisition and the GenQuest acquisition as purchases; accordingly, assets acquired and liabilities assumed are reflected at their estimated fair values which are subject to further refinement, including appraisals and other analyses.

     The unaudited pro forma consolidated financial information has been prepared based on the assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Ribi based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma consolidated financial information after valuations and other procedures to be performed after the closing of the merger. In the opinion of Corixa, all adjustments necessary to present fairly such unaudited pro forma consolidated financial information have been made based on the proposed terms and structure of the merger.

     As a result of the merger, Corixa expects to record acquired goodwill and a nonrecurring charge to operations for acquired in-process research and development. The pro forma consolidated financial statements reflect an allocation to acquired in-process research and development and acquired goodwill estimated to be $25.5 million and $8.8 million, respectively. These amounts represent only an estimate, as the valuation of the acquired tangible and intangible assets has not been performed. The actual amount allocated to acquired goodwill and acquired in-process research and development may differ significantly from the estimated amount. Should the amount allocated to in-process research and development be less than $25.5 million, the unaudited pro forma balance sheet would reflect additional assets and the unaudited pro forma statement of operations would reflect amortization of such assets. The charge for acquired in-process research and development has been reflected in the unaudited pro forma consolidated balance sheet, but excluded from the unaudited pro forma consolidated statement of operations, because the charge is nonrecurring.

     The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated on March 31, 1999, January 1, 1998 or January 1, 1999, respectively, nor is it necessarily indicative of future operating results or financial position.

     These unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Corixa, Ribi, Anergen and GenQuest and other financial information pertaining to Corixa, Ribi, Anergen and GenQuest, including "Corixa Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Ribi Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus or, in the case of Corixa, incorporated by reference from its Form 10-K filed on March 22, 1999 and its Form 10-Q filed on May 6, 1999.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999
                                 (IN THOUSANDS)

                                                           PRO FORMA                  PRO FORMA
                                     CORIXA      RIBI     ADJUSTMENTS      NOTE 2     COMBINED
                                    --------   --------   -----------   ------------  ---------
ASSETS
Current assets:
  Cash and cash equivalents.......  $  7,160   $    482    $     --                   $  7,642
  Securities available-for-sale...    39,321     11,614      (9,882)    (vi)(vii)       41,053
  Accounts receivable.............     1,712        638                                  2,350
  Interest receivable.............       680         --                                    680
  Prepaid expenses................       798                                               798
  Inventory.......................        --      1,114                                  1,114
  Other current assets............        --        197                                    197
                                    --------   --------    --------                   --------
          Total current assets....    49,671     14,045      (9,882)                    53,834
Property and equipment, net.......     9,962     11,805                                 21,767
Investments.......................     3,000         --                                  3,000
Goodwill..........................        --         --       8,815     (ii)             8,815
Other assets -- net...............        --        579        (579)    (viii)              --
Deferred charges and deposits.....       178      1,590                                  1,768
                                    --------   --------    --------                   --------
          Total assets............  $ 62,811   $ 28,019    $ (1,646)                  $ 89,184
                                    ========   ========    ========                   ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable and accrued
     liabilities..................  $  6,200   $  1,157    $  2,600     (iii)         $  9,957
  Deferred revenue................     7,309      2,864                                 10,173
  Current portion of obligations
     and commitments..............     2,674         --                                  2,674
                                    --------   --------    --------                   --------
          Total current
             liabilities..........    16,183      4,021       2,600                     22,804
Long-term obligations and
  commitments, less current
  portion.........................    11,292         --                                 11,292
Stockholders' equity:
  Preferred stock.................        --          1          (1)    (iv)                --
  Common stock....................        15         20         (16)    (iv)(v)             19
  Additional paid-in capital......    86,772     75,553     (29,686)    (iv)(v)(vii)   132,639
  Deferred compensation...........      (928)        --                                   (928)
  Accumulated comprehensive
     income.......................       141         (7)          7     (iv)               141
  Accumulated deficit.............   (50,664)   (51,569)     25,450     (i)(iv)(viii)  (76,783)
                                    --------   --------    --------                   --------
          Total stockholders'
             equity...............    35,336     23,998      (4,246)                    55,088
                                    --------   --------    --------                   --------
          Total liabilities and
             stockholders'
             equity...............  $ 62,811   $ 28,019    $ (1,646)                  $ 89,184
                                    ========   ========    ========                   ========
Book value per share..............  $   2.41   $   1.18                               $   3.03
                                    ========   ========                               ========

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            CORIXA
                                          PRO FORMA
                                           COMBINED
                                          (INCLUDING             CORIXA/RIBI     PRO
                                           ANERGEN)               PRO FORMA     FORMA
                                           (NOTE 4)     RIBI     ADJUSTMENTS   COMBINED
                                          ----------   -------   -----------   --------
Revenue:
  Sales.................................   $     --    $   611       $--       $    611
  Collaborative agreements..............      2,952        844       --           3,796
  Government grants.....................        314         --       --             314
                                           --------    -------       --        --------
          Total revenue.................      3,266      1,455       --           4,721
Operating expenses:
  Purchases and production costs........         --        369       --             369
  Research and development..............      9,168      1,847       --          11,015
  General and administrative............      1,277        990       --           2,267
  In-process research and
     development(1).....................     11,612         --       --          11,612
                                           --------    -------       --        --------
          Total operating expenses......     22,057      3,206       --          25,263
                                           --------    -------       --        --------
Loss from operations....................    (18,791)    (1,751)      --         (20,542)
Interest income.........................        471        170       --             641
Interest expense........................       (209)        --       --            (209)
Other income............................         40        (12)      --              28
                                           --------    -------       --        --------
Net loss................................   $(18,489)   $(1,593)      --        $(20,082)
                                           ========    =======       ==        ========

Basic and diluted net loss per share....   $  (1.27)   $ (0.08)                $  (1.11)
                                           ========    =======                 ========
Shares used in computation of basic and
  diluted net loss per share............     14,579     20,323                   18,115 (Note 3)
                                           ========    =======                 ========

-------------------------
(1) This amount represents the in-process research and development charge related to the Anergen acquisition.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        CORIXA
                                       PRO FORMA
                                       COMBINED
                                      (INCLUDING
                                      ANERGEN AND              CORIXA/RIBI
                                       GENQUEST)                PRO FORMA    PRO FORMA
                                       (NOTE 4)       RIBI     ADJUSTMENTS   COMBINED
                                      -----------    -------   -----------   ---------
Revenue:
  Sales.............................   $     --      $ 2,538       $--       $  2,538
  Collaborative agreements..........     19,197        2,812       --          22,009
  Government grants.................      1,325           29       --           1,354
                                       --------      -------       --        --------
          Total revenue.............     20,522        5,379       --          25,901
Operating expenses:
  Purchases and production costs....         --        1,836       --           1,836
  Research and development..........     36,457        7,872       --          44,329
  General and administrative........      6,377        4,048       --          10,425
  In-process research and
     development(1).................     12,021           --       --          12,021
                                       --------      -------       --        --------
          Total operating
             expenses...............     54,855       13,756       --          68,611
                                       --------      -------       --        --------
Loss from operations................    (34,333)      (8,377)      --         (42,710)
Interest income.....................      3,587          746       --           4,333
Interest expense....................       (948)          --       --            (948)
Other income........................         90           (2)      --              88
                                       --------      -------       --        --------
Net loss............................   $(31,604)     $(7,633)      --        $(39,237)
                                       ========      =======       ==        ========
Basic and diluted net loss per
  share.............................   $  (2.26)     $ (0.38)                $  (2.24)
                                       ========      =======                 ========
Shares used in computation of basic
  and diluted net loss per share....     13,979       20,318                   17,515  (Note 3)
                                       ========      =======                 ========

-------------------------
(1) This amount represents the in-process research and development charge related to the GenQuest acquisition.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The following unaudited pro forma consolidated financial statements give effect to the merger, the Anergen acquisition and the GenQuest acquisition using the purchase method of accounting. The unaudited pro forma consolidated balance sheet gives effect to the merger as if it had occurred on March 31, 1999. The Anergen acquisition occurred on February 10, 1999 and the GenQuest acquisition occurred on September 15, 1998. Accordingly, the unaudited balance sheet of Corixa reflects the acquisition of Anergen and GenQuest. The unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 give effect to the merger, the Anergen acquisition and the GenQuest acquisition as if they had occurred on January 1, 1998 and the unaudited pro forma consolidated statement of operations for the three months ended March 31, 1999 give effect to the merger and the Anergen acquisition as if they had occurred on January 1, 1999. The unaudited pro forma consolidated financial statements do not purport to represent what Corixa's financial position or results of operations would actually have been if the merger or acquisition had in fact occurred on such dates or to project Corixa's financial position or results of operations as of any future date or for any future period.

2. RIBI -- UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL ADJUSTMENTS

     (a) The unaudited pro forma consolidated financial statements reflect the conversion of all the outstanding shares of Ribi capital stock into approximately 3,535,777 shares of Corixa common stock pursuant to the merger (assuming no options or warrants to purchase Ribi common stock are exercised after June 24, 1999). The exchange ratio of 0.1685 was calculated as a fraction, the numerator of which equals 1.16 multiplied by the average of the last reported sale price of a share of Ribi common stock for the 10 trading days preceding June 9, 1999, which equals $2.262, and the denominator of which equals the average of the last reported sale price of a share of Corixa common stock for the 10 trading days immediately preceding June 9, 1999, which equals $13.425. All outstanding options and warrants to purchase Ribi common stock will be assumed by Corixa pursuant to the merger and converted into options and warrants to purchase shares of Corixa common stock. This calculation assumes that no options or warrants to purchase Ribi common stock will be exercised after June 24, 1999.

     (b) The total consideration of $58.3 million consists of Corixa common stock and options valued at $46.9 million, cash of $8.8 million, paid by Corixa to Ribi to be used for the assumed redemption of Ribi's Series A preferred stock, and approximately $2.6 million of transaction costs. The purchase price will be allocated based on the fair value of assets acquired and liabilities assumed, netting to $24.0 million, acquired in-process research and development of $25.5 million and $8.8 million in purchased goodwill. These amounts represent only an estimate, as the valuation has not been completed. The actual allocation may differ significantly from the estimated amounts. In-process research and development charges resulting from the merger have not been reflected in the pro forma consolidated statement of operations, as they are considered non-recurring charges.

     (c) The unaudited pro forma consolidated balance sheet includes the adjustments necessary to give effect to the merger as if it had occurred on March 31, 1999, and to reflect the allocation of the proposed acquisition to the fair value of tangible and intangible assets acquired, including the charge to operations for in-process research and development acquired and the elimination of Ribi's equity accounts. Also included are the transaction costs, inclusive of payments to financial advisors, independent auditors, attorneys and other related costs, including severance costs, and costs associated with the elimination of redundant facilities and assets. Approximate adjustments included in the unaudited pro forma consolidated balance sheet are summarized as follows:

       (i) Write-off of in-process research and development acquired by Corixa, $25,540,000;

      (ii) Goodwill acquired by Corixa, $8,815,000;

      (iii) Transaction and other costs associated with the merger of $2,600,000;

      (iv) Elimination of Ribi equity accounts, $23,998,000;

       (v) Issuance of Corixa common stock, $0.001 par value, as discussed above. The value of Corixa common stock is equal to the product of approximately 3,535,777 shares multiplied by approximately $13.275 per share;

      (vi) Cash payment of $8,786,000, made by Corixa to Ribi to be used for the assumed redemption of Ribi's Series A preferred stock;

      (vii) Cash payment of $1,096,000, made by Ribi for the assumed redemption of Ribi's Series A preferred stock; and

     (viii) To conform accounting policies of expensing patent costs as incurred, $579,000.

3. RIBI -- UNAUDITED PRO FORMA CONSOLIDATED NET LOSS PER SHARE

     The pro forma combined share and net loss per share data was prepared using an exchange ratio of 0.1685 Corixa common share for each share of Ribi common stock and the assumed issuance of 3,535,777 shares of Corixa common stock on January 1, 1999 and 1998 as described in Note 2 to these Notes to Unaudited Pro Forma Consolidated Financial Statements.

4. ANERGEN AND GENQUEST -- UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
ADJUSTMENTS

     Corixa's unaudited statement of operations for the three months ended March 31, 1999 has been combined with Anergen's unaudited statement of operations for the period from January 1, 1999 to February 10, 1999. Corixa's audited statement of operations for the year ended December 31, 1998 have been combined with Anergen's audited statement of operations for the year ended December 31, 1998 and GenQuest's unaudited statement of operations for the period from January 1, 1998 to September 15, 1998.

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                CORIXA
                                              ANERGEN      CORIXA/ANERGEN      PRO FORMA
                                             (PRIOR TO       PRO FORMA         COMBINED
                                CORIXA     ACQUISITION)     ADJUSTMENTS      WITH ANERGEN
                               --------    -------------   --------------    -------------
Revenue:
  Sales......................  $     --       $    --         $     --         $     --
  Collaborative agreements...     2,828           124               --            2,952
  Government grants..........       306             8               --              314
                               --------       -------         --------         --------
     Total revenue...........     3,134           132               --            3,266
Operating expenses:
  Purchases and production
     costs...................        --            --               --               --
  Research and development...     8,624           544               --            9,168
  General and
     administrative..........       590           687               --            1,277
  In-process research and
     development(1)..........    11,612            --                            11,612
                               --------       -------         --------         --------
     Total operating
       expenses..............    20,826         1,231               --           22,057
                               --------       -------         --------         --------
Loss from operations.........   (17,692)       (1,099)              --          (18,791)
Interest income..............       468             3               --              471
Interest expense.............      (202)           (7)              --             (209)
Other income.................        40            --               --               40
                               --------       -------         --------         --------
Net loss.....................  $(17,386)      $(1,103)        $     --         $(18,489)
                               ========       =======         ========         ========
Basic and diluted net loss
  per share..................  $  (1.23)                                       $  (1.27)
                               ========                                        ========
Shares used in computation of
  basic and diluted net loss
  per share..................    14,097                            482           14,579    (Note 5)
                               ========                       ========         ========

-------------------------

(1) This amount represents the in-process research and development charge related to the Anergen acquisition.

ANERGEN -- UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL ADJUSTMENTS

     (a) The unaudited pro forma consolidated financial statements reflect the conversion of all the outstanding shares of Anergen capital stock into 1,058,031 shares of Corixa common stock as a result of the acquisition by Corixa on February 10, 1999 which was accounted for as a purchase transaction. Options and warrants to purchase shares of Anergen common stock were assumed by Corixa pursuant to the merger and converted into options and warrants to purchase shares of Corixa common stock.

     (b) The total consideration of $9.6 million consisted of Corixa common stock and options valued at $8.7 million, cash of $200,000 and approximately $800,000 of transaction costs. The purchase price was allocated to assets acquired of $1.7 million and liabilities assumed of $3.7 million and acquired in-process research and development of $11.6 million. The allocation of the purchase price is; however, still being finalized and may be subject to change.

                          YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  CORIXA/
                                      GENQUEST      GENQUEST     GENQUEST          ANERGEN        ANERGEN      CORIXA
                                     (PRIOR TO      PRO FORMA    PRO FORMA        (PRIOR TO      PRO FORMA    PRO FORMA
                          CORIXA    ACQUISITION)   ADJUSTMENTS   COMBINED        ACQUISITION)   ADJUSTMENTS   COMBINED
                         --------   ------------   -----------   ---------       ------------   -----------   ---------
Revenue:
  Sales................  $     --     $    --       $     --     $     --          $    --         $  --      $     --
  Collaborative
    agreements.........    17,003         150         (1,048)(e)   16,105            3,092            --        19,197
  Government grants....     1,267          58                       1,325               --            --         1,325
                         --------     -------       --------     --------          -------         -----      --------
    Total revenue......    18,270         208         (1,048)      17,430            3,092            --        20,522
Operating expenses:
  Purchases and
    production costs...        --          --                          --               --                          --
  Research and
    development........    27,436       2,196         (1,700)(e)   27,932            8,525            --        36,457
  General and
    administrative.....     2,672         237           (204)(e)    2,705            3,672            --         6,377
  In-process research
    and
    development(1).....    12,021          --             --       12,021               --            --        12,021
                         --------     -------       --------     --------          -------         -----      --------
    Total operating
      expenses.........    42,129       2,433         (1,904)      42,658           12,197            --        54,855
                         --------     -------       --------     --------          -------         -----      --------
Loss from operations...   (23,859)     (2,225)           856      (25,228)          (9,105)           --       (34,333)
Interest income........     3,016          60             --        3,076              511            --         3,587
Interest expense.......      (767)        (47)            --         (814)            (134)           --          (948)
Other income...........       294          --           (204)(e)       90               --            --            90
                         --------     -------       --------     --------          -------         -----      --------
Net loss...............  $(21,316)    $(2,212)      $    652     $(22,876)         $(8,728)        $  --      $(31,604)
                         ========     =======       ========     ========          =======         =====      ========
Basic and diluted net
  loss per share.......  $  (1.75)                               $  (1.77)         $ (0.46)                   $  (2.26)
                         ========                                ========          =======                    ========
Shares used in
  computation of basic
  and diluted net loss
  per share............    12,172                        749       12,921(Note6)    18,890         1,058        13,979  (Note 5)
                         ========                   ========     ========          =======         =====      ========

-------------------------
(1) This amount represents the in-process research and development charge related to the Anergen acquisition.

GENQUEST -- UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL ADJUSTMENTS

     (c) The unaudited pro forma consolidated financial statements reflect the conversion of all the outstanding shares of GenQuest capital stock into 1,063,695 shares of Corixa common stock as a result of the acquisition by Corixa on September 15, 1998 which was accounted for as a purchase transaction. Options to purchase shares of GenQuest common stock were assumed by Corixa pursuant to the merger and converted into options to purchase shares of Corixa common stock which have an estimated value of approximately $77,000.

     (d) The total consideration of $12.4 million consisted of Corixa common stock and options valued at $7.3 million, cash of $4.5 million and approximately $600,000 of transaction costs. The purchase price was allocated to assets acquired and liabilities assumed, netting to $400,000 and acquired in-process research and development of $12.0 million.

     (e) Elimination of inter-company revenue and expenses including amortization of the warrant previously issued to GenQuest.

5. ANERGEN -- UNAUDITED PRO FORMA CONSOLIDATED NET LOSS PER SHARE

     The net loss per share and shares used in computing the net loss per share for the year ended December 31, 1998 and the three months ended March 31, 1999, are based upon the historical weighted average common shares outstanding adjusted to reflect the issuance, as of January 1, 1998 and 1999 of 1,058,031 shares of Corixa common stock as described in Note 4 to these Notes to Unaudited Pro Forma Consolidated Financial Statements. Options and warrants to purchase Anergen common stock were assumed by Corixa pursuant to the merger and converted into options and warrants to purchase shares of Corixa common stock. The Corixa common stock issuable upon exercise of the stock options and warrants assumed have been excluded as the effect would be anti-dilutive.

6. GENQUEST -- UNAUDITED PRO FORMA CONSOLIDATED NET LOSS PER SHARE

     The net loss per share and shares used in computing the net loss per share for the year ended December 31, 1998 and the three months ended March 31, 1999 are based upon the historical weighted average common shares outstanding adjusted to reflect the issuance, as of January 1, 1998 and 1999 of 1,063,695 shares of Corixa common stock as described in Note 6 to these Notes to Unaudited Pro Forma Consolidated Financial Statements. Options to purchase shares of GenQuest common stock were assumed by Corixa pursuant to the merger and converted into options to purchase shares of Corixa common stock. The Corixa common stock issuable upon exercise of the stock options assumed has been excluded as the effect would be anti-dilutive.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth historical per share data of Corixa and Ribi and combined per share data on an unaudited pro forma basis after giving effect to the merger and Corixa's acquisitions of GenQuest and Anergen as purchases, based on an exchange ratio of 0.1685 and resulting in 3,535,777 shares of Corixa common stock to be issued in exchange for outstanding shares of Ribi common stock in the merger. The historical per share data of Corixa and Ribi presented below is presented as of and for the three months ended March 31, 1999 and for the year ended December 31, 1998, respectively.

     The pro forma consolidated per share data presented below is based upon Corixa's unaudited pro forma per share data as of and for the three months ended March 31, 1999 and the audited pro forma per share data for the year ended December 31, 1998, assuming the GenQuest acquisition occurred on January 1, 1998 and the Anergen acquisition occurred on January 1, 1999 and January 1, 1998, respectively, with Ribi's unaudited per share data as of and for the three months ended March 31, 1999 and audited per share data for the fiscal year ended December 31, 1998, respectively. You should read this information along with the selected historical financial information, the unaudited pro forma consolidated financial statements and the separate historical financial statements of Corixa and Ribi and the notes thereto incorporated or included elsewhere in this proxy statement/prospectus. The unaudited pro forma consolidated financial data is not necessarily indicative of the operating results or financial position that would have been achieved had the merger been consummated at the beginning of the periods presented and you should not construe the data as representative of future operating results of the combined company.

     The historical book value per share of capital stock is computed by dividing total stockholders' equity by the number of shares of capital stock outstanding at the end of the period. The pro forma consolidated book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of capital stock as of each of the periods presented.

     The basic and diluted net loss per share represents the pro forma combined amounts multiplied by the exchange ratio.

                                                           AS OF AND FOR THE
                                                             THREE MONTHS      AS OF AND FOR THE
                                                            ENDED MARCH 31,       YEAR ENDED
                                                                 1999          DECEMBER 31, 1998
                                                           -----------------   -----------------
Historical -- Corixa:
  Basic and diluted net loss per share...................        $(1.23)            $(1.75)
  Book value per share...................................          2.41               3.15
Pro Forma Combined -- Corixa with GenQuest and Anergen:
  Basic and diluted net loss per share...................         (1.27)             (2.26)
  Book value per share...................................          2.41              --
Historical -- Ribi:
  Basic and diluted net loss per share...................         (0.08)             (0.38)
  Book value per share...................................          1.18               1.26
Pro Forma Consolidated:
  Basic and diluted net loss per share...................         (1.11)             (2.24)
  Book value per share...................................          3.03              --
Equivalent Pro Forma Consolidated -- per Ribi share:
  Basic and diluted net loss per share...................         (0.19)             (0.38)
  Book value per share...................................          0.51              --

                        MARKET PRICE AND DIVIDEND POLICY

     Corixa common stock began trading on Nasdaq under the symbol "CRXA" on October 3, 1997. Ribi common stock began trading on Nasdaq under the symbol "RIBI" on May 27, 1981. The table below shows the high and low sale prices of Corixa common stock and Ribi common stock on Nasdaq for each three month period since the beginning of 1996.

                                                            CORIXA              RIBI
                                                         COMMON STOCK       COMMON STOCK
                                                        ---------------    --------------
                                                         HIGH      LOW     HIGH      LOW
                                                        ------    -----    -----    -----
1996 CALENDAR YEAR
  First Quarter.......................................     N/A      N/A    $6.88    $4.75
  Second Quarter......................................     N/A      N/A     6.25     4.13
  Third Quarter.......................................     N/A      N/A     4.88     3.50
  Fourth Quarter......................................     N/A      N/A     4.38     3.13
1997 CALENDAR YEAR
  First Quarter.......................................     N/A      N/A     5.63     3.75
  Second Quarter......................................     N/A      N/A     4.88     3.38
  Third Quarter.......................................     N/A      N/A     4.69     3.44
  Fourth Quarter......................................  $14.13    $8.75     4.75     3.50
1998 CALENDAR YEAR
  First Quarter.......................................   10.00     6.75     6.25     3.50
  Second Quarter......................................   10.50     6.13     6.19     4.75
  Third Quarter.......................................    7.00     3.31     5.31     2.25
  Fourth Quarter......................................    9.50     3.50     3.19     1.81
1999 CALENDAR YEAR
  First Quarter.......................................   10.88     7.38     2.63     1.38

     On the Ribi record date of              , 1999, there were approximately
               record holders of Ribi common stock. Ribi has never paid cash dividends on its common stock. The policy of Ribi is to retain earnings, if any, for use in its business.

     On the Corixa record date of              , 1999, there were approximately
               record holders of Corixa common stock. Corixa has never paid cash dividends on its common stock. The policy of Corixa is to retain earnings, if any, for use in its business.

     The following table sets forth the closing sale prices per share of Corixa and Ribi common stock on Nasdaq and the estimated equivalent per share price of Ribi common stock on June 9, 1999, the last trading day before the public announcement of the proposed merger, and on June 24, 1999. The estimated equivalent per share price of Ribi common stock is calculated by multiplying the price per share of Corixa common stock by the exchange ratio of 0.1685. The actual prices of shares of Corixa and Ribi common stock fluctuate continuously. Accordingly, the Corixa and Ribi prices per share prior to or at the time Corixa and Ribi consummate the merger cannot be guaranteed or predicted.

                                                                                       ESTIMATED
                                                                                      EQUIVALENT
                                                          CORIXA PER     RIBI PER      RIBI PER
                                                          SHARE PRICE   SHARE PRICE   SHARE PRICE
                                                          -----------   -----------   -----------
June 9, 1999............................................   $13.5625      $ 1.7812       $2.2852
June 24, 1999...........................................   $13.0000      $ 1.9063       $2.1904

                                  RISK FACTORS

     The merger involves a high degree of risk. Also, by voting in favor of the merger, Ribi stockholders will be choosing to invest in Corixa common stock. An investment in Corixa common stock involves a high degree of risk. You should consider the following risk factors in evaluating whether to approve the merger. You should consider these factors in conjunction with the other information contained in this proxy statement/prospectus, the appendices and exhibits hereto and the documents incorporated by reference in this proxy statement/prospectus. If any of the following risks actually occur, the business, financial condition and results of operations of either or both of Corixa and Ribi may be seriously harmed. In such case, the trading price of Corixa common stock may decline, and you may lose all or part of your investment.

RISKS RELATED TO THE MERGER

INTEGRATION OF OPERATIONS MAY BE DIFFICULT AND LEAD TO ADVERSE EFFECTS.

     The anticipated benefits of the merger will depend in part on whether Corixa and Ribi can integrate their operations in an efficient and effective manner. Integrating Corixa and Ribi will be a complex, time consuming and expensive process. Successful integration will require combining the companies' respective

     - research, development and manufacturing efforts;

     - scientific cultures;

     - strategic goals;

     - business development efforts; and

     - geographically separate facilities.

     Corixa and Ribi may not accomplish this integration smoothly or successfully. The diversion of the attention of management to the integration effort and any difficulties encountered in combining operations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses. Furthermore, employee morale may suffer, and Ribi and Corixa may have difficulties retaining key scientific and managerial personnel.

THE FIXED EXCHANGE RATIO MAY LIMIT THE VALUE OF CORIXA COMMON STOCK BEING RECEIVED BY RIBI STOCKHOLDERS.

     Each outstanding share of Ribi common stock will convert into the right to receive 0.1685 of one share of Corixa common stock upon completion of the merger. This exchange ratio will not be adjusted for changes in the market price of either Corixa common stock or Ribi common stock prior to completion of the merger. The price of Corixa common stock may vary significantly between now and the date of the merger. If the market price for Corixa common stock increases or decreases before completion of the merger, the market value of the Ribi stockholders' right to receive Corixa common stock would correspondingly increase or decrease. Ribi stockholders will not be compensated for decreases in the market price of Corixa common stock.

THE MARKET PRICE OF CORIXA COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

     The market price of Corixa common stock may decline significantly if, among other things:

     - the integration of Corixa's and Ribi's operations is not successful;

     - the combined company does not experience business synergies as quickly or to the extent as may be expected by financial analysts; or

     - the accretive/dilutive effect of the merger is not in line with the expectation of financial analysts.

     In any such case, the trading price of Corixa common stock may decline and you may lose all or part of your investment.

THE MERGER WILL RESULT IN COSTS OF INTEGRATION AND TRANSACTION EXPENSES THAT COULD ADVERSELY AFFECT COMBINED FINANCIAL RESULTS.

     If the benefits of the merger do not exceed the costs associated with the merger, including the dilution to Corixa's stockholders resulting from the issuance of shares of Corixa common stock in connection with the merger, Corixa's financial results, including earnings per share, could be adversely affected. Corixa and Ribi estimate that they will incur aggregate direct transaction costs of approximately $1.8 million associated with the merger and related severance costs of approximately $800,000. The combined company also expects to incur costs after completion of the merger associated with integrating the operations of Corixa and Ribi. Such costs may include:

     - elimination of duplicate operations; and

     - consolidation of certain administration, support and research and development activities.

     Actual costs may substantially exceed these estimates. In addition, unanticipated expenses associated with integrating the two companies may arise. Corixa expects to incur a charge currently estimated to be $25.5 million in the third quarter of 1999 to reflect Corixa's write-off of Ribi's in-process research and development efforts. Corixa may also incur additional charges in subsequent quarters to reflect costs associated with the merger.

IF THE COMBINED COMPANY IS NOT PERMITTED TO WRITE-OFF A SIGNIFICANT AMOUNT OF PURCHASE PRICE AS ATTRIBUTABLE TO IN-PROCESS RESEARCH AND DEVELOPMENT, THE PRICE OF CORIXA'S COMMON STOCK COULD DECLINE.

     If current accounting rules as interpreted by Corixa's auditors and the SEC do not permit the combined company to write off immediately a significant amount of the purchase price of the merger as attributable to in-process research and development, the combined company would have to amortize a correspondingly higher amount of the purchase price over several years. Such amortization would be reflected as an expense item on the combined company's statement of operations, and cause it to report higher losses, which may adversely affect its stock price.

THERE MAY BE UNKNOWN RISKS INHERENT IN THE MERGER, ESPECIALLY PERTAINING TO RIBI'S INTELLECTUAL PROPERTY.

     Although Corixa has conducted scientific due diligence with respect to Ribi, Corixa did not perform the research and development activities or control the patent application process related to those activities itself. The combined company may discover adverse information concerning Ribi's intellectual property subsequent to the completion of the merger, such as the possible inadequacy of Ribi's current patent protection and/or potential patent infringement by Ribi. Additionally, many other biotechnology companies currently are filing patents in the fields of antigens, adjuvants and biopharmaceutical compounds at a rapid pace, and Ribi may not have been the first to file patent applications covering Ribi discoveries, or may not have obtained adequate patent protection for its proprietary products.

THE COMBINED COMPANY MAY NOT SUCCESSFULLY MANAGE ITS GROWTH OR INTEGRATE POTENTIAL FUTURE ACQUISITIONS.

     In the future, the combined company may make additional acquisitions of complementary companies, products or technologies. Managing these acquired businesses will entail numerous operational and financial risks and strains, including:

     - difficulties in assimilating acquired operations and scientific cultures;

     - amortization of acquired intangible assets; and

     - potential loss of key employees or strategic relationships of acquired entities.

       The combined company may not be able to manage effectively its growth, and failure to do so may adversely affect the combined company's business and stock price.

RISKS RELATED TO CORIXA

CORIXA MAY NEVER GENERATE SUFFICIENT REVENUE TO ACHIEVE PROFITABILITY.

     Corixa is at an early stage in the development of its therapeutic, prophylactic and diagnostic products. To date, almost all of Corixa's revenue have resulted from payments made under agreements with its corporate partners, and Corixa expects that most of its revenue for the foreseeable future will continue to result from corporate partnerships. Since its inception, Corixa has generated only minimal revenue from diagnostic product sales and no revenue from therapeutic or prophylactic product sales. Corixa does not expect immunotherapeutic products that may result from its research and development programs to be commercially available for a number of years, if at all. It is uncertain when, if ever, Corixa will receive any significant revenue from commercial sales of such products. Corixa may not receive anticipated revenue under existing corporate partnerships or be able to enter into any additional corporate partnerships. Thus, Corixa may not ever achieve consistent profitability.

CORIXA'S TECHNOLOGY AND PRODUCT DEVELOPMENT ARE UNPROVEN.

     Corixa's technological approach to the development of therapeutic and prophylactic vaccines and other immunotherapeutic products for cancers and infectious and autoimmune diseases is unproven in humans. Products based on Corixa's technologies are currently in the discovery, preclinical or early clinical investigation stages. To date, only one of Corixa's corporate partners has conducted clinical trials that incorporate Corixa's proprietary microsphere delivery systems and, other than a Phase I clinical trial in Brazil, neither Corixa nor any of its corporate partners have conducted any clinical trials that incorporate Corixa's proprietary adjuvants. In addition, neither Corixa nor any other company has successfully commercialized any therapeutic vaccines for cancer or the infectious or autoimmune diseases targeted by Corixa. Corixa may not be able to develop effective vaccines for such diseases in a reasonable time frame, if ever, and such vaccines may not be capable of being commercialized.

     Most of Corixa's programs are currently in the discovery stage or in preclinical development. Only seven of Corixa's immunotherapeutic products have advanced to clinical trials. Corixa's vaccines have not been demonstrated to be safe and effective in clinical settings. Corixa's programs may not move beyond their current stages of development.

CORIXA'S STOCKHOLDERS FACE POTENTIAL DILUTION.

     Corixa's stockholders will experience immediate and substantial dilution as a result of the shares of Corixa common stock issued to Ribi stockholders in the merger. Additional dilution would also occur if:

     - there is exercise of any of the outstanding options or the warrants to purchase Ribi common stock that will be assumed by Corixa in the merger;

     - Corixa elects or is required to sell shares of Corixa common stock to SmithKline Beecham plc under the terms of the September 1998 collaboration and license agreement with SmithKline Beecham;

     - Corixa issues additional shares of its Series A preferred stock and warrants to purchase its common stock to Castle Gate in connection with additional draw-downs of funds under the Castle Gate equity line of credit; or

     - Corixa enters into additional corporate partnerships in connection with which Corixa agrees to sell shares of its capital stock.

CORIXA IS DEPENDENT ON EXISTING AND FUTURE CORPORATE PARTNERSHIPS.

     The success of Corixa's business strategy is largely dependent on its ability to enter into multiple corporate partnerships and to manage effectively the numerous relationships that may exist as a result of this strategy. Corixa has established significant relationships with various corporate partners, including, among others, the following:

     - In October 1998, Corixa entered into a strategic collaboration and license agreement with SmithKline Beecham for the research, development and commercialization of vaccine products aimed at the prevention and/or treatment of tuberculosis, chlamydia trachomatis infection, chlamydia pneumoniae infection, breast cancer, prostate cancer, ovarian cancer and colon cancer;

     - In May 1999, Corixa entered into a collaboration agreement with Inpharzam International S.A., a wholly-owned subsidiary of Zambon Group spa, for the research, development and commercialization, exclusively in Europe and certain South American countries and co-exclusively in China, of vaccine products aimed at the prevention and/or treatment of lung cancer; and

     - In June 1999, Corixa entered into a license and collaborative research agreement with the pharmaceutical division of Japan Tobacco, Inc. for the research, development and commercialization, exclusively in North America, Japan and all other countries not exclusively licensed to Zambon, and co-exclusively in China, of vaccine and antibody-based products aimed at the prevention and/or treatment of lung cancer.

     Corixa derived 90% of its revenue during the three months ended March 31, 1999 and 93% of its revenue during each of the years ended December 31, 1998 and December 31, 1997 from research and development and other funding under its existing corporate partnerships.

     Certain of Corixa's corporate partners have entered into agreements granting them options to license certain aspects of Corixa's technology. Any of these corporate partners may not exercise its option to license such technology. Corixa has also entered into corporate partnerships with several companies for the development, commercialization and sale of diagnostic products incorporating Corixa's proprietary antigen technology. These diagnostic corporate partnerships may never generate significant revenues. Furthermore, Corixa is currently engaged in discussions with a number of pharmaceutical and diagnostic companies with respect to potential corporate partnering arrangements covering various aspects of Corixa's technologies. The process of establishing corporate partnerships is difficult and time-consuming and involves significant uncertainty. These discussions may not lead to the establishment of new corporate partnerships on favorable terms, if at all. If established, such corporate partnerships may never result in the successful development of Corixa's products or the generation of significant revenues.

     Because Corixa enters into research and development collaborations with corporate partners at an early stage of product development, Corixa's success depends upon the performance of its corporate partners. Corixa does not directly control the amount or timing of resources to be devoted to activities by its corporate partners. Any of Corixa's corporate partners may not commit sufficient resources to Corixa's research and development programs or the commercialization of its products. If any corporate partner fails to conduct its activities in a timely manner, or at all, Corixa's preclinical or clinical development related to such corporate partnership could be delayed or terminated. Also, Corixa's current corporate partners or future corporate partners, if any, may pursue existing or other development-stage products or alternative technologies in preference to those being developed in collaboration with Corixa. Further, disputes may arise with respect to ownership of technology developed under any such corporate partnership. Finally, any of Corixa's current corporate partnerships may be terminated by its corporate partner, and Corixa may not be able to negotiate additional corporate partnerships in the future on acceptable terms, or at all.

     Management of Corixa's relationships with its corporate partners will require:

     - significant time and effort from Corixa's management team;

     - coordination of Corixa's research with the research of its corporate partners;

     - effective allocation of Corixa's resources to multiple projects; and

     - an ability to obtain and retain management, scientific and other personnel.

CORIXA IS DEPENDENT ON IN-LICENSED TECHNOLOGY.

     Corixa's success is also dependent on its ability to enter into licensing arrangements with commercial or academic entities to obtain technology that is advantageous or necessary to the development and commercialization of Corixa's products. Corixa has various license agreements that give it rights to use technologies owned or licensed by third parties in its and its corporate partners' discovery, research, development and commercialization activities. Disputes may arise regarding the inventorship and corresponding rights in inventions and know-how resulting from the joint creation or use of intellectual property by Corixa and its licensors or scientific collaborators. Additionally, many of Corixa's in-licensing agreements contain milestone-based termination provisions. Corixa's failure to meet any significant milestones in a particular agreement could allow the licensor to terminate such agreement.

     Corixa may not be able to negotiate additional license agreements in the future on acceptable terms, if at all. In addition, Corixa's current license agreements may be terminated, and it may not be able to maintain the exclusivity of its exclusive licenses. If Corixa cannot obtain or maintain licenses to technology advantageous or necessary to Corixa's business, Corixa and its corporate partners may be required to expend significant time and resources to develop or in-license similar technology. If Corixa is not able to do so, it may be prevented from commercializing certain of its products.

CORIXA'S PATENT POSITION IS UNCERTAIN AND ITS SUCCESS DEPENDS ON PROPRIETARY RIGHTS.

     Corixa's success depends in part on its ability to:

     - obtain patents;

     - protect trade secrets;

     - operate without infringing upon the proprietary rights of others; and

     - prevent others from infringing on Corixa's proprietary rights.

     Corixa will only be able to protect its proprietary rights from unauthorized use by third parties to the extent that these rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Corixa tries to protect its proprietary position by filing United States and foreign patent applications related to its proprietary technology, inventions and improvements that are important to the development of its business. As of June 24, 1999, Corixa owned, licensed or optioned 64 issued United States patents that expire at various times between December 2004 and August 2016, and 159 pending United States patent applications.

     The patent positions of biotechnology and biopharmaceutical companies involve complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that Corixa owns or licenses from third parties may not provide any protection against competitors. Corixa's pending patent applications, those it may file in the future, or those it may license from third parties, may not result in patents being issued. Also, patent rights may not provide Corixa with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that Corixa has developed. The laws of certain foreign countries may not protect Corixa's intellectual property rights to the same extent as do the laws of the United States.

     In addition to patents, Corixa relies on trade secrets and proprietary know-how. Corixa seeks protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for Corixa's technology in the event of unauthorized use or disclosure of confidential and proprietary information. The parties may breach such agreements. Furthermore, Corixa's trade secrets may otherwise become known to, or be independently developed by, Corixa's competitors.

CORIXA MAY FACE CHALLENGES FROM THIRD PARTIES REGARDING THE VALIDITY OF ITS PATENTS AND PROPRIETARY RIGHTS.

     Research has been conducted for many years in the fields of molecular biology and immunology. This has resulted in a substantial number of issued patents and an even larger number of patent applications. Patent applications in the United States are, in most cases, maintained in secrecy until patents issue. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Corixa's commercial success depends significantly on its ability to operate without infringing the patents and other proprietary rights of third parties. Corixa's technologies may infringe the patents or violate other proprietary rights of third parties. In the event of infringement or violation, Corixa and its corporate partners may be prevented from pursuing product development or commercialization. Such a result will significantly harm Corixa's business.

     Corixa has licensed certain patent applications from Southern Research Institute, or SRI, related to Corixa's microsphere encapsulation technology, two of which are currently the subject of opposition proceedings before the European Patent Office. SRI may not prevail in these opposition proceedings and patents may not issue in Europe related to such technology.

     The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights. The defense and prosecution of intellectual property suits, United States Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

     - enforce Corixa's issued and licensed patents;

     - protect trade secrets or know-how that Corixa owns or licenses; or

     - determine the enforceability, scope and validity of the proprietary rights of others.

     If Corixa becomes involved in any litigation, interference or other administrative proceedings, Corixa will incur substantial expense and the efforts of Corixa's technical and management personnel will be significantly diverted. An adverse determination may subject Corixa to significant liabilities or require Corixa to seek licenses that may not be available from third parties. Corixa may be restricted or prevented from manufacturing and selling its products, if any, in the event of an adverse determination in a judicial or administrative proceeding or if Corixa fails to obtain necessary licenses. Costs associated with these arrangements may be substantial and may include ongoing royalties. Furthermore, Corixa may not be able to obtain the necessary licenses on satisfactory terms, if at all. These outcomes would significantly harm Corixa's business.

CORIXA HAS A HISTORY OF OPERATING LOSSES.

     Corixa has experienced significant operating losses in each year since its inception on September 8, 1994. As of March 31, 1999, Corixa's accumulated deficit was approximately $50.7 million, of which 47% is attributable to the write-off of in-process research and development costs associated with the acquisitions of Anergen and GenQuest. Corixa may incur substantial additional operating losses over at least the next several years. Such losses have been and may continue to be principally the result of the various costs associated with Corixa's acquisition activities, including the expenses associated with the write-off of in-process research and development, discovery, research and development programs and preclinical studies and clinical activities. Substantially all of Corixa's revenue and other income to date have resulted from corporate partnerships, other research, development and licensing arrangements, research grants and interest income. Corixa's ability to achieve a consistent, profitable level of operations is dependent in large part upon:

     - entering into agreements with corporate partners for product discovery, research, development and commercialization;

     - obtaining regulatory approvals for its products; and

     - successfully manufacturing and marketing commercial products.

     Corixa may not be able to achieve consistent profitability. In addition, payments under corporate partnerships and licensing arrangements will be subject to significant fluctuations in both timing and amounts, resulting in quarters of profitability and quarters of losses by Corixa. Therefore, Corixa's results of operations for any period may fluctuate and may not be comparable to the results of operations for any other period.

THE COMBINED COMPANY'S NEED FOR, AND ABILITY TO SECURE, ADDITIONAL FUNDING IS UNCERTAIN.

     The combined company will require substantial capital resources in order to conduct its operations. The combined company's future capital requirements will depend on many factors, including, among others, the following:

     - continued scientific progress in its discovery, research and development programs;

     - the magnitude and scope of its discovery, research and development programs;

     - the ability of the combined company to maintain existing, and establish additional, corporate partnerships and licensing arrangements;

     - progress with preclinical studies and clinical trials;

     - the time and costs involved in obtaining regulatory approvals;

     - the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims;

     - the potential need to develop, acquire or license new technologies and products; and

     - other factors not within the combined company's control.

     The combined company intends to seek additional funding through corporate partnerships, and also may seek additional funding through:

     - public or private equity financings;

     - public or private debt financings; and

     - capital lease transactions.

     However, additional financing may not be available on acceptable terms, if at all. Additional equity financings could result in significant dilution to stockholders. If sufficient capital is not available, the combined company may be required to delay, reduce the scope of, eliminate or divest one or more of its discovery, research, development, preclinical or clinical programs or manufacturing efforts. Corixa believes that its existing capital resources, committed payments under existing corporate partnerships and licensing arrangements, bank credit arrangements, equity credit lines, equipment financing and interest income will be sufficient to fund its current and planned operations over at least the next 18 months. Such funds, however, may not be sufficient to meet the capital needs of the combined company for the same period of time. In addition, a substantial number of the payments to be made by Corixa's corporate partners and other licensors are dependent upon the achievement by Corixa of development and regulatory milestones. Failure to achieve such milestones may significantly harm the combined company's future capital position.

CORIXA IS DEPENDENT ON ITS KEY PERSONNEL.

     Corixa is highly dependent on the principal members of its scientific and management staff, the loss of whose services might significantly delay or prevent Corixa's achievement of its scientific or business objectives. Competition among biotechnology and biopharmaceutical companies for qualified employees is intense, and the ability to retain and attract qualified individuals is critical to Corixa's success. Corixa may not be able to attract and retain such individuals currently or in the future on acceptable terms, or at all, and the failure to do so would significantly harm Corixa's business. In addition, Corixa does not maintain "key person" life insurance on any officer, employee or consultant of Corixa.

     Corixa also has relationships with scientific collaborators at academic and other institutions, some of whom conduct research at Corixa's request or assist Corixa in formulating its research, development or clinical strategy. These scientific collaborators are not employees of Corixa and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to Corixa. Corixa has limited control over the activities of these scientific collaborators and can generally expect such individuals to devote only limited amounts of time to Corixa's activities. Failure of any such persons to devote sufficient time and resources to Corixa's programs could harm Corixa's business. In addition, these collaborators may have arrangements with other companies to assist such companies in developing technologies that may prove competitive to those of Corixa.

CORIXA FACES INTENSE COMPETITION.

     The biotechnology and biopharmaceutical industries are intensely competitive. Many companies compete with Corixa in developing alternative therapies to treat cancer, infectious and autoimmune diseases, including:

     - pharmaceutical companies;

     - biotechnology companies;

     - academic institutions; and

     - research organizations.

     Moreover, technology controlled by third parties that may be advantageous to Corixa's business may be acquired or licensed by competitors of Corixa, thereby preventing Corixa from obtaining such technology on favorable terms, or at all.

     Many of the companies developing competing technologies and products have significantly greater financial resources and expertise in discovery, research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than Corixa and its corporate partners. Other smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for discovery, research, preclinical and clinical development, manufacturing and marketing of products similar to those of Corixa. These companies and institutions compete with Corixa in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to Corixa's programs. Corixa and its corporate partners will face competition with respect to:

     - product efficacy and safety;

     - the timing and scope of regulatory approvals;

     - availability of resources;

     - reimbursement coverage;

     - price; and

     - patent position, including potentially dominant patent positions of others.

     Competitors may develop more effective or more affordable products, or may achieve earlier patent protection or product commercialization than Corixa and its corporate partners. Such competitive products may render Corixa's products obsolete.

CORIXA LACKS MANUFACTURING EXPERIENCE AND RELIES ON CONTRACT MANUFACTURERS.

     Corixa does not currently have significant manufacturing facilities and does not have significant experience in managing a manufacturing facility. Although Corixa currently manufactures limited quantities of some antigens and adjuvants, Corixa intends to rely on third party contract manufacturers to produce large quantities of such substances for clinical trials and product commercialization until such time, if ever, that Corixa is in a position to manufacture such substances itself. Corixa's vaccines and other products have never been manufactured on a commercial scale. Such products may not be able to be manufactured at a cost or in quantities necessary to make them commercially viable. Third party manufacturers may not be able to meet Corixa's needs with respect to timing, quantity or quality. If Corixa is unable to contract for a sufficient supply of required products and substances on acceptable terms, or if it should encounter delays or difficulties in its relationships with such manufacturers, Corixa's preclinical and clinical testing would be delayed, thereby delaying the submission of products for regulatory approval or the market introduction and subsequent sales of such products. Moreover, contract manufacturers that Corixa may use must continually adhere to current Good Manufacturing Practices (GMP) regulations enforced by the United States Food and Drug Administration (FDA) through its facilities inspection program. If the facilities of such manufacturers cannot pass a pre-approval plant inspection, the FDA premarket approval of Corixa's products will not be granted.

CORIXA LACKS SALES, MARKETING AND DISTRIBUTION CAPABILITY.

     Corixa currently has no sales, marketing or distribution capability. Corixa intends to rely on its corporate partners to market its products. Its corporate partners may not have effective sales forces and distribution systems. If Corixa is unable to maintain or establish such relationships and is required to market any of its products directly, Corixa will need to develop a marketing and sales force with technical expertise and with supporting distribution capabilities. Corixa may not be able to maintain or establish such relationships with third parties or develop in-house sales and distribution capabilities.

CORIXA FACES MUCH GOVERNMENT REGULATION.

     Any products developed by Corixa or its corporate partners are subject to regulation by federal, state and local governmental authorities in the United States, including the FDA, and by similar agencies in other countries. Any product developed by Corixa or its corporate partners must receive all relevant regulatory approvals or clearances before it may be marketed in a particular country. The regulatory process, which includes extensive preclinical studies and clinical trials of each product in order to establish its safety and efficacy, is uncertain, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval or clearance. In addition, delays or rejections may be encountered based upon changes in regulatory policy during the period of product development and/or the period of review of any application for regulatory approval or clearance for a product. Delays in obtaining regulatory approvals or clearances:

     - would adversely affect the marketing of any products developed by Corixa or its corporate partners;

     - could impose significant additional costs on Corixa and its corporate partners;

     - could diminish any competitive advantages that Corixa or its corporate partners may attain; and

     - could adversely affect Corixa's ability to receive royalties and generate revenues and profits.

     Regulatory approval, if granted, may entail limitations on the indicated uses for which the new product may be marketed that could limit the potential market for such product. Product approvals, once granted, may be withdrawn if problems occur after initial marketing. Furthermore, manufacturers of approved products are subject to pervasive review, including compliance with detailed regulations governing GMP. The FDA has recently revised the GMP regulations. The new Quality System Regulation imposes design controls and makes other significant changes in the requirements applicable to manufacturers. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to renew marketing applications and criminal prosecution.

     Corixa is also subject to numerous federal, state and local laws, regulations and recommendations relating to:

     - safe working conditions;

     - laboratory and manufacturing practices;

     - the experimental use of animals;

     - the environment; and

     - the use and disposal of hazardous substances, including radioactive compounds and infectious disease agents.

     In addition, Corixa cannot predict the extent of government regulations or the impact of new governmental regulations that might have an adverse effect on the discovery, development, production and marketing of Corixa's products. Corixa may be required to incur significant costs to comply with current or future laws or regulations. Corixa's business may be harmed by the cost of such compliance.

CORIXA FACES PRODUCT LIABILITY EXPOSURE AND POTENTIAL UNAVAILABILITY OF
INSURANCE.

     Corixa may experience losses due to product liability claims. Corixa has obtained limited product liability insurance coverage. Such coverage may not be adequate or may not continue to be available in sufficient amounts or at an acceptable cost, or at all. Corixa may not be able to obtain commercially reasonable product liability insurance for any product approved for marketing. A product liability claim, product recalls or other claim, as well as any claims for uninsured liabilities or in excess of insured liabilities, may significantly harm Corixa's business.

CORIXA'S PRODUCTS MAY NOT BE ACCEPTED BY THE MARKET.

     Any products successfully developed by Corixa or its corporate partners, if approved for marketing, may never achieve market acceptance. Such products, if successfully developed, will compete with drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Physicians, patients or the medical community in general may not accept and utilize any products that may be developed by Corixa or its corporate partners.

     The degree of market acceptance of any products developed by Corixa or its corporate partners will depend on a number of factors, including:

     - the establishment and demonstration of the clinical efficacy and safety of the product candidates;

     - their potential advantage over alternative treatment methods; and

     - reimbursement policies of government and third-party payors.

CORIXA FACES UNCERTAINTY RELATED TO PRICING AND REIMBURSEMENT AND HEALTH CARE REFORM.

     In both domestic and foreign markets, sales of Corixa's or its corporate partners' products will depend in part on the availability of reimbursement from third-party payors such as:

     - government health administration authorities;

     - private health insurers;

     - health maintenance organizations;

     - pharmacy benefit management companies; and

     - other healthcare-related organizations.

     Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation designed to contain or reduce the cost of health care. Existing regulations affecting the pricing of pharmaceuticals and other medical products may also change before any of Corixa's or its corporate partners' products are approved for marketing. Cost control initiatives could decrease the price that Corixa receives for any product it or any of its corporate partners may develop in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, including pharmaceuticals. Corixa's or its corporate partners' products, if any, may not be considered cost effective or adequate third-party reimbursement may not be available to enable Corixa or its corporate partners to maintain price levels sufficient to realize a return on their investment.

CORIXA FACES POTENTIAL VOLATILITY IN ITS STOCK PRICE.

     The market prices for securities of biotechnology companies have in the past been, and can in the future be expected to be, especially volatile. The market price of Corixa's common stock may be subject to substantial volatility depending upon many factors, including:

     - announcements regarding the results of discovery efforts, preclinical and clinical activities;

     - announcements regarding the acquisition of technologies or companies, including the merger;

     - technological innovations or new commercial products developed by Corixa or its competitors;

     - changes in government regulations;

     - changes in Corixa's patent portfolio;

     - developments or disputes concerning proprietary rights;

     - changes in existing corporate partnerships or licensing arrangements;

     - establishment of additional corporate partnerships or licensing arrangements;

     - progress of regulatory approvals;

     - issuance of new or changed stock market analyst reports and/or recommendations;

     - economic and other external factors;

     - operating losses by Corixa; and

     - fluctuations in Corixa's financial results and degree of trading liquidity in its common stock.

     One or more of these factors could significantly harm Corixa's business and decrease the price of its common stock in the public market.

CORIXA IS CONTROLLED BY A SMALL NUMBER OF EXISTING STOCKHOLDERS.

     As of June 24, 1999, executive officers and directors of Corixa, together with entities affiliated with them, beneficially own approximately 39.6% of the outstanding Corixa common stock together with applicable options and warrants held by such stockholders. The voting power of these stockholders could have the effect of delaying or preventing a change in control of Corixa.

RISKS RELATED TO RIBI

RIBI'S BUSINESS COULD SUFFER DUE TO THE ANNOUNCEMENT OF THE MERGER, THE CONSUMMATION OF THE MERGER, OR THE FAILURE TO CONSUMMATE THE MERGER.

     The announcement or the consummation of the merger may increase the likelihood of a number of changes to Ribi's business, any of which could significantly harm Ribi's business. Such changes include but are not limited to:

     - loss of key management, scientific or other personnel of Ribi;

     - inability to consummate an alternative merger or strategic collaboration; and

     - delays in product development.

     If the merger is not completed, Ribi could be materially adversely affected by such changes, and restoring Ribi's business to its pre-announcement value could be expensive and time-consuming, and may not even be possible. As a result of the factors described above, the failure to consummate the merger could significantly harm Ribi's business and stock trading price.

THERE ARE UNCERTAINTIES ABOUT RIBI'S TECHNOLOGY.

     Ribi's principal activities since its formation in 1981 has been the research, development, production and marketing of biopharmaceutical products designed to stimulate an immune response in humans and animals in order to prevent or treat malignant, infectious and other diseases. While there is evidence that the biological response modifiers Ribi and others produce may provide treatment for specific cancers, infectious and other diseases, the workings of the immune system, particularly in conjunction with biological response modifiers, are not yet fully understood. As a result, Ribi's research and development activities as well as those of its competitors are based on theories and concepts which may not have been completely proven or defined. Ribi has and will continue to test on humans its products designed for use by humans. To date there have been no significant untoward effects associated with the administration of Ribi's products, and present data indicates that some of its products for specific applications have activity.

     Ribi's technology is based on the potent capacities of microbial products to modulate the cascade of regulatory substances produced by cells in man and other animals. Slight modifications of these products and/or their physical and biological delivery to the immune system profoundly influence the qualitative and quantitative natures of the subsequent modulation and physiological response. Ribi believes that appropriate delivery of products of this core technology can be used to suppress an unwanted immunological or inflammatory response and/or to enhance a protective response. However, Ribi cannot assure you that its technology will prove successful or generate significant sales or earnings in the future.

RIBI HAS LIMITED COMMERCIAL PRODUCTS.

     Ribi's products are in various stages of development. Other than a few laboratory research products which presently generate limited sales revenue, Ribi cannot assure you that its products under development, including its Melacine therapeutic vaccine to treat melanoma, its synthetic cardioprotectant, or any adjuvant, vaccine or other immunological agent that may develop will be commercially successful. Even if clinical trial results are successful, Ribi may not:

     - receive the necessary governmental approvals for its products;

     - have satisfactory joint venture or licensing arrangements available to it; or

     - have any of its products accepted by the medical communities.

RIBI HAS A HISTORY OF NET LOSSES.

     Ribi's net losses have been increasing over the past several years and it expects to incur substantial operating losses for the foreseeable future. As of March 31, 1999, Ribi had an accumulated deficit of approximately $51.6 million. To date, Ribi has generated only limited sales revenue. Ribi's revenue and net losses for the three months ended March 31, 1999, were each approximately $1.6 million. Ribi's products may not prove successful or generate significant sales or earnings in the future.

RIBI'S NEED FOR AND ABILITY TO SECURE ADDITIONAL FUNDING IS UNCERTAIN.

     Ribi is not able to estimate with certainty the amount of cash and working capital needed for its ongoing operations. Such requirements typically vary depending upon:

     - the results of basic research and clinical trials;

     - the time and expense required for governmental approval of products; and

     - competitive and technical developments, most of which are beyond management's control.

     Absent the impact of the merger, Ribi believes that its available cash, cash equivalents, short-term and long-term investments and funds from license agreements and product sales should be sufficient to meet its cash requirements into 2002. Ribi's estimate of cash requirements is based on the receipt of projected revenues under existing agreements combined with an anticipated reduction of expenses from current levels as existing research programs are completed. Ribi also assumes that its outstanding Series A preferred stock will be converted into Ribi common stock rather than redeemed for cash. Ribi's actual revenues may not meet its projections, and expense reductions may not be as significant as expected. In such case, Ribi's available capital would only be sufficient for a shorter period of time.

     Ribi's continued operations beyond such period will be dependent upon its ability to generate substantial operating revenue or procure additional financing. Ribi cannot assure you that:

     - its products will prove successful or generate significant sales or earnings in the future; or

     - if needed, it will be able to obtain future funding on reasonable terms or at the appropriate time for its planned activities.

     In the event that Ribi may require but is not successful in obtaining additional funding, Ribi might not be able to proceed as rapidly as it would like with the development and commercialization of its products. The lack of required funding would significantly harm Ribi's business.

THE SUCCESS OF RIBI DEPENDS ON ITS PATENTS AND PROPRIETARY PROTECTION.

     Ribi has obtained and applied for patents in the United States and several foreign countries. Currently, Ribi has 22 issued United States patents and five pending United States applications. The expiration dates for issued United States patents held by Ribi range from 2001 to 2015. Ribi cannot assure you that:

     - the patents Ribi has applied for will be obtained;

     - the claims embodied in existing patents to which Ribi has rights will not be challenged;

     - additional patents will be obtained by Ribi in the United States or in other jurisdictions;

     - any existing or future patents will give Ribi substantial protection; and

     - any existing or future patents will be commercially beneficial.

     The cost of enforcing Ribi's patent rights in lawsuits, which it may bring against infringers or which may be brought challenging its patents, may be substantial and could interfere with Ribi's operations. The patent laws of other countries may differ from those of the United States as to the patentability of Ribi's products and processes. Moreover, the degree of protection afforded by foreign patents may be different from that in the United States. On an ongoing basis, Ribi reviews its patent portfolio and has abandoned and may in the future abandon patents or patent applications for various reasons, including but not limited to:

     - limited protection;

     - lack of commercial importance; and

     - limited enforceability.

     Ribi also relies substantially upon unpatented proprietary knowledge. Ribi cannot assure you that others will not develop such knowledge independently or otherwise obtain access to Ribi's technology.

In addition, it may be found that the technology Ribi uses infringes upon patents or proprietary technology of others. The occurrence of any of the risks associated with Ribi's patents and other proprietary information discussed above could significantly harm Ribi's business.

RIBI IS SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION.

     Regulation by governmental authorities in the United States and other countries is a significant factor in the development, production and marketing of Ribi's human biopharmaceutical products and its ongoing research and development activities. In order to produce and market human biopharmaceuticals, Ribi must satisfy mandatory procedures and meet safety and efficacy standards established by the FDA and comparable agencies in foreign countries. The process of seeking and obtaining approval for the manufacturing and marketing of a new human biopharmaceutical product may require a number of years and substantial funding. Ribi may not be granted any required approvals on a timely basis, if at all, and such approvals, once granted, may be withdrawn. In addition, Ribi is and will be subject to various regulations relating to:

     - the maintenance of safe working conditions;

     - good laboratory and manufacturing practices; and

     - the use and disposal of harmful or potentially harmful substances.

     Ribi cannot assure you that any required approvals will be granted on a timely basis, if at all, or that such approvals, once granted, will not be withdrawn. Furthermore, Ribi cannot assure you that additional regulation will not be imposed on its activities or products in the future. Ribi's inability to obtain such approvals could significantly harm its business.

RIBI IS SUBJECT TO PRESENT AND FUTURE GOVERNMENTAL REFORMS.

     In the past few years, health care reform has received considerable attention. While it appears that federal governmental intervention is not imminent at this time, reform measures currently being considered by various state governments and related market restructuring could adversely affect the:

     - pricing of therapeutic products;

     - pricing of prophylactic products; or

     - amount of reimbursement available.

     Such events could detrimentally affect the profitability of companies developing, manufacturing or marketing pharmaceutical products, including Ribi. Ribi cannot predict the extent of possible future governmental reforms or the effect such reforms or other measures may have its business.

RIBI FACES RAPIDLY EVOLVING TECHNOLOGY AND FIERCE COMPETITION.

     The biotechnology and pharmaceutical industries are characterized by rapidly evolving technology and intense competition. Ribi's products under development are expected to address a broad range of markets. Ribi's competition will be determined in part by the potential indications for which its products are developed and ultimately approved by regulatory authorities. The first pharmaceutical product to reach the market in a therapeutic or preventative form often enjoys a significant competitive advantage relative to later entrants to the market. Accordingly, competitiveness will depend on the relative speed with which Ribi or its corporate partners can:

     - develop products;

     - complete clinical trials of such products;

     - receive marketing approval for such product; and

     - supply commercial quantities of the products to the market.

     Ribi's competitive position also will depend on, among other things, on its ability to:

     - attract and retain qualified scientific and other personnel;

     - develop effective proprietary products;

     - develop and implement production and marketing plans;

     - obtain and maintain patent protection; and

     - secure adequate capital resources.

     Ribi expects its products, if approved for sale, to compete primarily on the basis of:

     - product efficacy;

     - safety;

     - patient convenience;

     - reliability;

     - value; and

     - patent position.

     In addition to potential competition from other biopharmaceutical products, the products Ribi is presently developing may compete with nonbiological drugs and other therapies. Ribi's competitors include major pharmaceutical, chemical and specialized biotechnology companies, many of which have financial, technical and marketing resources significantly greater than Ribi's.

     Ribi is aware that research is being conducted by others in areas in which it is seeking to establish commercial products. Ribi's competitors might offer products which by reason of price or efficacy may be superior to any products that Ribi may develop. Ribi cannot assure you that discoveries or products introduced by others will not render its products obsolete or that Ribi will otherwise be able to compete effectively with such competitors. Ribi's inability to compete effectively would significantly harm Ribi's business.

RIBI DEPENDS UPON KEY PERSONNEL AND MAY BE UNABLE TO HIRE QUALIFIED PERSONNEL.

     Ribi's business is highly technical, and there are a limited number of scientists with expertise in its area of operations. Ribi's business success, therefore, is and will be dependent upon its ability to attract and retain qualified research personnel. There is substantial competition for such employees, and Ribi may not be able to recruit, hire or retain talented scientists. Ribi's inability to attract and retain qualified personnel would significantly harm Ribi's business.

RIBI'S STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

     The market price of Ribi's common stock, like that of the securities of many other biotechnology and pharmaceutical companies, has fluctuated over a wide range and Ribi's stock is likely to be highly volatile in the future. The following factors may have a significant effect on the market price of Ribi's common stock:

     - fluctuations in Ribi's operating results;

     - announcements of technological innovations or new commercial products by Ribi or its competitors;

     - governmental regulation;

     - developments or disputes concerning patent or other proprietary rights;

     - public concern as to the safety of devices or drugs developed by Ribi or its competitors; and

     - general market conditions.

RIBI IS SUBJECT TO GROUNDWATER CONTAMINATION LEGAL ACTIONS.

     In March 1991, Ribi, along with the National Institutes of Health and the Bitterroot Valley Sanitary Landfill, were notified by the Montana Department of Health and Environmental Sciences (now known as the Department of Environmental Quality) as potentially responsible parties and as such are jointly and severally liable for groundwater contamination located at and near the site of a landfill in Ravalli County, Montana. Ribi's involvement arises out of waste materials that it had deposited at the landfill from 1982 to 1985, which the landfill had permits to receive. The National Institutes of Health unilaterally and voluntarily initiated and completed work pursuant to an interim remediation plan approved by the Department of Environmental Quality to remove and decontaminate the believed source of contamination and treat the aquifers which tests have shown contain contaminants. Although decontamination of the soil at and around the landfill has been completed, treatment of the groundwater in the proximity of the disposal site continues utilizing air sparging.

     The Department of Environmental Quality conducted a risk assessment and issued a Draft Final Feasibility Study in October 1994 that discussed possible final remediation alternatives. In August 1995, the Department announced that it had approved a second interim action in the vicinity of the landfill being unilaterally and voluntarily conducted by the National Institutes of Health which involved:

     - installing individual replacement wells and new wells to provide an alternate water supply for the area residents; and

     - developing additional information on the site hydrogeology.

     Information collected from these wells through a multi-year monitoring program will be used by the Department of Environmental Quality to evaluate the effectiveness of the remediation efforts to date. The current plan calls for the wells to be installed in three phases. Phase I includes installing wells on occupied properties with the highest remaining contamination levels. Phase II includes installing wells on occupied properties with lesser degrees of contamination. Phase III consists largely of installing wells on vacant properties.

     Preliminary studies completed in 1994 estimated the cost of the wells to be approximately $1.4 million. Recent information indicates that a total of nineteen alternate water supply wells have been installed at a cost of approximately $1.0 million. The Department of Environmental Quality could require the potentially responsible parties to implement further remediation should these wells not provide sufficient quality or quantity of water. The National Institutes of Health has indicated it is undertaking phase II groundwater remediation to intercept and treat contaminated groundwater near the eastern landfill boundary. The National Institutes of Health has projected costs for this phase II groundwater remediation to be in excess of $1.0 million through 1999. The National Institutes of Health, which has taken the lead and incurred substantially all of the remediation costs, has represented publicly that it would continue to work with the Department of Environmental Quality toward an acceptable final remediation plan.

     The Department of Environmental Quality initiated an action in 1997 against Ribi, the landfill and the owners of the landfill seeking recovery of past alleged costs associated with its oversight activities in the amount of $238,000, as well as a declaratory judgment finding the parties liable for future oversight costs, plus civil penalties in the event the parties fail to comply. Since the action was initiated, Ribi and the National Institutes of Health jointly have received statements requesting payment of an additional $30,000. In May 1998, Ribi was informed that the Department of Environmental Quality had entered into a settlement agreement with the landfill and its owners, whereby the landfill and its owners agreed to pay collectively the Department approximately $35,000. Ribi believes that its has meritorious defenses to the claim and that there are other responsible parties. Ribi has filed a response to the action, including a counterclaim and motions for a change in venue and to dismiss. Recently, the court granted Ribi's motion for a change of venue to Ravalli County where Ribi is located. The court did not rule on the motion to dismiss, which motion will now be acted upon by the court in Ravalli County. Subsequently, the Department of Environmental Quality filed a Motion for Stay of Proceedings pending the outcome of the action in Federal District Court discussed below in which the Department is a plaintiff. The court granted the motion which Ribi did not oppose.

     On April 21, 1998, Ribi received notice that the United States, acting on behalf of the Department of Health and Human Services, which oversees the National Institutes of Health, filed suit in United States District Court seeking contribution from Ribi of an equitable share of past and future response costs incurred by the National Institutes of Health in connection with the remediation at and near the landfill. The complaint alleges that as of September 30, 1997, the United States had incurred response costs in excess of $3.4 million and that it expects to incur more than $1.0 million in additional response costs. Ribi filed a response to the action. On or about June 4, 1998, Ribi received notice that the United States had entered into a settlement agreement with the landfill and the landfill owners pursuant to which the settling parties agreed to make payment in the amount of $440,000. In view of the settlement, the United States filed with the court a Joint Motion for Stay of Proceedings between the United States, the landfill and landfill owners. Assuming the settlement is completed, the action against the landfill and the landfill owners would be dismissed. Although Ribi believes it has meritorious defenses to the cost recovery claim and that there are other responsible parties, Ribi cannot assure you that it will be successful in its defenses to claims arising out of the landfill, including the claims made by the United States.

     On or about June 6, 1998, the Department of Environmental Quality filed a complaint in the United States District Court against Ribi, the landfill and the owners of the landfill seeking recovery of past alleged costs associated with its oversight activities in the amount of $258,000, of which it indicated not more than $154,000 had been reimbursed, interest, attorneys' fees and costs, and a declaratory judgment finding the parties liable for future response costs.

     This action is similar to that filed in the state district court that is described above, where further action has been deferred pending the outcome of the federal action. Ribi filed a response to the action, including a counterclaim against the Department of Environmental Quality. The Department has initiated discovery, and Ribi responded to a discovery request. Ribi believes that it has meritorious defenses to the claim and that there are other responsible parties. Ribi cannot assure you that its defenses and counterclaim will be successful.

     Depending upon the eventual outcome of this litigation and the success of Ribi pursuing its defense and indemnity with its insurance carriers, the result of this litigation could significantly harm Ribi's financial condition. As of March 31, 1999, Ribi had accrued a reserve of approximately $300,000 to cover legal, consulting and Department of Environmental Quality reimbursement costs associated with Ribi as a potentially responsible party.

RIBI IS SUBJECT TO A WRONGFUL DISCHARGE LEGAL ACTION.

     In June 1997, a complaint was filed in District Court in Ravalli County against Ribi by a former employee who was discharged for cause in June 1996. The former employee alleges discharge in violation of the Montana Wrongful Discharge from Employment Act and further, that discharge was for refusal to violate public policy. The court granted dismissal with respect to that portion of the complaint which alleges termination for refusal to violate public policy. The former employee filed a motion for reconsideration asking the court to reverse its decision with respect to the issue of termination for refusal to violate public policy and requested permission to amend the complaint to include additional allegations relative to the public policy issue. On April 6, 1998, the court allowed the former employee to amend the complaint as requested. If the former employee should ultimately prevail on the issue of discharge in violation of the Wrongful Discharge Act, Ribi's potential liability would be approximately $320,000, exclusive of its attorneys' fees and related costs. If the former employee prevails on the public policy issue, Ribi could be subject to:

     - punitive damages of an unknown amount; and

     - the potential liability for violation of the Wrongful Discharge Act.

     Ribi believes that it has a meritorious defense and plans to defend vigorously the suit. However, it is not possible to assess reliably the outcome. Depending upon the eventual outcome of this action, the result of this litigation may significantly harm Ribi's financial condition.

STOCKHOLDERS OF RIBI FACE POTENTIAL STOCK DILUTION.

     As of the close of business on June 24, 1999, options to purchase 1,800,765 shares of Ribi's common stock were outstanding pursuant to Ribi's employee benefit plans and stock option agreements with management, directors and employees. There are also outstanding warrants to purchase an aggregate of 500,000 shares of Ribi's common stock. The warrants expire if not exercised prior to January 1, 2000. The effect of the exercise of such options and warrants may have on the market value of Ribi's common stock is not known. In addition, the existence of such options and warrants may adversely affect the terms on which Ribi can obtain additional equity financing.

     As of June 24, 1999, 7,240 shares of Ribi Series A preferred stock were issued and outstanding, convertible into approximately 4,279,610 shares of Ribi common stock at a price of approximately $1.77. However, the exact number of shares of Ribi common stock into which such shares of Series A preferred stock may be converted and the conversion price are variable and cannot be determined with certainty until the date of such conversion, if any. Purchasers of Ribi common stock could therefore experience substantial dilution of their investment upon conversion of Ribi Series A preferred stock.

RIBI FACES PRODUCT LIABILITY EXPOSURE AND POTENTIAL UNAVAILABILITY OF INSURANCE.

     The testing and marketing of health care products entails an inherent risk of product liability claims. Ribi currently maintains product liability insurance coverage covering the clinical testing of its products, as well as the commercial sale of Melacine, a therapeutic vaccine to treat melanoma, if and when such product receives regulatory approval. To date there have been no product liability claims asserted against Ribi. However, Ribi cannot assure you that product liability claims will not be asserted against it or that Ribi will be able to maintain existing coverage or obtain reasonable insurance coverage should it choose to do so in the future. Ribi's inability to maintain insurance coverage would expose Ribi to the full cost of any product liability claim which could significantly harm Ribi's business.

RIBI HAS NOT NOR IS IT PLANNING TO PAY CASH DIVIDENDS.

     Ribi has never paid any cash dividends on its common stock and Ribi does not intend to declare or pay cash dividends in the foreseeable future. Ribi is unable to state with certainty that it will ever declare or pay cash dividends on its common stock.

ADDITIONAL RISKS RELATED TO RIBI IF THE MERGER IS NOT CONSUMMATED

     Consummation of the merger is conditioned upon Ribi and Corixa obtaining the required votes of their stockholders approving the merger. Neither Corixa nor Ribi can assure you that such votes will be obtained. In the event the merger is not consummated, Ribi will continue to be exposed to the foregoing risks, as well as to the following additional risks:

     - the possible loss of its right to redeem its Series A preferred stock due to its exercise of the right in connection with the merger;

     - a reduced ability to retain and attract necessary employees; and

     - a reduced ability to consummate an alternative merger or strategic collaboration.

     Ribi's loss of such redemption right or inability to take such actions would significantly harm Ribi's business and financial condition.

                           THE CORIXA SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING

     The Corixa special meeting will be held in the Cedar Room at Corixa Corporation, 1124 Columbia Street, Seattle, Washington 98104-2040 on
               , 1999 at      , local time.

PURPOSE OF THE SPECIAL MEETING

     At the Corixa special meeting, holders of shares of Corixa common stock and Series A preferred stock will consider and vote upon:

          1. A proposal to approve the merger of Ribi with and into Corixa whereby, among other things:

        - each outstanding share of Ribi common stock will be converted into the right to receive 0.1685 of one share of Corixa common stock;

          - each share of Ribi Series A preferred stock that is not converted into Ribi common stock prior to the merger will be redeemed by Ribi; and

          - Ribi's stock option plans and option agreements granted to employees and directors will be amended, as more fully described in this proxy statement/prospectus; and

          - each outstanding option and warrant to purchase shares of Ribi common stock that is not terminated as a result of the merger will be assumed by Corixa and converted into an option or warrant to purchase shares of Corixa common stock, both as more fully described in this proxy statement/prospectus.

          2. A proposal to approve the terms of Corixa's equity line of credit with Castle Gate to allow Corixa at its option to conduct additional draw-downs of funds that could trigger the issuance of a total of 20% or more of Corixa's capital stock at a price less than the greater of book or market value of such stock to Castle Gate in the form of Series A preferred stock and warrants to purchase common stock.

          3. A proposal to amend Corixa's Amended and Restated 1994 Stock Option Plan to increase the shares available for issuance thereunder by 2,500,000 shares to an aggregate of 5,266,234 shares and to increase the maximum annual automatic increase in the number of shares reserved for issuance under the 1994 plan from 500,000 to 750,000. If this amendment is approved, the maximum aggregate number of shares of Corixa common stock that may be issued under the 1994 plan as currently structured is 9,016,234.

          4. Such other business as may properly come before the Corixa special meeting or any postponements or adjournments thereof.

RECORD DATE; VOTING RIGHTS; PROXIES

     Only holders of Corixa common stock and Series A preferred stock at the
close of business on the record date of              , 1999 are entitled to
notice of and to vote at the Corixa special meeting. As of this record date,
there were                shares of Corixa common stock issued and outstanding,
               holders of record of Corixa common stock, 12,500 shares of Corixa Series A preferred stock issued and outstanding and one holder of record of Corixa Series A preferred stock. Each stockholder of record of Corixa common stock is entitled to cast one vote per share and each stockholder of record of Corixa Series A preferred stock is entitled to cast approximately 117.65 votes per share. Such votes may be made in person or by properly executed proxy on each matter properly submitted for the vote of the stockholders of Corixa at the Corixa special meeting, except that pursuant to Nasdaq rules, the vote of the holders of Corixa's Series A preferred stock will not be counted for purposes of obtaining approval of the potential additional Castle Gate draws.

     All shares of Corixa common stock and Series A preferred stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF CORIXA COMMON STOCK AND SERIES A PREFERRED STOCK REPRESENTED BY SUCH PROPERLY EXECUTED PROXIES WILL BE VOTED "FOR" ADOPTION AND APPROVAL OF THE MERGER.

     Corixa does not know of any matters other than as described in the notice of special meeting that are to come before the Corixa special meeting. If any other matter or matters are properly presented for action at the Corixa special meeting, each person named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with such person's best judgment.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Corixa, by signing and returning a later dated proxy, or by voting in person at the Corixa special meeting. However, mere attendance at the Corixa special meeting will not in and of itself have the effect of revoking the proxy. The inspector of election appointed for the meeting will tabulate votes cast by proxy or in person at the Corixa special meeting.

QUORUM; BROKER NON-VOTES; ABSTENTIONS

     The presence in person or by properly executed proxy of holders of a majority of all the issued and outstanding shares of Corixa common stock and Series A preferred stock entitled to vote on each proposal, calculated on an as-converted basis, is necessary to constitute a quorum at the Corixa special meeting. For purposes of determining whether a quorum is present at the Corixa special meeting, the inspector of elections will include shares:

     - the holders of which abstain for voting on any particular matter; or

     - for which executed proxies are returned by a broker that holds such shares in street name indicating that the broker does not have discretionary authority to vote such shares on a particular matter, otherwise known as broker non-votes.

     Abstentions and broker non-votes will be considered votes against the merger and the merger agreement. For purposes of approving the potential additional draws under the Castle Gate equity line of credit and the amendment to the 1994 plan:

     - abstentions will be considered votes against both proposals; and

     - broker non-votes will be considered not present for the purpose of determining whether a majority of the shares present in person or by proxy entitled to vote have approved each proposal.

EXPENSES OF PROXY SOLICITATION

     Corixa will pay the expenses of soliciting proxies to be voted at the Corixa special meeting. Following the original mailing of the proxies and other soliciting materials, Corixa and its agents also may solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Corixa will request brokers, custodians, nominees and other record holders of Corixa common stock and Series A preferred stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Corixa common stock and

Series A preferred stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, Corixa will reimburse such holders for their reasonable expenses.

NO APPRAISAL RIGHTS

     Under Delaware law, holders of Corixa common stock are not entitled to dissenters' rights or appraisal rights with respect to the merger or the other proposals to be considered at the meeting because the Corixa common stock is traded on Nasdaq and holders of Ribi common stock will receive in the merger only shares of Corixa common stock and cash in lieu of fractional shares thereof.

     THE MATTERS TO BE CONSIDERED AT THE CORIXA SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF CORIXA. ACCORDINGLY, CORIXA STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                            THE RIBI SPECIAL MEETING

DATE, TIME AND PLACE OF RIBI SPECIAL MEETING

     The Ribi special meeting will be held at Hamilton City Hall/Community
Center, 223 S. 2nd Street, Hamilton, Montana 59840 on             , 1999, at
       local time.

PURPOSE OF THE SPECIAL MEETING

     At the Ribi special meeting, holders of shares of Ribi common stock will consider and vote upon a proposal to approve and adopt a merger of Ribi with and into Corixa whereby each outstanding share of Ribi common stock will convert into the right to receive 0.1685 of one share of Corixa common stock, all shares of Ribi Series A preferred stock that are not converted into Ribi common stock prior to the merger will be redeemed by Ribi, and all outstanding options and warrants to purchase Ribi common stock that are not terminated as a result of the merger will be assumed by Corixa and will be exercisable for shares of Corixa common stock. As a condition to the merger, the Ribi stockholders are required to amend Ribi's stock option plans and option agreements granted to employees and directors under those plans. The Ribi stockholders' approval of the merger and merger agreement will also constitute their approval of those amendments.

RECORD DATE; VOTING RIGHTS; PROXIES

     Only holders of Ribi common stock at the close of business on the record
date of              , 1999 are entitled to notice of and to vote at the Ribi
special meeting. As of the record date, there were                shares of Ribi
common stock issued and outstanding, and                holders of record of
Ribi common stock. Each stockholder of record of Ribi common stock on the Ribi record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of Ribi at the Ribi special meeting.

     All shares of Ribi common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF RIBI COMMON STOCK REPRESENTED BY SUCH PROPERLY EXECUTED PROXIES WILL BE VOTED "FOR" ADOPTION AND APPROVAL OF THE MERGER.

     Ribi does not know of any matters other than as described in the notice of special meeting that are to come before the Ribi special meeting. If any other matter or matters are properly presented for action at the Ribi special meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with such persons' best judgment.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Ribi, by signing and returning a later dated proxy, or by voting in person at the Ribi special meeting. However, mere attendance at the Ribi special meeting will not in and of itself have the effect of revoking the proxy. The inspector of election appointed for the meeting will tabulate votes cast by proxy or in person at the Ribi special meeting.

QUORUM; BROKER NON-VOTES; ABSTENTIONS

     The presence in person or by properly executed proxy of holders of a majority of all the issued and outstanding shares of Ribi common stock entitled to vote is necessary to constitute a quorum at the Ribi special meeting. For purposes of determining whether a quorum is present at the Ribi special meeting, the inspector of elections will include shares:

     - the holders of which abstain for voting on any particular matter; or

     - for which an executed proxy is returned by a broker that holds such shares in street name indicating that the broker does not have discretionary authority to vote on any particular matter.

     Both abstentions and broker non-votes will be considered votes against the merger and the merger agreement.

EXPENSES OF PROXY SOLICITATION

     Ribi will pay the expenses of soliciting proxies to be voted at the Ribi special meeting. Following the original mailing of the proxies and other soliciting materials, Ribi and its agents also may solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Ribi will request brokers, custodians, nominees and other record holders of Ribi common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Ribi common stock and to request authority for the exercise of proxies. In such cases, Ribi upon the request of the record holders, Ribi will reimburse such holders for their reasonable expenses.

NO APPRAISAL RIGHTS

     Under Delaware law, holders of Ribi common stock are not entitled to dissenters' rights or appraisal rights with respect to the merger or any other proposals that may be considered at the meeting because the Ribi common stock is traded on Nasdaq and holders of Ribi common stock will receive in the merger only shares of Corixa common stock and cash in lieu of fractional shares thereof.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF RIBI. ACCORDINGLY, RIBI STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY
STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. RIBI STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

     The following discussion summarizes the proposed merger and related transactions. The following is not, however, a complete statement of all provisions of the merger agreement and related agreements. Detailed terms of and conditions to the merger and related transactions are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A. Statements made in this proxy statement/prospectus with respect to the terms and conditions of the merger and such related transactions are qualified in their respective entireties by reference to, and you are urged to read carefully the more detailed information set forth in, the merger agreement and the other documents attached hereto.

GENERAL DESCRIPTION

     Pursuant to the merger agreement:

     - Ribi will merge with and into Corixa in a direct forward merger;

     - Each outstanding share of Ribi common stock, other than shares owned by Ribi, will be converted into the right to receive 0.1685 of one share of Corixa common stock;

     - Each share of Ribi Series A preferred stock that is not converted into Ribi common stock prior to the merger will be redeemed by Ribi;

     - Each outstanding option and warrant to purchase Ribi common stock that is not terminated as a result of the merger will be assumed by Corixa and will be deemed to constitute the right to acquire, on the same terms and conditions, a number of shares of Corixa common stock at a price based on the exchange ratio; and

     - Upon completion of the merger, the separate corporate existence of Ribi will cease, and Corixa will continue as the surviving corporation.

JOINT REASONS FOR THE MERGER

     The boards of directors of both Corixa and Ribi based their decisions to consummate the proposed merger on potential joint benefits that Corixa and Ribi believe will contribute to the success of the combined company, including the following:

     - The combined company potentially will have significantly expanded product development opportunities. As a result of the merger, the combined company will have a clinical stage product portfolio that includes immunotherapeutics to treat and/or prevent a number of diseases, such as hepatitis B, herpes virus infections, tuberculosis, melanoma, breast, colorectal and ovarian cancer, allergy, arthritis, genital herpes, psoriasis, multiple sclerosis and various additional infectious diseases. Corixa and Ribi believe that this potential for an enhanced and expanded product portfolio should serve to augment the combined company's business development activities and financial results while simultaneously allowing the combined company to bring a more diverse set of scientific discoveries and product opportunities to its partnering efforts.

     - The combined company will have a significantly expanded number of potential products in clinical development compared to the number of potential products that either company had previously developed prior to the merger. As of June 24, 1999, Corixa was providing products for or financially supporting clinical trials of seven immunotherapeutic products. As of June 24, 1999, Ribi was supplying its adjuvants for use in clinical trials to test the safety and/or activity of various vaccines against 12 diseases. As a result of the merger, the combined company will have in clinical trials a product portfolio with potential application against an expanded number of diseases. Corixa and Ribi believe this increases the opportunity for commercial success while decreasing the potential adverse financial impact to the stockholders of both Corixa and Ribi that could result from failure of any of the vaccines being tested to be commercialized.

     - Corixa and Ribi believe that the merger will allow both companies to apply their scientific expertise to further the development of the existing products as well as to the discovery and development of additional products. For example, Ribi's MPL adjuvant may have application with antigens for various indications currently under development by Corixa. Also, Ribi's Detox adjuvant currently is being utilized as a component in therapeutic vaccines in clinical trials for the treatment of melanoma, breast, ovarian and colorectal cancer vaccines. This adjuvant may likewise have application as a component in cancer vaccines currently under development by Corixa. Further, Ribi has under development a new generation of synthetic adjuvant materials which may have synergies with products under development by Corixa.

     - The merger combines Ribi's manufacturing capabilities with certain of Corixa's clinical stage programs. The scale-up and manufacture of such products utilizing Ribi's capabilities may speed their development and commercialization. Furthermore, Ribi possesses know-how and expertise with respect to the manufacture, quality assurance and quality control of bacteria derived immunomodulators. As such, Ribi's facilities may serve as a manufacturing facility for Corixa's potential products including its PVAC(TM) product that is now in clinical trials.

RECOMMENDATION OF CORIXA BOARD; CORIXA'S REASONS FOR THE MERGER

     The Corixa board of directors has unanimously approved the merger and the merger agreement and has determined that the terms of the merger are fair to and in the best interests of Corixa and its stockholders, and therefore unanimously recommends that the holders of Corixa common stock and Series A preferred stock vote in favor of approval of the merger and the merger agreement. In addition to the anticipated joint benefits described above, Corixa believes that there are additional reasons the merger will be beneficial to Corixa and its stockholders:

     - The merger will combine Corixa's and Ribi's complementary scientific expertise and product discovery opportunities, which may lead to increased product opportunities for the combined company. For example, Corixa believes that additional product discovery opportunities may exist as a result of Ribi's research program focused on synthetic adjuvants. Application of additional Corixa technology to this product development area also may speed the discovery and development of multiple proprietary products;

     - The combined company's enhanced product portfolio resulting from the merger may lead to additional partnering transactions that neither Corixa nor Ribi would have accomplished on a stand-alone basis. Also, the combined company may be able to obtain improved commercial terms in such partnering transactions due to its increased size, product development portfolio and bargaining power;

     - The merger will provide Corixa with access to Ribi's manufacturing facilities and capabilities, which may provide Corixa with an increased ability to manufacture certain of its proprietary technologies, such as its potential PVAC product; and

     - The financial presentations of Pacific Growth Equities, Inc., including the oral opinion delivered at the June 9, 1999 meeting of the Corixa board of directors, which concluded, subject to the assumptions made, matters considered and limitations set forth in such opinion, that the exchange ratio provided in the merger agreement was fair, from a financial point of view, to Corixa and its stockholders on such date. A copy of the Pacific Growth Equities fairness opinion is attached as Appendix B to this proxy statement/prospectus.

     In the course of its deliberations, Corixa's board of directors reviewed and considered a number of other factors relevant to the merger, including, among other things, the following:

     - Information concerning Corixa's and Ribi's respective businesses, financial position, results of operations, product development schedules, technologies and properties;

     - The reports of Corixa's management and legal counsel and Pacific Growth Equities, including reports relating to the due diligence review that was conducted regarding Ribi's business, operations, technology, legal matters and possible synergistic opportunities for the two companies; and

     - A review with Corixa's legal counsel of the terms of the merger agreement, including the termination provisions and closing conditions to the merger.

     Corixa's board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger, including, among other things, the following:

     - The risk that the integration of the two companies' management and scientific cultures might not be accomplished quickly or smoothly;

     - The dilutive effect of the Corixa common stock to be issued to former Ribi stockholders in connection with the merger;

     - The risk that the market price of Corixa's common stock might be adversely affected by announcement or consummation of the merger;

     - Risks associated with Ribi's intellectual property protection, including uncertainties related to Ribi's patent position;

     - Risks associated with Ribi's environmental compliance, including pending and potential legal and regulatory actions against Ribi;

     - Risks associated with potentially negative results or announcements relating to any of Ribi's products in clinical trials or under regulatory review; and

     - Certain other risks described under the section entitled "Risk Factors" beginning on page 31.

     The foregoing discussion of the information and factors considered by the Corixa board of directors is not intended to be an exhaustive list of all factors considered by the Corixa board of directors. Each member of the Corixa board of directors may have considered different factors. In view of the variety of factors considered in connection with its evaluation of the merger, the Corixa board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, each member of the Corixa board of directors may have given different weights to different factors.

RECOMMENDATION OF RIBI BOARD; RIBI'S REASONS FOR THE MERGER

     The Ribi board of directors has unanimously approved the merger agreement and the merger, and has determined that the terms of the merger are fair to and in the best interest of Ribi and its stockholders and therefore unanimously recommends that the holders of Ribi common stock vote in favor of approval of the merger and the merger agreement.

     In reaching its determination to approve the merger agreement and the transactions contemplated thereby, the Ribi board of directors has identified the following potential benefits of the merger that it believes may contribute to the success of the combined company:

     - The combination of Corixa's and Ribi's potential product portfolios may allow the combined company to offer a more comprehensive set of pharmaceutical products to its customers;

     - The combined technological resources and scientific know-how may allow the combined company to develop new therapies, vaccines and other immunotherapeutic products at a more rapid pace;

     - Ribi can benefit from Corixa's antigen research and discovery, antigen vaccine delivery and adjuvant discovery and development platforms, while Corixa can benefit from Ribi's adjuvant discovery, development and manufacturing capabilities and the possible commercialization of Ribi's products that are currently in advanced clinical trials. Corixa also may benefit from the possible commercialization of products for which marketing applications have been filed or are in preparation;

     - The consideration Ribi stockholders will receive in the merger is fair to Ribi stockholders and in their best interest, especially in light of the currently poor market conditions for companies in the biotechnology industry and the fact that, at the time the parties signed the merger agreement, the market value of Corixa common stock to be issued in exchange for Ribi common stock represented a premium over the recent price range of Ribi common stock;

     - The merger will provide access to additional capital and resources to support the combined company's research and development activities; and

     - Ribi may benefit from Corixa's network of established corporate partnerships when trying to expand the number and scope of Ribi's business relationships for the continued development and commercialization of its products.

     In the course of its deliberations, the Ribi board of directors reviewed and considered a number of other factors relevant to the merger. In particular, the Ribi board of directors considered, among other things, the following factors:

     - The likelihood that Ribi can continue its operations without the merger until establishment of meaningful revenues from additional collaborations and/or product commercialization;

     - Information concerning Ribi's and Corixa's respective businesses, financial position, results of operations, product development schedules, technologies and properties;

     - The reports of Ribi's management and Hambrecht & Quist, its financial advisor, including reports relating to the due diligence review which had been conducted regarding Corixa's business, operations, technology and competitive position, and possible synergistic opportunities for the two companies;

     - With the assistance of Hambrecht & Quist, the multiples of comparable publicly traded companies in the industry and the discounted future cash flows of Corixa based on Corixa management's projections;

     - The financial presentations of Hambrecht & Quist, including the oral opinion delivered at the special meeting of the Ribi board of directors, which concluded, subject to the assumptions made, matters considered and limitations set forth in such opinion, that the exchange ratio provided in the merger agreement was fair, from a financial point of view, to Ribi and its stockholders on such date. A copy of the Hambrecht & Quist fairness opinion is attached as Appendix C hereto;

     - A review with Ribi's legal counsel of the terms of the merger agreement, termination fee provisions, the circumstances under which either Ribi or Corixa can terminate the merger agreement and the closing conditions to the merger; and

     - The fact that the issuance of Corixa common stock pursuant to the merger agreement is conditioned upon approval by a majority of the outstanding shares of Ribi common stock.

     The Ribi board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger, including the following factors:

     - The risk that, despite the intentions and efforts of Ribi and Corixa, the operational and competitive benefits sought to be achieved in the merger may not be achieved;

     - The risk that Corixa will not be profitable for at least several years and possibly longer, if ever;

     - The risk that the market value of Corixa common stock might be adversely affected by announcement and/or consummation of the merger;

     - The risk of volatility of Corixa's stock price due to Corixa's small market capitalization;

     - The risk that despite the intentions and efforts of Ribi and Corixa, the key technical and management personnel of Ribi required to facilitate a successful integration of operations and scientific and business cultures following the merger may not be retained by the combined company;

     - The concentration of a large amount of Corixa's stock among a small number of investors; and

     - Certain other risks described above under the section entitled "Risk Factors" beginning on page 31.

     The foregoing discussion of the information and factors considered by the Ribi board of directors is not intended to be an exhaustive list of all factors considered by the Ribi board of directors. Each member of the Ribi board of directors may have considered different factors. In view of the variety of factors considered in connection with its evaluation of the merger, the Ribi board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, each member of the Ribi board of directors may have given different weights to different factors.

OPINION OF CORIXA'S FINANCIAL ADVISOR

     Corixa retained Pacific Growth Equities to evaluate the terms of the merger and render an opinion as to its fairness. On June 9, 1999, Pacific Growth Equities rendered its oral opinion, subsequently confirmed in writing, to the Board of Directors of Corixa to the effect that, as of June 9, 1999 and based on and subject to matters stated in the opinion, the merger consideration to be paid by Corixa to Ribi stockholders in the merger is fair from a financial point of view to Corixa stockholders.

     THE FULL TEXT OF PACIFIC GROWTH EQUITIES' WRITTEN OPINION DATED JUNE 21, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HOLDERS OF CORIXA CAPITAL STOCK ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE ENGAGEMENT OF PACIFIC GROWTH EQUITIES AND ITS

OPINION ARE FOR THE BENEFIT OF THE CORIXA BOARD OF DIRECTORS AND ITS OPINION WAS DELIVERED TO THE CORIXA BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. PACIFIC GROWTH EQUITIES' OPINION ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO CORIXA, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF CORIXA CAPITAL STOCK AS TO HOW TO VOTE WITH RESPECT TO THE MERGER.

     In connection with the fairness opinion, Pacific Growth Equities:

     - reviewed certain publicly available financial information and other information concerning Corixa and Ribi and certain internal analyses and other information furnished to it by Corixa and Ribi; and

     - held discussions with the members of senior management of Corixa and Ribi regarding the businesses and prospects of their respective companies and the joint prospects of a combined company.

     In addition, Pacific Growth Equities:

     - reviewed the historical reported prices and trading activity for both the Corixa common stock and Ribi common stock;

     - compared certain financial information for both Corixa and Ribi with similar information for selected companies whose securities are publicly traded;

     - compared certain stock market information and valuations for both Corixa and Ribi with similar information for certain companies whose securities are publicly traded;

     - analyzed information about prices paid in acquisitions of other biotechnology companies; and

     - performed such other studies and analyses and considered such other factors as it deemed appropriate.

     In conducting its review and arriving at its opinion, Pacific Growth Equities assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for the purposes of rendering its opinion. Pacific Growth Equities assumed, with the consent of Corixa, that the merger would qualify for purchase accounting treatment and as a tax-free transaction for the stockholders of Corixa for federal income tax purposes and that the merger would be consummated in accordance with the terms of the merger agreement without any amendment thereto and without waiver by Corixa or Ribi of any of the conditions to their respective obligations thereunder. Pacific Growth Equities, did not make an independent evaluation or appraisal of the assets of Corixa or Ribi nor was Pacific Growth Equities furnished with any such evaluations or appraisals. Pacific Growth Equities' opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion.

     The following is a summary of the analyses performed and factors considered by Pacific Growth Equities in connection with rendering of its opinion.

     Historical Financial Position. In rendering its opinion, Pacific Growth Equities reviewed and analyzed the historical financial position of Corixa and Ribi which included:

     - an assessment of each of Corixa's and Ribi's recent financial statements;

     - an analysis of each of Corixa's and Ribi's revenue, growth and operating performance trends; and

     - an assessment of Corixa's and Ribi's balance sheet information.

     Historical Stock Price Performance. Pacific Growth Equities reviewed and analyzed the daily closing per share market prices and trading volume for Corixa common stock and Ribi common stock from May 26, 1999 through June 8, 1999. Although Pacific Growth Equities reviewed the trading volume of Corixa common stock and Ribi common stock, it primarily focused on the relative stock price movements of the two companies. Pacific Growth Equities also reviewed the daily closing prices per share of Corixa common stock and Ribi common stock and compared the movement of such daily closing prices with the movement of the AMEX Biotechnology Index and the Russell 2000 Index for the period June 1, 1998 through June 8, 1999.

     Analysis of Selected Publicly Traded Companies. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. Pacific Growth Equities compared certain financial information, based on the commonly used valuation measurements described below, relating to Corixa and Ribi to certain corresponding information for a group of selected publicly traded companies including Corixa. Such financial information included, among other things:

     - common equity market capitalization;

     - cash position;

     - ratios adjusted for cash;

     - ratios of market capitalization to cash;

     - ratios of market capitalization to ratios adjusted for cash; and

     - discount of common stock market price relative to 52 week high per share market price.

     The financial information used in connection with the analysis provided below with respect to Corixa and Ribi was based on the latest reported quarterly period and derived from publicly available information. In the case of the selected publicly traded comparable companies, the financial information used in connection with the analysis provided below was based on the most recent publicly available balance sheet information. Pacific Growth Equities noted that, based on the most recent publicly available balance sheet information and common equity prices as of June 9, 1999 of both Corixa and Ribi:

     - the multiple of market capitalization to cash was 4.8x for Corixa and 3.3x for Ribi, compared to the mean multiple, excluding the high and low, of 4.3x for companies comparable to Corixa and Ribi;

     - the multiple for market capitalization to ratios adjusted for cash was 1.3x for Corixa and 1.4x for Ribi, compared to a mean multiple, excluding the high and low, of 1.3x for companies comparable to Corixa and 1.4x for companies comparable to Ribi; and

     - The discount of Corixa's and Ribi's stock prices from their 52-week highs was 4.2% for Corixa and 66.5% for Ribi, compared to a mean discount, excluding the high and low, of 48.2% for companies comparable to Corixa and 51.7% for companies comparable to Ribi.

     Analysis of Selected Mergers and Acquisitions and Premiums Paid. Pacific Growth Equities reviewed the financial terms, to the extent publicly available, of 39 completed mergers and acquisitions since January 1995 in the biotechnology industry. The 39 selected biotechnology transactions reviewed, in chronological order of public announcement, were:

     - Paco Pharmaceuticals Services/West Co, Inc. -- March 24, 1995;

     - Circa Pharmaceuticals, Inc./Watson Pharmaceuticals, Inc. -- March 30,
       1995;

     - AUSA, Inc. (Apotex USA/Apotex)/GENRx Inc. -- April 13, 1995;

     - MedChem Products, Inc./CR Bard, Inc. -- May 24, 1995;

     - Marsam Pharmaceuticals, Inc./Schein Pharmaceutical, Inc. -- May 30, 1995;

     - Aramed, Inc./Gensia -- June 16, 1995;

     - Cellcor/Cytogen -- June 16, 1995;

     - SciGenics/Genetics Institute, Inc. -- June 22, 1995;

     - Univax Biologics, Inc./North American Biologicals, Inc. -- August 28,
       1995;

     - Syntro Corp./Mallinckrodt Veterinary Inc. -- September 25, 1995;

     - Biocraft Laboratories, Inc./Teva Pharmaceutical Industries -- January 29, 1996;

     - International Canine Genetics/Synbiotics Corp. -- July 25, 1996;

     - Houston Biotechnology, Inc./Medarex, Inc. -- December 9, 1996;

     - Royce Laboratories, Inc./Watson Pharmaceuticals, Inc. -- December 26,
       1996;

     - biosys/Thermo Trilogy Corp. -- January 2, 1997;

     - Somatix Therapy Corp./Cell Genesys, Inc. -- January 13, 1997;

     - BioWhittaker, Inc./Cambrex Corp. -- August 25, 1997;

     - PerSeptive Biosystems, Inc./Perkin-Elmer, Corp -- August 25, 1997;

     - Allergan Ligand Retinoid/Ligand Pharmaceuticals, Inc. -- September 24, 1997;

     - Sequana Therapeutics/Arris Pharmaceuticals Corp. -- November 3, 1997;

     - Allergan Specialty/Stockholders -- November 19, 1997;

     - Sano Corp./Elan Corp. PLC -- December 15, 1997;

     - Somatogen, Inc./Baxter International, Inc. -- February 24, 1998;

     - International Murex Tech Corp./Abbott Laboratories -- March 16, 1998;

     - IBAH, Inc./Omnicare, Inc. -- March 31, 1998;

     - Neurex Corp./Elan Corp. PLC -- April 29, 1998;

     - Seragen Inc. (Boston University)/Ligand Pharmaceuticals, Inc. -- May 8, 1998;

     - DeKalb Genetics Corp./Monsanto Co. -- May 11, 1998;

     - Virus Research Institute, Inc./T Cell Sciences, Inc. -- May 12, 1998;

     - Penederm, Inc./Mylan Laboratories, Inc. -- June 24, 1998;

     - Tseng Laboratories, Inc./Cell Pathways -- June 24, 1998;

     - OncorMed, Inc./Gene Logic, Inc. -- July 7, 1998;

     - Gull Laboratories (Fresenius)/Meridian Diagnostics -- July 27, 1998;

     - Molecular Dynamics, Inc./Amersham Pharmacia Biotech Ltd -- August 10,
       1998;

     - Gamma Biologicals, Inc./Immucor, Inc. -- September 21, 1998;

     - DepoTech Corp/SkyePharma PLC -- October 19, 1998;

     - TheraTech, Inc./Watson Pharmaceuticals, Inc. -- October 25, 1998;

     - Anergen, Inc./Corixa Corporation -- December 14, 1998; and

     - NeXstar Pharmaceuticals, Inc./Gilead Sciences -- March 1, 1999.

     Pacific Growth Equities compared the implied premium of the offer as of June 9, 1999 to premiums paid for relevant comparable transactions highlighted above. Pacific Growth Equities noted that the selected biotechnology transactions were effected at a range of premiums to the target's per share market price as follows:

                                                                 MEAN                       RIBI
           TIMEFRAME*               PREMIUM RANGE      (EXCLUDING HIGH AND LOW)     TRANSACTION PREMIUMS
           ----------             -----------------    ------------------------    ----------------------
One day prior to the
  announcement..................    -7.9% to 201.9%              37.5%                      16.7%
One week prior to the
  announcement..................    -3.1% to 199.6%              47.7%                      20.6%
Four weeks prior to the
  announcement..................   -22.6% to 255.6%              49.3%                      -3.6%

---------------
* Based on the per share market price one day prior, one week prior and four weeks prior to June 9, 1999, and as of June 9, 1999.

     All multiples for the selected biotechnology transactions were based on public information available at the time of the announcement of such transaction, without taking into account specific market and other conditions during the three and a half year period during which such selected transactions occurred.

     No company used in the above analysis of selected publicly traded comparable companies nor any transaction used in the analysis of selected biotechnology transactions summarized above is identical to Corixa, Ribi, or the merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the selected companies and the selected biotechnology transactions and other factors that would affect the public trading value and acquisition value of the selected companies and the selected biotechnology transactions, respectively.

     While the foregoing summary describes analyses and factors that Pacific Growth Equities deemed material in its presentation to Corixa's board of directors, it is not a comprehensive description of all analyses and factors considered by Pacific Growth Equities. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Pacific Growth Equities believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying Pacific Growth Equities' opinion. In performing its analyses, Pacific Growth Equities considered general economic, market and financial conditions and other matters, many of which are beyond the control of Corixa and Ribi. The analyses performed by Pacific Growth Equities are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly such analyses are subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of Ribi common stock may trade at any future time.

     Pursuant to a letter agreement dated June 1, 1999, between Corixa and Pacific Growth Equities, the fees to date payable to Pacific Growth Equities for rendering the Pacific Growth Equities opinion have been $300,000, of which $100,000 was payable upon execution of the letter agreement and $200,000 at the time Pacific Growth Equities notified the Company of its preparedness to render the opinion, whether in oral or written form. In addition to the fee provided for above, Corixa agreed to reimburse Pacific Growth Equities, upon request, for all reasonable and accountable out-of-pocket expenses, including travel expenses, charges for public reference documents and database services, statistical analysis data and legal fees and expenses, incurred by Pacific Growth Equities in connection with the performance of services, up to a maximum of $25,000. Corixa has agreed to indemnify Pacific Growth Equities and its directors, officers, agents, employees and controlling persons for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement.

     The Corixa board of directors retained Pacific Growth Equities based upon Pacific Growth Equities' qualifications, reputation, experience and expertise. Pacific Growth Equities, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, public equity underwritings, private placements and valuations for corporate and other purposes. Pacific Growth Equities maintains a market in the common stock of many publicly traded biotechnology and other companies and regularly publishes research reports regarding the biotechnology industry and publicly traded companies in the biotechnology industry.

OPINION OF RIBI'S FINANCIAL ADVISOR

     Ribi engaged Hambrecht & Quist to act as its exclusive financial advisor in connection with the merger and to render an opinion as to the fairness from a financial point of view to Ribi of the consideration to be received by the holders of common stock of Ribi. Hambrecht & Quist was selected by the Ribi board of directors based on Hambrecht & Quist's qualifications, expertise and reputation, as well as Hambrecht & Quist's historic investment banking relationship and familiarity with Ribi. Hambrecht & Quist rendered its oral opinion, subsequently confirmed in writing, on June 8, 1999 to Ribi's board of directors that, as of such date, the consideration to be received in the merger by the holders of common stock of Ribi is fair from a financial point of view.

     THE FULL TEXT OF THE OPINION DELIVERED BY HAMBRECHT & QUIST TO RIBI'S BOARD OF DIRECTORS DATED JUNE 8, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY HAMBRECHT & QUIST IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HAMBRECHT & QUIST'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMMON STOCK OF RIBI AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY RIBI STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT. THE SUMMARY OF HAMBRECHT & QUIST'S OPINION SET FORTH BELOW IS

QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED HERETO AS APPENDIX C. RIBI STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     In its review of the merger, and in arriving at its opinion, Hambrecht & Quist, among other things:

     - Reviewed the publicly available consolidated financial statements of Corixa for recent years and interim periods to date and certain other relevant financial and operating data of Corixa, including its capital structure, made available to us from published sources and from the internal records of Corixa;

     - Reviewed certain internal financial and operating information, including certain projections, relating to Corixa prepared by the management of Corixa;

     - Discussed the business, financial condition and prospects of Corixa with certain members of Corixa's management;

     - Reviewed the publicly available consolidated financial statements of Ribi for recent years and interim periods to date and certain other relevant financial and operating data of Ribi made available to us from published sources and from the internal records of Ribi;

     - Reviewed certain internal financial and operating information, including certain projections, relating to Ribi prepared by the senior management of Ribi;

     - Discussed the business, financial condition and prospects of Ribi with certain members of Ribi's management;

     - Reviewed the recent reported prices and trading activity for the common stock of Corixa and Ribi and compared such information and certain financial information for Corixa and Ribi with similar information for certain other companies engaged in businesses Hambrecht & Quist considers comparable;

     - Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

     - Reviewed a draft of the merger agreement dated June 4, 1999; and

     - Performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

     Hambrecht & Quist did not independently verify any of the information concerning Ribi or Corixa considered in connection with its review of the merger and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent valuation or appraisal of any of the assets or liabilities of Ribi or Corixa, nor did it conduct a physical inspection of the properties and facilities of Ribi or Corixa. With respect to the financial forecasts and projections used in its analysis, Hambrecht & Quist assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of Corixa and Ribi. For the purposes of its opinion, Hambrecht & Quist also assumed that neither Ribi nor Corixa was a party to any pending transactions, including external financings, other than those contemplated that have been disclosed to Hambrecht & Quist, recapitalizations or merger discussions, other than the merger and those in the ordinary course of conducting their respective businesses. For purposes of its opinion, Hambrecht & Quist assumed that the merger will qualify as a tax-free reorganization under the Internal Revenue Code for the stockholders of Ribi and that the merger will be accounted for as a purchase transaction. Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to the Ribi board of directors. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Ribi board of directors and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ribi and Corixa. The analyses performed by Hambrecht & Quist and summarized below are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

     In performing its analyses, Hambrecht & Quist used selected financial and operating data made available from the internal records of Ribi for projections of Ribi's calendar year 1999 and 2000 financial performance. Hambrecht & Quist used selected financial and operating data made available from the internal records of Corixa for projections of Corixa's calendar year 1999 and 2000 financial performance.

     The following is a brief summary of certain financial analyses performed by Hambrecht & Quist in connection with providing its opinion to the Ribi board of directors on June 8, 1999.

     Contribution Analysis. Hambrecht & Quist analyzed the contribution of each of Ribi and Corixa to calendar 1999 and 2000 revenue of the pro forma combined company. This contribution analysis was then compared to the pro forma ownership percentage of Ribi and Corixa stockholders in the pro forma post-merger combined company. Hambrecht & Quist observed that, assuming redemption of the Ribi Series A preferred stock, at the close of the merger Ribi stockholders are expected to own approximately 19% of the combined company equity and Corixa stockholders are expected to own approximately 81% of the combined company equity. It was estimated that Ribi and Corixa would contribute approximately 22% and 78%, respectively, of the combined revenues in calendar 1999, on a pro forma basis. It was estimated that Ribi and Corixa would contribute approximately 17% and 83%, respectively, of the combined revenues in calendar 2000.

     Analysis of Publicly Traded Comparable Companies. Hambrecht & Quist compared selected historical and projected financial information of Ribi to publicly traded vaccine companies Hambrecht & Quist deemed to be comparable to Ribi. Companies deemed comparable were Avant Immunotherapeutics, Inc., Avax Technologies, Inc., Genelabs Technologies, Inc., Genzyme Molecular Oncology and Targeted Genetics Corporation. Such information included the ratio of technology value to revenue. This multiple was applied to the historical financial results of Ribi for the latest-twelve-month period ended June 30, 1998 based on selected financial and operating data made available from the internal records of Ribi.

     Hambrecht & Quist determined an average value for the vaccine companies of
6.7 times latest-twelve-month revenue. Based on the analysis of comparable vaccine companies, Ribi's implied equity value per share equaled $2.14. This implied equity value compared to an offer in the proposed merger of $2.38 per share at the time of the analysis.

     Analysis of Selected Merger and Acquisition Transactions. Hambrecht & Quist compared the proposed merger with selected merger and acquisition transactions. This analysis included 26 transactions involving companies in the biotechnology industry. In examining these transactions, Hambrecht & Quist analyzed revenues of the acquired company relative to the consideration offered. The foregoing multiple was applied to the latest-twelve-month revenue of Ribi for the twelve-month period ended March 31, 1999. The average multiple offered in the selected comparable transactions was 11.8 times latest-twelve-month revenues. Based on the analysis of selected comparable transactions, Ribi's implied equity value from applying multiples to historical results was $3.04 per share. This implied equity value range compared to an offer in the proposed merger of $2.38 per share.

     Premium Analysis. Hambrecht & Quist compared the implied premium of the offer as of June 4, 1999 to similar premiums for relevant comparable transactions. Hambrecht & Quist observed that the mean one-day and twenty-day premiums paid in the selected public company transactions was 34.1% and 51.8%, respectively. Based on the premiums paid in the selected public company transactions, Ribi's implied equity value from applying premiums to Ribi's historical stock prices on June 8, 1999 and May 11, 1999 was $2.51 per share and $3.56 per share, respectively. This implied equity value range compares with the proposed offer price of $2.38 per share.

     Discounted Cash Flow Analysis. Hambrecht & Quist analyzed the cash flows and terminal value of Ribi using financial and operating data made available from the internal records of Ribi for projections of Ribi's calendar year 1999 and 2000. Hambrecht & Quist used terminal multiples from six to eight times revenues, based upon an analysis of publicly traded comparable companies, and discount rates from 30% to 35%. The implied value per share range was $0.34 to $0.67. The implied value per share compared with the proposed offer in the merger of $2.38 per share.

     Historical Trading Range Analysis. Hambrecht & Quist analyzed the historical closing stock price of Ribi for trailing three month and six month periods ending June 8, 1999. The range in the trailing three month period was $1.56 to $2.41 per share. The range in the trailing six month period was $1.56 to $2.75 per share. These ranges compared with the proposed offer in the merger of $2.38 per share.

     No company or transaction used in the above analyses is identical to Ribi or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

     The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinion which is attached as Appendix C to this proxy statement/prospectus.

     Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist has acted as a financial advisor to the board of directors of Ribi in connection with the merger agreement and the merger, and will receive a fee for its services, which include the rendering of this opinion.

     In the past, Hambrecht & Quist has provided investment banking and other financial advisory services to Ribi and has received fees for rendering these services. In particular, Hambrecht & Quist served as lead managing underwriter in Ribi's follow-on offering in 1993. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Ribi and receives customary compensation in connection therewith, and also has provided research coverage for Ribi. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Ribi for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide investment banking or other financial advisory services to Corixa.

     Pursuant to an engagement letter dated May 12, 1999, Ribi has agreed to pay Hambrecht & Quist a non-refundable retainer of $25,000 and a fee of $250,000 in connection with the delivery of the fairness opinion rendered on June 8, 1999. Upon consummation of the merger, Ribi has agreed to pay Hambrecht & Quist an additional fee of $225,000. In addition, Ribi also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

HISTORY OF THE TRANSACTION

     In view of regulatory delays in reviewing clinical studies in the United States and Europe and Ribi's reduced cash position, at the October 1998 meeting of the Ribi board of directors, management was directed to take cost cutting measures as well as explore the possibility of a strategic merger.

     In early November 1998, Robert Ivy contacted Mark McDade of Corixa to explore Corixa's interest in a possible business combination. This led to a meeting between Mr. Ivy and Mr. McDade on November 5, 1998.

     In November 1998, Ribi also contacted Hambrecht & Quist to discuss retaining its services to assist in a valuation analysis of Ribi, finding suitable candidates for a possible business combination and structuring the financial aspects of any such business combination.

     Subsequent to the November 13, 1998 meeting with Hambrecht & Quist, there were telephone conversations between Mr. Ivy and Mr. McDade exploring further the possibility of a merger. On December 8, 1998, Ribi and Corixa entered into a mutual nondisclosure agreement allowing both companies to exchange information regarding products and technologies under development, intellectual property, manufacturing capabilities and business and financial information.

     On December 8, 1998, representatives of Corixa visited Ribi during which there was an exchange of scientific and technical information.

     At a special meeting of the board of directors of Ribi on December 14, 1998, Mr. Ivy updated the board as to the discussion he had with Hambrecht & Quist and Corixa representatives. He further updated the board of directors as to the status of Ribi's regulatory filings as well as the status of ongoing and potential collaborations and operating results. A decision was made to defer further discussion of a possible business combination until the January 1999 board meeting.

     No further discussions took place regarding the merger until March 1999. Then, as a result of the pressure on the trading price of Ribi's common stock, Mr. Ivy was receptive when Mr. McDade contacted Mr. Ivy about restarting discussions concerning a possible merger of Ribi and Corixa. Consequently, on April 9, 1999, Mr. Ivy met with representatives of Corixa to discuss terms of a possible merger. These discussions led to a draft letter of intent dated April 21, 1999.

     At the regular meeting of the board of directors of Ribi held on April 26, 1999, Mr. Ivy discussed with the board the possibility of merger with Corixa, including the proposed structure and timing. The Ribi board instructed Mr. Ivy to proceed with negotiations leading toward a definitive agreement.

     At the regular meeting of the board of directors of Corixa held on May 5, 1999, Mr. McDade discussed with the board the possibility of acquiring Ribi by merger. The Corixa board authorized Mr. McDade to proceed with negotiations leading toward a definitive agreement.

     As the result of consultations with Hambrecht & Quist, Ribi's legal advisors, and Corixa, a proposed revised letter of intent was received by Ribi on or about May 5, 1999.

     At a special meeting of the board of directors of Ribi on May 10, 1999, Mr. Ivy discussed the status of negotiations of a possible merger between Ribi and Corixa, including the terms and timing of the possible transaction and the terms of the proposed letter of intent. At the meeting, Ribi's board directed Mr. Ivy to continue negotiations, subject to final approval of the board at a subsequent meeting.

     Subsequently to the May 10 board meeting, Ribi determined that given the advanced nature of the negotiations, it would be appropriate and preferable to proceed to a definitive agreement rather than enter into a letter of intent. On or about May 20, 1999, Corixa provided Ribi a first draft of a proposed merger agreement.

     Over the next few weeks, Ribi, Corixa and their legal counsel and financial advisors participated in conferences regarding pricing considerations and the negotiation of terms and conditions of the proposed agreement. Both Ribi and Corixa began examinations of each other's business. These negotiations resulted in tentative agreement between Ribi and Corixa as to the final terms and conditions of the merger agreement.

     At a special meeting of the board of directors of Ribi on June 8, 1999, Ribi's legal counsel presented a summary of the key legal elements of the merger agreement. Hambrecht & Quist's provided an analysis of the economics of the transaction, including a review of the fairness of the transaction to Ribi's stockholders. In addition, Ribi's officers presented a report to Ribi's board on Corixa's science and technology. The board also received a report on the treatment of Ribi's personnel, including Mr. Ivy, after consummation of the merger. Following discussion of the presentations, Ribi's board of directors voted unanimously to approve the merger, the merger agreement and all agreements ancillary to the merger agreement.

     At a special meeting of Corixa's board of directors on the morning of June 9, 1999, Mr. McDade presented a summary of the key elements of the merger agreement and the results of Corixa's diligence investigation of Ribi. Prior to the meeting, each director received a copy of the merger agreement and all exhibits thereto. Pacific Growth Equities provided an analysis of the economics of the transaction, including a review of the fairness of the merger to Corixa's stockholders. Following discussion of the presentations, Corixa's board of directors voted unanimously to approve the merger, the merger agreement and all agreements ancillary to the merger agreement.

     Later on June 9, 1999 Ribi and Corixa executed the merger agreement and on June 10, 1999, Ribi and Corixa issued a joint press release announcing the execution of the merger agreement.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

     The directors and officers of Corixa immediately prior to the effectiveness of the merger will be the directors and officers of the combined company after completion of the merger. Following the merger, Corixa plans to integrate the operations, facilities and personnel of Corixa and Ribi.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the approvals of the Corixa board of directors and the Ribi board of directors and the recommendations of the Corixa and Ribi boards of directors with respect to the merger agreement and the transactions contemplated thereby, you should be aware that certain members of Ribi management and the Ribi board of directors have certain interests in the merger that are in addition to the interests of Ribi stockholders generally.

     In consideration for Mr. Ivy waiving his rights under his employment agreement with Ribi, Corixa has entered into a consulting agreement with Mr. Ivy to serve as a consultant to Corixa after completion of the merger. During the term of the consulting agreement, Corixa will pay Mr. Ivy $275,000 per year. The consulting agreement has a term of two years, unless earlier terminated by either party with or without cause upon 90 days' prior written notice or immediately upon Mr. Ivy's death or disability. In addition, as a condition of the merger, all options to purchase Ribi common stock that Mr. Ivy holds at the time of the merger will be assumed by Corixa and will be exercisable throughout their current term. These changes are described further in the section entitled "TERMS OF THE MERGER -- Amendments to Robert Ivy's Option" beginning on page 93.

     A condition to closing of the merger is that all outstanding shares of Ribi Series A preferred stock must be redeemed or converted into Ribi common stock. RGC International Investors, LDC currently holds all 7,240 outstanding shares of Ribi Series A preferred stock and upon such redemption or conversion may obtain economic benefits related to the merger not received by other Ribi stockholders. The potential redemption is described further in the section entitled "TERMS OF THE MERGER -- Certain Covenants" beginning on page 98.

     Upon completion of the merger, warrants to purchase Ribi common stock then outstanding will be assumed by Corixa and converted into warrants to purchase the number of shares of Corixa common stock equal to the number of shares of Ribi common stock that were issuable upon exercise of such Ribi warrants multiplied by the exchange ratio, rounded to the nearest whole number of shares of Corixa common stock. The per share exercise price for the shares of Corixa common stock will be equal to the former exercise price per share of such Ribi warrants divided by the exchange ratio, rounded to the nearest whole cent. Except as provided above, the converted Ribi warrants will be subject to the same terms and conditions as were applicable to such warrants immediately prior to the completion of the merger.

     Any options to acquire Ribi common stock outstanding upon completion of the merger that are not terminated as a result of the merger will be assumed by Corixa and converted into an option to purchase the number of shares of Corixa common stock, rounded to the nearest whole share, equal to the number of shares of Ribi common stock subject to such option multiplied by the exchange ratio. Such assumed options will have an exercise price per share, rounded to the nearest whole cent, equal to the exercise price per share of the corresponding Ribi stock option immediately prior to completion of the merger divided by the exchange ratio. Except as provided above, the assumed Ribi stock options will be subject to the same terms and conditions as were applicable to such option immediately prior to completion of the merger. Nonemployee members of Ribi's board of directors who hold options under Ribi's stock plans will have the terms of their options amended to provide that such options shall remain exercisable following termination of such persons' service on the Ribi board of directors until expiration of the ten-year terms of the options and to make certain other changes. Prior to this amendment, these options remained exercisable only for a period of three months following termination of a nonemployee director's service with Ribi. All options outstanding under Ribi's stock plans provide for acceleration of vesting and exercisability upon certain change of control transactions such as the merger. All persons holding options, except Ribi's nonemployee directors, are being asked to waive such acceleration of vesting and exercisability in exchange for Corixa's agreement to assume the options in the merger, and certain other amendments. See further description of the treatment of Ribi stock options under "Stock Options" below.

     Venture Law Group, A Professional Corporation, is Corixa's counsel in connection with the merger. William W. Ericson, a director of Venture Law Group, has acted as Secretary of Corixa in the past.

     Pursuant to the merger agreement, Corixa agreed that for three years after the consummation of the merger, it will fulfill in all respects the obligations of Ribi under its currently effective indemnification agreements with its directors and officers. In addition, Corixa agreed that for three years after the consummation of the merger, it will maintain policies of directors' and officers' liability insurance comparable to those currently maintained by Ribi.

     Corixa and Ribi have each entered into separate indemnification agreements with each of their respective directors and officers. These agreements require Corixa and Ribi, among other things, to indemnify each such director or officer against expenses including attorneys' fees, judgments, fines and settlement amounts paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of Corixa or Ribi and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which he or she may be entitled to indemnification by Corixa or Ribi. Indemnity is subject to certain exceptions, including liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest or a violation of Section 16(b) of the Exchange Act. In addition, Corixa and Ribi each have obtained an insurance policy providing coverage for certain liabilities of its respective officers and directors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of some of the federal income tax consequences of the merger to a holder of Ribi common stock who holds shares of Ribi common stock as a capital asset. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Corixa, Ribi, or the Ribi stockholders as described herein. Neither Ribi nor Corixa nor their respective counsel undertakes to advise Ribi stockholders of any such changes in the application or interpretation of such federal income tax law.

     The following discussion does not deal with all federal income tax considerations that may be relevant to Ribi stockholders in light of their particular circumstances, such as Ribi stockholders who are dealers in securities, banks, insurance companies or tax-exempt organizations, subject to the alternative minimum tax provisions of the Internal Revenue Code, foreign persons, persons who do not hold their shares of Ribi common stock as capital assets, stockholders who acquired their shares of Ribi common stock in connection with stock option or stock purchase plans or in other compensatory transactions or who hold their shares as a hedge or as part of hedging, straddle, conversion or other risk reduction transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior or subsequent to or concurrently with the merger (whether or not such transactions are in connection with the merger), including without limitation, transactions in which shares of Ribi common stock are acquired or shares of Corixa common stock are disposed of, or the tax consequences to holders of options, warrants, or convertible securities issued by Ribi which are assumed, exercised or converted, as the case may be, in connection with the merger. Furthermore, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, RIBI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The merger is intended to constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, in which case, subject to the limitations and qualifications referred to herein, the following U.S. federal tax consequences will result:

     - No gain or loss should be recognized by holders of shares of Ribi common stock solely upon their receipt in the merger of shares of Corixa common stock, except with respect to cash received in lieu of a fractional share of Corixa common stock;

     - The aggregate tax basis of the shares of Corixa common stock received in the merger will be the same as the aggregate tax basis of shares of Ribi common stock surrendered in exchange therefor, reduced by any amount of tax basis allocable to a fractional share interest in Corixa common stock for which cash is received;

     - For purposes of characterizing gain on sale of Corixa common stock as either long term or short term capital gain, the tax holding period of the shares of Corixa common stock received in the merger, including any fractional share interest, will include the period for which the shares of Ribi common stock surrendered in exchange therefor were held; and

     - Cash received in lieu of a fractional share of Corixa common stock will be treated as received in disposition of such fractional interest. A Ribi stockholder generally will recognize capital gain or loss measured by the difference between the stockholder's basis in the fractional share and the amount of cash received.

     The parties are not requesting a ruling from the Internal Revenue Service
(IRS) in connection with the merger. It is a condition to the closing of the merger that Corixa and Ribi have each received an opinion from their legal counsel, Venture Law Group, A Professional Corporation, and Morrison & Foerster LLP, respectively, to the effect that, for federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that Corixa and Ribi are each a party to a reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and such opinions shall not have been withdrawn. These opinions neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations made by Corixa and Ribi, including representations in certificates delivered to counsel by the respective managements of Corixa and Ribi.

     Even if the merger qualifies as a reorganization, a recipient of shares of Corixa common stock will recognize income to the extent that such shares are received or considered to be received in exchange for services or property, other than solely shares of Ribi common stock. All or a portion of such income may be taxable as ordinary income.

     A successful IRS challenge to the status of the merger as a reorganization would result in a Ribi stockholder recognizing gain or loss with respect to each share of Ribi common stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the time of the merger, of the shares of Corixa common stock received in exchange therefor, including any cash received in lieu of a fractional share. In such event, a Ribi stockholder's aggregate basis in the shares of Corixa common stock received in the exchange would equal such fair market value and his, her or its holding period for such shares would begin the day after the closing date of the merger.

     Certain noncorporate Ribi stockholders may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share interest in Corixa common stock. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on a Form W-9, who or which as applicable, provides a certificate of foreign status on Form W-8, or who or which as applicable, is otherwise exempt from backup withholding. A stockholder who or which, as applicable, fails to provide a correct taxpayer ID on Form W-9 may be subject to a $50 penalty imposed by the IRS.

     Each holder of Ribi common stock that receives Corixa common stock in the merger will be required to retain records and file with such holder's U.S. Federal income tax return a statement setting forth certain facts relating to the merger.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. IN ADDITION, IT DOES NOT DISCUSS THE FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO CERTAIN PERSONS, INCLUDING HOLDERS OF OPTIONS OR WARRANTS, AND MAY NOT APPLY TO CERTAIN HOLDERS SUBJECT TO SPECIAL TAX RULES, INCLUDING HOLDERS WHO ACQUIRED RIBI COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR RIGHTS OR OTHERWISE RECEIVED SUCH STOCK AS COMPENSATION, DEALERS IN SECURITIES AND FOREIGN HOLDERS.

     EACH RIBI STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, HER OR IT, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     Corixa intends to account for the merger under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the completion of the merger. Corixa's results of operations will not include the results of Ribi prior to the completion of the merger.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. Corixa and Ribi have filed the required information and materials with the Department of Justice and the Federal Trade Commission.

     The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Certain other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding the termination or expiration of the applicable waiting period, any state could take action under the antitrust laws. A challenge to the merger could be made and if a challenge is made Corixa and Ribi may not prevail.

     Neither Corixa nor Ribi is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and compliance with applicable corporate law of Delaware.

RESALE RESTRICTIONS; VOTING AGREEMENTS

     All shares of Corixa common stock received by Ribi stockholders in the merger will be unrestricted and freely transferable, except that shares of Corixa common stock received by persons who are deemed to be affiliates of Ribi, as such term is defined under the Securities Act, may be resold by them only in transactions permitted by the resale volume and other provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Ribi generally include individuals or entities that control, are controlled by, or are under common control with, Ribi and may include certain officers and directors of Ribi as well as its principal stockholders.

     Ribi has agreed to use reasonable best efforts to cause all of the directors and officers and one stockholder of Ribi, together holding 6.2% of the total number of outstanding shares of Ribi common stock, to enter into voting agreements with Corixa pursuant to which they have agreed to:

     - Vote all shares of Ribi common stock beneficially owned by them to approve the merger agreement and merger at the Ribi special meeting; and

     - Not transfer, sell, exchange, pledge or otherwise dispose of or encumber any shares of Ribi common stock or Corixa common stock beneficially owned by them prior to the earlier of 90 days following the completion of the merger or the termination of the merger agreement.

LISTING ON NASDAQ OF CORIXA COMMON STOCK TO BE ISSUED IN THE MERGER

     It is a condition to the closing of the merger that Corixa shall have filed an application for listing on Nasdaq of the Corixa common stock to be issued in connection with the merger.

DELISTING AND DEREGISTRATION OF RIBI COMMON STOCK AFTER THE MERGER

     If the merger is completed, Ribi common stock will be delisted from Nasdaq and will be deregistered under the Exchange Act.

OPERATIONS AFTER THE MERGER

     Following the merger, Ribi will merge with and into Corixa, and the separate corporate existence of Ribi will cease. The stockholders of Ribi will become stockholders of Corixa and their rights as stockholders will be governed by the Corixa certificate of incorporation, the Corixa bylaws and the laws of the State of Delaware. See "Comparison of Rights of Holders of Corixa Capital Stock and Ribi Capital Stock" beginning on page 192.

                              TERMS OF THE MERGER

     The following is a brief summary of certain provisions of the merger agreement, a copy which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You are urged to read it carefully. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all the information that is important to you. This summary is qualified in its entirety by reference to the full text of the merger agreement and other agreements annexed hereto.

THE MERGER

     Pursuant to the merger agreement, and subject to the terms and conditions thereof, at the effective time of the merger:

     - Ribi will merge with and into Corixa in a direct forward merger;

     - Ribi will cease to exist as a corporation;

     - Corixa will remain as the surviving corporation;

     - Corixa's certificate of incorporation and bylaws will become the surviving corporation's certificate of incorporation and bylaws;

     - All property, rights, debts and liabilities of Ribi will become the property, rights, debts and liabilities of Corixa; and

     - The officers and directors of Corixa immediately prior to completion of the merger will be the officers and directors of the surviving corporation after completion of the merger.

EFFECTIVE TIME OF THE MERGER

     The closing of the transactions contemplated by the merger agreement will take place no later than the third business day after the date on which all of the conditions to the merger are satisfied or waived, or at such other date as Corixa and Ribi agree.

     As soon as practicable after the closing date, a certificate of merger will be filed with the Secretary of State of Delaware in accordance with the relevant provisions of Delaware law. The time at which the certificate of merger is filed in Delaware is referred to as the effective time.

CONVERSION OF SECURITIES

     As a result of the merger, shares of Ribi common stock issued and outstanding immediately prior to the effective time of the merger, except for shares held by Ribi, will be automatically converted into the right to receive the number of fully paid and nonassessable shares of Corixa common stock equal to the exchange ratio of 0.1685 multiplied by the number of shares of Ribi common stock held by such stockholder as of the effective time of the merger.

     The exchange ratio was calculated as a fraction, the numerator of which equals 1.16 multiplied by the average of the last reported sale price of a share of Ribi common stock on Nasdaq for the 10 trading days preceding June 9, 1999, and the denominator of which equals the average of the last reported sale price of a share of Corixa common stock on Nasdaq for the 10 trading days immediately preceding June 9, 1999.

     Based on the capitalization of Ribi on June 24, 1999, the number of shares of Corixa common stock issued will equal approximately 3,535,777 shares. In addition, Corixa will be obligated to issue an additional aggregate of approximately 387,659 shares of Corixa common stock upon exercise, if and when exercised, of all of the Ribi warrants and options that Corixa will assume in the merger. As of June 24, 1999, the exercise prices of most of the Ribi options and warrants were significantly greater than the fair market value of Ribi's common stock.

     Each holder of a certificate representing any such shares of Ribi common stock will, upon consummation of the merger, cease to have any rights with respect to such Ribi common stock, except the right to receive, without interest, shares of Corixa common stock and cash for fractional shares upon the surrender of such certificate. If prior to the effective time, Corixa should split or combine the shares of Corixa common stock, or pay a stock dividend or other stock distribution in, or in exchange of shares of Corixa common stock, or engage in any similar transaction, then the exchange ratio will be appropriately adjusted to reflect such split, combination, dividend, exchange or other distribution or similar transaction.

     Each share that is not exchanged in the merger will be canceled and extinguished without any conversion thereof, and no cash, Corixa common stock or other consideration will be delivered in exchange therefor.

WARRANTS

     At the effective time of the merger, the outstanding warrants to purchase Ribi common stock will be assumed by Corixa and converted into warrants to purchase the number of shares of Corixa common stock equal to the number of shares of Ribi common stock that were issuable upon exercise of such Ribi warrants immediately prior to the effective time of the merger multiplied by the exchange ratio, rounded to the nearest whole number of shares of Corixa common stock. The exercise price of the warrants for the shares of Corixa common stock will be equal to the former exercise price per share of such Ribi warrants immediately prior to the effective time of the merger divided by the exchange ratio, rounded to the nearest whole cent. Except as provided above, the converted Ribi warrants will be subject to the same terms and conditions as were applicable to such warrants immediately prior to the effective time of the merger.

STOCK OPTIONS

     At the effective time of the merger, all options to purchase Ribi common stock then outstanding which are not terminated as a result of the merger will be converted into options to purchase the number of shares of Corixa common stock equal to the number of shares of Ribi common stock that were issuable upon exercise of such Ribi stock options immediately prior to the effective time of the merger multiplied by the exchange ratio, rounded to the nearest whole number of shares of Corixa common stock. The exercise price of the shares of Corixa common stock shall be equal to the former exercise price per share of such Ribi stock option immediately prior to the effective time of the merger divided by the exchange ratio, rounded to the nearest whole cent.

     Except as described below, the assumed Ribi stock options will be subject to the same terms and conditions that were applicable to Ribi stock options immediately prior to the effective time of the merger.

     As soon as practicable after the effective time of the merger, Corixa will file, if necessary, one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8 or amendments to such other registration statements as may be available, in order to register the shares of Corixa common stock issuable upon exercise of the assumed Ribi stock options.

AMENDMENTS TO THE RIBI 1986 AND 1996 STOCK OPTION PLANS

     Ribi currently has two stock option plans called the Ribi ImmunoChem Research, Inc. 1986 Stock Option Plan and the 1996 Stock Option Plan. The 1986 stock option plan terminated in 1996 and no additional options can be granted under this plan, although options granted prior to its termination in 1996 continue to be outstanding under this plan. Both the 1986 and the 1996 stock option plans provide for the granting of incentive stock options, or ISOs, as defined in Section 422 of the Internal Revenue Code of 1986, to employees and of nonqualified stock options, or NSOs, to employees and consultants. The plans also provide for the granting to outside directors of Ribi, in lieu of cash fees to which such directors would otherwise be entitled, NSOs to purchase shares of Ribi common stock at 80% of the fair market value of such stock on the date of grant. The material terms of the two plans are essentially identical, as described further below.

     As a condition to the merger, Ribi is required to amend the 1986 and 1996 stock option plans and the option agreements outstanding under the plans, as described below. The text of the proposed amendments to the plans appears in Appendices D and E included in this proxy statement/ prospectus.

     A total of 1,400,000 shares and 900,000 shares of Ribi's common stock, whether authorized but unissued shares or treasury shares, were available for issuance upon the exercise of options granted under the 1986 stock option plan and the 1996 stock option plan, respectively, as of June 24, 1999. The number of shares subject to outstanding options and the exercise price per share of options will be subject to adjustment upon the occurrence of stock dividends, re-incorporation, reorganization, recapitalization, merger, consolidation, stock split, combination or exchange of stock, or other similar change in Ribi's, or, following the merger, Corixa's capital structure in order to preserve but not increase the benefits to an optionee.

     As a condition to consummation of the merger, Ribi stockholders are being asked to approve the following changes to the 1986 and 1996 stock option plans and option agreements issued to persons other than outside directors of Ribi holding options under the plans:

     - Under the current terms of the 1986 and 1996 stock option plans, the vesting and exercisability of outstanding options will accelerate in full upon the Ribi stockholders' approval of the merger and the options will terminate to the extent not exercised prior to consummation of the merger. These plans and option agreements will be amended to provide that, to the extent existing optionees waive the accelerated vesting and exercisability of options in connection the merger as described above, outstanding options held by such persons will be assumed by Corixa and converted into an option to purchase shares of Corixa common stock in connection with the merger;

     - The 1986 and 1996 stock option plans and option agreements will be amended to provide that, upon termination of the optionee's employment or consulting relationship with Ribi or, following the merger with Corixa, other than as a result of such optionee's death or disability, the optionee shall have 90 days after the date of termination to exercise the option with respect to all shares vested and exercisable as of such termination date. Under the current terms of the plans, options shall terminate upon the date of termination of an optionee's employment or consulting relationship with Ribi, unless otherwise provided by the plan administrator at or prior to termination of the optionee's relationship with Ribi; and

     - The 1986 and 1996 stock option plans will be amended to provide that following the merger, outstanding options shall be treated upon a change of control of Corixa, as defined in Corixa's 1994 plan, in the following manner, which is consistent with the change of control provisions applicable under Corixa's 1994 plan:

        -- If options are assumed or substituted for by any successor to Corixa, the vesting and exercisability of 50% of the unvested portion of such options shall accelerate upon the change of control.

        -- In the event options are not assumed or substituted, the vesting and exercisability of such options shall accelerate in full upon the change of control.

        -- In addition, if an optionee who is an executive officer of Corixa is terminated without cause within six months following a change of control, the vesting and exercisability of any options held by such person shall accelerate in full upon the date of such termination.

     As a further condition to consummation of the merger, Ribi stockholders are being asked to approve the following changes to the 1986 and 1996 stock option plans and option agreements issued under the plans to outside directors of Ribi:

     - Under the current terms of the 1986 and 1996 stock option plans and option agreements, the vesting and exercisability of options will accelerate in full upon the Ribi stockholders approval of the merger and the options will terminate to the extent not exercised prior to consummation of the merger. These options and option agreements with outside directors will be amended to provide that such outstanding options will be assumed by Corixa in connection with the merger and will not terminate upon consummation of the merger;

     - The 1986 and 1996 stock option plans and these option agreements will be amended to provide that, upon termination of the optionee's service as an outside director of Ribi or, following the merger with Corixa, other than as a result of such optionee's death or disability, the optionee shall have the remainder of the ten-year term of the option as provided in the option agreement before the option terminates to exercise the option with respect to all shares vested and exercisable as of the date of termination. Under the current terms of the plans and of these option agreements, optionees shall have three months following termination of their service as a director of Ribi to exercise options vested and exercisable as of such termination date; and

     - The 1986 and 1996 stock option plans shall provide that following the merger, outstanding options shall be treated upon a change of control of Corixa in the same manner as applies to options outstanding under the Corixa 1994 plan, as described above.

     In connection with the merger, Ribi will endeavor to obtain from all persons holding options under the 1986 and 1996 stock option plans their agreement and consent to the applicable amendments to the plans and such persons' options. To the extent an optionee who is not an outside director of Ribi does not agree to have the terms of his or her outstanding option(s) amended as described above, the vesting and exercisability such options shall accelerate in full in connection with the merger as currently provided for in the plans and all such options shall terminate to the extent not exercised prior to the effective time of the merger. The vesting and exercisability of options held by outside directors of Ribi under the 1986 and 1996 stock option plans shall accelerate in full in connection with the merger as currently provided in the plans, as no waiver of such acceleration is being sought with respect to outside directors.

     Amendment of Ribi's outstanding options as described above cause all ISOs outstanding under the 1986 stock option plan and certain options outstanding under the 1996 stock option plan to no longer qualify as ISOs following such amendment.

     Neither Ribi nor Corixa is under any obligation to continue any optionee's employment or consulting relationship with either company for any period of time before or after the merger and all employees and consultants all terminable at will, meaning that either company may end an individual's employment or consulting relationship for any or no reason at any time.

     The approval by the Ribi stockholders of the merger and the merger agreement will also constitute the approval by the Ribi stockholders of the amendments to Ribi's 1986 and 1996 stock option plans and of Ribi's seeking optionees' consent to the amendments of their option agreements outstanding under the plans, all as described above. Such amendments to the plans are designed to take effect immediately prior to the time at which stockholder approval of the merger and the merger agreement is effective.

MATERIAL TERMS OF 1986 AND 1996 STOCK OPTION PLANS

THE RIBI IMMUNOCHEM RESEARCH, INC. 1986 STOCK OPTION PLAN

     Ribi has had a stock option plan called the Ribi ImmunoChem Research, Inc. 1986 Stock Option Plan. Under terms approved by stockholders in 1986, the 1986 stock option plan expired on February 10, 1996 and no further grants of options may be made under the plan.

     The plan provides for the grant of incentive awards in the form of ISOs, NSOs and stock appreciation rights, an arrangement which Ribi's board of directors believes may afford flexibility to Ribi. The essential features of the plan are summarized below.

     A total of 1,400,000 shares of Ribi's common stock, whether authorized but unissued shares or treasury shares, are available for issuance upon the exercise of options granted under the plan. The total number of shares available under the plan, the number of shares subject to outstanding options and the exercise price per share of options will be subject to adjustment upon the occurrence of stock dividends in excess of two percent, reincorporation, reorganization, recapitalization, merger, consolidation, stock split, combination or exchange of stock, or other similar change in the capital structure of Ribi in order to preserve but not increase the benefits to an optionee. If any option under the plan terminates or expires, the shares allocable to the unexercised portion of the option will again be available for purposes of the plan.

Administration of the 1986 Plan

     The plan is administered by Ribi's board of directors. Ribi's board of directors may delegate the responsibility for administering the plan to a committee under the terms and conditions set forth by Ribi's board of directors.

Grant and Exercise of Incentive Stock Options, Nonqualified Stock Options and Stock Appreciation Rights

     All full- or part-time salaried employees of Ribi who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success will be eligible to receive both ISOs and NSOs under the plan. Consultants who are neither full- nor part-time salaried employees of Ribi but who are involved in endeavors significant to its success and non-employee directors of Ribi are eligible to receive NSOs, but not ISOs.

     Except for below-market options, Ribi's board of directors or the committee, if any, may from time to time in its discretion determine which of the eligible employees of Ribi should receive options, the type of options to be granted, the number of shares subject to such options, and the dates on which such options are to be granted. In the case of ISOs, the aggregate fair market value of the common stock with respect to which ISOs are exercisable for the first time by an eligible employee in any calendar year will not exceed $100,000. If the aggregate fair market value of stock with respect to which ISOs are exercisable by an optionee for the first time during any calendar year exceeds $100,000, such options will be treated as NSOs to the extent required by
Section 422 of the Internal Revenue Code. This rule will be applied by taking options into account in the order in which they were granted.

     Options will be granted in the form of an option agreement which will contain such terms, provisions and conditions as may be determined by Ribi's board of directors or the committee, if any, not inconsistent with the plan. Except for below-market options, the option price for options granted under the plan will not be less than 100% of the fair market value of the shares subject to the option. Because Ribi's common stock is traded on the national over-the-counter market, fair market value will be deemed to be the closing price of the stock on the day of the grant, or if there were no trades on that day, on the next preceding day on which there was trading. Each option will be of a duration as specified in the option agreement; provided, however, that the term of each option will be no more than ten years from the date on which the option is granted. No incentive ISO will be granted to an employee who, at the time the ISO is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of Ribi, unless the option price of the incentive stock option is at least 110% of the fair market value of the stock subject to the ISO and the ISO by its terms is not exercisable more than five years from the date it is granted.

     Each non-employee director may elect to receive below-market options to purchase common stock of Ribi in lieu of part or all of his or her director fees. Such election must be made by June 30 of each year prior to the year services are provided. Such options will have an exercise price of 80% of the fair market value of the common stock on the grant date. The number of options to be granted will be determined by dividing the amount of the director's fees by the fair market value of a share of common stock on the date of the grant after subtracting the option exercise price from the fair market value. These options will be granted at the end of each calendar quarter and will be fully vested as of the date of grant; provided, however that these may not be exercised prior to six months after the date of grant. The term of these options will be for ten years, and they will not be transferable otherwise than by will or the laws of descent and distribution.

     Subject to the limitations and conditions of the plan and the option agreement, an option will be exercisable, in whole or in part, by giving written notice of exercise to the President of Ribi or the President's designee, which will specify the number of shares of common stock to be purchased and will be accompanied by payment in full to Ribi of the purchase price of the shares to be purchased. Ribi's board of directors or the committee, if any, in its sole discretion, may permit an optionee to pay the option price in whole or in part:

     - with cash, check or money order;

     - with shares of common stock owned by the optionee; or

     - in any combination of the foregoing.

     Any common stock used to exercise options will be valued at its fair market value on the date of the exercise of the option. Upon exercise of an option, Ribi may withhold from the optionee amounts required sufficient to satisfy federal, state and local income and social security tax withholding obligations.

     Prior to amendment of the 1986 plan as described above, the plan provided that notwithstanding any vesting requirements contained in any option agreement, all outstanding options will become immediately exercisable:

     - following the first purchase of common stock pursuant to a tender offer or exchange offer, other than an offer made by Ribi, for all or part of the common stock;

     - at such time as a third person, including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of Ribi having 25% or more of the total number of votes that may be cast for the election of directors of Ribi;

     - on the date on which the stockholders of Ribi approve any agreement for a merger or consolidation in which Ribi will not survive as an independent, publicly owned corporation or any sale, exchange or other disposition of all or substantially all of Ribi's assets; or

     - on any date on which the persons who were the directors of Ribi 90 days prior to such date no longer constitute a majority of Ribi's board of directors.

     Prior to amendment of the 1996 stock option plan as described above, upon termination of an optionee's employment with Ribi upon retirement at or after age 65 or under circumstances for which Ribi's board of directors or the committee, if any, has given approval, other than upon death or disability, an optionee may exercise the option or stock appreciation rights at any time within three months after the date of termination but not later than the date of expiration of the option. If an optionee dies while in the employ of Ribi or within a period of three months after termination upon retirement, the personal representatives of the optionee's estate or the person or persons who have acquired the option from the optionee by bequest or inheritance may exercise the option or stock appreciation rights at any time within the year after the date of death but not later than the expiration date of the option or stock appreciation rights, to the extent the optionee was entitled to do so on the date of death.

     Upon termination of an optionee's employment with Ribi by reason of the optionee's disability, the optionee may exercise the option or stock appreciation rights at any time within one year after the date of termination but not later than the expiration date of the option, to the extent the optionee was entitled to do so on the date of termination. Any options not exercisable as of the date of termination as described above under circumstances for which Ribi's board of directors or the committee, if any, has given approval, death or disability, and any options not exercised as provided, will terminate. Prior to amendment of the 1986 plan as described above, the plan provided that upon termination of an optionee's employment with Ribi under any other circumstances, options granted to the optionee will terminate immediately. Termination of employment will be deemed to include the termination of a director's service as a member of Ribi's board of directors and the termination of a consulting arrangement in the case of consultants. The effect of the termination of a non-employee director's service as a member of Ribi's board of directors on the exercisability of below-market options is being amended as described above.

     An optionee will have no rights as a stockholder of Ribi with respect to any shares of common stock covered by an option until the date of issuance of the stock certificate for such shares.

Amendments and Termination

     Ribi's board of directors may at any time and from time to time alter, amend, suspend or terminate the plan or any part thereof as it may deem proper, except that no such action will diminish or impair the rights under an option previously granted. Unless the stockholders of Ribi have given their approval, the total number of shares for which options may be issued under the plan will not be increased except as otherwise provided in the plan, and no amendment will be made which reduces the price at which the common stock may be offered under the plan below the minimum required elsewhere in the plan, or which materially modifies the requirements as to eligibility for participation in the plan. The plan terminated in February 1996.

THE RIBI IMMUNOCHEM RESEARCH, INC. 1996 STOCK OPTION PLAN

     Ribi has a stock option plan called the Ribi ImmunoChem Research, Inc. 1996 Stock Option Plan. The plan provides for the grant of incentive awards in the form of ISOs, NSOs and stock appreciation rights. The essential features of the plan are summarized below.

     A total of 900,000 shares of Ribi's common stock, whether authorized but unissued shares or treasury shares, will be available for issuance upon the exercise of options granted under the plan. The total number of shares available under the plan, the number of shares subject to outstanding options and the exercise price per share of options will be subject to adjustment upon the occurrence of stock dividends in excess of two percent, reincorporation, reorganization, recapitalization, merger, consolidation, stock split, combination or exchange of stock, or other similar change in the capital structure of Ribi in order to preserve but not increase the benefits to an optionee. If any option under the plan terminates or expires, the shares allocable to the unexercised portion of the option will again be available for purposes of the plan.

     The fair market value of Ribi's common stock on June 24, 1999, as determined by the closing price reported by Nasdaq, was $1.906 per share. The maximum number of shares which may be offered upon exercise of options under the plan constitutes approximately 4.3% of the common stock outstanding on the record date.

     Following the merger, no additional options will be granted under the plan. The table under the caption "Ribi Stock Option Grants Year Ended December 31, 1998" provides information with respect to the grant of options to the named executive officers of Ribi during 1998.

     As of the date of this proxy statement/prospectus, no non-employee directors and no associates of any director or executive officer has been granted any options subject to stockholder approval of the proposed amendments. The benefits to be received pursuant to the proposed amendments by Ribi's directors, executive officers and employees are not determinable at this time.

Administration of the 1996 Plan

     The plan is administered by Ribi's board of directors. Ribi's board of directors may delegate the responsibility for administering the plan to a committee under the terms and conditions set forth by Ribi's board of directors. Ribi's board of directors or the committee, if any, will consist of two or more members of Ribi's board of directors or such lesser number of members of Ribi's board of directors as permitted by Rule 16b-3 of the Exchange Act. Except as permitted by Rule 16b-3, none of the members of Ribi's board of directors or the committee, if any, will receive, while serving on Ribi's board of directors or the committee, if any, or during the one-year period preceding appointment to Ribi's board of directors or the committee, if any, a grant or award of equity securities under the plan or any other plan of Ribi or its affiliates under which the participants are entitled to acquire common stock, options, related rights or stock appreciation rights of Ribi or any of its subsidiaries, other than below-market, NSOs issued to non-employee directors in lieu of part or all of his or her director fees.

     Subject to the terms of the plan and with exception of below-market options, Ribi's board of directors or the committee, if any, may determine which directors, employees or consultants will receive options, determine the terms and conditions of all options granted under the plan and prescribe, amend, rescind and interpret rules and regulations for administering the plan. In granting options, Ribi's board of directors or the committee, if any, will take into consideration the contribution the optionee has made or may make to the success of Ribi and such other factors as Ribi's board of directors or the committee, if any, determines. Except for below-market options, Ribi's board of directors or the committee, if any, may amend the terms of any outstanding option granted under this plan, but any amendment which would adversely affect the optionee's rights under an outstanding option will not be made without the optionee's written consent. Ribi's board of directors or the committee, if any, may, with the optionee's written consent, cancel any outstanding option or accept any outstanding option in exchange for a new option.

Grant and Exercise of Incentive Stock Options, Nonqualified Stock Options and Stock Appreciation Rights

     All full- or part-time salaried employees of Ribi who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success will be eligible to receive both ISOs and NSOs under the plan. Consultants who are neither full- nor part-time salaried employees of Ribi but who are involved in endeavors significant to its success will be eligible to receive NSOs, but not ISOs. Other than below-market options granted to non-employee directors in lieu of part or all of his or her director fees, non-employee directors will not be eligible to receive grants under the plan.

     Except for below-market options, Ribi's board of directors or the committee, if any, may from time to time in its discretion determine which of the eligible employees of Ribi should receive options, the type of options to be granted, the number of shares subject to such options, and the dates on which such options are to be granted. In the case of ISOs, the aggregate fair market value of the common stock with respect to which ISOs are exercisable for the first time by an eligible employee in any calendar year will not exceed $100,000. If the aggregate fair market value of stock with respect to which ISOs are exercisable by an optionee for the first time during any calendar year exceeds $100,000, such options will be treated as NSOs to the extent required by
Section 422 of the Internal Revenue Code. This rule will be applied by taking options into account in the order in which they were granted.

     Options will be granted in the form of an option agreement which will contain such terms, provisions and conditions as may be determined by Ribi's board of directors or the committee, if any, not inconsistent with the plan. Except for below-market options, the option price for options granted under the plan will not be less than 100% of the fair market value of the shares subject to the option. Because Ribi's common stock is traded on the national over-the-counter market, fair market value will be deemed to be the closing price of the stock on the day of the grant, or if there were no trades on that day, on the next preceding day on which there was trading. Each option will be of a duration as specified in the option agreement; provided, however, that the term of each option will be no more than ten years from the date on which the option is granted. No ISO will be granted to an employee who, at the time the ISO is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of Ribi, unless the option price of the ISO is at least 110% of the fair market value of the stock subject to the ISO and the ISO by its terms is not exercisable more than five years from the date it is granted.

     Each non-employee director may elect to receive below-market options to purchase common stock of Ribi in lieu of part or all of his or her director fees. Such election must be made by June 30 of each year prior to the year services are provided. Such options will have an exercise price of 80% of the fair market value of the common stock on the grant date. The number of options to be granted will be determined by dividing the amount of the director's fees by the fair market value of a share of common stock on the date of the grant after subtracting the option exercise price from the fair market value. These options will be granted at the end of each calendar quarter and will be fully vested as of the date of grant; provided, however, said options may not be exercised prior to six months after the date of grant. The term of these options will be for ten years, and they will not be transferable otherwise than by will or the laws of descent and distribution.

     Subject to the limitations and conditions of the plan and the option agreement, an option will be exercisable, in whole or in part, by giving written notice of exercise to the President of Ribi or the President's designee, which will specify the number of shares of common stock to be purchased and will be accompanied by payment in full to Ribi of the purchase price of the shares to be purchased. Ribi's board of directors or the committee, if any, in its sole discretion, may permit an optionee to pay the option price in whole or in part:

     - with cash, check or money order;

     - with shares of common stock owned by the optionee;

     - by delivery on a form prescribed by Ribi's board of directors or the committee, if any, of an irrevocable direction to a securities broker approved by Ribi's board of directors or the committee, if any, to sell shares of common stock and deliver all or a portion of the proceeds to Ribi in payment for the common stock; or

     - in any combination of the foregoing.

     Any common stock used to exercise options will be valued at its fair market value on the date of the exercise of the option. Upon exercise of an option, Ribi may withhold from the optionee amounts required sufficient to satisfy federal, state and local income and social security tax withholding obligations.

     Prior to amendment of the 1996 stock option plan as described above, the plan provided that notwithstanding any vesting requirements contained in any option agreement, all outstanding options will become immediately exercisable:

     - following the first purchase of common stock pursuant to a tender offer or exchange offer, other than an offer made by Ribi, for all or part of the common stock;

     - at such time as a third person, including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of Ribi having 25% or more of the total number of votes that may be cast for the election of directors of Ribi;

     - on the date on which the stockholders of Ribi approve any agreement for a merger or consolidation in which Ribi will not survive as an independent, publicly owned corporation or any sale, exchange or other disposition of all or substantially all of Ribi's assets; or

     - on any date on which the persons who were the directors of Ribi 90 days prior to such date no longer constitute a majority of Ribi's board of directors.

     Prior to amendment of the 1996 stock option plan as described above, upon termination of an optionee's employment with Ribi upon retirement at or after age 65 or under circumstances for which Ribi's board of directors or the committee, if any, has given approval, other than upon death or disability, an optionee may exercise the option or stock appreciation rights at any time within three months after the date of termination but not later than the date of expiration of the option or stock appreciation rights. If an optionee dies while in the employ of Ribi or within a period of three months after termination upon retirement, the personal representatives of the optionee's estate or the person or persons who have acquired the option from the optionee by bequest or inheritance may exercise the option or stock appreciation rights at any time within the year after the date of death but not later than the expiration date of the option or stock appreciation rights, to the extent the optionee was entitled to do so on the date of death.

     Upon termination of an optionee's employment with Ribi by reason of the optionee's disability, the optionee may exercise the option or stock appreciation rights at any time within one year after the date of termination but not later than the expiration date of the option or stock appreciation rights, to the extent the optionee was entitled to do so on the date of termination. Any options or stock appreciation rights not exercisable as of the date of termination as described above under circumstances for which Ribi's board of directors or the committee, if any, has given approval, death or disability, and any options not exercised as provided, will terminate. Prior to amendment of the 1996 stock option plan as described above, upon termination of an optionee's employment with Ribi under any other circumstances, options granted to the optionee will terminate immediately. Termination of employment will be deemed to include the termination of a director's service as a member of Ribi's board of directors and the termination of a consulting arrangement in the case of consultants. The effect of the termination of a non-employee director's service as a member of Ribi's board of directors on the exercisability of below-market options is being amended as described above.

     To the extent required by Rule 16b-3, options are not transferable except by operation of law or by will or the laws of descent and distribution. If Rule 16b-3 is amended after the date of Ribi's board of directors's adoption of the plan to permit broader transferability of options:

     - below-market options will be transferable to the fullest extent permitted by Rule 16b-3 as so amended; and

     - any other option will be transferable to the extent provided in the option agreement covering the option, and Ribi's board of directors or the committee, if any, will have discretion to amend any outstanding option to provide for broader transferability of the option within the limits of Rule 16b-3.

     An optionee will have no rights as a stockholder of Ribi with respect to any shares of common stock covered by an option until the date of issuance of the stock certificate for such shares.

Amendments and termination

     Ribi's board of directors may at any time and from time to time alter, amend, suspend or terminate the plan or any part thereof as it may deem proper, except that no such action will diminish or impair the rights under an option previously granted. Unless the stockholders of Ribi have given their approval, the total number of shares for which options may be issued under the plan will not be increased except as otherwise provided in the plan, and no amendment will be made which reduces the price at which the common stock may be offered under the plan below the minimum required elsewhere in the plan, or which materially modifies the requirements as to eligibility for participation in the plan. The provisions for below-market options will not be amended periodically and in no event more than once every six months, other than to comport with changes to the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or any applicable rules and regulations thereunder.

     The plan will terminate on February 11, 2006; provided, that Ribi's board of directors may suspend or terminate the plan prior to that date.

Federal Income Tax Consequences

     The following is a general discussion of the federal tax treatment for ISOs and NSOs and does not purport to be complete. In addition, the summary does not discuss tax consequences of an optionee's death or the income tax laws of any municipality, state or foreign country to which the optionee may be subject.

Incentive Stock Options -- Payment of Exercise Price in Cash

     An employee will in most cases realize no taxable income and Ribi will not be entitled to a compensation deduction at either the date of the grant or exercise of an ISO. The excess of the stock's fair market value on the exercise date less the exercise price, however, constitutes income to the employee and may be taxed under the alternative minimum tax provisions of Internal Revenue Code.

     If the employee sells or otherwise disposes of the stock following expiration of the "statutory holding period," he or she will realize the difference between the disposition proceeds and the stock's exercise price as long-term capital gain or loss in the year of disposition. The statutory holding period is the later of one year after the stock was transferred to the employee upon exercise or two years after the date of grant.

     If the employee sells or otherwise disposes of his or her stock acquired upon exercise of an incentive stock option prior to meeting the statutory holding period requirements, all or a portion of any gain will be treated as ordinary income to the employee and Ribi will be entitled to deduct an equal amount as compensation expense. The amount of ordinary income realized upon sale is the lesser of the stock's fair market value on the exercise date less the stock's exercise price or the gain on the sale (the amount realized less the exercise price).

     An employee may also realize additional gain if the sale price exceeds the fair market value on the exercise date. The difference between the fair market value on the sale date and the fair market value on the exercise date will be treated as long-term capital gain if the stock was held for more than one year; otherwise it will be short-term capital gain.

     If the employee realizes an amount upon a subsequent sale of his or her option shares that is less than the exercise price or other tax basis of the shares, the resulting loss will be a short- or long-term capital loss depending upon whether the stock was held for one year or less prior to sale, or more than one year, respectively.

Incentive Stock Options -- Payment of Exercise Price with Stock

     The exercise of an ISO by payment in shares of common stock previously owned by the employee will generally have the same tax consequences as described above (i.e., no tax upon the exercise).

     However, under the "pyramiding" rules, gain will be realized upon the exercise of an ISO if the payment shares were acquired pursuant to an earlier exercise of an ISO and those shares have not been held for the statutory holding period. The amount of ordinary income will be equal to the lesser of the payment stock's fair market value on the exercise date less its option price or the payment stock's fair market value on the transfer date less its option price.

     A taxable pyramiding will not occur if the payment stock was acquired pursuant to the exercise of a NSO or if the statutory holding period has expired for payment stock acquired upon a prior exercise of an ISO.

     Employees should also be aware of the following tax items even if the payment stock has been held for the statutory holding period:

     - If the stock acquired upon exercise of an ISO is sold prior to expiration of the statutory holding periods, the capital gain or loss holding period for this stock is considered to have commenced on the date an equal number of payment shares were acquired.

     - The tax basis of the payment stock becomes the tax basis for an equal number of ISO shares for purposes of determining capital gain or loss on disposition of the new stock. The tax basis of any additional stock acquired upon exercise will be zero. If the statutory holding period is not met, the payment stock's basis will be increased to the fair market value on the date the option was exercised or such other amount as is taxable to the employee as ordinary income.

     - If basis is allocated between payment stock and additional stock, proposed regulations under Section 422 of the Internal Revenue Code provide that a disqualifying disposition of stock transferred pursuant to the exercise will be a disqualifying disposition of stock with the lowest basis.

Nonqualified Stock Options

     There will be no federal income tax consequences to the optionee or Ribi when an NSO is granted, provided the option does not have a readily ascertainable fair market value at the time of grant. Ribi believes that the options granted under the plan will not have such a value at the date of grant.

     Upon the exercise of an NSO, the optionee will realize ordinary income equal to the fair market value of the stock on the date of exercise less the exercise price. Ribi will be entitled to a deduction equal to the optionee's ordinary income and is required to withhold taxes from employees on this amount.

     An optionee will realize capital gain or loss upon any subsequent sale or disposition of stock equal to the amount realized less the fair market value of the stock on the date the option is exercised. The capital gain or loss will be long-term if the stock has been held for more than one year, or short-term gain or loss if held less than one year.

     Generally no gain or loss will be realized on previously acquired stock used in payment upon exercise of a nonqualified option. The acquisition date of the payment stock is substituted as the capital gain holding period commencement date for an equal number of new shares. Any additional stock acquired upon exercise will use the exercise date as the capital gain holding period commencement date.

     The tax basis of the payment stock will be substituted as the tax basis of an equal number of shares acquired upon exercise of the option. The tax basis of additional shares acquired upon exercise will be equal to the total taxable income realized by the employee or director plus any cash paid.

     If the payment shares were acquired through the exercise of ISOs and the stock has not been held for the statutory holding period, no gain or loss is realized on the payment shares. Instead, an equal number of new shares acquired upon exercise of the option assumes the payment shares' tax characteristics. If the new shares are held for the balance of the payment stock's statutory holding period, any gain or disposition (sale proceeds less the payment share's original exercise price) will be long-term capital gain.

THE RIBI 1996 DIRECTORS' STOCK OPTION PLAN

     Ribi has a stock option plan called the Ribi ImmunoChem Research, Inc. 1996 Directors' Stock Option Plan. The directors' plan provides for the grant of options to purchase common stock to directors who are not employees of Ribi. The directors' plan provides for the grant of stock options that are not intended to qualify as ISOs. The essential features of the directors' plan are summarized below.

     A total of 210,000 shares of Ribi's common stock, whether authorized but unissued shares or treasury shares, are available for issuance upon the exercise of options granted under the plan. The total number of shares available under the plan, the number of shares subject to outstanding options and the exercise price per share of options will be subject to adjustment upon the occurrence of stock dividends in excess of two percent, re-incorporation, reorganization, recapitalization, merger, consolidation, stock split, combination or exchange of stock, or other similar change in the capital structure of Ribi in order to preserve but not increase the benefits to an optionee. If any option under the plan terminates or expires, the shares allocable to the unexercised portion of the option will again be available for purposes of the plan. If stock which was acquired upon exercise of an option is subsequently repurchased by Ribi, such stock will not be available for future grant under the plan.

     The fair market value of Ribi's common stock on June 24, 1999 as determined by the closing price reported by Nasdaq was $1.906 per share. The maximum number of shares which may be offered upon exercise of options under the plan constitutes approximately one percent of the common stock outstanding on the record date.

     Options under the plan will be granted only to directors who are not employees. At June 24, 1999, there were five such directors. All grants are automatic and nondiscretionary and will be made strictly in accordance with the provisions of the plan. Under the plan, an option to purchase 30,000 shares of stock was granted to each nonemployee director, subject to stockholder approval, on the date the plan was approved by the board and to other nonemployee directors when they first became or become an nonemployee director. In addition, immediately following each annual meeting of Ribi's stockholders, each nonemployee director who continues as an nonemployee director following the meeting will be granted an option to purchase 500 shares of common stock. These subsequent grants will be made as of the date of the annual stockholders' meeting. In the event that a sufficient number of shares of stock is not available under the plan, the remaining shares will be prorated based upon the number of shares each nonemployee director was entitled to receive under the plan. Any further grants of options will be deferred until such time as additional shares become available for grant under the plan. Ribi's board of directors will have the authority at any time to make additional shares available for grant under the plan, subject to obtaining stockholder approval. Any grant of an option made before Ribi has obtained stockholder approval of the plan and any grant of an option made after amendment of the plan, which requires stockholder approval, will be conditioned upon obtaining such approval.

     Following the merger, no additional options will be granted under the plan.

     As of the date of this proxy statement/prospectus, no non-employee directors and no associates of any director or executive officer has been granted any options subject to stockholder approval of the proposed amendment. The benefits to be received pursuant to the 1996 directors' plan amendment by Ribi's directors, executive officers and employees are not determinable at this time.

AMENDMENTS TO THE RIBI 1996 DIRECTORS' STOCK OPTION PLAN

     As a condition to consummation of the merger, Ribi stockholders are being asked to approve the following changes to the 1996 directors' plan and option agreements issued under the plan:

     - Under the current terms of the 1996 directors' plan and option agreements, the vesting and exercisability of options will accelerate in full upon the approval of Ribi stockholders of the merger and the options will terminate to the extent not exercised prior to consummation of the merger. The options and option agreements with outside directors will be amended to provide that such outstanding options will be assumed by Corixa in connection with the merger and will not terminate upon completion of the merger.

     - The 1996 directors' plan and option agreements will be amended to provide that, upon termination of the optionee's service as an outside director of Ribi or, after the merger with Corixa, other than as a result of such optionee's death or disability, the optionee shall have the remainder of the 10-year term of the option as provided in the option agreement before the option terminates to exercise the option with respect to all shares vested and exercisable as of the date of termination. Under the current terms of the plan and these option agreements, optioneeshave three months from the date of termination of such optionee's service relationship with Ribi to exercise outstanding options before such options terminate;

     - The 1996 directors' plan will be amended to provide that following the merger, outstanding options shall be treated upon a change of control of Corixa in the same manner as applies to options outstanding under the Corixa 1994 plan, as described above in connection with Ribi's 1986 and 1996 stock option plans.

     The approval by the Ribi stockholders of the merger and the merger agreement will also constitute the approval by the Ribi stockholders of the amendments to Ribi's 1996 directors' plan, all as described above. Such amendments to the plan are deemed to take effect immediately prior to the time at which stockholder approval of the merger and the merger agreement is effective.

TERMS AND CONDITIONS OF THE 1996 DIRECTORS' PLAN

     Each option granted pursuant to the plan will be evidenced by a written stock option agreement which will contain the terms and conditions of the option. The exercise price per share will be 100% of the fair market value of the stock on the date of grant. Fifty percent of each option granted will vest and become exercisable on the date of grant and the balance will vest and become exercisable at the rate of 25% of the total on each anniversary of the grant date, such that the option will be fully vested and exercisable two years after its date of grant. However, no portion of the option will vest on an anniversary of the grant date if the nonemployee director does not continue as an nonemployee director immediately following such anniversary. Each option will expire in 10 years if not exercised. Options may be granted under the plan at any time on or before the tenth anniversary of the date of adoption of the plan by Ribi's board of directors.

     The plan is intended to be self-executing pursuant to the terms set out in the plan. However, any questions concerning the interpretation or execution of the plan will be decided by Ribi's board of directors. Ribi's board of directors will have the authority to authorize any person to execute on behalf of Ribi any agreements or other documents in connection with grants of options under the plan and to make all other determinations deemed necessary.

     An nonemployee director can exercise options by giving the Secretary of Ribi written notice of exercise, specifying the number of shares to be acquired upon exercise. The notice will be accompanied by an amount equal to the exercise price of the shares in:

     - cash or check;

     - a form prescribed by Ribi's board of directors of an irrevocable direction to a securities broker approved by Ribi's board of directors to sell shares of stock and deliver all or a portion of the proceeds to Ribi in payment for the stock; or

     - shares of stock owned by the optionee.

     Ribi may require the optionee, under certain conditions, to provide written assurance that the shares are being purchased for investment and not with a view to distribution. Upon delivery of the notice and appropriate payment, Ribi will authorize the transfer agent of Ribi to issue a stock certificate to the optionee for the number of shares of stock acquired. No stock will be sold under the plan until the optionee has made arrangements acceptable to Ribi's board of directors for the satisfaction of applicable federal, state and local income and employment tax withholding obligations. Until the shares are issued, the optionee has no right to vote or to receive dividends or to exercise any other rights as a stockholder. In the event of a change in control of Ribi, all outstanding options will become immediately vested and exercisable.

     To the extent required by Rule 16b-3 of the Exchange Act, no option may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If Rule 16b-3 is amended after the date of Ribi's board of director's adoption of the plan to permit broader transferability of options, the options will be transferable to the fullest extent permitted by the Rule.

     The terms and conditions of options granted to persons subject to Section 16 of the Exchange Act will comply with applicable provisions of Rule 16b-3. The plan and options granted under the plan will be deemed to contain additional conditions and restrictions as may be required for the plan to qualify as a "formula plan" under Rule 16b-3, as it applies to Ribi, and to qualify for the maximum exemptions from Section 16 of the Exchange Act with respect to transactions pursuant to the plan.

     During the term of the plan, Ribi will reserve and keep available the number of shares of stock as will be sufficient to satisfy the requirements of the plan.

AMENDMENTS AND TERMINATION

     Ribi's board of directors may amend the plan from time to time in such respects as Ribi's board of directors deems advisable. However, Ribi will obtain approval by Ribi's stockholders to amend the plan to the extent and in the manner required by Rule 16b-3 or any other applicable law or regulation. Notwithstanding the foregoing, the provisions governing the grant and terms of the options will not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or any applicable rules and regulations thereunder. Ribi's board of directors, without further approval of the stockholders, may at any time terminate or suspend the plan. Generally, any such termination or suspension of the plan will not affect options already granted under the plan and such options will remain in full force and effect as if the plan had not been terminated or suspended.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of the federal tax treatment for NSOs. The following is only a summary of the federal tax treatment and does not purport to be complete. In addition, the summary does not discuss tax consequences of an optionee's death or the income tax laws of any municipality, state, or foreign country of which the optionee may be subject.

     There will be no federal income tax consequences to the optionee or Ribi when an NSO is granted, provided the option does not have a readily ascertainable fair market value. Ribi believes that the options granted under the plan will not have such a value at the date of grant.

     Upon the exercise of an NSO, the optionee will realize ordinary income equal to the fair market value of the stock on the date of exercise less the exercise price. Ribi will be entitled to a deduction equal to the optionee's ordinary income and may be required to withhold taxes on this amount.

     An optionee will realize capital gain or loss upon any subsequent sale or disposition of stock equal to the amount received less the fair market value of the stock on the date the option is exercised. The capital gain or loss will be long-term if the stock has been held for more than one year. Otherwise, it will be a short-term gain or loss.

     Generally no gain or loss will be realized on previously acquired stock used in payment upon exercise of an NSO. The acquisition date of the payment stock is substituted as the capital gain holding period commencement date for an equal number of new shares. Any additional stock acquired upon exercise will use the exercise date as the capital gain holding period commencement date.

     The tax basis of the payment stock will be substituted as the tax basis of an equal number of shares acquired upon exercise of the option. The tax basis of additional shares acquired upon exercise will be equal to the total taxable income realized by the optionee plus any cash paid.

AMENDMENTS TO ROBERT IVY'S OPTION

     On July 1, 1987, Ribi issued a stock option to Robert Ivy pursuant to an option agreement. Under this option agreement as amended, there remain 50,000 shares of Ribi common stock subject to exercise. As a condition to the merger, Ribi is required to amend the agreement. The text of the proposed amendment to the agreement appears as Appendix G included in this proxy statement/prospectus.

     As a condition to consummation of the merger, Ribi has approved the following changes to Mr. Ivy's option agreement:

     - amending section 7(b) of the agreement, which governs the effects of certain changes of control on options, to match the equivalent section in Corixa's 1994 plan;

     - amending the agreement to allow for continued vesting and exercisability through the current term of the option grant; and

     - interpretation of the agreement to allow for assumption by Corixa of the option.

EXCHANGE OF SHARES

     Promptly after the effective time of the merger, Corixa will cause its exchange agent to mail to each holder of record of Ribi common stock a letter of transmittal and instructions for use in effecting the surrender of the certificates representing shares of Ribi common stock held by such holder in exchange for cash and certificates representing shares of Corixa common stock. Upon surrender of Ribi stock certificates to the exchange agent together with such letter of transmittal, duly executed, the holder of such certificates will be entitled to receive in exchange therefor a certificate representing the number of whole shares of Corixa common stock, and a check representing the amount of cash in lieu of fractional shares, if any, and any dividends or distributions with a record date after the effective time of the merger, each of which such holder has the right to receive with respect to the certificates exchanged pursuant to the merger agreement.

     RIBI STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT INSTRUCTING THEM TO DO SO.

     No fractional shares of Corixa common stock will be issued pursuant to the merger. In lieu thereof, cash adjustments will be paid in an amount, rounded to the nearest whole cent, equal to the product of the fractional share and $13.425.

     No dividends on shares of Corixa common stock will be paid to persons entitled to receive certificates representing shares of Corixa common stock until those persons surrender their certificates representing shares of Ribi common stock. Upon such surrender, the person in whose name the certificates representing such shares of Corixa common stock will be issued will also receive any dividends that have become payable with respect to such shares of Corixa common stock between the effective time of the merger and the time of such surrender. Any person entitled to receive dividends will not be entitled to receive interest on such dividends.

     If any certificates for shares of Corixa common stock are to be issued in a name other than that in which the certificate representing Ribi common stock surrendered in exchange therefor is registered, the person requesting such exchange must pay to the exchange agent any transfer or other taxes required by reason thereof, or establish that such tax has been paid or is not applicable.

     At the effective time of the merger, the stock transfer books of Ribi will be closed and no further transfers of shares of Ribi common stock will be made.

     Neither the exchange agent nor any party to the merger agreement is liable to a holder of shares of Ribi common stock for any shares of Corixa common stock or dividends thereon or the cash payment for fractional interests delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     In the event that any certificate representing Ribi common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, and if required by Corixa, in its discretion, the posting by such person of a bond in such sum as Corixa may direct as indemnity, or such other form of indemnity as Corixa may reasonably direct, against any claim that may be made against Corixa with respect to such certificate, the exchange agent will issue in exchange for such certificate the applicable number of whole shares of Corixa common stock and cash in lieu of fractional shares into which the shares of Ribi common stock represented by such certificate are converted in the merger and any dividends or distributions with a record date after the effective time of the merger, of which such holder has the right to receive with respect to such certificate.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains certain representations and warranties by Ribi relating to, among other things:

     - due organization, power and good standing of Ribi;

     - Ribi's qualification to do business;

     - Ribi's certificate of incorporation and bylaws;

     - Ribi's capital structure;

     - authorization, execution, delivery and enforceability of the merger agreement by Ribi;

     - consents and approvals required to complete the merger;

     - the absence of breaches or violations of Ribi's certificate of incorporation, bylaws, agreements and instruments, and law;

     - Ribi's filings with the SEC;

     - Ribi's financial statements;

     - absence of undisclosed liabilities of Ribi;

     - changes in Ribi's business since March 31, 1999;

     - litigation involving Ribi;

     - restrictions on Ribi's business activities;

     - permits required to conduct Ribi's business;

     - Ribi's compliance with regulatory matters;

     - Ribi's title to real and personal property;

     - Ribi's intellectual property rights;

     - environmental laws that apply to Ribi and Ribi's compliance with such laws;

     - Ribi's taxes;

     - Ribi's employee benefit plans;

     - Ribi's contracts and agreements that will be affected by the merger;

     - Ribi's compliance with employment laws;

     - Ribi's material contracts;

     - indebtedness of Ribi to its directors, officers and employers and such individuals' indebtedness to Ribi;

     - Ribi's insurance policies;

     - Ribi's compliance with applicable laws;

     - payments to be made by Ribi for brokers' and finders' fees in connection with the merger;

     - accuracy of information supplied by Ribi in this proxy statement/prospectus and the related registration statement filed by Corixa;

     - Ribi board of directors' approval of the merger;

     - Ribi's accounts receivable and accounts payable;

     - the fairness opinion received by Ribi from Hambrecht & Quist; and

     - Ribi's compliance with applicable tariff laws.

     The merger agreement also contains certain representations and warranties by Corixa relating to, among other things:

     - due organization, power and good standing of Corixa;

     - Corixa's qualification to do business;

     - capital structure of Corixa;

     - authorization, execution, delivery and enforceability of the merger agreement by Corixa;

     - consents and approvals required to complete the merger;

     - the absence of breaches or violations of Corixa's certificate of incorporation, bylaws, agreements and instruments, and law;

     - Corixa's filings with the SEC;

     - Corixa's financial statements;

     - absence of undisclosed liabilities of Corixa;

     - changes in Corixa's business since March 31, 1999;

     - accuracy of information supplied by Corixa in this proxy statement/prospectus and the related registration statement filed by Corixa;

     - valid issuance of Corixa common stock in the merger;

     - litigation involving Corixa;

     - Corixa board of directors' approval of the merger; and

     - Corixa's compliance with applicable laws.

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Representations and Warranties of Ribi" and "Representations and Warranties of Corixa."

CONDUCT OF RIBI'S BUSINESS PRIOR TO COMPLETION OF THE MERGER

     Ribi has agreed that, beginning on the date of the merger agreement and ending on the earlier of the termination of the merger agreement or the effective time of the merger, except as provided in the merger agreement or consented to in writing by Corixa, Ribi will carry on its business in the usual, regular and ordinary course in substantially the same manner as Ribi did before the merger agreement was executed. Additionally, among other things, Ribi has agreed:

     - to conduct its business in compliance with all applicable laws and regulations;

     - to pay its debts and taxes when due, subject to good faith disputes;

     - to pay or perform other obligations when due;

     - to use its best efforts, consistent with its past practices and policies, to

          - preserve intact its present business organization,

          - keep available the services of its present officers and employees, and

          - preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings; and

     - to promptly notify Corixa of any event involving Ribi's business or operations that Ribi reasonably believes could have a material adverse effect on Ribi or the surviving corporation.

     In addition, Ribi has also agreed that, except as permitted under the terms of the merger agreement or consented to in writing by Corixa, beginning on the date of the merger agreement and ending on the earlier of the termination of the merger agreement or the effective time of the merger, Ribi will conduct its business in compliance with certain specific restrictions relating to the following:

     - changes to the terms of outstanding options to purchase shares of Ribi common stock;

     - the grant of any severance or termination pay;

     - Ribi's intellectual property;

     - the issuance of dividends or other distributions;

     - the issuance, repurchase or redemption of securities;

     - modification of Ribi's certificate of incorporation, certificate of designation and bylaws;

     - the acquisition of assets, equity interests or other entities;

     - the sale or disposition of Ribi's assets;

     - the incurrence of indebtedness;

     - employees and employee benefits;

     - payments outside of the ordinary course of business;

     - entrance into, modification or termination of contracts;

     - policies and procedures;

     - actions adversely impacting the merger;

     - SEC filings; and

     - capital expenditures.

     The agreements related to the conduct of Ribi's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Conduct of Business of Ribi."

CONDUCT OF CORIXA'S BUSINESS PRIOR TO COMPLETION OF THE MERGER

     Corixa has agreed that, beginning on the date of the merger agreement and ending on the earlier of the termination of the merger agreement or the effective time of the merger, except as provided in the merger agreement or consented to in writing by Ribi, Corixa will conduct its business in compliance with certain specific restrictions relating to the following:

     - the issuance of dividends or other distributions;

     - actions adversely impacting the merger; and

     - SEC filings.

     The agreements related to the conduct of Corixa's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Conduct of Business of Corixa."

CERTAIN COVENANTS

     Corixa and Ribi also agreed that prior to the effective time of the merger they will, among other things:

     - use reasonable best efforts to consummate the merger;

     - notify the other if any representation or warranty becomes untrue or inaccurate in any material respect;

     - use reasonable best efforts to obtain required consents to and regulatory approvals of the merger;

     - provide each other reasonable access to certain information;

     - take all actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the merger and the transactions contemplated by the merger agreement, subject to the appropriate vote or consent of stockholders;

     - consult with each other before issuing any press release or making any public disclosure regarding the merger;

     - prepare and file this proxy statement/prospectus as promptly as practicable after the execution of the merger agreement; and

     - use their commercially reasonable efforts to have the registration statement filed by Corixa declared effective under the Securities Act as promptly as practicable after such filing.

     Ribi has agreed that, prior to the effectiveness of the merger, it will, among other things:

     - use its reasonable best efforts to deliver to Corixa, as promptly as practicable, from each affiliate of Ribi and from one other stockholder of Ribi, an executed voting agreement and an executed irrevocable proxy in favor of the merger substantially in the forms included as part of the merger agreement attached as Appendix A to this proxy statement/prospectus;

     - use its reasonable efforts to deliver to Corixa, as promptly as practicable, from RGC International Investors, LDC an executed voting agreement substantially in the form included as a part of the merger agreement attached as Appendix A to this proxy statement/prospectus;

     - take all action necessary to convene the Ribi special meeting as promptly as practicable and in event within 30 days after the registration statement is declared effective by the SEC;

     - use its commercially reasonable efforts to solicit from its stockholders proxies in favor of approval of the merger;

     - take all steps necessary to amend its 1986 and 1996 stock option plans and 1996 directors' plan, each as more fully described in this proxy statement/prospectus.

     Corixa has agreed that prior to the effectiveness of the merger, it will, among other things:

     - take all action necessary to convene the Corixa special meeting as promptly as practicable and in any event within 30 days after the registration statement is declared effective by the SEC;

     - use its commercially reasonable efforts to solicit from its stockholders proxies in favor of approval of the merger;

     - file with Nasdaq a listing notice covering the shares of Corixa common stock to be issued in connection with the merger;

     - file a registration statement on Form S-8 or amend an existing Form S-8 to register the shares of Corixa common stock issuable upon exercise of Ribi stock options assumed by Corixa in the merger; and

     - following the effectiveness of the merger, provide offer letters, retention letters or employment agreements to employees of Ribi and make available to individuals who become employees of Corixa after the merger benefits that are comparable to benefits offered to Corixa employees, consistent with the benefits currently offered by Ribi and applicable state law.

     In addition, as soon as possible following the approval of the merger by the stockholders of Ribi and Corixa, and prior to the closing of the merger, Ribi is required to redeem all of the then outstanding shares of Ribi Series A preferred stock that have not been converted into Ribi common stock. This redemption will occur pursuant to Ribi's optional redemption right under the Certificate of Designation of Rights, Preferences and Privileges of the Ribi Series A preferred stock. Following satisfaction of the closing criteria in the merger agreement, Ribi will deliver to each holder of then outstanding Ribi Series A preferred stock a notice of redemption that will provide for redemption within 10 trading days of the date the notice is provided.

     Corixa has agreed to fund a portion of the redemption of the Ribi Series A preferred stock through Ribi's issuance of a promissory note to Corixa, or a third party investor selected by Corixa, in the principal amount of 0.88908 multiplied by the total amount necessary to redeem all of the then outstanding shares of Ribi Series A preferred stock. This promissory note will be, at Corixa's option, either repayable in cash or convertible into Corixa common stock. Ribi will pay the remaining 0.11092 of the redemption amount of the Ribi Series A preferred stock.

     The additional agreements and covenants made by the parties are complicated and not easily summarized. You are urged to carefully read section 5 of the merger agreement entitled "Additional Agreements."

NO OTHER NEGOTIATIONS INVOLVING RIBI

     Under the terms of the merger agreement, Ribi agreed that neither it nor its officers, directors, employees or agents will, directly or indirectly:

     - solicit, initiate, encourage or induce any Acquisition Proposal (as defined below);

     - participate in any discussions or negotiations regarding any Acquisition Proposal;

     - furnish to any person any non-public information with respect to any Acquisition Proposal;

     - take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal;

     - engage in discussions with any person with respect to any Acquisition Proposal;

     - approve, endorse or recommend any Acquisition Proposal; or

     - enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below).

     However, after the Ribi board receives an unsolicited, written, bona fide offer that it reasonably concludes may constitute a Superior Offer (as defined below), Ribi may furnish nonpublic information regarding Ribi, enter into a confidentiality agreement with or enter into discussions with, any person or group in response to such Superior Offer if;

      - neither Ribi nor any Ribi representative shall have violated any of the restrictions set forth in the merger agreement with respect to the solicitation of an Acquisition Proposal;

      - Ribi's board of directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for Ribi's board of directors to comply with its fiduciary obligations to Ribi's stockholders under applicable law;

      - prior to furnishing any such nonpublic information to, and as promptly as reasonably practicable after having any discussions with, any person or group who makes a Superior Offer Ribi gives Corixa written notice of the identity of such person or group and of Ribi's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Ribi receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Ribi; and

      - contemporaneously with furnishing any such nonpublic information to the same person or group, Ribi furnishes the same nonpublic information to Corixa (to the extent it has not been previously furnished by Ribi to Corixa).

     If Ribi determines to accept a Superior Offer after complying with all applicable restrictions, all voting agreements entered into between Corixa and Ribi stockholders will terminate, and Ribi will be entitled to enter into an agreement with such third party concerning such Superior Offer, provided that Ribi has made payment in full to Corixa of the termination fee described more fully beginning on page 105.

     An ACQUISITION PROPOSAL is any offer or proposal relating to any Acquisition Transaction, other than an offer or proposal by Corixa.

     An ACQUISITION TRANSACTION is any transaction or series of related transactions, other than the transactions contemplated in the merger agreement, involving any of the following:

     - any acquisition or purchase of more than a 15% interest in the total outstanding voting securities of Ribi or any of its subsidiaries;

     - any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of Ribi or any of its subsidiaries;

     - any merger or similar transaction pursuant to which the stockholders of Ribi immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity;

     - any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 50% of the assets of Ribi; or

     - any liquidation or dissolution of Ribi.

     A SUPERIOR OFFER is an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions:

     - a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Ribi pursuant to which the stockholders of Ribi immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction;

     - a sale or other disposition by Ribi of assets, excluding inventory and used equipment sold in the ordinary course of business, representing more than 50% of the fair market value of Ribi's business immediately prior to such sale;

     - the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by Ribi, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then-outstanding shares of capital stock of Ribi; and

     - any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, on terms that Ribi's board of directors determines, in its judgment consistent with applicable corporate law, after consultation with Hambrecht & Quist, is reasonably likely to be financially superior to the Ribi stockholders than the terms of the merger.

     Ribi also agreed to advise, as promptly as practicable, Corixa orally and in writing of any request for nonpublic information which Ribi reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Ribi reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person or group making the same. Ribi agreed to keep Corixa informed in all material respects of the status and details, including material amendments or proposed amendments, of any such request, Acquisition Proposal or inquiry.

     The Ribi board may, without breaching the merger agreement, change its recommendation in favor of the merger if a Superior Offer is made and Ribi complies with certain other conditions in the merger agreement, including the payment of the termination fee.

INDEMNIFICATION

     Corixa agreed to fulfill the obligations of Ribi pursuant to the indemnification agreements between Ribi and its directors and officers in existence as of the effectiveness of the merger and any indemnification provisions under Ribi's certificate of incorporation or bylaws as in effect on the date of the merger agreement. The certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to indemnification that are at least as favorable as those contained in the certificate of incorporation and bylaws of Ribi as in effect on June 9, 1999, and these provisions will not be amended, repealed or otherwise modified for a period of three years from the completion of the merger in any manner that would adversely affect the rights of individuals who, immediately prior to the completion of the merger, were directors, officers, employees or agents of Ribi, unless such modification is required by law.

     Additionally, for a period of three years after completion of the merger, Corixa will use its commercially reasonable efforts to maintain, if available, directors' and officers' liability insurance covering those persons who are currently covered by Ribi's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Ribi. However, Corixa will not be required to pay in excess of 125% of the annual premium currently paid by Ribi for such coverage.

CONDITIONS

     The respective obligations of Corixa and Ribi to effect the merger shall be subject to the satisfaction or waiver of certain conditions, including, among others, the following:

     - the approval of the merger by the requisite vote of the stockholders of both Corixa and Ribi;

     - Corixa's registration statement must be effective, no stop order suspending its effectiveness will be in effect and no proceeding for suspension of its effectiveness will have been initiated or threatened in writing by the SEC;

     - the absence of any law, governmental order, decree or injunction prohibiting consummation of the merger or that has the effect of making the merger illegal;

     - the expiration or termination of all waiting periods under applicable antitrust laws; and

     - Corixa and Ribi each shall have received a written opinion from their respective tax counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and such opinion shall not have been withdrawn.

     The obligations of Ribi to effect the merger shall be subject to the satisfaction of certain additional conditions, any of which may be waived by Ribi, including, among others, the following:

     - except as specified in the merger agreement, each representation and warranty of Corixa must have been true and correct in all material respects as of June 9, 1999 and must be true and correct in all material respects on and as of the date the merger is to be completed, and Ribi shall have received a certificate from Corixa with respect to the foregoing;

     - Corixa shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Corixa prior to the completion of the merger, and Ribi shall have received from Corixa a certificate to such effect;

     - Ribi shall have received a certificate of corporate good standing for Corixa;

     - Ribi shall have received an opinion from counsel to Corixa in substantially the form agreed to in the merger agreement;

     - Corixa shall have obtained all consents, waivers and approvals required in connection with the merger;

     - no material adverse effect with respect to Corixa shall have occurred since June 9, 1999;

     - the filing of an application for the listing on Nasdaq of shares of Corixa common stock to be issued in connection with the merger shall have been made; and

     - Ribi shall have received a fairness opinion from Hambrecht & Quist stating that the terms of the merger are fair to the Ribi stockholders from a financial point of view.

     The obligations of Corixa to effect the merger shall be subject to the satisfaction of additional conditions, any of which may be waived by Corixa, including, among others, the following:

     - except as specified in the merger agreement, each representation and warranty of Ribi must have been true and correct in all material respects as of June 9, 1999 and must be true and correct in all material respects on and as of the date the merger is to be completed, and Corixa shall have received a certificate from Ribi with respect to the foregoing;

     - Ribi shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Ribi prior to the completion of the merger, and Corixa shall have received a certificate from Ribi to that effect;

     - Corixa shall have received a certificate of corporate good standing for Ribi;

     - Corixa shall have received an opinion from counsel to Ribi in substantially the form agreed to in the merger agreement;

     - no material adverse effect with respect to Ribi shall have occurred since June 9, 1999;

     - Ribi shall have obtained all consents, waivers and approvals required in connection with the merger;

     - the absence of an injunction or other order limiting or restricting Corixa's ability to conduct or operate the business of Ribi following the merger;

     - Each affiliate of Ribi shall have executed a voting agreement;

     - Ribi shall have redeemed all outstanding shares of Ribi Series A preferred stock or these shares shall have been converted into Ribi common stock;

     - Corixa shall have received a fairness opinion from Pacific Growth Equities stating that the terms of the merger are fair to the Corixa stockholders from a financial point of view;

     - Ribi's directors' and officers insurance is in full force and effect;

     - Ribi's board of directors had adopted a resolution terminating Ribi's 401(k) plan effective as of a date prior to the closing of the merger; and

     - Ribi's stock option plans are amended to:

      - either waive acceleration of vesting of Ribi stock options in connection with the merger or allow full acceleration of vesting of such options so long as such options terminate upon the effectiveness of the merger;

      - permit outstanding Ribi stock options to be assumed by Corixa; and

      - permit holders of outstanding Ribi stock options 90 days to exercise such options after termination of their employment.

     A material adverse effect is any event, change, or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition, properties, assets, liabilities, business, operations, results of operations, or business as proposed to be conducted, of Corixa or Ribi and their respective subsidiaries, taken as a whole, or to prevent or materially delay consummation of the merger or otherwise to prevent Corixa or Ribi and their respective subsidiaries from performing their obligations under the merger agreement in any material manner.

TERMINATION OF THE MERGER AGREEMENT

     At any time prior to the effectiveness of the merger, whether before or after approval of the merger by the Corixa or Ribi stockholders, the merger agreement may be terminated and the merger may be abandoned:

     - by mutual consent of the boards of directors of each of Ribi and Corixa;

     - by either Corixa or Ribi, if, without fault of the terminating party, the merger has not been consummated on or before September 15, 1999, or November 1, 1999 if the SEC reviews this proxy statement/prospectus, or such later date as Corixa and Ribi may agree;

     - by either Corixa or Ribi, if there shall be any applicable law that makes consummation of the merger illegal or otherwise prohibited or if any court or governmental entity shall have issued a final order, decree, ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger;

     - by either Corixa or Ribi if the required approval of the stockholders of Corixa or Ribi shall not have been obtained at the Corixa special meeting or Ribi special meeting, respectively;

     - by either Corixa or Ribi, at any time prior to the approval of the merger by the required vote of the stockholders of Ribi, if:

      -- Ribi's board of directors shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Corixa its unanimous recommendation in favor of the approval of the merger;

      -- Ribi shall have failed to include in this proxy statement/prospectus the unanimous recommendation of Ribi's board of directors in favor of the approval of the merger;

      -- Ribi's board of directors fails to reaffirm its unanimous recommendation in favor of the approval of the merger within 7 calendar days after Corixa requests in writing that such recommendation be reaffirmed at any time following the public announcement of a Superior Offer;

      -- Ribi's board of directors shall have approved or publicly recommended any Superior Offer;

      -- Ribi shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer; or

      -- a tender or exchange offer relating to securities of Ribi shall have been commenced by a person or entity unaffiliated with Corixa, and Ribi shall not have sent to its securityholders a statement disclosing that Ribi recommends rejection of such tender or exchange offer within 10 business days after such tender or exchange offer is first published, sent or given;

     - by Corixa, at any time prior to the approval of the merger by the stockholders of Ribi if Ribi shall not have used commercially reasonable efforts to hold the Ribi special meeting as promptly as practicable and in any event within the later of:

      -- 30 days after the effectiveness of the registration statement registering the shares issuable in the merger, subject to extension for an additional seven days if Ribi receives a Superior Offer during the last five days of such 30-day period; or

      -- 15 days after any post-effective amendments to the proxy statement/prospectus are mailed to stockholders of Ribi;

     - by Ribi, at any time prior to the approval of the merger by the stockholders of Corixa if Corixa shall not have used commercially reasonable efforts to hold the Corixa special meeting as promptly as practicable and in any event within 15 days after any post-effective amendments to the proxy statement/prospectus are mailed to shareholders of Corixa;

     - by Ribi, whether before or after Corixa obtains approval of the merger by its stockholders, upon a breach of any representation, warranty, covenant or agreement on the part of Corixa set forth in the merger agreement, or if any representation or warranty of Corixa shall have become untrue, in either case resulting in a material adverse effect to Corixa and subject to the ability of Corixa to correct such breach; or

     - by Corixa, whether before or after Ribi obtains approval of the merger by its stockholders, upon a breach of any representation, warranty, covenant or agreement on the part of Ribi set forth in the merger agreement, or if any representation or warranty of Ribi shall have become untrue, in either case resulting in a material adverse effect to Ribi and subject to the ability of Ribi to correct such breach.

     The agreements of Corixa and Ribi relating to their respective ability to terminate the merger agreement are complicated and not easily summarized. You are urged to carefully read section 7 in the merger agreement entitled "Termination, Amendment and Waiver."

EXPENSES; TERMINATION FEES

     Subject to the following exceptions, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement, including among other things filing fees and the fees and expenses of advisors, accountants, legal counsel and financial printers, shall be paid by the party that incurred such expense. In addition, Corixa shall pay all fees and expenses, other than attorneys', accountants' and fairness opinion fees and expenses, incurred by Corixa and Ribi in relation to the printing and filing of the proxy statement/prospectus and the registration statement, including financial statements and exhibits and any amendments or supplements thereto.

     Ribi will be obligated to pay Corixa a fee of $2.5 million if the merger agreement is terminated by either Corixa or Ribi, because, among other things:

      -- Ribi's failure to include in this proxy statement/prospectus the unanimous recommendation of Ribi's board of directors in favor of the approval of the merger;

      -- The failure of Ribi's board of directors to reaffirm its unanimous recommendation in favor of the approval of the merger within 7 calendar days after Corixa requests in writing that such recommendation be reaffirmed at any time following the public announcement of a Superior Offer;

      -- Ribi's board of directors shall have approved or publicly recommended any Superior Offer;

      -- Ribi shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer; or

      -- a tender or exchange offer relating to securities of Ribi shall have been commenced by a person or entity unaffiliated with Corixa, and Ribi shall not have sent to its securityholders a statement disclosing that Ribi recommends rejection of such tender or exchange offer within 10 business days after such tender or exchange offer is first published, sent or given.

AMENDMENT; EXTENSION; WAIVER

     Subject to applicable law, the merger agreement may be amended in writing by Corixa and Ribi at any time before completion of the merger. Additionally, at any time prior to the effective time of the merger, Corixa and Ribi may:

     - extend the other's time for the performance of any of the obligations or other acts under the merger agreement;

     - waive any inaccuracies in the other's representations and warranties contained in the merger agreement; and

     - waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

                    ADDITIONAL MATTERS BEING SUBMITTED TO A
                        VOTE OF ONLY CORIXA STOCKHOLDERS

                                 PROPOSAL NO. 1

               APPROVAL OF POTENTIAL ADDITIONAL CASTLE GATE DRAWS

     In April 1999, Corixa entered into an agreement with Castle Gate, a Northwest investment partnership focusing primarily on health care and biomedical companies, to provide Corixa with an equity line of credit of up to $50 million. Under this agreement, Castle Gate is obligated to provide the equity line of credit for a period of two years. Corixa may draw down funds under the equity line of credit at its sole option and may use such funds for expenses associated with various technology or company acquisitions. When funds are drawn down under the equity line of credit, Corixa will issue to Castle Gate shares of Corixa's Series A preferred stock at a price of $1,000 per share and warrants to purchase shares of Corixa's common stock as described below.

     The Series A preferred stock has an annual cumulative dividend of five percent and may be paid, at Corixa's option, in cash or in shares of Corixa's common stock. The Series A preferred stock may be converted into Corixa common stock at the option of Castle Gate at any time following issuance thereof. Shares of Series A preferred stock that have been outstanding for at least four years will be converted into common stock automatically on the fourth anniversary or any subsequent anniversary of the issuance of such shares in the event Castle Gate would receive a specified return on its equity investment. Additionally, any shares of Series A preferred stock that have not been converted previously will be converted automatically on the seven-year anniversary of the initial issuance of such shares of Series A preferred stock. Subject to limited exceptions, shares of Series A preferred stock vote together with the common stock as a single class on an as-converted basis.

     Corixa has designated 50,000 shares of Series A preferred stock, which is the maximum number of shares of Series A preferred stock issuable to Castle Gate in connection with the equity line of credit. The rights and preferences of the Series A preferred stock are described in Corixa's certificate of designation with respect to the Series A preferred stock, which certificate of designation is attached as an exhibit to Corixa's current report on Form 8-K filed on April 23, 1999. The certificate of designation has also been filed with the Delaware Secretary of State. The rights and preferences of the Series A preferred stock are more fully described in the section entitled "Comparison of Rights of Holders of Corixa Capital Stock and Holders of Ribi Capital Stock" beginning on page 192. These rights and preferences are complicated and not easily summarized, and you are urged to carefully read the certificate of designation.

     Upon execution of the Castle Gate agreement, Corixa completed an initial draw-down under the equity line of credit of $12.5 million and a corresponding issuance to Castle Gate of 12,500 shares of Series A preferred stock and warrants to purchase a total of up to 1,037,137 shares of common stock. The conversion price for the Series A preferred stock issued in the initial draw is $8.50 per share. At its option, Corixa may elect to draw down additional funds under the equity line of credit, provided that each draw is a minimum of $12.5 million. The conversion price for all other shares of Series A preferred stock that may be issued as the result of optional additional draws under the equity line of credit will be equal to the average daily closing price of Corixa's common stock for a designated period before and after the completion of such additional draw, provided that such conversion price cannot exceed certain specified amounts.

     Of the warrants that have been issued to Castle Gate, warrants to purchase 312,500 shares have an exercise price of $8.50 per share and warrants to purchase 724,637 shares have an exercise price of $8.28 per share. Under the Castle Gate agreement, Corixa is obligated to issue to Castle Gate additional warrants upon the occurrence of certain events. These additional warrants will become exercisable either on a pro-rata basis upon the consummation of additional draw(s), if any, and corresponding issuances of Series A preferred stock by Corixa under the equity line of credit, or upon certain specified dates, and will have exercise prices that are determined in accordance with specified formulas at the time of their respective issuances. If all additional warrants are issued, they will be exercisable for a maximum of:

     - an additional 187,500 shares of common stock; and

     - a number of shares of common stock worth up to $2,125,000.

     Under the registration rights agreement entered into between Corixa and Castle Gate in connection with the equity line of credit, Corixa has committed to register the underlying shares of common stock for resale after certain conversions of the Series A preferred stock. Additionally, Corixa and Castle Gate entered into a standstill agreement in connection with the equity line of credit, under which there are certain restrictions on Castle Gate's ability to purchase shares of Corixa's capital stock other than in connection with the equity line of credit. The registration rights agreement and the standstill agreement are attached as exhibits to the Form 8-K filed by Corixa on April 23, 1999.

     A condition of Corixa's agreement with Castle Gate is that Corixa must obtain stockholder approval before making any additional draws under the equity line of credit. Corixa is also obligated to obtain such stockholder approval pursuant to the rules of Nasdaq if such draws could result in Corixa issuing 20% or more of its capital stock to Castle Gate at a price per share that is less than the greater of the book or market value of such stock.

     Corixa has no present intention to make additional draws under the equity line of credit. Additionally, Corixa currently is unable to determine whether the issuance of any additional shares of Series A preferred stock or warrants to purchase common stock will be at a price that is less than the greater of the book or market value of such stock because the applicable price is determinable only at the time Corixa issues such securities. The conversion and exercise prices of the Series A preferred stock and common stock warrants, respectively, that were issued to Castle Gate upon execution of the agreement did not meet this criteria. Corixa is seeking stockholder approval for potential additional draws under the Castle Gate equity line of credit to allow Corixa the flexibility to make such additional draws in the future without the need to obtain stockholder approval at such times.

REQUIRED VOTE

     The approval of additional Caste Gate draws requires the affirmative vote of the holders of a majority of Corixa's common stock represented in person or by proxy at the meeting and entitled to vote on this proposal. Under Nasdaq rules, holders of Corixa Series A preferred stock are not entitled to vote on this proposal.

     CORIXA'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TERMS OF THE CASTLE GATE EQUITY LINE OF CREDIT AND THE POTENTIAL FOR CORIXA TO MAKE ADDITIONAL DRAWS THEREUNDER, AND RECOMMENDS A VOTE FOR THE APPROVAL OF POTENTIAL ADDITIONAL CASTLE GATE DRAWS AS DESCRIBED ABOVE.

                                 PROPOSAL NO. 2

                     APPROVAL OF AMENDMENT TO THE 1994 PLAN

     Corixa's stockholders are being asked to approve an amendment to the Amended and Restated 1994 Stock Option Plan to increase the number of shares available for issuance under the 1994 plan by 2,500,000 shares and to increase the maximum number of shares that may be automatically added to the plan each year pursuant to its "evergreen" provision from 500,000 shares to 750,000 shares. If these amendments are approved, the maximum aggregate number of shares of Corixa common stock that may be issued under the 1994 plan as currently structured is 9,016,234. Set forth below is a summary of the principal features of the 1994 plan. The summary, however, does not purport to be a complete description of all the provisions of the 1994 plan and may not contain all the information that is important to you. The 1994 plan as proposed to be amended, is attached as Appendix H to this proxy statement/prospectus, and you are urged to carefully read it.

GENERAL

     Corixa believes that long-term equity compensation in the form of stock options is critical in order to attract qualified employees and to retain and provide incentive to current employees, particularly in light of the increasingly competitive environment for talented personnel. As of June 24, 1999, options to purchase 2,098,157 shares were outstanding under the 1994 plan, 348,546 shares had been issued pursuant to the exercise of options granted under the 1994 plan and 320,573 shares remained available for future grants. The board of directors believes that the number of shares currently available under the 1994 plan is likely to be insufficient in light of potential continued growth in Corixa's operations, including increases in the number of employees due to this merger, as well as acquisitions Corixa has completed since the previous amendment and restatement of its 1994 plan, including the GenQuest and Anergen acquisitions, as well as any acquisitions of other companies or businesses that may be consummated by Corixa in the future. For this reason, the Board has determined that it is in the best interests of Corixa to increase the number of shares available for issuance under the 1994 plan by 2,500,000 shares to an aggregate of 5,266,234 shares and to increase the annual maximum automatic increase in the number of shares reserved for issuance thereunder from 500,000 to 750,000. As a result of these amendments, the maximum aggregate number of shares of common stock that may be issued under the 1994 plan as currently structured is 9,016,234.

DESCRIPTION OF THE STOCK OPTION PLAN

     For a description of the terms of the 1994 plan, see the section entitled "Management of Corixa -- Stock Option and Incentive Plans" beginning on page 166.

REQUIRED VOTE

     The approval of the proposed amendment to the 1994 plan requires the affirmative vote of the holders of a majority of Corixa's common stock and Series A preferred stock represented in person or by proxy at the meeting and entitled to vote on this proposal, voting together as a single class on an as-converted basis.

     CORIXA'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE 1994 PLAN AS DESCRIBED ABOVE AND RECOMMENDS THAT YOU VOTE IN FAVOR THEREOF.

                   RIBI MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Since its inception in 1981, Ribi has been engaged primarily in the research and development of immunostimulants for use in preventing and treating human diseases. To date, Ribi has received limited revenues from commercial sales and sales of clinical supplies. Ribi has incurred net losses in each year since its inception and expects to incur additional losses for at least the next year, and probably longer. At March 31, 1999, Ribi's accumulated deficit was approximately $51.6 million.

     Ribi's results of operations can vary significantly from quarter to quarter and depend, among other factors, on costs related to the progress of clinical trials conducted by Ribi and, to a lesser extent, on revenues and costs associated with manufacturing. To date, research and development expenses, together with manufacturing costs, have exceeded product and other revenues in all periods.

     Ribi is not able to estimate with certainty the amount of cash and working capital which may be needed for operations. Such requirements typically vary depending upon the results of basic research and clinical trials, the time and expense required for governmental approval of products, and competitive and technical developments, most of which are beyond management's control. Ribi may not be able to obtain the necessary funding in sufficient amounts or at the appropriate time for its planned activities. In the event Ribi may require additional funding, it might not be able to proceed as rapidly as it would like, if at all, with the development and commercialization of its products, which would significantly harm its future financial condition and results of operations.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     Revenues. Ribi has received limited revenues from commercial sales and sales of clinical supplies. The balance of its revenues has been from contracts and licenses and investment income earned on cash balances and investments. Ribi anticipates that its revenues from operations, which increased from approximately $4.6 million in 1996 to approximately $6.5 million in 1997 and decreased slightly to approximately $6.1 million in 1998, will continue to be limited for the next year, and probably longer.

     Fees from licenses and contracts increased from approximately $2.0 million in 1996 to approximately $2.8 million in 1997 and remained level at approximately $2.8 million in 1998. In January 1997 a fifth agreement was signed with SmithKline Beecham granting use of Ribi's adjuvants in various vaccines being developed by SmithKline Beecham. This most recent agreement, effective as of December 31, 1996, grants SmithKline Beecham an exclusive license to use Ribi's adjuvants in a human papilloma virus vaccine, a co-exclusive license for a tuberculosis vaccine and a nonexclusive license to use Ribi's adjuvants in the development of additional infectious disease vaccines as well as other vaccines. In addition to annual license fees, Ribi will receive transfer payments for clinical and commercial quantities of adjuvant and royalties on any commercial sales of vaccines incorporating Ribi's adjuvant. To date there have been no commercial sales of adjuvants pursuant to licensing agreements.

     Investment income decreased from approximately $1.0 million in 1996 to $942,000 in 1997 and $746,000 in 1998. The year-to-year reduction in investment income has been due substantially to reductions in the amount of funds available for investment during those periods. The average interest rate in the investment portfolio increased from approximately 6.03% at December 31, 1996, to 6.14% at December 31, 1997, and decreased to 5.35% at December 31, 1998. Additionally, losses, net of gains, realized from sales of investments were approximately $11,000 in 1997 and $20,000 in 1998.

     Purchases and Production Expenses. Purchases and production costs increased from $988,000 in 1996 to approximately $1.3 million in 1997 and to $1.8 million in 1998. Such costs, as a percentage of sales, declined from 1996 to 1997 as the volume of products manufactured in the manufacturing facility increased. The costs increased, as a percentage of sales, from 1997 to 1998. In 1998 the manufacturing plant underwent additional validation testing necessary as part of the Melacine commercial licensing activities, resulting in a decrease in plant throughput for the year.

     Research and Development Expenses. Ribi incurred research and development expenses of approximately $6.2 million, $8.2 million and $7.9 million in 1996, 1997 and 1998, respectively. The increase in 1997 principally reflects, in addition to ongoing preclinical and clinical programs for Ribi's products under development, costs of preparing and filing commercial license applications. Research and development expenses consisted primarily of salaries, contract consulting costs and laboratory supplies. Labor costs decreased from approximately 43% of total research and development costs in 1996 to 36% in 1997 and increased to 41% in 1998. Supply costs have ranged from 21% to 23% of total research and development expenses throughout the three-year period. Contract consulting costs increased from approximately 27% of total research and development expenses in 1996 to 36% in 1997 and decreased to 29% in 1998. The year-to-year variance in expense can be attributed to the level of activity in clinical, preclinical and commercial licensing projects. Ribi expects research and development expenses to be lower from 1998 to 1999. While Ribi plans to continue its preclinical development programs and complete patient accrual in its Phase 3 clinical trial testing Melacine administered in conjunction with interferon alfa-2b to treat patients with late-stage melanoma, much of the work for the preparation of a commercial licensing application for Melacine in the United States has been completed. Lower research and development expenses are dependent, among other things, on the rate at which patients are attracted to Ribi's clinical trials, the results experienced in trials and other research activities, and the acceptance of regulatory filings by various regulatory agencies.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from approximately $3.0 million in 1996 to $3.4 million in 1997 to $4.8 million in 1998. During this three-year period, labor costs increased from approximately $1.6 million in 1996 to $1.7 million in 1997 and to $1.8 million in 1998. In addition to labor costs, the increase in costs in 1997 is mainly attributable to greater investor relations efforts, higher maintenance costs and added depreciation. In 1998 the increase in costs, other than labor costs, is primarily attributable to costs associated with litigation and the landfill located in Ravalli County, Montana. Additionally, other increases pertain to Year 2000 assessment and remediation expenses, depreciation expense and maintenance costs. Ribi allocates part of its administrative and depreciation costs, which are directly related to manufacturing, to the cost of producing products for sale and for use in clinical trials. Such costs allocated in each year 1996, 1997 and 1998 were $808,000, $837,000 and $907,000, respectively.

     Net Loss. Ribi's net loss increased from approximately $5.6 million in 1996 to $6.4 million in 1997 and to $7.6 million in 1998. Its net loss per share over the same period was $0.30 per share in 1996, $0.32 per share in 1997 and $0.38 per share in 1998. The weighted average number of shares outstanding increased approximately 6% from 1996 to 1997. The increase reflects shares issued in a sale of stock and warrants to SmithKline Beecham in January 1997 and the exercise of unrelated warrants in July 1997.

THREE MONTHS ENDED MARCH 31, 1999 AND MARCH 31, 1998

     During the first quarter of 1999, Ribi incurred a net loss of approximately $1.6 million compared to a net loss of approximately $1.7 million in the first quarter of 1998. The lower net loss reflects level total revenues and lower expenses.

     Increased revenues from contracts and licenses were offset by lower sales for the first quarter of 1999 compared to the first quarter of 1998. The increase in revenues from contracts and licenses results from the receipt of minimum royalties under one of its adjuvant license agreements. Sales were lower, reflecting the needs of Ribi's corporate partners who are developing vaccines using Ribi's adjuvants. Ribi expects sales for 1999 to be comparable with those of 1998. However, it is possible that customer orders will be lower than projected.

     Purchases and production costs increased $99,000 while sales decreased $188,000 during the first quarter of 1999 compared to the first quarter of 1998. Costs were lower in the first quarter of 1998 in relation to sales because of higher plant throughput during that time period.

     Research and development expenses decreased 10% during the first quarter of 1999 compared to the same quarter in 1998. The decrease mainly reflects additional outside contract and other costs incurred in the first quarter of 1998 necessary to prepare and file its commercial license application for Melacine melanoma theraccine in Europe. The application was later withdrawn, leaving open the possibility of refiling with additional data from ongoing Phase III clinical trials scheduled for completion within the next 12 months. Ribi has been preparing a commercial license application for filing with the FDA in the United States. A meeting with the FDA is planned for later this year to obtain further guidance on filing the application. Additionally, Ribi has continued its preclinical development of its new synthetic immune system modulators, including its drug candidate for protection against cardiac reperfusion injury. Ribi expects total research and development expenses for 1999 to be lower than those expenses in 1998 as much of the work for commercial license applications for Melacine was completed in 1997 and 1998. It is possible that completion of a Melacine commercial license application for the United States will require more time than expected or that the FDA will not accept the filing for detailed review. It is also possible that neither the Melacine commercial license application pending in Canada nor the one that might be filed with the FDA will be approved, or that planned clinical trials will not proceed as expected.

     Selling, general and administrative expenses decreased $46,000 in the first quarter of 1999 compared to the first quarter of 1998. Reductions in recruiting costs and validation support were substantially offset by increased Year 2000 remediation and testing costs. Additionally, Ribi allocated $247,000 in administrative expenses relating to manufacturing activities to production costs in the first quarter of 1999 compared to $200,000 in the first quarter of 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Ribi has financed its operations primarily from the issuance and sale of equity securities, limited sales of products, interest earned on investments, and payments under contract research and license agreements. The financing sources have, to date, enabled Ribi to maintain adequate liquidity. Cash, cash equivalents and investments totaled approximately $13.2 million at December 31, 1998, as compared to approximately $13.4 million at December 31, 1997.

     The principal uses of cash during 1998 were approximately $5.0 million for operations, approximately $1.7 million for deposits and other assets and approximately $1.3 million for plant and equipment. Ribi used approximately 5% less cash in operations in 1998 than in 1997, reflecting on a cash basis increased revenues. Increased cash basis revenues include cash collected under a marketing license agreement, which may have to be refunded if certain product approval goals are not met. Cash requirements for operating activities in 1999 are expected to decrease below 1998 levels as work is completed for clinical trials and commercial licensing applications. Additionally, revenues are expected to increase slightly in 1999. Projected cash requirements are dependent upon Ribi receiving the revenues that are anticipated and conducting the research, particularly the clinical trials and commercial regulatory filings, that are projected. It is possible that sales could be lower because customers may not order as much material as expected. It is also possible that patient accrual within planned clinical trials will be slower than anticipated or that the results of the trials or other research will not be as expected.

     In 1998, Ribi obtained additional working capital from the sale of convertible preferred stock for net proceeds of approximately $7.7 million. In 1997, Ribi's primary sources of cash were approximately $4.0 million from the sale of 1,103,448 shares of common stock to SmithKline Beecham and $963,000 from the exercise of outstanding warrants and stock options. Ribi has outstanding warrants to purchase 500,000 shares at $5.00 per share that were issued to SmithKline Beecham in 1997 as part of its stock purchase agreement. These warrants expire if not exercised by January 1, 2000.

     Ribi will require substantial additional funds to continue its research and development programs and to commercialize its products under development. Future capital requirements will depend upon a number of factors, including the rate of expenditure on and the progress of Ribi's research and development programs, the time and cost to obtain regulatory approvals, and demand for products based on Ribi's technology. Absent the impact of the merger, Ribi believes that presently its available cash, cash equivalents and investments, together with funds from licensing agreements and product sales should be sufficient to meet its capital requirements into 2002. Ribi's estimate of cash requirements is based on the receipt of projected revenues under existing agreements combined with an anticipated reduction of expenses from current levels as current research programs are completed. Ribi also assumes that its outstanding preferred stock will be converted into Ribi common stock rather than redeemed for cash.

     During the first quarter of 1999, Ribi used $608,000 in operations compared to cash provided by operations during the first quarter of 1998 of $555,000. The variance mainly reflects changes in operating assets and liabilities connected to differences between the timing of cash and accrual for the recognition of license fee revenues. Ribi expects cash flows used in operations for 1999 to be less than those in 1998 as expenses will likely continue to be lower in 1999 than in 1998. Projected cash flows are dependent upon Ribi receiving revenues that are anticipated and preparing the commercial filings and conducting the research and clinical trials that are now planned.

YEAR 2000 READINESS DISCLOSURE

     In computer systems and applications developed in the 1970s and 1980s, years were often stored in a 2-digit rather than 4-digit format to save expensive computer storage and processing space. These systems correctly assumed the 2-digit year in data storage was preceded by the digits "19." At year 2000, a 2-digit date of "00" may not be interpreted correctly by these systems, which could lead to incorrect or inadequate results or equipment failure in cases where computer chips regulate equipment operation. Ribi established a committee, which made a preliminary assessment, and hired an outside firm, which determined in reasonable detail Ribi's exposure to the "Year 2000" problem. Systems that potentially required remediation and testing were prioritized. Remediation of identified systems is nearly complete with completion currently targeted for July 15, 1999. Ribi is surveying critical vendors to determine their level of compliance with a targeted completion date of September 1, 1999. Depending upon the results of the vendor survey, appropriate contingency plans will be developed prior to January 1, 2000. Ribi expects to continue to incur both internal staffing costs, as well as consulting and other expenses related to these issues. These costs will be expensed as incurred. Ribi is not yet able to estimate with certainty the potential costs associated with the Year 2000 problem. At March 31, 1999, approximately $154,000 has been spent for assessment and remediation. Additionally, approximately $190,000 has been spent for the acquisition and implementation of software for tracking and managing manufacturing and for new accounting systems that, under other circumstances, would have been purchased at a later time. Ribi has allocated additional funds of approximately $100,000 to complete its identification, necessary remediation and contingency planning. Although Ribi is working to solve these issues in a timely manner, there can be no assurance that all of the Year 2000 problems will be resolved before the end of 1999 or that all of Ribi's vendors and customers will be Year 2000 compliant. At the present time Ribi does not expect Year 2000 issues to have a major impact on its operation. Most of its raw materials are fairly common and are available from several different suppliers. However, Ribi is developing contingency plans to control the impact of an unforeseen failure. Depending upon the nature and length of a possible Year 2000 compliance failure by Ribi and/or its vendors, the result could be a minor delay in the production of one or more of Ribi's products with little, if any, financial impact, or, in a worst case scenario, for example, in the event of a long-term disruption of electrical and/or natural gas service, the result could be partial or complete cessation of operations of Ribi pending restoration of service. Depending upon the event, it could negatively impact the ability of Ribi to produce product in response to potential orders from its customers and otherwise effect the normal day-to-day operations of Ribi, which could significantly harm Ribi.

                         INFORMATION CONCERNING CORIXA

     Corixa is a biotechnology company committed to treating and preventing diseases by understanding and directing the immune system. Corixa approaches this goal by applying its expertise in immunology and its proprietary technology platforms to the discovery and development of vaccine and other antigen-based products. Corixa is currently focused on products such as:

     - T cell vaccines for certain cancers and infectious diseases;

     - immunotherapeutic products for the treatment of certain autoimmune diseases; and

     - monoclonal antibody-based therapeutics and diagnostics.

     Corixa's strategy is to partner its technology with numerous developers and marketers of pharmaceutical and diagnostic products with the goal of making its potential products available to patients around the world.

     Corixa's principal offices are located in Seattle, Washington. Corixa was incorporated in Delaware in September 1994.

     Corixa's approach includes discovering and developing of a new class of therapeutic and prophylactic products known as T cell vaccines. Immunologists and molecular biologists have recently identified previously unknown molecular signals that enable specialized cells of the immune system known as T cells to recognize pathogen and/or tumor-associated proteins called antigens. Corixa designs its vaccine products to exploit these recent developments by using each of the three components of its core technology platform:

     - proprietary antigens;

     - proprietary microsphere delivery systems; and

     - novel proprietary adjuvants;

to force the immune system to recognize antigens in such a way that potent T cell responses result. Most of Corixa's efforts focus on the discovery of novel and disease-specific antigens because Corixa believes that these antigens will be the key active component(s) of future therapeutic and prophylactic vaccine products. Corixa or its corporate partners may encapsulate these antigens in a delivery system of biodegradable and biocompatible microspheres and combine them with a proprietary adjuvant capable of non-specifically enhancing, or boosting, an immune response.

     In addition to its T cell vaccine programs, Corixa is engaged in the discovery and development of other immunotherapeutic products for the treatment of cancer, certain infectious diseases and certain autoimmune diseases. Corixa believes that these products may result from Corixa's core efforts in antigen and adjuvant discovery.

     Corixa believes that it may have identified potential immune system modulators through its adjuvant research program. Corixa is developing one of these potential immune system modulators, PVAC(TM), as a possible psoriasis therapeutic. Through its acquisition of Anergen, Corixa acquired Anergen's AnergiX(R) and AnervaX(R) technologies. AnergiX platform-based products are in or have completed Phase I clinical trials for the treatment of rheumatoid arthritis and multiple sclerosis. AnervaX for rheumatoid arthritis has completed an initial Phase II clinical trial.

     In addition, monoclonal antibodies directed against antigens discovered by Corixa's scientists may be useful in the treatment of cancer and certain infectious diseases. Consequently, during the course of 1998, Corixa added internal scientific expertise to augment its acquisition of GenQuest and its monoclonal antibody collaboration with ImmGenics Pharmaceuticals, Inc.

SCIENTIFIC BACKGROUND

VACCINES

     Many prophylactic vaccine products are commercially available today for the prevention of infectious diseases caused by pathogens such as bacteria, viruses and parasites. Most current vaccines trigger protective antibody responses that can destroy an invading pathogen if the patient is later exposed to the pathogen. Antibodies are protein-based products of specialized immune system cells called B lymphocytes, or B cells. Antibodies recognize and attach to a pathogen's antigens and trigger the non-specific elimination of the pathogen. Antigens are components of the invading pathogen that are recognized by cells of the immune system. Today's vaccines are made of either whole organisms that contain antigens or the antigens themselves. These antigens can be peptides, proteins or carbohydrates. Typically these vaccines are formulated by combining antigens with an adjuvant, an immune system booster.

     The antibody responses triggered by currently available vaccines cannot eliminate tumors or certain infectious diseases, including tuberculosis. Corixa believes that an effective immune response against these diseases requires the action of pathogen- or tumor-reactive T lymphocytes, or T cells. In particular, Corixa believes that specialized T cells known as cytotoxic T lymphocytes, or CTL, that have the ability to recognize and kill pathogen-infected tissue or tumor cells, must be activated.

     The body's immune response is a complex series of events that begins when antigens are processed by a specialized immune system cell called an antigen presenting cell, or APC. Antigens are processed by APCs through two different pathways, the Class I and Class II Pathways. The antibody response produced by today's vaccines results from antigen processing only through the Class II Pathway. The Class II Pathway breaks down antigens into specific peptides that are then presented on the surface of an APC by major histocompatibility, or MHC, Class II proteins. Antigen presentation by MHC Class II proteins results in activation of CD4 positive helper T cells. These helper cells produce immune system hormones called cytokines that "help" generate various components of both cellular and antibody-based immune responses. Depending on the specific cytokines that helper T cells produce, the helper T cell response is classified as either Th1 or Th2. Th1 responses help generate and activate CTL and lead to antibody production by B cells. In this way, a Th1 response may lead to pathogen elimination.

     Th1-induced antibody production can be sufficient to prevent or eliminate pathogen infection in the case of certain diseases. However, antibody responses alone are not sufficient in other diseases, such as cancer. In these diseases, a cellular immune response that includes generating CTL is necessary to achieve protective immunity. Although the Class II Pathway can lead to Th1 responses helpful in generating CTL, CTL activation cannot occur without antigen presentation through the Class I Pathway. The Class I Pathway breaks down antigens into specific peptides that are then presented on the surface of an APC by MHC Class I proteins. Antigen presentation by MHC Class I proteins results in CTL generation and activation. Corixa believes that CTL are necessary to eliminate tumors and various pathogens that antibodies alone cannot destroy.

     Corixa has shown in preclinical studies that CTL can eliminate either tumors or certain pathogens in situations where antibody responses fail. These CTL not only can prevent disease if they are activated before pathogen infection but also can eliminate disease or a tumor once the infection has taken place or, in the case of cancer, once a tumor has developed.

     Corixa believes vaccines that activate specific T cell responses can form the basis for a new class of products that may be used to either treat or prevent disease. Until recently, scientists lacked sufficient understanding to design vaccines capable of promoting T cell immune reactivity against tumors or certain pathogens. Using recent advances in understanding molecular mechanisms that control how antigens are normally presented to T cells, Corixa is designing vaccines that incorporate disease-specific antigens into biodegradable and biocompatible microspheres. Corixa believes that these vaccines may give rise to potent CTL responses. Through its antigen discovery program, Corixa has identified antigens from many tumor types and from infectious disease pathogens for which no vaccines currently exist. In addition, Corixa has discovered a novel adjuvant that Corixa has shown in preclinical studies significantly improves the ability of microsphere-formulated vaccines to stimulate and activate Th1 helper T cells and CTL.

ADJUVANTS

     Adjuvants are substances that are routinely combined with vaccines to boost immune responses directed against the antigens in these vaccines. Because today's vaccines are formulated to generate antibody responses to injected antigens, commercially available adjuvants have been developed largely to enhance these antibody responses. Today there are no adjuvants that have been approved for use in humans that increase helper T cell and CTL responses.

     Since its inception, Corixa has been studying new adjuvants for its vaccines. Today, the only FDA-approved adjuvant for use with human vaccines is aluminum hydroxide, or alum. Although alum is useful in boosting antibody responses to vaccine antigens, it has no effect on the type of immune responses that Corixa's T cell vaccines are meant to generate. As a result, Corixa has been interested in discovering new adjuvants that could be used to boost T cell immune responses after vaccine administration. Based on the early work of one of its scientific founders, Corixa has been particularly interested in the products of microorganisms that can infect APCs as a potential source for such new adjuvants. One of Corixa's proprietary adjuvants, LeIF, is a recombinant protein that has significant T cell stimulatory activity and is derived from an intracellular parasite called Leishmania. Corixa is also studying the adjuvant properties of the intracellular microorganism, Mycobacterium vaccae, or M. vaccae.

AUTOIMMUNE DISEASE TECHNOLOGIES

     Autoimmune diseases include rheumatoid arthritis, multiple sclerosis, myasthenia gravis and diabetes. The T cells in the immune system normally regulate the identification and destruction of foreign substances and malignant cells. Autoimmune diseases are caused by the abnormal destruction of healthy body tissues when T cells and antibodies react to normal tissue. In these diseases, otherwise normal antigens, or auto-antigens, serve as triggers for an autoimmune response. Corixa is developing technology acquired in the Anergen acquisition that may interrupt the chain of events involved in autoimmune disease. In contrast to today's therapies for these diseases, which often suppress the overall immune system, Corixa believes that these technologies may provide a means to target the disease process while leaving the normal immune system unaffected.

CORIXA'S STRATEGY

     Corixa's goal is to be a leader in the discovery and commercialization of products useful in preventing, treating or diagnosing cancer and certain infectious and autoimmune diseases. Corixa dedicates its resources to discovering vaccines and other antigen-based products and establishing corporate partnerships early in the development process for all aspects of product development and commercialization. Corixa believes that this research and partner-driven approach creates significant scientific, operational and financial advantages for Corixa. Corixa also believes this approach accelerates the commercial development of potential new therapeutic and prophylactic T cell vaccines and other immunotherapeutic products.

     The principal elements of Corixa's strategy are as follows:

     Integrate Corixa's Core Technologies. Corixa believes that providing effective vaccines for cancers and certain infectious and autoimmune diseases may require integrating its core antigen, microsphere and adjuvant technologies.

     Corixa believes that its three-component approach is unique among companies currently developing vaccines. Corixa also believes that it has developed or acquired proprietary rights in each of these technologies. Corixa further believes that integrating one or more of its delivery systems, adjuvants or antigens with certain other companies' proprietary technologies may improve such companies' existing or developmental-stage vaccine products.

     Establish Corporate Partnerships at an Early Stage. Corixa intends to enter into corporate partnerships early in the development process. For those potential products that show promise in the preclinical or clinical stage, Corixa usually will seek a corporate partner no later than before initiating Phase II clinical trials. Corixa believes that this active corporate partnering strategy provides three distinct advantages:

     - it permits Corixa to focus on its fundamental strength in immunotherapeutic product discovery;

     - it capitalizes on the corporate partner's strengths in product development, manufacturing and commercialization; and

     - it significantly reduces Corixa's financing requirements.

When entering into such corporate partnering relationships, Corixa seeks to cover its research and development expenses through research funding, milestone payments and option, technology or license fees. Corixa also seeks to retain significant downstream participation in product sales through either profit-sharing or product royalties paid on annual net sales.

     Partner Discrete Core Technologies and Non-Vaccine Products. Because Corixa believes that other companies' immunotherapeutic products may be enhanced by components available from Corixa, Corixa seeks to establish corporate partnerships with major commercial entities for each of its proprietary core technologies. For example, Corixa may partner its proprietary antigens with companies that have developed their own delivery and adjuvant technologies. Similarly, Corixa believes that it can partner adjuvant products with a variety of vaccine companies that may have vaccine antigens but lack an appropriate adjuvant. Corixa also believes it can partner its antigen delivery technology with companies whose vaccines currently lack optimal T cell immune stimulation. Corixa further believes that antigens it discovers may in some cases lead to the development of useful non-vaccine products. These products may include antibody-based therapeutics or in-vivo imaging agents, small molecule drugs derived from the use of novel antigens as drug targets, and diagnostics. For some of its potential products, Corixa will seek to establish territory-specific exclusive collaborative relationships with a number of pharmaceutical or biopharmaceutical firms. For the use of antigens as diagnostics, Corixa intends to establish non-exclusive collaborations with a variety of diagnostic companies to generate near-term royalty or other revenues.

     Selectively Acquire or In-License Complementary Technology. In addition to developing technology internally, Corixa has, since its inception, in-licensed several of significant product opportunities. Corixa intends to continue to pursue such in-licensing efforts, and also intends to continue to evaluate selected acquisitions of companies with complementary technologies. Corixa believes that its existing technology and product base may be expanded by such efforts, and that such acquisitions may lead to additional partnering opportunities. Such partnered programs may also benefit from existing Corixa technology, such as delivery systems and/or adjuvants.

CORIXA'S CORE TECHNOLOGY PLATFORMS

     Corixa seeks to discover and develop products that consist in whole or in part of its three proprietary core technologies:

     - novel and disease-specific antigens that are essential to elicit appropriate T cell responses;

     - microsphere antigen delivery systems that specifically activate helper T cells and CTL; and

     - potent, novel adjuvants that specifically enhance helper T cell and CTL responses.

     A majority of Corixa's resources are currently focused on discovering novel and disease-specific antigens. These antigens may then serve to drive discovery of immunotherapeutic and diagnostic products and to provide the active component of Corixa's T cell vaccines.

ANTIGEN DISCOVERY

     Corixa's ability to discover numerous antigens allows it to select those that will work most effectively in a given vaccine. In making this selection, Corixa focuses on antigens that are recognized by the greatest percentage of individuals, stimulate the strongest immune response and are expressed by the greatest percentage of pathogen strains or tumor types. In connection with autoimmune diseases, Corixa focuses on discovering otherwise normal antigens, or auto-antigens, that in the disease state serve as triggers for an autoimmune response. To capitalize on its antigen discovery ability, a majority of Corixa's scientific personnel are devoted to antigen discovery. Corixa uses discovery approaches and technologies that include:

     - tumor tissue procurement and human tumor propagation in severe combined immune deficient, or SCID, mice;

     - analysis of differential gene expression;

     - cDNA subtraction;

     - expression cloning;

     - pathogen protein purification;

     - antigenic peptide stripping; and

     - immunological characterization of candidate tumor vaccine antigens.

     Corixa's discovery approach also includes correlating the antigens that Corixa discovers with patient immune responses. In this way, Corixa focuses on identification of proteins that are recognized by the human immune system and are therefore antigenic.

     The culmination of Corixa's antigen discovery research is the isolation of pathogen, tumor or auto-antigen genes that encode those antigens with significant potential to be effective components of vaccines. Such antigens may be in the form of either recombinant proteins or biosynthetically produced peptides. Multiple pathogen and/or tumor gene and protein sequences have been discovered by Corixa. Corixa has filed numerous patent applications seeking both composition of matter and/or vaccine and diagnostic method of use claims to antigens discovered as a result of Corixa's research in breast, prostate, colon, ovarian and lung cancer and in tuberculosis, chlamydia, Chagas' disease and leishmaniasis. Corixa has also filed a number of applications for the potential use of its antigens or adjuvant-based technology for use in the diagnosis, prevention or treatment of certain autoimmune diseases.

     Corixa can not assure you that patents will issue from any of the pending applications. Corixa also can not assure you that if any patents do issue, such patents will not be challenged, invalidated or circumvented by third parties, or that the rights granted under any issued patents will provide adequate proprietary protection or competitive advantage to Corixa. Corixa's three core technologies are at an early stage of development. Corixa can not assure you that any of these technologies will prove to be safe or effective. Corixa does not expect any products that may result from Corixa's research and development programs to be commercially available for a number of years, if at all.

MICROSPHERE ANTIGEN DELIVERY SYSTEMS

     Corixa has demonstrated in preclinical studies that potent antibody and CTL responses can be generated against antigens using Corixa's proprietary microsphere antigen delivery system. Corixa has determined that CTL generated as a result of microsphere-mediated antigen presentation can kill antigen positive cells either in vitro (in test tubes) or in preclinical studies of immune function. For example, injection of microsphere-encapsulated tumor antigens in animals generated an immune response that prevented growth of antigen-positive tumors when such animals were later challenged with a lethal dose of tumor cells. The immune cells responsible for this microsphere-mediated tumor rejection were shown to be antigen specific CTL. Immunization with naked (not encapsulated) antigens neither activated CTL responses nor resulted in protective immunity in animals later challenged in the same manner.

     Corixa believes that microsphere-mediated antigen delivery may be superior in terms of versatility, stability, safety and cost to other approaches used to target antigen presentation pathways. These other approaches include, for example, the use of various gene therapies or liposome or recombinant protein-lipid formulations. Only APCs take up microspheres of the particular sizes used by Corixa. This is not true for formulations containing genes or lipids, where significant amounts of the delivered product are taken up by non-APCs or lost in the blood stream or elsewhere in the body. Microsphere delivery of antigens may also avoid certain safety issues associated with gene therapy. Corixa uses microspheres that are produced from synthetic co-polymers approved by the FDA. In addition, there is no immune response to the microsphere itself, in contrast to the immune response that can occur to non-antigen proteins encoded by viral or bacterial vectors used in gene therapy. Additionally, a single microsphere formulation may be useful for many vaccine products. Such a formulation would avoid the repetitive costs associated with constructing, manufacturing and testing different gene therapy vectors or recombinant protein-lipid formulations for different antigens or tissue targets. Furthermore, Corixa believes that its microsphere vaccine preparations will be stable as freeze-dried formulations, resulting in multi-year shelf-life. Corixa announced in February 1999 that it had initiated a Phase I clinical trial of a Her-2/neu vaccine for breast and ovarian cancer combining a Her-2/neu antigen, an antigen that is over-expressed on the surface of a significant percentage of breast and ovarian carcinomas, and Corixa's microsphere formulation.

     Corixa has an exclusive, worldwide license to a number of patents and pending patent applications from the Southern Research Institute covering the composition, use and production of microspheres for augmenting immune responses. In addition, Corixa has an exclusive, worldwide license from the Dana-Farber Cancer Institute to patent applications claiming the composition and use of microspheres of a particular size range for the purpose of activating CTL. Corixa is also internally developing additional microsphere technology.

ADJUVANTS

     Corixa is engaged in research and development related to a novel vaccine adjuvant. Corixa has identified a protein, known as LeIF, that functions as a potent adjuvant for enhancing immune responses directed at T cell vaccine antigens. LeIF is a protein produced by the parasite Leishmania, which is carried by sand flies and causes both a skin and visceral disease known as Leishmaniasis. In cell culture studies conducted by Corixa, LeIF has been found to have potent immune system stimulatory effects, both for cells from individuals who have been exposed to the parasite and from individuals who have not.

     Preclinical studies conducted by Corixa indicate that LeIF is a unique protein stimulator of the Th1 response. Additional research conducted by Corixa has confirmed that the cell within the immune system that responds to LeIF is an APC. APCs stimulated with LeIF produce large quantities of a certain cytokine and a certain cell surface protein, both of which are molecular signals required for the generation of potent CTL responses. Corixa has conducted further research to determine whether LeIF can act as an adjuvant for T cell vaccines. In preclinical studies, use of microsphere-encapsulated tumor antigens together with LeIF resulted in tumor regression when administered to animals with established tumors. In all cases in these studies, tumor regression was shown to correlate with the in vivo (in a living organism) development of tumor-antigen reactive CTL. This Corixa research suggests that immunity induced by the combination of microsphere-encapsulated antigens and LeIF is both antigen-specific and long-lived. Treated animals were still able to reject lethal doses of antigen-positive tumors when challenged more than four months after therapy.

     Corixa believes that the use of LeIF as an adjuvant may greatly enhance the efficacy of its T cell vaccines. Corixa also believes that LeIF, together with microsphere-encapsulation technology, may be useful in developing therapeutic products from current prophylactic vaccines because Corixa's technologies may be able to promote potent Th1 and CTL responses when used in these products. Corixa has granted licenses to or options to license its LeIF technology to several corporate partners, including SmithKline Beecham, the pharmaceutical division of Japan Tobacco, Zambon Group spa and Heska Corporation.

     In connection with Corixa's adjuvant discovery and development program, Corixa, in collaboration with Genesis, has been investigating immune system modulating activities associated with another intracellular microbe, or M. vaccae. M. vaccae is a soil-borne microorganism that is not pathogenic to people. Corixa has determined that M. vaccae, as well as protein derivatives from M. vaccae, have considerable adjuvant activity. Corixa believes that M. vaccae and these protein derivatives may be useful as vaccine adjuvants and may also be capable of altering immune responses in a manner useful in the treatment of autoimmune diseases.

ACQUIRED AND IN-LICENSED TECHNOLOGY

     Through its acquisitions of GenQuest and Anergen and its collaboration with ImmGenics, Corixa believes that it has added a number of product development opportunities, broadly categorized as therapeutics and diagnostics, which are summarized below:

THERAPEUTICS

     Autoimmune Disease Vaccines. The AnergiX(R) and AnervaX(TM) technologies, acquired from Anergen, offer the potential to treat a number of major autoimmune diseases through two separate technology platforms. AnergiX technology may enable the selective destruction or inactivation of T cells involved in autoimmune disease. AnervaX offers a means to stimulate the immune system to produce antibodies which may then interfere with the presentation of auto-antigens to destructive T cells. Corixa intends to pursue partnerships for these technologies in a number of autoimmune diseases, including rheumatoid arthritis, multiple sclerosis, diabetes and myasthenia gravis.

     Therapeutic Monoclonal Antibodies. Corixa believes that its antibody products may, when administered to patients, promote tumor elimination or shrinkage, resulting in improved cancer patient response or survival rates. For example, Corixa believes that monoclonal antibodies directed against antigens on the surface of tumor cells may be used either directly to destroy these targets or as carriers of other therapeutic compounds for the destruction of tumor cells.

     Gene Therapy. Corixa believes that it or its corporate partners may be able to introduce certain of Corixa's proprietary cancer genes into tumor cells to potentially kill such tumor cells or slow their growth.

     Small Molecule Drug-Screening and Resulting Small Molecule
Therapeutics. Corixa and its corporate partners may be able to develop techniques that use Corixa methodologies or gene products to search for low molecular weight compounds that inhibit tumor cell growth or metastasis. These compounds may prove useful as cancer therapeutics.

DIAGNOSTICS

     Diagnostic Monoclonal Antibodies. Corixa believes that its antigen-specific antibody products may be used to attach in vitro to proteins or other antigens that are preferentially produced by tumor cells, thereby providing a useful cancer diagnostic tool. These antibodies may also be used for in vivo detection of tumor cells in patients, reducing the need for multiple organ biopsies. By identifying tumor antigens and developing specifically-reactive antibodies, Corixa believes it may bring valuable cancer diagnostic reagents to its corporate partners' cancer diagnostics programs.

     Nucleic Acid Probes. Corixa or its corporate partners may also use chemically-labeled or radioactive fragments of genes that Corixa scientists have shown to be markedly over-expressed in tumor cells as the basis for diagnostic products. Hybridization analysis using these products may help determine whether biopsy specimens contain tumor cells.

     Peptide and Polypeptide Probes. Corixa believes that gene-product fragments, known as peptides, or multiple peptides, known as polypeptides, can also be used as the basis of diagnostic tests for cancer or infectious disease. Tests that determine whether a patient's serum antibodies interact with peptides and polypeptides corresponding to cancer or infectious disease antigens may confirm the presence of a given malignancy or infection in the patient whose serum is being analyzed.

CORIXA'S PRODUCTS IN DEVELOPMENT

     Corixa has a number of products in various stages of development, many of which are the subject of collaborations with corporate partners. The following table sets forth the type of product currently in development, the potential application(s) for the particular product, its present stage of development and the identity of Corixa's corporate partner, if any, for such product application.

PRODUCTS                            DEVELOPMENT PHASE(1)   PARTNER(S)
--------                            --------------------   ----------
PARTNERED VACCINES:
  AnergiX.RA(TM) complex, for         Phase I              N.V. Organon
  rheumatoid arthritis
  Breast cancer vaccine, comprised    research             SmithKline Beecham
  of Corixa's novel vaccine
  antigens
  Chlamydia pneumoniae vaccine,       research             SmithKline Beecham
  comprised of Corixa's novel
  vaccine antigens
  Chlamydia trachomitis vaccine,      research             SmithKline Beecham
  comprised of Corixa's novel
  vaccine antigens
  Colon cancer vaccine, comprised     research             SmithKline Beecham
  of Corixa's novel vaccine
  antigens
  Her2/neu vaccine, for treatment     Phase I              SmithKline Beecham
  of late stage breast and ovarian
  cancer
  Lung cancer vaccine, comprised      research             Pharmaceutical Division of Japan
  of Corixa's novel vaccine                                Tobacco
  antigens
                                                           Zambon Group spa
  Mammaglobin vaccine, for            research             SmithKline Beecham
  treatment of breast cancer
  Microsphere-based antigen           Phase I              Zambon Group spa holds certain
  delivery and LeIF adjuvant                               license rights under its lung
                                                           cancer vaccine collaboration with
                                                           Corixa
                                                           SmithKline Beecham holds certain
                                                           option rights under its cancer
                                                           vaccine collaborations with Corixa
                                                           Japan Tobacco holds certain option
                                                           rights under its lung cancer
                                                           vaccine collaboration with Corixa
  Ovarian cancer vaccine,             research             SmithKline Beecham
  comprised of Corixa's novel
  vaccine antigens
  Prostate cancer vaccine,            research             SmithKline Beecham
  comprised of Corixa's novel
  vaccine antigens
  Tuberculosis vaccine, comprised     preclinical          SmithKline Beecham
  of Corixa's novel vaccine
  antigens

PRODUCTS                            DEVELOPMENT PHASE(1)   PARTNER(S)
--------                            --------------------   ----------
DIAGNOSTICS:
  Diagnostic for canine               commercialized       Heska Corporation
  leishmaniasis
  Diagnostic for Chagas' disease      commercialized       Diamed SA(Switzerland)
  Diagnostics for detection of        commercialized,      several companies
  human visceral leishmaniasis        development
  Rapid test for diagnosis or         commercialized       ICT Diagnostics, a subsidiary of
  detection of tuberculosis                                AMRAD, LTD (Australia)
  Rapid test for diagnosis or         development          Abbott Laboratories, Inc. (United
  detection of tuberculosis                                States)
  Reference diagnostic for            commercialized       Imugen, Inc.
  detection of certain tick-borne
  diseases
OTHER:
  Certain prostate cancer             research             IDEC Pharmaceuticals Corporation
  monoclonal antibodies
  Certain vaccine technologies for    development          Heska Corporation
  companion animal health
UNPARTNERED PROGRAMS:
  AnergiX.MG(TM) complex, for         preclinical          seeking worldwide partner(s)
  myasthenia gravis
  AnergiX.MS(TM) complex, for         Phase I              seeking worldwide partner(s)
  multiple sclerosis
  AnervaX.DB(TM) peptide vaccine,     preclinical          seeking worldwide partner(s)
  for diabetes Type 1
  AnervaX.RA(TM) peptide vaccine,     Phase I/II           seeking worldwide partner(s)
  for rheumatoid arthritis
  Cancer antigen- and                 research             seeking worldwide partner(s)
  antibody-based diagnostic
  products
  Herpes Virus vaccine, comprised     research             seeking worldwide partner(s)
  of Corixa's novel vaccine
  antigens
  Leukemia/lymphoma vaccine,          research             seeking worldwide partner(s)
  comprised of Corixa's novel
  vaccine antigens
  Muc-1 peptide vaccine, for the      Phase I              seeking worldwide partner(s)
  treatment of epithelial tumors
  PVAC(TM) compound, for treatment    Phase I/II           seeking worldwide partner(s)
  of psoriasis
  Diagnostics for detection of        development          seeking United States and Canadian
  certain tick-borne diseases                              partners
  ELISA-based diagnostic for          research             seeking worldwide partner(s)
  tuberculosis
  Adoptive immunotherapy for          Phase I              seeking worldwide partner(s)
  cancer

-------------------------
(1) Notes to previous table: "research" means the discovery or creation of prototype products and includes antigen discovery and characterization; "development" means testing of prototype diagnostic assays in a particular format and testing of such products; "preclinical" means product scale up, formulation and further testing in animals, including toxicology; "Phase I Clinical Trials" are performed to evaluate the safety of a vaccine and its ability to stimulate an immune response; "Phase I/Phase II" indicates products that are currently in Phase I/Phase II clinical testing, being tested in clinical trials to determine safety and efficacy; and "commercialized" indicates sales to third parties for use in diagnostic applications which have resulted in immaterial revenues to date.

VACCINE PRODUCTS

     Cancer Vaccines. Corixa is currently engaged in discovery of antigens from many of the world's most widespread cancers, including breast, prostate, lung, colon and ovarian carcinoma and leukemia. According to the American Cancer Society (ACS), the number of new cases projected for these six diseases for 1999 is just over 3.2 million patients worldwide, with just over 21%, or 677,300, of these estimated to occur in the United States. Most of these patients undergo chemotherapy, radiation therapy and surgery, yet the vast majority are likely to relapse with malignant disease within ten years following surgery. Corixa believes that its vaccines will initially be useful in those patients who have undergone such therapies. Of the tumor antigen discovery programs at Corixa, the breast, prostate, colon and ovarian cancer antigen discovery programs are the subject of Corixa's expanded September 1998 collaboration and license agreement with SmithKline Beecham. Corixa's lung cancer antigen discovery program is the subject of Corixa's collaborations with Zambon Group spa and the pharmaceutical division of Japan Tobacco.

     Corixa has identified many gene sequences that may be either uniquely expressed or markedly over-expressed in solid tumors. Corixa has filed patent applications on a significant portion of these tumor gene sequences. Corixa is continuing to analyze the immunological characteristics of these and other gene sequences with the goal of selecting several antigens for use in vaccines for each of breast, ovarian, colon, prostate and lung carcinoma.

     In addition to its antigen discovery efforts, Corixa has been involved since its inception with the development of a Her-2/neu vaccine, for breast and ovarian cancer. Among breast and ovarian cancer patients, a significant percentage markedly over-express the gene product Her-2/neu on the surface of their breast and ovarian carcinomas. To date, results from in vitro studies with animal and human cells indicate that peptides from the Her-2/neu protein generate potent anti-Her-2/neu T cell immune responses. In vitro data indicate that cells from different patients respond to different Her-2/neu peptides. Consequently, Corixa is currently developing a "cocktail" approach to vaccine formulation, combining multiple peptide epitopes in a single vaccine.

     In July 1996, Corixa and the University of Washington filed an investigational new drug application to begin a clinical trial of three different Her-2/neu peptide vaccines in breast and ovarian carcinoma patients. This Phase I clinical trial began accruing patients in September 1996 and was conducted and completed at the University of Washington during 1997 and 1998. Safety was the primary endpoint of this clinical trial, which consisted of 70 patients who each received monthly vaccinations for a period of six months. Secondary endpoints of the trial focused on the ability of these vaccinations to result in some amount of anti-Her-2/neu immune reactivity. This clinical trial used "naked" Her-2/neu peptides together with granulocyte macrophage colony stimulating factor as an adjuvant. Corixa believes that results to date from these clinical trials demonstrate the safety of Her-2/neu peptides as a vaccine. In February 1999, Corixa announced its initiation of a Phase I clinical study of a microsphere-encapsulated Her-2/neu peptide vaccine. Corixa is continuing preclinical studies using LeIF as an adjuvant for Her-2/neu vaccines as a prelude to adding this component of its proprietary core technology to a Phase I clinical trial. Corixa has an exclusive worldwide license to Her-2/neu peptide vaccine technology from the University of Washington. The September 1998 collaboration and license agreement between Corixa and SmithKline Beecham grants SmithKline Beecham the right to continue development of and to commercialize Her-2/neu vaccines.

     Building on Corixa's progress in cancer antigen discovery, Corixa has initiated additional discovery programs in several other tumor types, including lung cancer and leukemia. According to the ACS, lung cancer remains the most common cancer in terms of both worldwide incidence (1.0 million new cases) and mortality (920,000 deaths) based on data for 1990, the latest statistics available. For the United States, an estimated 171,600 new cases will be diagnosed in 1999 and an estimated 158,900 people will die this year from the disease. For leukemia, 30,200 new cases are projected by the ACS to arise in the United States in 1999, with 22,100 deaths predicted in the United States in 1999. Due to the magnitude and severity of these diseases and the absence of effective therapies, Corixa has begun antigen discovery and vaccine development efforts for lung cancer and leukemia using approaches similar to those it uses in other cancers. Corixa's lung cancer antigen discovery program is the subject of its May 1999 collaboration agreement with Zambon Group spa and its June 1999 collaboration agreement with the pharmaceutical division of Japan Tobacco. In addition to its internal discovery efforts for leukemia, Corixa has in-licensed a novel and patented gene from the Massachusetts Institute of Technology for potential development in a leukemia vaccine. The gene, known as WT-1, is expressed in a significant percentage of most leukemias and may, therefore, be useful as an antigen to provoke an effective immune response in patients. Corixa is currently seeking partners in the area of leukemia vaccines. Corixa can not assure you, however, that it will establish any new corporate partnerships for its leukemia program on favorable terms, or at all.

     Infectious Disease Vaccine Programs. As part of Corixa's collaboration with SmithKline Beecham, Corixa is pursuing antigen discovery research in tuberculosis, Chlamydia pneumoniae and Chlamydia trachomitis. The most advanced program is aimed at developing a vaccine to prevent or treat infection caused by Mycobacterium tuberculosis, or Mtb. Mtb infection causes more deaths than any other infectious disease in the world. According to the National Institute of Allergy and Infectious Diseases, an estimated 1.7 billion people are infected with Mtb, including approximately 15 million people in the United States. Any of these people may develop active tuberculosis during some stage of their lives. Each year, approximately 8 million people worldwide contract active tuberculosis, and an estimated 3 million die each year from the disease. Once believed to be eradicated in the United States, the latest statistics from the Centers for Disease Control, or CDC, show 21,337 active tuberculosis cases in 1996, of which an estimated 3,000 are in HIV sero-positive patients. In addition, the World Health Organization (WHO) estimates more than 50 million people worldwide may be infected with drug-resistant strains of Mtb. Corixa's goal is to develop specific vaccines for both conventional and drug-resistant strains of Mtb.

     From more than 100 novel candidate Mtb gene products, Corixa has identified a number of antigens that specifically trigger appropriate helper T cell responses in vitro. These gene products are the subject of several patent applications filed by Corixa covering composition of matter and vaccine and diagnostic methods of use. Based on the in vitro tests, Corixa selected several candidate vaccine antigens for skin-testing in both infected-healthy and infected-diseased individuals in South America to determine which of these antigens are recognized by patients' immune systems. Based on results from these tests and continued analysis of patient T cell responses in vitro, Corixa has begun preclinical studies for both therapeutic and prophylactic vaccines. The goal of these preclinical studies is selection of a vaccine candidate for Phase I clinical trials.

     Chlamydia pneumoniae, or C. pneumoniae, is a major cause of pneumonia, bronchitis and sinusitis. C. pneumoniae is a human pathogen transmitted by the respiratory route. Retrospective studies made using serum bank investigations indicate that C. pneumoniae infection is as prevalent today as it was in 1963. According to the CDC, more than half of the adults in the United States and many other countries worldwide have antibodies specific to C. pneumoniae, indicating widespread prior infection. The incidence of pneumonia in the United States is about one in 80 persons each year, and virtually everyone is infected at some point in life, with reinfection common. Importantly, the CDC reports that one effect of C. pneumonaie infection is atherosclerosis. Seroepidemiological studies have associated C. pneumoniae infection with the related conditions of coronary artery disease, myocardial infarction and cerebrovascular disease. The association of C. pneumoniae with atherosclerosis has been corroborated by the presence of the organism in atherosclerotic lesions throughout the arterial tree, and the near absence of the organism in healthy arterial tissue. In collaboration with SmithKline Beecham, Corixa is now actively engaged in the discovery of C. pneumoniae antigens for use in a preventative or therapeutic vaccine for this pathogen. Corixa's goal is to develop a vaccine useful in reducing C. pneumoniae infection, thereby potentially reducing development of atherosclerosis. This program is one of the three infectious disease programs covered under the September 1998 SmithKline Beecham collaboration.

     Chlamydia trachomitis, or C. trachomitis, causes the most common sexually-transmitted disease in the United States. Although the disease can be transmitted during sexual contact with an infected partner, the disease is often not diagnosed and treated until complications develop. Studies show that as many as 85% of women and 40% of men with chlamydial infections have no symptoms whatsoever. The CDC estimates that in the United States alone, over 4 million new cases arise each year. The highest rates of chlamydial infections are among 15 to 19 year olds, regardless of demographics or geographic location. Complications from the disease include Pelvic Inflammatory Disease, a serious cause of infertility among women of childbearing age. Further, a woman may pass the infection to her newborn during delivery, with subsequent neonatal eye infection or pneumonia. The WHO estimates that worldwide, approximately 89 million C. trachomitis infections occurred in 1997 alone. Corixa is engaged in the identification of C. trachomitis antigens for use in a preventative or therapeutic vaccine for this pathogen. This program is one of the three infectious disease programs covered under the September 1998 SmithKline Beecham collaboration.

     Corixa is also engaged in antigen discovery and vaccine development for infections stemming from Herpes Virus (Type 1 and Type 2) and Leishmania. Corixa believes its antigen discovery technology will be useful in identifying antigens for use in vaccines that may either prevent or treat these widespread diseases, which afflict over 100 million people worldwide. Corixa's efforts in Herpes Virus are in early stage research, while a candidate leishmaniasis vaccine is currently in preclinical development and is undergoing field tests in canine leishmaniasis. A prototype leishmaniasis vaccine containing antigens discovered by Corixa has been tested on a compassionate-use basis in Phase I clinical trials in a small number of leishmaniasis patients in Brazil.

     Autoimmune Disease Vaccines. As a consequence of Corixa's efforts in adjuvant research and Corixa's acquisition of Anergen, Corixa is now actively engaged in research related to understanding and directing the immune system to alleviate or prevent certain autoimmune diseases.

     Corixa believes that the AnergiX and AnervaX technologies may provide a means to target autoimmune disease without causing the general immune system suppression associated with many of today's therapies. Prior to Corixa's acquisition of Anergen, Anergen completed a Phase I clinical trial for AnergiX.MS complex in multiple sclerosis. Corixa intends to seek a corporate partner for this potential product. In addition, Corixa is currently enrolling patients in a Phase I clinical trial of AnergiX.RA complex in connection with its collaboration with N.V. Organon. Prior to Corixa's acquisition of Anergen, Anergen also completed a Phase II trial of AnervaX.RA peptide vaccine for rheumatoid arthritis, and Corixa is actively engaged in seeking a corporate partner for this program. In preclinical development, Anergen compiled data suggesting that its programs in myasthenia gravis (AnergiX.MG complex) and diabetes mellitus (AnervaX.DB peptide vaccine), are also targets for corporate partner collaboration and subsequent clinical development.

     Corixa's adjuvant research related to M. vaccae has led to Corixa's development program for PVAC as a potential product to treat psoriasis. Psoriasis is one of the world's most common skin disorders, afflicting an estimated 100 million people worldwide. The disease is characterized by chronic, inflammatory lesions with red, scaling plaques and is believed to be an autoimmune disorder initiated by certain T cells. PVAC, which Corixa and researchers at Genesis derived from M. vaccae, is currently in clinical Phase I/II trials in the Philippines. Approximately 45 moderate to severe psoriatic patients have been treated to date with either heat-killed M. vaccae or PVAC using a protocol involving two injections, an initial dose followed by a second injection three weeks later. Preliminary data from this trial suggest that PVAC is safe and can promote long lasting clinical benefit. More than half of the responding patients in the current trial have exhibited significantly reduced disease for several months following treatment and a large percentage of patients in the current trial have to date manifested a complete clearing of their psoriatic lesions following treatment. Corixa plans to conduct randomized, placebo-controlled trials of PVAC on a worldwide basis. Corixa is actively engaged in seeking pharmaceutical partners for this program.

ADJUVANTS

     Corixa is developing LeIF as a potential vaccine adjuvant product. Corixa has shown in preclinical studies that when combined with a target antigen, LeIF induces a stronger antibody response directed against that target antigen than was induced by vaccination with the antigen alone. In preclinical studies, co-administration of LeIF with various T cell vaccines for both infectious disease and tumors has also resulted in enhanced generation of anti-vaccine reactive CTL.

     Corixa currently produces LeIF as a recombinant protein in bacteria. Corixa anticipates that it will use LeIF in its proprietary vaccine formulations. Corixa also anticipates out-licensing LeIF for incorporation as an adjuvant in other companies' vaccines outside of Corixa's cancer, infectious disease and autoimmune disease programs.

     Corixa, in collaboration with Genesis, has been investigating immune system modulating activities associated with M. vaccae. Corixa has determined that protein derivatives from M. vaccae such as PVAC, may be able to alter immune responses in a manner useful in the treatment of autoimmune disease. Based on encouraging early-stage clinical trial results with PVAC, Corixa intends to continue development of M. vaccae preparations for the treatment of psoriasis. Corixa believes the same products might also be useful in treating other autoimmune diseases such as rheumatoid arthritis, scleroderma, lupus and diabetes.

DIAGNOSTIC PRODUCTS

     Corixa believes that many cancer and infectious disease antigens it has discovered also have applications in disease diagnosis. Antigens can be used in diagnostic tests to determine whether an individual possesses antibodies against the antigens. The presence of such antibodies can indicate that the individual is infected by the pathogen from which the antigen is derived. Antigens can also be used to generate antibodies, which antibodies can be used in diagnostic products to detect the presence of disease antigens in an individual. Diagnostic products for the following infectious diseases are currently under development at Corixa:

     Trypanosoma cruzi (T. cruzi). T. cruzi is an intracellular blood and tissue parasite endemic to South America, Central America, Mexico and parts of the United States. T. cruzi infection results in Chagas' disease, which can develop into fatal, infectious heart disease. T. cruzi is most commonly transmitted by blood transfusion. Current diagnostic procedures to determine T. cruzi infection use crude extracts of the parasite to detect reactive patient antibodies. These tests often produce false results because they can not distinguish antibodies against T. cruzi from antibodies against other infectious agents. Corixa has discovered and tested in vitro several peptides encoded by genes of the T. cruzi parasite for their ability to serve as specific and sensitive reagents for detecting T. cruzi. Corixa has licensed its T. cruzi antigen technology to DiaMed S.A. for the development of point-of-care diagnostic tests, one of which is commercialized.

     Tuberculosis. Corixa is currently investigating Mtb antigens that Corixa believes could be useful in products to diagnose whether patients have been infected with Mtb. Current diagnostic assays to determine Mtb infection are expensive and labor intensive. Most patients exposed to Mtb receive chest x-rays, followed by attempts to culture the bacterium in vitro from sputum samples. Because Mtb grows poorly outside the body, these tests often produce false negative results. In addition, standard skin tests are not ideal for detecting infection and cannot be used in areas of the world where patients receive childhood vaccination with bacterial strains related to Mtb. Corixa is developing a combination of proprietary antigens that may be used in detecting the presence and degree of Mtb infection. Corixa has granted Abbott Laboratories and AMRAD-ICT, a division of AMRAD Corporation PTY LTD, non-exclusive licenses to certain of its tuberculosis antigen technologies and intends to pursue additional out-licensing opportunities for this product.

     Leishmaniasis. The parasite Leishmania causes a systemic disease of the liver, spleen and bone marrow called leishmaniasis, which can be fatal if not treated. The disease is endemic to Southern Europe, the Middle East, Africa, China and India, as well as Central and South America. The largest United States population infected with Leishmania are military personnel and veterans who were exposed to the parasite while stationed in the Middle East during the Gulf War. Leishmania has also become a major opportunistic infection in AIDS patients in Southern Europe. Currently, the most reliable test for this parasite infection is an extremely costly and potentially dangerous procedure that requires collecting bone marrow from patients and microscopically searching for evidence of infection. Corixa has identified and patented a Leishmania antigen that is useful in determining whether patients are infected with the parasite. Corixa has licensed its Leishmania diagnostic technology to several diagnostic companies on a non-exclusive basis. In addition, other diagnostic companies have expressed interest in using, and are currently evaluating, Corixa's patented Leishmania antigen technology.

     Tick-Borne Diseases. There are several diseases, such as Lyme disease, caused by pathogens that live in North American ticks. Infection by either of two such pathogens, Ehrlichia and Babesia microti, can lead to Lyme disease-like symptoms and can also cause death. No satisfactory diagnostic tests currently exist for these pathogens. Corixa has identified several genes from these pathogens. Corixa believes that the products of these genes may form the basis of novel diagnostics and has begun discussions with diagnostic companies that have expressed interest in this field. In April 1998, Corixa granted Imugen, Inc. an exclusive license to certain of its tick-borne antigen technologies for use in clinical reference laboratory testing. Corixa intends to pursue additional partnerships for diagnostic products based on its discovery of antigens from Erlichia and Babesia microti.

OTHER PRODUCTS IN DEVELOPMENT

     Adoptive Immunotherapy Products. T cells, particularly CTL, are generally believed to be essential to protective immunity against cancer. As a result, for many years scientists and clinicians have studied the potential of growing a patient's own CTL or APC outside the body (ex vivo) and then using those CTL or APC in treating the patient's advanced cancer. CTL grown ex vivo have been shown to be effective in shrinking and/or eliminating tumors, both in animal models and in clinical trials. This therapeutic approach, called adoptive immunotherapy, is limited by the difficulty in growing sufficient numbers of tumor antigen reactive CTL or APC ex vivo for re-infusion into cancer patients. Corixa believes that several of its core technologies may be useful in developing adoptive immunotherapy procedures for cancer treatment, and Corixa has identified several tumor antigens that Corixa or its corporate partners may use to stimulate in vitro growth of tumor-reactive CTL. In addition, Corixa has demonstrated that its microsphere and adjuvant technologies enhance the in vitro generation and growth of tumor antigen reactive CTL. Corixa intends to pursue research and corporate partnership opportunities in the field of adoptive immunotherapy of cancer. Corixa and the Infectious Disease Research Institute have entered into a Research Agreement pursuant to which IDRI will provide Corixa grant funding for three years to fund research and development of adoptive immunotherapy products for the treatment of cancer.

     Animal Health Products. Corixa believes that certain of its vaccine and diagnostic products also may have applications in the diagnosis and treatment of disease in animals. One such disease is Leishmaniasis, which can infect dogs. Europe is the primary market for products targeting this disease. Corixa is currently collaborating with Heska, a developer and marketer of companion animal diagnostics and therapeutics, to develop and commercialize diagnostics and vaccines for Leishmaniasis in dogs. Corixa has also granted Heska a license to use LeIF in combination with other types of vaccines in the companion animal field. Corixa intends to explore further opportunities to partner its technology for use in animal health markets.

CORPORATE PARTNERSHIPS

     Part of Corixa's strategy is to establish many corporate partnerships with pharmaceutical, biopharmaceutical and diagnostic companies. Corixa targets companies that have the expertise and capability to develop, manufacture, obtain regulatory approval of and commercialize Corixa's products. In its corporate partnerships, Corixa seeks to cover its research and development expenses through research funding, milestone payments and option, technology or license fees. Corixa also seeks to retain significant downstream participation in product sales through either profit-sharing or product royalties paid on annual net sales. Corixa has focused on three discrete types of product collaborations:

     - vaccine antigen discovery programs;

     - novel immunotherapy development programs derived from its antigen and adjuvant research; and

     - diagnostic programs.

     Corixa has also, to a lesser extent, pursued partnerships in adoptive immunotherapy and animal health products.

VACCINES

     SmithKline Beecham. In October 1998, Corixa entered into a collaboration and license agreement effective September 1, 1998 with SmithKline Beecham. This agreement replaced and significantly expanded the scope of Corixa's then-existing agreements with SmithKline Beecham Manufacturing and SmithKline Beecham Biologicals. Corixa granted SmithKline Beecham an exclusive worldwide license to develop, manufacture and sell vaccine products and certain dendritic cell therapy products that incorporate antigens discovered or in-licensed under this corporate partnership, although with respect to tuberculosis, rights are co-exclusive with Corixa in Japan.

     Under this collaboration and license agreement, SmithKline Beecham agreed to provide payment for work that is performed under:

     - Corixa's existing antigen discovery programs in tuberculosis, breast cancer and prostate cancer;

     - Corixa's additional cancer antigen discovery programs in ovarian cancer and colon cancer; and

     - Corixa's additional infectious disease antigen discovery programs in two chronic infectious pathogens:

          -- Chlamydia trachomatis, which causes sexually-transmitted disease;
             and

          -- Chlamydia pneumoniae, which is associated with the development of atherosclerosis.

     - The discovery phase of the agreement also allows for the selection of one additional disease field to be agreed upon at a future date.

     Corixa also granted SmithKline Beecham an exclusive worldwide license to develop, manufacture and sell vaccine products resulting from:

     - Corixa's Her-2/neu vaccines for the treatment of breast and ovarian cancer, and

     - Corixa's vaccine program based on mammaglobin, a novel gene and protein associated with breast cancer.

For certain of these disease areas, Corixa granted SmithKline Beecham license rights to develop, manufacture and sell passive immunotherapy products such as T cell or antibody therapeutics as well as therapeutic drug monitoring products.

     Under the agreement, SmithKline Beecham committed to fund $43.6 million for work to be performed during the initial four year term of the agreement in the above programs. Corixa and SmithKline Beecham may mutually agree to extend the research and development programs beyond the initial four-year term. Pursuant to the agreement, SmithKline Beecham also purchased 427,807 shares of Corixa common stock at a premium to its fair market value, and Corixa has the right in the future to require SmithKline Beecham to purchase an additional $2.5 million of Corixa common stock at a premium to its then-current fair market value. The initial equity investment combined with the discovery program payment results in aggregate funding of $48.6 million during the first four years of the agreement. Additionally, with respect to the $5.0 million previously paid to Corixa by SmithKline Beecham under a prior option agreement, SmithKline Beecham may elect either to have Corixa repay that amount to SmithKline Beecham on September 1, 2003 or to convert that amount into Corixa common stock at a premium to its then-current fair market value. To the extent that clinical and commercial milestones in the programs are achieved, Corixa is entitled to receive additional payments, which in the aggregate could exceed $150 million. The individual amounts of such payments vary, depending on the milestones achieved and the types of product sold. Corixa is also entitled to receive future royalty payments on all product sales, which royalties vary depending on the types of products sold.

     Zambon. In May 1999, Corixa entered into a collaboration agreement with Zambon Group spa for the research, development and commercialization of vaccine products aimed at the prevention and/or treatment of lung cancer. Corixa granted Zambon Group spa an exclusive license to develop and sell these vaccine products and therapeutic drug monitoring products in Europe, the countries of the former Soviet Union, Argentina, Brazil and Columbia. Corixa granted Zambon Group spa these rights co-exclusively in China. Corixa also granted Zambon Group spa the non-exclusive right to formulate the vaccines in Corixa's microsphere delivery system with Corixa's proprietary protein adjuvants.

     Under the agreement, Corixa may receive over $21.5 million in license fees, research funding and clinical and commercial milestone payments. Pursuant to the agreement, Zambon Group spa also agreed to purchase 141,576 shares of Corixa common stock at a premium to its fair market value. The individual amounts of the milestone payments vary, depending on the milestones achieved and the types of products sold. Corixa is also entitled to receive future royalty or profit-share payments on all product sales, which royalties vary depending on the amount and types of products sold.

     Japan Tobacco. In June 1999, Corixa entered into a license and collaborative agreement with the pharmaceutical division of Japan Tobacco for the research, development and commercialization of vaccine and antibody-based products aimed at the prevention and/or treatment of lung cancer. Corixa granted Japan Tobacco an exclusive license to develop and sell the vaccine products in North America, Japan and all other countries not exclusively licensed to Zambon Group spa, and Japan Tobacco's rights are co-exclusive in China. Corixa also granted Japan Tobacco an option to a non-exclusive license to formulate the vaccines in Corixa's microsphere delivery system with Corixa's proprietary protein adjuvants. Corixa has also agreed to supply preclinical and clinical grade materials to Japan Tobacco in connection with the collaboration. Japan Tobacco may also elect to require Corixa to supply commercial materials for products licensed to Japan Tobacco under the agreement.

     Under the agreement, Corixa may receive over $40 million in license fees, research funding and clinical and commercial milestone payments. The individual amounts of the milestone payments vary, depending on the milestones achieved and the types of products sold. Corixa is also entitled to receive future royalties on all product sales, which royalties vary depending on the amount and type of products sold. The effectiveness of the agreement with Japan Tobacco is subject to the expiration or early termination of the required waiting period under applicable antitrust laws.

     N.V. Organon. As a result of the acquisition of Anergen, Corixa gained an additional corporate partner, N.V. Organon. N.V. Organon is the pharmaceutical division of the Dutch-based Akzo-Nobel Group. The N.V. Organon partnership targets the development of a novel vaccine for the potential treatment of rheumatoid arthritis. First established in June 1996, the N.V. Organon relationship has focused on the preclinical and clinical development of AnergiX.RA complex, a novel treatment that combines N.V. Organon's proprietary rheumatoid arthritis peptide and Anergen's proprietary soluble MHC class II AnergiX technology. Corixa is presently enrolling patients in a Phase I clinical trial, which Corixa currently anticipates will be completed by the end of 1999. Under the terms of the collaboration, all current clinical trials costs are borne by N.V. Organon, and in the event of ongoing success, N.V. Organon will pay Corixa milestone and royalty payments.

NOVEL IMMUNOTHERAPEUTIC PRODUCTS DERIVED FROM ANTIGENS

     IDEC Pharmaceuticals. In February 1999, IDEC Pharmaceuticals announced its research and option collaboration with Corixa for the potential treatment of prostate cancer. IDEC and Corixa are pursuing the identification of monoclonal antibodies directed to certain prostate cancer antigens discovered by Corixa. IDEC retains certain limited option rights to license such antibodies, under terms that will include exercise fees, research support and milestone and royalty payment obligations.

DIAGNOSTIC PRODUCTS

     Corixa has entered into and intends to continue to pursue corporate partnerships in the fields of cancer and infectious disease diagnostics to complement its therapeutic research efforts and to expand its scientific platform. Corixa has established corporate partnerships for the development of diagnostic products for infectious diseases with Abbott, DiaMed, AMRAD-ICT, and other small diagnostic companies. Under these arrangements, Corixa generally grants a non-exclusive license to Corixa's antigens for use in specified infectious disease indications. In exchange, Corixa generally receives the respective corporate partner's agreement to make certain payments upon achievement of development milestones, a commitment to purchase a minimum number of reagents and an agreement to pay royalties on any product sales. Corixa has also established a corporate partnership with Imugen pursuant to which Corixa granted Imugen an exclusive license to certain Corixa antigens related to infectious diseases caused by certain tick-borne pathogens for use in Imugen's clinical reference laboratory diagnostic services. In exchange for this license, Imugen will pay Corixa certain annual minimum payments as well as a percentage of revenues received in connection with the clinical reference laboratory services. In connection with the expanded September 1998 SmithKline Beecham agreement and the Zambon Group spa collaboration agreement, Corixa granted SmithKline Beecham and Zambon Group spa rights to diagnostic products for monitoring patient eligibility and response to therapy in connection with the therapeutic products that may be developed under those agreements.

ADOPTIVE IMMUNOTHERAPY PRODUCTS

     In March 1999, Corixa and the Infectious Disease Research Institute, a not-for-profit, grant-funded private research institute (IDRI), entered into a research agreement, effective March 30, 1999, pursuant to which IDRI will provide Corixa with $12.0 million in grant funding over the three year term of the agreement to fund research and development of adoptive immunotherapy products for treating cancer. The agreement provides Corixa ownership of all intellectual property and product rights developed by Corixa. IDRI will receive a percentage of specified Corixa proceeds related to adoptive immunotherapy products resulting from the funded research and development. Corixa intends to pursue additional research and corporate partnerships in this field.

ANIMAL HEALTH PRODUCTS

     Heska. In March 1996, Corixa entered into a license and research agreement with Heska. Under the license and research agreement, Corixa granted Heska an exclusive worldwide license to Corixa's LeIF adjuvant for use in certain of Heska's vaccines and for use as a stand-alone vaccine against canine leishmaniasis. In addition, Corixa granted Heska a license to its diagnostic antigen, K39, for use in detecting canine leishmaniasis. The license is exclusive worldwide, except that it is non-exclusive in Central and South America. Heska paid an up-front license fee and agreed to make future payments on achieving certain development milestones, as well as royalty payments on any product sales. In December 1996, Heska made a payment to Corixa based on achieving a development milestone for Corixa's K39 diagnostic product. Heska has begun commercial sales of two different diagnostic products for canine leishmaniasis in Italy. In December 1997, Heska announced commercial availability of the first product, a diagnostic test for use in clinical laboratories, and paid a corresponding milestone payment to Corixa. In June 1998, Heska announced commercial availability of a second product, a point-of-care diagnostic test.

     Corixa's corporate partnership agreements generally provide recourse for Corixa with respect to its existing product and technology rights in the event the corporate partner leaves uncured a material breach of its agreement. In that event, Corixa generally may terminate the licenses granted to that corporate partner under its agreement. However, because Corixa's strategy for the discovery, research, development, clinical testing and commercialization of its products is to enter into many corporate partnerships, Corixa's success is substantially dependent on:

     - its ability to enter into and maintain these arrangements on terms favorable to Corixa;

     - its ability to successfully manage current or future corporate partnerships, if any; and

     - its corporate partners' ability to perform their obligations under these arrangements.

     Corixa cannot assure you that it will be able to negotiate any additional corporate partnerships on favorable terms, or at all. Corixa also cannot assure you that its current corporate partnerships will be successful, or that its corporate partners will perform their obligations under these arrangements in a timely manner or at all.

The occurrence of any such factors would significantly harm Corixa's business.

CERTAIN BUSINESS RELATIONSHIPS

RELATIONSHIP WITH IDRI

     In September 1994, Corixa entered into a research services and intellectual property agreement with IDRI. Under this agreement, as amended and restated effective January 1997, Corixa agreed to provide IDRI with research funding and administrative and facilities support, including use of a limited amount of Corixa's research laboratory space. IDRI pays a services fee for the administrative and facilities support provided by Corixa and rent for the use of laboratory space. Corixa's funded research performed by IDRI is in the area of infectious disease. Under the agreement, IDRI must disclose to Corixa all significant developments relating to information or inventions discovered at IDRI. Corixa will own, on a royalty-free basis, all of IDRI's interest in inventions and patent rights arising out of IDRI's research during the term of the agreement (other than inventions and patent rights arising out of research that is or in the future may be funded by certain governmental or not-for-profit organizations). With respect to rights arising out of research funded by governmental and not-for-profit organizations, Corixa has been granted a royalty-bearing, worldwide, perpetual license, exclusive except as to rights held by the governmental or not-for-profit organizations.

     IDRI is independent of Corixa, and Corixa does not have the right to control or direct IDRI's activities. A majority of the members of IDRI's board of directors are not affiliated with Corixa. Corixa's Chief Scientific Officer is co-founder of IDRI and until March 1, 1999 was a member of IDRI's board of directors. Corixa's President and Chief Operating Officer was a member of IDRI's board of directors until March 1, 1999 and Corixa's Vice President and Chief Financial Officer was IDRI's treasurer until March 1, 1999. The research services and intellectual property agreement terminates on December 31, 1999, subject to renewal for one or more three year terms at Corixa's option. If IDRI terminates the agreement because of Corixa's failure to make required payments, Corixa would be obligated to pay royalties on any product sales. Corixa and IDRI have also entered into a research agreement in the field of adoptive immunotherapy. This agreement is more fully described above in the section entitled "Information Concerning Corixa -- Other Products In Development" on page 130.

CERTAIN LICENSE AGREEMENTS

     Corixa seeks to obtain technologies that complement and expand its existing technology base. Where consistent with its strategy, Corixa has licensed and intends to continue to license product and marketing rights from selected research and academic institutions in order to capitalize on the capabilities and technology bases of these entities. Under these license agreements, Corixa generally seeks to obtain unrestricted sublicense rights consistent with its partner-driven strategy. Corixa is generally obligated under these agreements to diligently pursue product development, make development milestone payments and pay royalties on any product sales.

     Agreements with Genesis. Corixa entered into a collaborative research and development agreement with Genesis, effective January 1, 1998, to develop and commercialize the M. vaccae-derived product PVAC for treating psoriasis. Under the agreement, Corixa and Genesis will share the costs of product development and the revenues received related to such product. In the event one party becomes responsible for more than 50% of product development costs, that party will also receive a pro rata increased portion of revenues related to such products. Under the agreement, Genesis also granted Corixa the worldwide, exclusive right to develop the M. vaccae-derived product for certain other autoimmune diseases, including rheumatoid arthritis, multiple sclerosis and diabetes. Corixa and Genesis also entered into a separate agreement effective January 1, 1998 to research and develop M. vaccae-derived products as vaccine adjuvants. Under the agreement Genesis granted Corixa an exclusive license to use any of these adjuvant products in Corixa's proprietary vaccines.

     Agreement with Stanford Rook, Ltd. In December 1998, Corixa entered into a worldwide, exclusive license agreement with Stanford Rook, Ltd, known as SR Pharma (SR) for rights to SR's M. vaccae-related intellectual property to develop and commercialize PVAC for the treatment of psoriasis, rheumatoid arthritis, multiple sclerosis and diabetes, with an option to certain additional fields. Under the license agreement, Corixa agreed to pay SR license fees, milestone payments and a percentage of revenues received by Corixa from product sales. The agreement was amended and restated in February 1999 to reflect the additional grant of manufacturing rights by SR to Corixa. In February 1999, SR and Corixa also entered into a worldwide, non-exclusive license agreement for rights under SR's M. vaccae-related intellectual property for the manufacture, development and commercialization of specified M. vaccae-derived products for use as adjuvants in Corixa's proprietary vaccines other than tuberculosis vaccines.

     Agreement with SRI. In May 1996, Corixa entered into a license agreement with SRI. Under the license agreement, SRI granted Corixa an exclusive, worldwide, sublicensable license (subject to the rights of certain United States governmental agencies and a grant-back to SRI for non-commercial research purposes) to use SRI polymer microsphere technology in the fields of cancer and infectious disease, to the extent a product incorporates an antigen, cytokine or adjuvant owned or controlled by Corixa. In addition, SRI granted Corixa options to exclusive, worldwide, sublicensable licenses in specified autoimmune and viral disease fields. Corixa paid up-front license fees upon execution of the license agreement. Corixa is also obligated to make future payments on achieving specified development milestones, and royalty payments on any product sales, subject to an annual minimum royalty. In addition, Corixa issued SRI 15,151 shares of common stock upon execution of the license agreement and a warrant exercisable for 7,575 shares for each grant of sublicense rights to a third party, up to a maximum of 37,875 shares, and 7,575 shares for initiation of each Phase III clinical trial, up to a maximum of 37,875 additional shares. On sublicense of the SRI rights to Zambon Group spa, 7,575 of these shares vested. In April 1997, the parties amended the license agreement to extend Corixa's license in the field of cancer to include products that incorporate third-party antigens or cytokines. Corixa is obligated to share revenues from such third-party sublicense agreements with SRI. Corixa issued SRI 4,545 shares of common stock on each of the first and second anniversaries of the effective date of the license agreement, and intends to issue an additional 4,545 shares of common stock on June 30, 1999. SRI may terminate the license agreement if Corixa fails to perform certain obligations under such agreement.

     Agreement With Dana-Farber Cancer Institute. In January 1995, Corixa entered into a licensing agreement with Dana-Farber. Under the licensing agreement, Dana-Farber granted Corixa an exclusive, worldwide, sublicensable license (subject to the rights of certain United States governmental agencies and a grant-back to Dana-Farber for non-commercial research purposes) to use specified Dana-Farber microsphere technology related to the induction of a CTL response in all fields. Corixa paid up-front license fees on execution of the licensing agreement. Corixa is also obligated to make future payments on achieving certain development milestones, and royalty payments on any product sales, subject to an annual minimum royalty. In addition, Corixa issued Dana-Farber 15,151 shares of common stock on execution of the licensing agreement and agreed to issue an additional 15,151 shares of common stock upon issuance of the first patent containing claims covering the licensed technology. Corixa must continue to meet certain research-based obligations in order to retain its rights under the licensing agreement. Dana-Farber may terminate the licensing agreement in the event Corixa does not make required royalty payments or fails to perform specified obligations under the agreement.

     Agreements with ImmGenics Pharmaceuticals, Inc. In November 1998, Corixa signed an exclusive agreement with ImmGenics Pharmaceuticals, Inc. to utilize ImmGenics' proprietary Selected Lymphocyte Antibody Method technology to develop therapeutic and diagnostic monoclonal antibodies specific to Corixa's proprietary antigens in cancer and infectious disease. Under the terms of the agreement, Corixa will make research and development payments and, if certain milestones are achieved, additional milestone payments, as well as royalty payments on future product sales. In addition to the collaborative agreement, in 1998 Corixa invested $1.75 million in exchange for preferred stock in ImmGenics, convertible debt and warrants, and, based on ImmGenics having met certain milestones in accordance with the terms and conditions of the agreement, Corixa has invested an additional $1.25 million in 1999, for a total investment by Corixa of $3.0 million. In addition, Corixa may obtain additional ownership in ImmGenics over time under certain terms of the agreement. The Vice President and Chief Financial Officer of Corixa and the Executive Vice President and Chief Scientific Officer of Corixa are members of the board of directors of ImmGenics.

     Other License Agreements. Additionally, Corixa is a party to certain other option or license agreements with academic institutions, including among others:

     - an exclusive license agreement with the University of Washington for the use of Her-2/neu technology in all fields;

     - Washington University in St. Louis, Missouri for the use of mammaglobin, a breast cancer-related gene and protein for prophylactic and therapeutic treatment of and diagnosis of adenocarcinoma;

     - Health Research, Inc. for the use of a proprietary mouse model for human cancer;

     - Mayo Foundation for Medical Education and Research for use of tick-borne disease antigens;

     - Massachusetts Institute of Technology for the use of WT-1, a leukemia-related gene and protein in therapeutic applications; and

     - University of Pittsburgh for Muc-1 peptide vaccine for use in the diagnosis and therapy of cancer.

Certain of these agreements require Corixa or other parties to meet certain performance obligations in order to retain their rights under such agreements or require Corixa to make certain payments in order to obtain or maintain rights to the subject technology.

PATENTS AND PROPRIETARY TECHNOLOGY

     Corixa's success will depend in large part on its and its licensors' abilities to:

     - obtain patent and other proprietary protection for vaccine, other immunotherapeutic and diagnostic products, antigens, antibodies, adjuvants and delivery systems;

     - defend patents once obtained;

     - preserve trade secrets; and

     - operate without infringing the patents and proprietary rights of third parties.

     Corixa intends to seek appropriate patent protection for its vaccine, immunotherapy, discovery, screening, diagnostic and other proprietary technologies by filing patent applications in the United States and certain other countries. As of June 24, 1999, Corixa owned or had licensed 64 issued United States patents that expire at various times between December 2004 and August 2016, and 159 pending United States patent applications.

     Although Corixa believes its patents and patent applications provide a competitive advantage, the patent positions of pharmaceutical and biopharmaceutical companies are highly uncertain and involve complex legal and factual questions. For example, there is substantial uncertainty regarding the potential for patent protection for gene fragments or genes without known function or correlation with specific diseases. Corixa and its corporate partners or licensors may not be able to develop patentable products or processes. Corixa and its corporate partners or licensors may not be able to obtain patents from pending patent applications. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to Corixa or its corporate partners.

     Corixa's or its corporate partners' current patents, or patents that issue on pending applications, may be challenged, invalidated, infringed or circumvented, and the rights granted in those patents may not provide proprietary protection or competitive advantages to Corixa. Corixa has licensed patent applications from SRI related to Corixa's microsphere encapsulation technology, two of which are currently the subject of opposition proceedings before the European Patent Office. SRI may not prevail in these opposition proceedings. As a result, patents may not issue in Europe for this technology.

     Patent applications in the United States are maintained in secrecy until patents issue and patent applications in certain foreign countries generally are not published until many months or years after they are filed. Scientific and patent publication often occurs long after the date of the scientific developments disclosed in those publications. Accordingly, Corixa cannot be certain that it or one of its corporate partners was the first to invent the subject matter covered by any patent application or that it or one of its corporate partners was the first to file a patent application for any such invention.

     Corixa's commercial success depends significantly on its ability to operate without infringing patents and proprietary rights of third parties. A number of pharmaceutical companies, biotechnology companies, universities and research institutions may have filed patent applications or may have been granted patents that cover technologies similar to the technologies owned, optioned by or licensed to Corixa or its corporate partners. Corixa cannot determine with certainty whether patents or patent applications of other parties may materially affect Corixa's or its corporate partners' ability to make, use or sell any products.

     The existence of third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to Corixa or its corporate partners and limit the ability of Corixa or its corporate partners to obtain meaningful patent protection. If patents containing competitive or conflicting claims are issued to third parties, Corixa or its corporate partners may be enjoined from pursuing research, development or commercialization of products or be required to obtain licenses to these patents or to develop or obtain alternative technology. In addition, other parties may independently develop similar or alternative technologies to those of Corixa, duplicate any of the technologies of Corixa, its corporate partners or its licensors or design around the patented technologies developed by Corixa, its corporate partners or its licensors. If another party controls patents or patent applications covering Corixa's products, Corixa and its corporate partners may not be able to obtain the rights it needs to those patents or patent applications in order to commercialize its products.

     Litigation may be necessary to enforce patents issued or licensed to Corixa or its corporate partners or to determine the scope or validity of another party's proprietary rights. United States Patent Office interference proceedings may be necessary if Corixa and another party both claim to have invented the same subject matter.

     Corixa could incur substantial costs if:

     - litigation is required to defend itself in patent suits brought by third parties;

     - Corixa participates in patent suits brought against or initiated by its corporate partners;

     - Corixa initiates such suits; or

     - Corixa participates in an interference proceeding.
Corixa or its corporate partners may not prevail in any such action or proceeding.

     An adverse outcome in litigation or an interference or other proceeding in a court or patent office could:

     - subject Corixa to significant liabilities;

     - require disputed rights to be licensed from other parties; or

     - require Corixa or its corporate partners to cease using certain technology.

     Corixa also relies on trade secrets and proprietary know-how, especially when Corixa does not believe that patent protection is appropriate or can be obtained. Corixa's policy is to require each of its employees, consultants and advisors to execute a confidentiality and inventions agreement before beginning their employment, consulting or advisory relationship with Corixa. These agreements generally provide that the individual must keep confidential and not disclose to other parties any confidential information developed or learned by the individual during the course of such relationship except in limited circumstances. These agreements also generally provide that all inventions conceived by the individual in the course of rendering services to Corixa shall be owned by Corixa.

     Corixa works with others in its research, development and commercialization activities. Disputes may arise about inventorship and corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by Corixa and its corporate partners, licensors, scientific collaborators and consultants. In addition, other parties may circumvent any proprietary protection Corixa does have. As a result, Corixa may not be able to maintain its proprietary position.

GOVERNMENT REGULATION

     Corixa's products are subject to extensive regulation by numerous governmental authorities, principally the FDA, as well as numerous state and foreign agencies. Corixa needs to obtain clearance of its potential products by the FDA before it can begin marketing the products in the United States. Similar approvals are also required in other countries.

     Product development and approval within this regulatory framework is uncertain, can take a number of years and requires the expenditure of substantial resources. The nature and extent of the governmental premarket review process for Corixa's products will vary, depending on the regulatory categorization of particular products. Corixa believes that its vaccine and other immunotherapeutic products and related pharmaceutical products will be regulated as biologics by the FDA and comparable regulatory bodies in other countries. The necessary steps before a new biological product may be marketed in the United States ordinarily include:

     - preclinical laboratory tests and in vivo preclinical studies;

     - the submission to the FDA of an investigational new drug application, which must become effective before clinical trials may commence;

     - adequate and well-controlled clinical trials to establish the safety and efficacy of the product;

     - the submission to the FDA of a biologics license application; and

     - FDA review and approval of the biologics license application prior to any commercial sale or shipment of the product.

     The FDA's Modernization Act of 1997 eliminated the requirement that both a product license application and an establishment license application be filed with respect to certain categories of biotechnology products after February 19, 1998. It is impossible to predict what impact, if any, the Modernization Act will have upon the regulatory review of Corixa's biological products.

     Preclinical tests include laboratory evaluation of the product, as well as animal studies to assess the potential safety and efficacy of the product. Preclinical tests must be conducted by laboratories that comply with FDA regulations regarding good laboratory practices. The results of preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an investigational new drug application, which must become effective before the commencement of clinical trials. The investigational new drug application will automatically become effective 30 days after receipt by the FDA unless the FDA indicates prior to the end of such 30-day period that the proposed protocol raises concerns that must be resolved to the satisfaction of the FDA before the trials may proceed as outlined in the investigational new drug application. In such case, there can be no assurance that such resolution will be achieved in a timely fashion, if at all. In addition, the FDA may impose a clinical hold on an ongoing clinical trial if, for example, safety concerns are presented, in which case the study cannot recommence without FDA authorization under terms sanctioned by the agency.

     Clinical trials involve the administration of the product to healthy volunteers or to patients under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with good clinical practices under protocols that detail the objectives of the trial, inclusion and exclusion criteria, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the investigational new drug application. Further, each clinical trial must be reviewed and approved by an independent institutional review board at the institutions at which the trial will be conducted. The institutional review board will consider, among other things, ethical factors and the safety of human subjects. The institutional review board may require changes in a protocol, and there can be no assurance that the submission of an investigational new drug application will enable a study to be initiated or completed.

     Clinical trials generally are conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the product into human subjects or patients, the product is tested to assess safety, metabolism, pharmacokinetics and pharmacological actions associated with increasing doses. Phase II usually involves studies in a limited patient population to:

     - determine the efficacy of the potential product for specific, targeted indications;

     - determine dosage tolerance and optimum dosage; and

     - further identify possible adverse reactions and safety risks.

     If a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to evaluate further clinical efficacy in comparison to standard therapies, within a broader patient population, generally at geographically dispersed clinical sites. Phase I, Phase II or Phase III testing may not be completed successfully within any specific period of time, if at all, with respect to any of Corixa's products. In addition, after marketing approval is granted, the FDA may require post-marketing clinical studies, which typically entail extensive patient monitoring and may result in restricted marketing of an approved product for an extended period of time.

     The results of pharmaceutical development, preclinical studies and clinical trials are submitted to the FDA in the form of a biologics license application for approval of the manufacture, marketing and commercial shipment of the biological product. The testing and approval process is likely to require substantial time, effort and resources, and there can be no assurance that any approval will be granted on a timely basis, if at all. The FDA may deny the biologics license application if applicable regulatory criteria are not satisfied, require additional testing or information, or require postmarket testing and surveillance to monitor the safety or efficacy of the product.

     Any diagnostic products developed by Corixa or its corporate partners are likely to be regulated as medical devices. In the United States, medical devices are classified into one of three classes on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness:

     - Class I -- general controls -- e.g., labeling, premarket notification and adherence to GMP;

     - Class II -- general controls and special controls -- e.g., performance standards and postmarket surveillance; and

     - Class III -- premarket approval.

     Before a new device can be introduced into the market, its manufacturer generally must obtain marketing clearance through either a premarket clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act or approval of a premarket approval application, or PMA. Because Corixa believes that any diagnostic device developed by it or its corporate partners would be classified as a Class III device, such product would be subject to the PMA requirement. A 510(k) clearance typically will be granted if a company establishes that its device is "substantially equivalent" to a legally marketed Class I or II medical device or to a Class III device for which the FDA has not yet required the submission of a PMA. A 510(k) clearance must contain information to support the claim of substantial equivalence, which may include laboratory test results or the results of clinical studies. Commercial distribution of a device subject to the 510(k) requirement may begin only after the FDA issues an order finding the device to be substantially equivalent to a predicate device. It generally takes from four to 12 months from the date of submission to obtain clearance of a 510(k) submission, but it may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, that additional information is needed before a substantial equivalence determination may be made, or that the product must be approved through the PMA process. An FDA determination of "not substantially equivalent," a request for additional information, or the requirement of premarket approval application could delay market introduction of products that fall into this category. Furthermore, for any devices cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, require new 510(k) submissions.

     If a device does not qualify for the 510(k) premarket notification procedure, a company must file a PMA. The PMA requires more extensive pre-filing testing than required for a 510(k) premarket notification and usually involves a significantly longer review process. A PMA must be supported by valid scientific evidence that typically includes extensive data, including preclinical and clinical trial data, to demonstrate that safety and efficacy of the device. If clinical trials are required, and the device presents a "significant risk," an investigational device exemption application must be filed with the FDA and become effective prior to the commencement of clinical trials. If the device presents a "nonsignificant risk" to trial subjects, clinical trials may begin on the basis of appropriate institutional review board approval. Clinical investigation of medical devices may involve risks similar to those involved in the clinical investigation of pharmaceutical products.

     The PMA must contain the results of clinical trials and nonclinical tests, a complete description of the device, and a detailed description of the methods, facilities and controls used to manufacture the device. A PMA may be denied if applicable regulatory criteria are not satisfied, and the FDA may impose certain conditions upon the applicant, such as postmarket testing and surveillance. The PMA review and approval process can be expensive, uncertain and lengthy, and approvals may not be granted on a timely basis, if at all.

     Regulatory approval, if granted for any biopharmaceutical or medical device product, may entail limitations on the indicated uses for which it may be marketed, and product approvals, once granted, may be withdrawn if problems occur after initial marketing. Manufacturers of FDA-regulated products are subject to pervasive and continuing governmental regulation, including record keeping requirements and reporting of adverse experiences associated with product use. Corixa and its corporate partners will be required to adhere to applicable regulations setting forth detailed GMP requirements, which include testing, control and documentation requirements. The FDA has recently revised the GMP regulations. The new Quality System Regulation imposes design controls and makes other significant changes in the requirements applicable to manufacturers. These and future changes in regulations significantly harm Corixa's business. Manufacturing facilities in the United States are subject to periodic inspection by the FDA. Failure to comply with GMP and other applicable regulatory requirements may result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to review pending marketing approval applications, withdrawal of marketing approvals and criminal prosecution.

     For clinical investigation and marketing of products outside the United States, Corixa and its corporate partners may be subject to regulation by regulatory authorities in other countries. The requirements governing the conduct of clinical trials, marketing authorization and pricing and reimbursement vary widely from country to country. The regulatory approval process in other countries entails requirements similar to those associated with FDA approval.

     Corixa's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. Corixa is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although Corixa believes that its safety procedures for using, handling, storing and disposing of such materials comply with the standard prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated.

COMPETITION

     The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Many third parties compete with Corixa in developing alternative therapies to treat cancer and autoimmune and infectious disease, including:

     - pharmaceutical companies;

     - biotechnology companies;

     - academic institutions; and

     - other research organizations.

     Many of these competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing than Corixa. In addition, many of these competitors have become more active in seeking patent protection and licensing arrangements in anticipation of collecting royalties for use of technology that they have developed. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with Corixa in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to Corixa's programs.

     Corixa expects that competition among products approved for sale will be based, among other things, on efficacy, reliability, product safety, price and patent position. Corixa's ability to compete effectively and develop products that can be manufactured cost-effectively and marketed successfully will depend on its ability to:

     - advance its technology platforms;

     - license additional technology;

     - maintain a proprietary position in its technologies and products;

     - obtain required government and other public and private approvals on a timely basis;

     - attract and retain key personnel; and

     - enter into corporate partnerships.

EMPLOYEES

     As of June 24, 1999, Corixa had 170 employees. Of these employees, 122 were engaged in research and development and 48 in research support and administration. Corixa has never experienced a work stoppage and none of its employees are covered by a collective bargaining agreement. Corixa believes its employee relations are good.

FACILITIES

     Corixa's headquarters are in approximately 77,000 square feet of leased space in Seattle, Washington. These facilities include laboratory, discovery, research and development and general administration space. The lease for our Seattle facility expires in January 2005, with an option to renew for two additional periods of five years each. Corixa also has facilities in Redwood City, California that occupy 28,000 square feet, including laboratory, discovery, research and development and general administration space. The principal lease at the Redwood facility expires February 2001. Corixa believes that its existing facilities are adequate to meet its immediate needs and that suitable additional space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

     Corixa is not currently a party to any material legal proceedings.

SCIENTIFIC COLLABORATORS

     Corixa has established a network of medical, clinical and scientific advisors and collaborators to consult with Corixa's scientists and to advise Corixa on its research and development programs, the design of its clinical trials and on other medical and scientific matters relating to Corixa's business. Corixa's advisors and collaborators include the following individuals:

     Roberto Badaro, M.D. is an Associate Professor and Chief of the Infectious Disease Research Unit at the Federal University of Bahia in Salvador, Bahia, Brazil, and a Member of the Steering Committee of Integrated Chemotherapy and Vaccine for Leishmaniasis for the WHO in Geneva, Switzerland. Dr. Badaro collaborates with Corixa in a tuberculosis skin testing program and a cancer-related tissue procurement program, each of which is conducted in Brazil.

     Nora Disis, M.D. is an Assistant Professor of Medicine at the University of Washington in Seattle, Washington. Dr. Disis collaborates with Corixa in its research and development program focusing on the use of Her-2/neu technology in vaccines for breast cancer. Dr. Disis is the principal investigator on the Phase I clinical trial currently being conducted by Corixa and the University of Washington using Her-2/neu peptide vaccines for breast cancer.

     Olivera Finn, Ph.D. is a Professor of Molecular Genetics and Biochemistry at the University of Pittsburgh School of Medicine, Director of the Immunology Program at the University of Pittsburgh Cancer Institute in Pittsburgh, Pennsylvania and a co-founder of Corixa. Dr. Finn collaborates with Corixa in its research and development efforts focusing on the use of the Muc-1 peptide vaccine for the treatment of breast, pancreatic and colon cancer. Dr. Finn is the inventor of the Muc-1 synthetic peptide vaccine that was the subject of a Phase I clinical trial in breast, colon and pancreatic cancer recently conducted by the University of Pittsburgh. Such vaccine is currently the subject of a limited second dose-ranging clinical trial which is partly funded by Corixa and conducted by the University of Pittsburgh.

     H. Kim Lyerly, M.D. is Professor of Surgery, Associate Professor of Pathology, Assistant Professor of Immunology and the clinical director of the Duke Center for Gene and Cellular Therapy, Duke University Medical Center, Durham, North Carolina. Dr. Lyerly and Dr. Michael Morse, Assistant Professor of Medicine, Duke University Medical Center, collaborate with Corixa in research and development of Her-2/neu technology for breast cancer, with emphasis of dendritic cell loaded vaccines. Drs. Lyerly and Morse are investigators on Phase I clinical trials using Her-2/neu peptide and proteins pulsed onto dendritic cells at Duke University Medical Center.

     Richard Ostenson, M.D. is a Director of Research at Good Samaritan Cancer Center. Dr. Ostenson collaborates with Corixa in its vaccine development program and supplies Corixa with cancer cell lines and other materials used in Corixa's various research and development programs.

     David Persing, Ph.D., M.D. is an Associate Professor of Microbiology at the Mayo Clinic's Department of Laboratory Medicine and Pathology in Rochester, Minnesota. Dr. Persing collaborates with Corixa in its tick-borne disease programs.

     Elizabeth Repasky, Ph.D. is a Cancer Research Scientist at the Roswell Park Cancer Center in Buffalo, New York and Professor and Director of Graduate Studies in the Immunology Graduate Program at Roswell Park/State University of New York at Buffalo. Dr. Repasky collaborates with Corixa in its tumor immunology, vaccine development and tumor procurement programs. She has experience in cell and tumor biology, in histology and immunocytochemistry and in the development of mouse models for the growth and passage of patients' tumors. Her research is also focused on the use of hyperthemia and heat shock proteins in vaccine development.

     Kenneth Rock, M.D. is the Chairman of the Department of Pathology and a Professor at the University of Massachusetts Medical Center in Worcester, Massachusetts and a co-founder of Corixa. Dr. Rock collaborates with Corixa in its research and development efforts focusing on the use of microsphere delivery technology to stimulate a T cell response.

     James Watson, Ph.D. is the Scientific Director of Genesis in Auckland, New Zealand. Dr. Watson collaborates with Corixa in its M. vaccae discovery program and animal and clinical testing.

     Corixa has entered into consulting or sponsored or collaborative research agreements with its principal advisors and collaborators. Each of Corixa's advisors and collaborators has also entered into a confidentiality and non-disclosure agreement with Corixa. These advisors and collaborators are generally employed by employers other than Corixa and may have commitments to or consulting or advisory contracts with other entities that may limit their availability to Corixa. Although generally each advisor and collaborator agrees not to perform services for another person or entity which would create a conflict of interest with the individual's services for Corixa, Corixa cannot assure you that such conflict will not arise.

                          INFORMATION CONCERNING RIBI

GENERAL

     Ribi was incorporated on January 9, 1981, under the laws of Delaware and is engaged in the development of biopharmaceutical products that stimulate the immune system to generate a cascade of natural agents and signals to prevent and treat human disease. Ribi immunostimulants can be combined with disease-specific antigens which may direct the immune system to respond to a particular cancer or infectious disease or can be used to modulate the immune response which may prevent or ameliorate conditions such as ischemia-reperfusion injury. Ribi is engaged in the research, development, production and marketing of these products, some of which are under investigation by other companies for use as adjuvants. In addition, Ribi engages in related activities such as the custom formulation and sale of research products.

     Ribi has an active research and development program for new products and the improvement of its existing products. Ribi manufactures all of its clinical products and has developed and continues to develop processes for the commercial-scale production of its compounds. Ribi protects its proprietary products and processes through the filing of patent applications and the use of confidentiality agreements. Ribi has 22 issued United States patents covering its compounds, processes and certain uses of its products. The expiration dates for United States patents held by Ribi range from 2001 to 2015. In addition, Ribi has five pending U.S. applications, two of which have been indicated as containing allowable claims. Patents have also been applied for or issued on a selected basis in foreign countries.

     Ribi is headquartered near Hamilton, Montana, in a modern facility housing approximately 60,000 square feet of laboratory, administrative, marketing, pilot plant and commercial-scale production functions. In addition to the plant and equipment, Ribi owns approximately 35 acres of land allowing for potential future expansion. To date most of Ribi's revenues have been from investment income earned on cash balances and investments, product license and contract research fees, and sales of research and animal health products. Products for use as human biopharmaceuticals have not yet been approved for sale.

RIBI'S TECHNOLOGY

     The technology of Ribi is based on the potent capacities of certain microbial products to modulate the cascade of regulatory substances produced by cells in man and other animals. Slight modifications of these products and/or their physical and biological delivery to the immune system can profoundly influence the qualitative and quantitative natures of the subsequent regulatory substance modulation and the physiological responses.

     Ribi believes that appropriate delivery of products of this core technology can be used to enhance a protective response or to suppress an unwanted immunological or inflammatory response. Ribi believes it has developed a distinct approach to immune modulation. Ribi's materials activate macrophages, lymphocytes and other cells relating to the immune system. This activation stimulates an immunological cascade of regulatory substance production which complements the normal, protective responses that are initiated during infection or injury. Furthermore, this type of stimulation results in an individually tailored response, similar to the manner in which the body would respond to natural stimuli.

     The concept of using microbial products to provide a general immune modulation as a therapeutic approach dates back to the late 1800s. However, little progress was made in exploiting the therapeutic potentials of these products until the 1980s. First of all, much reliance had been placed on chemotherapeutics, antibiotics and radiation as panaceas for infectious and abnormal tissue growth diseases. Secondly, there appeared to be unsolvable toxicity problems associated with the microbial immunotherapeutic products. In 1981 the late Dr. Edgar Ribi, a cofounder of Ribi, and his colleagues discovered a producible process which led to the detoxification of endotoxin, a bacterial cell-wall component and one of the most potent known stimulators of the immune system. By separating and isolating selected portions of bacterial cell walls, Dr. Ribi and his colleagues were able to chemically define the precise structure of the endotoxin molecule which possessed immunomodulatory activities and to attenuate the toxicity of this molecule without destroying its beneficial biological properties. The result was a chemical entity referred to as monophosphoryl lipid A, trademarked by Ribi as MPL immunomodulator. In addition to attenuating toxicity of the endotoxin molecule, Ribi's scientists have extracted biologically active components from the cell walls of Mycobacterium bovis or M. phlei and have formulated combinations of these components as potential immunomodulatory agents.

     Knowledge of the structures of MPL and other immunomodulators now makes it possible to prepare these compounds and related small molecules by synthetic methods. Comparison of the biological activities of these synthetic compounds with their structures is allowing the development of a detailed picture of the relationships between structures and activities. This has led to the identification of molecules that may have unique uses as new immunomodulatory products.

     The core of Ribi's product development is the use of MPL immunomodulator by itself or in combination with other immunomodulators and appropriate delivery vehicles to modify selectively the immunological status of an individual. This is accomplished primarily through precise enhancement or suppression of cellular hormones called cytokines.

     Modulation of the cascade of cytokines, both enhancement and suppression, is an extremely complicated process. The particular roles played by the cytokines, alone and in combination with others, have not yet been defined completely. Furthermore, it is unlikely that it will ever be possible to assess the immune status of a patient to such an extent that treatment with exogenous cytokines can be tailored to the patient's exact needs. Poor distribution of cytokines from the bloodstream to desired target tissues also limits their utility as drug products. By studying the structure-function relationships of natural and synthetic immunomodulators, Ribi scientists hope to discover ways to selectively stimulate or suppress cytokine responses in various tissues naturally. Information from these studies may provide new insights about how the beneficial effects of cytokine modulation can be exploited in the treatment of disease.

     Ribi's products are in various stages of development. Ribi has no commercial products other than supplying clinical materials to corporate partners and selling certain laboratory research products which presently generate limited sales revenue. There is no assurance that the products under development, including Melacine melanoma theraccine, the synthetic cardioprotectant, or any adjuvants, vaccines or other immunological agents, will be commercially successful. While there is evidence that the immunomodulators produced by Ribi and others may provide treatment for certain cancers, infectious or other diseases, the workings of the immune system, particularly in conjunction with immunomodulators, are not yet fully understood. As a result, Ribi's research and development activities, as well as those of its competitors, are based on theories and concepts that may not have been completely proven or defined. Ribi has been testing certain of its compounds on humans in the United States pursuant to investigational new drug applications filed with the FDA. To date preclinical and clinical data indicate product activity, and there have been no significant unexpected, untoward effects associated with the administration of Ribi's products. However, considerable additional testing in human subjects is required to demonstrate efficacy and confirm product safety for most of Ribi's products. Even if results are successful, there is no assurance that Ribi will receive the necessary governmental approvals for its products, that additional satisfactory collaborative or licensing arrangements will be available to Ribi, or that any of Ribi's products will be accepted by the medical community.

RIBI'S PRODUCTS

     In the United States human biopharmaceutical products are regulated by the FDA. The FDA requires every new drug intended for human use to be tested under strictly regulated treatment protocols, all of which involve substantial time and cost.

     The table below summarizes the current status of Ribi's principal product development programs, which are discussed in more detail beginning on the following pages. Results that have been reported in Phase I and Phase II trials involving Ribi's products do not establish product efficacy, and there can be no assurance that any of the listed products will progress beyond their current state of development or ultimately receive necessary regulatory approval from the FDA or comparable agencies in foreign countries or be accepted by the medical community.

PRODUCT                     PROPOSED APPLICATION             STATUS            COLLABORATOR/LICENSEE
-------                     --------------------             ------            ---------------------
Adjuvants-Natural         Enhancement of            Phase I, II & III         SmithKline Beecham --
                          infectious disease        (herpes simplex,          exclusive rights for
                          vaccines                  hepatitis B, human        herpes; hepatitis A, B
                                                    papilloma virus,          and C; influenza A and
                                                    influenza, malaria,       B; Lyme disease;
                                                    streptococcal             malaria; human papilloma
                                                    infections, Epstein-Barr  virus; among
                                                    respiratory syncytial     others -- co-exclusive
                                                    virus and AIDS)           rights for DPT;
                                                                              Haemophilus influenza b;
                                                                              otitis media; polio;
                                                                              tuberculosis; among
                                                                              others -- nonexclusive
                                                                              rights for AIDS and
                                                                              others
                                                                              Wyeth-Lederle Vaccines
                                                                              and Pediatrics -- co-
                                                                              exclusive rights for
                                                                              DPT; Haemophilus
                                                                              influenza b; otitis
                                                                              media; polio; among
                                                                              others
Adjuvants-Natural         Enhancement of allergy    Phase II                  Allergy Therapeutics
                          vaccines                                            Ltd -- exclusive rights
                                                                              in the European
                                                                              Community, Eastern
                                                                              Europe and
                                                                              Canada -- co-exclusive
                                                                              for the rest of the
                                                                              world
Adjuvants-Natural         Enhancement of cancer     Phase I                   SmithKline Beecham --
                          vaccines                                            nonexclusive rights for
                                                                              cancer vaccines
Adjuvants-Synthetic       Enhancement of            Preclinical               None
                          infectious disease
                          vaccines
Melacine melanoma         Stage IV (advanced)       Product license           Schering-Plough
theraccine                malignant melanoma        application filed in      Corporation -- exclusive
                                                    Canada. Application       worldwide rights
                                                    being prepared for the
                                                    United States

PRODUCT                     PROPOSED APPLICATION             STATUS            COLLABORATOR/LICENSEE
-------                     --------------------             ------            ---------------------
                          Stage II (early stage)    Phase III                 Schering-Plough
                          malignant melanoma                                  Corporation -- exclusive
                          (prevention of                                      worldwide rights
                          recurrence after
                          surgery)
Melacine melanoma         Stage IV (advanced)       Phase III                 Schering-Plough
theraccine + interferon-  malignant melanoma                                  Corporation -- exclusive
alfa 2b                                                                       worldwide rights
RC-552 cardio-protectant  Prevention of ischemia-   Preclinical, Planning     None
                          reperfusion injury in     Phase II and/or III
                          coronary artery bypass
                          graft patients
Detox adjuvant            Enhancement of            Phase I, II& III and      Biomira (exclusive to
                          therapeutic vaccines      pre- clinical             specific antigents);
                          (theraccines) for                                   National Cancer
                          breast, lung,                                       Institute -- collaboration
                          gastrointestinal and
                          colon cancers

CANCER THERACCINES

MELACINE MELANOMA THERACCINE

     Melanoma is a cancer of the skin cells that produce the dark pigment melanin. While early stage melanoma is limited to the skin, it spreads to the liver, lungs and other organs in later stages. Prognosis is dire for patients with advanced disease. Median survival for advanced-disease patients is approximately eight months using currently available forms of treatment. In 1998, there were 41,600 new cases of melanoma diagnosed in the United States and 7,300 deaths. Over the past 15 years the incidence of malignant melanoma in the United States has risen steadily. The rate of increase in incidence is second only to that of lung cancer in women. Increased exposure to ultraviolet rays may be an important factor contributing to the increase in new cases of melanoma.

     Ribi is developing Melacine, a therapeutic vaccine to treat melanoma. Melacine uses melanoma tumor-associated antigens and Detox immunostimulant to help the melanoma patient slow or stop the natural progression of the disease. In 1996, Ribi completed a meta-analysis of published survival data for patients with disseminated melanoma who received various available therapies. The meta-analysis, a recognized statistical method for combining results of several independent studies of a particular subject, among other things, reviewed the survival characteristics of 5,392 patients with disseminated melanoma from clinical studies published between 1974 and 1995 by leading melanoma researchers of various available therapies, including chemotherapy, interferon, interleukin-2, lymphokine-activated killer cells and other melanoma vaccines. The results of this meta-analysis were then compared with the median survival for a similar cohort of patients treated with Melacine melanoma theraccine. A significant difference in median survival was observed with 11 months for evaluable patients who received Melacine compared to 7.9 months for evaluable patients receiving other therapies included in the meta-analysis.

     Survival data for late-stage patients treated with Melacine was determined in 1996 in an analysis of final data collected from Ribi's first Melacine Phase III study, which compared therapy with Melacine to an aggressive, experimental four-drug chemotherapy regimen. The study found that during the treatment period, patients receiving Melacine experienced significantly better quality of life compared to patients receiving chemotherapy and that there was no statistically significant difference in median survival results between the two modalities (11 months for evaluable patients receiving Melacine vs. 12.4 months for evaluable chemotherapy patients). Additionally, a significantly longer median survival of 18.2 months was observed in patients who experienced clinical responses to therapy with Melacine (responders) as compared to the entire group receiving Melacine. In contrast, the data suggested that while chemotherapy caused tumor shrinkage in some patients, this shrinkage was not associated with a significant survival advantage. Patients who experienced a clinical response to chemotherapy only had a median survival of 15.2 months, which was not statistically different when compared to the evaluable patients as a group who were treated with chemotherapy. Responders to Melacine can be identified after one course -- 14 weeks -- of therapy, giving physicians the opportunity to switch nonresponders to alternative therapeutic modalities relatively early in the disease management process. The only drugs currently approved by the FDA for melanoma are dacarbazine, hydroxyurea, interferon alfa-2b, which was approved in 1995 for post-operative therapy in patients whose tumors can be surgically removed and are at high risk of recurrence, and interleukin-2, which was approved in early 1998 in the United States for late stage melanoma. All of these drugs are quite toxic and have limited efficacy.

     Based on the comparative information, the lack of good treatment alternatives, plus the fact that the cost of treatment with Melacine is expected to be less than most other forms of treatment, Ribi filed a New Drug Submission with the Canadian Health Protection Branch in 1997. The New Drug Submission is presently in regulatory review. Ribi has answered all questions submitted to date by the Canadian Health Protection Branch and addressed all issues identified during a manufacturing facility inspection by the Canadian Health Protection Branch last summer. Ribi continues to work with the Canadian Health Protection Branch to expedite successful conclusion of the necessary regulatory approval process for Melacine.

     Ribi filed a license application for Melacine with the European Agency for the Evaluation of Medicinal Products in the first quarter of 1998. However, the application was withdrawn in November 1998 after the European Agency requested the submission of additional clinical and product data by January 1999. As these data would not be available within that time period and following the advice of the European Agency, Ribi withdrew the application, preserving the right to submit the requested clinical data at a later date. Ribi has been working closely with the FDA to define the data package required for submission of a license application in the United States.

     A second Phase III clinical trial, which is sponsored by the National Cancer Institute and being conducted by the Southwest Oncology Group, is designed to determine the ability of Melacine to prevent recurrence of melanoma in early stage patients. These patients had their melanoma lesions surgically removed. In this study, Melacine was given to half of the patients, and they are being compared to the other half of the patients in the study who did not receive vaccine treatment but were only observed. This study of 689 patients reached full accrual in late 1996 with final analysis of disease recurrence expected between late 1999 and late 2000, depending on the actual number of recurrences.

     In 1995, the FDA allowed Ribi to begin a third Phase III clinical trial. This study compares patients with late stage melanoma receiving the combined therapy of Melacine and a low-dose regimen of interferon alfa-2b with a control arm of patients receiving only interferon alfa-2b. Results of this study are expected in late 1999 or early 2000. In a pilot study of treatment with Melacine followed by interferon alfa-2b, seven patients who responded to interferon alfa-2b A had previously had an increase in a certain type of white blood cells as a result of previous immunotherapy with Melacine. White blood cell response data was not available for the eighth responding patient. The data suggested there may be synergy between the two drugs as indicated by a 44% overall clinical response rate (tumor regression) and extended survival in the responding melanoma patients in comparison to nonresponders. The 44% response rate, 8 of 18 patients, was higher than that obtained previously with either agent alone.

     In 1998, Ribi granted worldwide marketing rights for Melacine to Schering-Plough Corporation. In addition to license fees, Ribi will receive transfer payments for supplies of Melacine and will be entitled to royalties upon commercial sale of Melacine. Ribi had in 1992 licensed the rights to market Melacine in Canada to Biomira, Inc. of Edmonton, Alberta, Canada. During 1998 Ribi reacquired those rights from Biomira and granted them to Schering-Plough Corporation.

     Melacine was given Orphan Drug status by the FDA in 1989, which provides seven years of marketing exclusivity from the date of marketing approval.

     Ribi has exclusive marketing rights for Melacine through an agreement with the University of Southern California where the melanoma tumor associated antigens were developed through the work of Dr. Malcolm S. Mitchell. The University is entitled to royalty payments from Ribi upon commercial sale of Melacine melanoma theraccine.

OTHER THERACCINES

     In addition to Melacine, Ribi has participated in research programs and has established relationships to evaluate therapies that incorporate Ribi's immunostimulants with tumor-associated antigens for the treatment of other types of cancers. In 1990, Ribi entered into a collaboration with Biomira. Biomira produces synthetic carbohydrate antigens, which can be combined with Ribi's adjuvants to produce theraccines with potential application against breast, lung and gastrointestinal cancers. Human clinical data have been published which demonstrate that Ribi's Detox B-SE adjuvant plays a key role in generating a significant immune response with Biomira's line of Theratope cancer theraccines. Biomira has licensed Detox B-SE adjuvant from Ribi for the clinical development and potential commercialization of Theratope theraccines. In 1996 Biomira announced final Phase II clinical data showing that its Theratope theraccine for metastatic breast cancer provides a median survival of more than 26 months as compared to less than 10 months achieved historically with chemotherapy. Biomira, in collaboration with Chiron Corporation, announced in November 1998 the start of a pivotal Phase III trial to evaluate the effectiveness of Theratope theraccine in treating metastatic breast cancer. The study, believed to be the largest of its kind in this patient cohort, will include 75 to 80 centers worldwide studying approximately 900 evaluable patients. Primary endpoints for the study are time to disease progression and survival. The study is expected to reach full accrual after 18 months, with submission for regulatory approval to follow at some time in the future, assuming favorable study results.

     During 1995 Ribi completed a license and supply agreement with SmithKline Beecham covering the use of Ribi's adjuvants in cancer theraccines under development by SmithKline Beecham. Under the license and supply agreement, Ribi granted SmithKline Beecham a nonexclusive, worldwide license to use its adjuvants commercially upon regulatory approval of SmithKline Beecham's cancer vaccines. Ribi will receive an annual license fee and milestone payments for each SmithKline Beecham vaccine incorporating Ribi's adjuvants that is submitted for regulatory review and subsequent milestone payments upon regulatory approval of each vaccine incorporating a Ribi adjuvant. In addition to transfer payments for commercial quantities of adjuvant, Ribi will also receive royalties on any commercial sales of approved vaccines incorporating its adjuvants. In late 1997, SmithKline Beecham began a Phase I trial with a cancer vaccine that utilized Ribi's adjuvants.

INFECTIOUS DISEASE VACCINES

     Ribi's immunostimulant technology appears to have beneficial application in the creation of vaccines for the prevention of viral and bacterial infections. Ribi believes that current emphasis on preventive healthcare, the recent resurgence of certain previously controlled infectious diseases and the continued emergence of new diseases, such as AIDS and Lyme disease, will lead to greater use of prophylactic vaccines. Ribi believes that the immunostimulating characteristics of MPL make it well suited for use as an adjuvant with various specific antigens for the creation of vaccines. Alum, the adjuvant historically used in approved vaccines, is proving to be inadequate for many new vaccine antigens, particularly those created with advanced DNA and subunit technology.

     Ribi has licensed certain of its adjuvants to SmithKline Beecham in three separate agreements for use in vaccines for infectious diseases that SmithKline Beecham is developing. The first agreement, signed in 1991, provides for exclusive, worldwide use in defined SmithKline Beecham vaccines for a number of primarily adult viral vaccines. Ribi receives transfer payments for supplies of adjuvant and will receive royalties upon commercialization. SmithKline Beecham is conducting human clinical testing with Ribi's adjuvants for vaccines against herpes, hepatitis B, malaria, human papilloma virus and respiratory syncytial virus. During 1998 SmithKline Beecham continued to advance the development of several vaccines covered by this agreement. In December 1998 SmithKline Beecham announced Phase III safety and efficacy results of a new, more powerful hepatitis B vaccine containing Ribi's MPL immunomodulator. This new vaccine was developed to address low or nonresponding patients to SmithKline Beecham's current hepatitis B vaccine, ENGERIX-B. ENGERIX-B is the world's leading hepatitis B vaccine with over 450 million doses distributed worldwide. While the three-dose ENGERIX-B regimen is effective in most people, certain segments of the population, including the elderly with decreased immune function and hemodialysis patients, do not receive adequate protection. In addition, some healthy young individuals require additional doses to achieve sufficient buildup of antibody levels. The new vaccine combines the antigen in ENGERIX-B with SmithKline Beecham's novel adjuvant, SBAS4, which contains Ribi's MPL. In the clinical trial in nonresponders comparing ENGERIX-B with the new vaccine, seroconversion rates (protective antibody levels) were measured one month after each of three vaccine doses; at zero, one and six months. After the first dose, 78% of the group given the new vaccine seroconverted versus 59% of the ENGERIX-B group. After two doses, 96% versus 76% seroconverted. After the third and final treatment, 98% of patients receiving the vaccine containing MPL seroconverted compared to only 81% of the patients given ENGERIX-B. SmithKline Beecham has indicated that it plans to file for registration of the new hepatitis B vaccine for use in low and nonresponders by the end of 2000.

     SmithKline Beecham is also conducting a clinical trial using MPL, which is designed to test the efficacy of a novel herpes vaccine in a study using a selected consort design. In the trial one partner in a couple has herpes and the other does not. The vaccine is being tested for its ability to prevent the spread of herpes between partners.

     The second license agreement with SmithKline Beecham was signed in 1992 for a group of bacterial infectious disease vaccines, including some pediatric vaccines. Under this agreement SmithKline Beecham has rights to develop a new generation of combination vaccines containing diphtheria, pertussis, tetanus, Haemophilus influenza b and polio antigens and is in early research with several other bacterial vaccines that include Ribi's adjuvants. Pursuant to this agreement, Ribi granted SmithKline Beecham a co-exclusive, worldwide license to use certain of Ribi's adjuvants commercially upon regulatory approval. In addition to an annual license fee, Ribi receives transfer payments for supplies of the adjuvants and will be entitled to royalties from SmithKline Beecham upon commercial sale of the vaccines.

     Effective December 31, 1996, Ribi entered into a third infectious disease vaccine license agreement granting SmithKline Beecham an exclusive license to use certain of Ribi's adjuvants in a human papilloma virus vaccine, a co-exclusive license for a tuberculosis vaccine, and a nonexclusive license to use Ribi's adjuvants in the development of additional infectious disease as well as other vaccines. In addition to annual license fees, Ribi will receive transfer payments for clinical and commercial quantities of adjuvant and royalties on any commercial sales of vaccines incorporating Ribi's adjuvants. Vaccines under this agreement are in early stages of development.

     Effective in 1993, Ribi entered into license and supply agreements with Wyeth-Lederle Vaccines and Pediatrics, a business unit of Wyeth-Ayerst Laboratories, which is a division of American Home Products Corporation, for the co-exclusive use of certain of Ribi's adjuvants in the development of prophylactic vaccines, including pertussis, Haemophilus influenza b and Streptococcus pneumoniae and for supply by Ribi of commercial quantities of adjuvants. The agreements with Wyeth-Lederle provide for an annual license fee, transfer payments for supplies of adjuvants and for royalty payments upon commercial sale of vaccines. During 1999 Wyeth-Lederle continued clinical development of a pediatric combination vaccine containing MPL immunomodulator as an adjuvant.

     Additionally, Merck & Co., Inc. has entered into an option agreement with Ribi to use MPL in AIDS vaccines it is developing. Ribi also has entered into an option agreement with CEL SCI Corporation to use MPL adjuvant in an AIDS vaccine. However CEL SCI recently informed Ribi that it did not wish to extend the option term which has now expired.

     In the course of product development, Ribi has extensively studied the structure/function relationships of its complex immunostimulant molecules derived from bacterial sources. With this information, Ribi scientists designed synthetic small molecules with a broad spectrum of properties. These compounds should result in an expanding product pipeline that will include the next generation of novel adjuvants for broad use in therapeutic and prophylactic vaccine applications. Ribi's second-generation adjuvant technology platform is based on novel AGP -- aminoalkyl glucosamine phosphate -- adjuvants. In animal models these new synthetic compounds display potent bioactivity, possess an excellent safety profile and are amenable to alternative methods for vaccine delivery, such as intranasal delivery. Synthetic AGP compounds may also provide advantages in ease of formulation, manufacturing scale-up and simplified quality assurance. It has been shown in animal models that mucosal immunity is stimulated using intranasal delivery of vaccines containing Ribi's synthetic adjuvants. The ability to stimulate mucosal immunity, considered an important early defense mechanism against respiratory, gastrointestinal and sexually transmitted diseases, presents the opportunity to develop a new line of prophylactic and therapeutic vaccines. Ribi scientists have successfully used AGPs in preclinical testing of tetanus, hepatitis B and influenza vaccines. Plans are underway to initiate human clinical trials of an AGP compound to generate safety data which will be important in attracting future collaborators.

     In 1998 Ribi announced it acquired exclusive worldwide rights to a novel molecular adjuvant technology developed at the Eppley Institute for Cancer Research at the University of Nebraska. This molecular adjuvant technology includes a class of synthetic molecules that have the unique, dual ability to both target and stimulate specific immune system cells. The broad-based technology has potential application in vaccines against certain cancers and chronic infectious diseases, including hepatitis B and Chlamydia trachomatis, a highly prevalent sexually transmitted disease which can lead to pelvic inflammatory disease, sterility and blindness. Ribi scientists are evaluating the molecular adjuvant technology in cancer vaccine models as well.

     Additional business opportunities are represented by the AGP and molecular adjuvant technologies. Since both are unencumbered by licensing arrangements, Ribi has the potential to realize new revenue streams by establishing corporate collaborations based on these developments.

OTHER VACCINES

     Another significant opportunity was added in 1996 to Ribi's vaccine adjuvant franchise with the signing of a license/supply agreement covering the use of its adjuvants in allergy vaccines under development by SmithKline BeechamPharma, a subsidiary of SmithKline Beecham. This agreement provided SmithKline Beecham Pharma with the right to use certain of Ribi's adjuvants commercially upon regulatory approval of SmithKline Beecham Pharma's allergy vaccines. In 1998 development of SmithKline Beecham Pharma's allergy vaccines was assumed by Allergy Therapeutics Ltd. Under the agreement between Allergy Therapeutics and Ribi, Allergy Therapeutics has rights to MPL immunomodulator for use in a generation of allergy desensitization products. Current allergy desensitization involves a series of injections of allergen extracts administered by a healthcare professional initially weekly, later monthly, for up to three years. Early Phase II clinical studies have shown that with the addition of MPL, Allergy Therapeutics new generation of allergy vaccines may provide desensitization with fewer immunizations. In addition, a new sublingual delivery system under development at Allergy Therapeutics may increase patient compliance by allowing self-administration of these novel vaccines. Allergy Therapeutics has an aggressive clinical trial program underway. Should trials go as planned, MPL may be included in a new allergy desensitization product, initially on a named-patient basis in the second half of 1999.

     Under the agreement with Allergy Therapeutics, Ribi will receive an annual license fee prior to, and minimum annual royalties subsequent to, regulatory approval of any Allergy Therapeutics allergy vaccines incorporating a Ribi adjuvant. Ribi will also receive supply payments for clinical and commercial quantities of its adjuvants and royalties on any commercial sales of approved allergy vaccines incorporating Ribi's adjuvants.

CARDIOPROTECTANT

     Ischemia-reperfusion injury is damage that can occur in tissue during the oxygen deprivation of ischemia and when blood flow is restored after such events as a heart attack or a planned event such as cardiovascular surgery, angioplasty or organ transplantation. Paradoxically, restoring blood flow to ischemic tissue may induce a complex series of events leading to both reversible and irreversible cardiac tissue damage beyond any damage that may have occurred during the ischemic period. It is believed that a significant factor in reperfusion injury is the generation of free radical molecules, which attack and damage cardiac tissue. The injury can result in a number of complications, including tissue death, depression of heart function, irregular heart beats and in some cases, death.

     It is well established in animal models that a phenomenon termed ischemic preconditioning can protect heart tissue from ischemia-reperfusion injury. Short periods of ischemia followed by reperfusion can protect a heart which is subsequently subjected to prolonged ischemia. This activity elicits both a window of immediate protection that lasts for up to two hours as well as a second window of protection that begins approximately 12 hours later. Most physicians do not consider it desirable to mechanically induce short periods of ischemia in patients prior to a surgical procedure to precondition and protect the heart. Ribi had previously pursued development of a natural compound, MPL-C cardioprotectant, that was found to pharmaceutically mimic certain aspects of ischemic preconditioning. Subsequently, Ribi's synthetic chemistry program discovered a novel cardioprotectant that is fast acting, with high potency and an improved therapeutic index, as compared to MPL-C.

     In 1997 Ribi prioritized its cardiology program on development of the new synthetic compound, RC-552 cardioprotectant. Since then, preclinical studies of RC-552 have been conducted in several animal heart models by Ribi and collaborating scientists in leading research institutions. Results indicate the drug possesses a unique profile in that it reduces infarct size, reduces stunning and lowers the incidence of arrhythmias caused by ischemia-reperfusion injury. Dr. Dipak Das of the University of Connecticut College of Medicine studied RC-552 in a canine cardiopulmonary bypass model. In this model RC-552 was administered in a single dose prior to surgery, followed by continuous infusion of a smaller dose throughout a one-hour and forty-minute ischemic period and a subsequent three hour reperfusion period. The results showed that RC-552 reduced damage to the heart by 65% to 70%.

     The findings of Dr. Das and other investigators that RC-552 provides protection in a model of severe cardiac ischemia during cardiopulmonary bypass, and that it provides rapid and continuous protection with drug infusion, have important implications for its clinical use. It may now be possible to protect surgery patients immediately after giving drug, during the entire operation and through the post-surgical periods, when they are still at risk for complications of ischemia-reperfusion injury. There currently is no drug approved to prevent this condition, which occurs in approximately 25% of coronary artery bypass graft surgeries based upon a composite end point of infarction, severe stunning and death. Because of Ribi's experience with MPL-C, the FDA has determined that RC-552 can proceed directly into advanced clinical studies in open heart bypass and aortic valve replacement surgery patients following filing of an investigational new drug application.

     Potential clinical applications for RC-552 cardioprotectant may include coronary artery bypass graft surgery, aortic valve replacement, angioplasty, non-cardiac surgery in high risk patients, unstable angina, acute MI thrombolytic therapy and organ transplantation.

RESEARCH PRODUCTS

     Ribi currently produces approximately 20 research products. These products, which include adjuvants, are used in various research projects by industrial, academic and government research laboratories and clinics. Additionally, physicians and veterinarians use the products in the development of treatments for a variety of diseases and to study the body's immune responses. Ribi also uses some of the research products it produces in its efforts to develop immunotherapeutic agents capable of treating infectious diseases, malignant tumors and other diseases.

CONTRACT SERVICES

     Ribi from time to time engages in contract services, whereby it conducts specialized projects on behalf of others utilizing the expertise of its research and production teams.

SOURCES AND AVAILABILITY OF RAW MATERIALS

     Materials for producing Ribi's pharmaceutical products come from a number of sources. Most of its products are derived from biological organisms, which are grown and maintained within Ribi's facilities. Critical organisms, not readily available from other sources, are stored in secure locations outside of Ribi's facilities. Chemicals and agents used in the manufacturing process are generally fairly common and are readily available from several different vendors.

COMPETITION

     The biotechnology and pharmaceutical industries are characterized by rapidly evolving technology and intense competition. Ribi's products under development are expected to address a broad range of markets. Ribi's competition will be determined in part by the potential indications for which Ribi's products are developed and ultimately approved by regulatory authorities. The first pharmaceutical product to reach the market in a therapeutic or preventive area is often at a significant competitive advantage relative to later entrants to the market. Accordingly, the relative speed with which Ribi or its corporate partners can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market are expected to be important competitive factors. Ribi's competitive position will also depend on, among other things, its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, develop and implement production and marketing plans, obtain and maintain patent protection, and secure adequate capital resources. Ribi expects its products, if approved for sale, to compete primarily on the basis of product efficacy, safety, patient convenience, reliability, value and patent position. In addition to potential competition from other biopharmaceutical products, the products presently under development by Ribi may compete with nonbiologic drugs and other therapies. Ribi's competitors include major pharmaceutical, chemical and specialized biotechnology companies, many of which have financial, technical and marketing resources significantly greater than those of Ribi.

     Ribi is aware that research is being conducted by others in areas in which Ribi is seeking to establish commercial products. Ribi's competitors might offer products which, by reason of price or efficacy, may be superior to any products that may be developed by Ribi. Ribi cannot assure that the discovery and introduction of products by others will not render Ribi's current or future products obsolete, or that Ribi will otherwise be able to effectively compete with such competitors.

MARKETING

     Ribi's revenues were derived from the following sources:

                                                        1998      1997      1996
                                                       ------    ------    ------
                                                             (IN THOUSANDS)
Sales:
  Research products..................................  $  481    $  484    $  502
  Custom adjuvants and research products.............   2,057     2,259     1,046
  Other..............................................      --        --        11
                                                       ------    ------    ------
     Total sales.....................................   2,538     2,743     1,559
  Investment income, net.............................     746       942     1,017
  Fees from licenses and contracts...................   2,841     2,834     2,042
  Other..............................................      (2)       11         5
                                                       ------    ------    ------
     Total revenues..................................  $6,123    $6,530    $4,623
                                                       ======    ======    ======
  Export sales.......................................  $2,099    $2,262    $1,205
                                                       ======    ======    ======

     Ribi plans to license its products to marketing partners for all applications. It filed for marketing approval of Melacine in Canada in 1997 and currently plans to file in the United States later based in part on the outcome of current clinical trials. Ribi has granted worldwide marketing rights for Melacine to Schering-Plough in exchange for license fees, milestone payments, transfer payments and royalties. Ribi will manufacture Melacine and transfer the finished product to its partner. In the area of vaccine adjuvants, Ribi has several license agreements in place. In the areas of synthetic adjuvants and cardio protection, if preclinical and clinical trial data are favorable, Ribi intends to grant additional licenses to marketing partners in exchange for license fees, transfer payments and royalties on commercial sales, or a combination thereof. For vaccine adjuvant applications, Ribi would manufacture its products as bulk intermediates for transfer to marketing partners for finishing and distribution. Ribi is currently planning to conduct a Phase II or III human clinical trial with its synthetic cardioprotectant, RC-552, in the prevention of heart damage associated with heart surgery. Ribi will seek a corporate partner to assist with the clinical trial to share the substantial financial risk of final development of the cardioprotectant.

     In the United States, Ribi markets its research products through direct mail, scientific journal and trade show advertising and markets them worldwide, generally to nonexclusive distributors. Export sales, consisting mainly of custom adjuvants for Ribi's corporate partners' premarketing needs and research products, were shipped primarily to Europe, Japan and Canada.

RESEARCH AND DEVELOPMENT

     Ribi's primary source of new product candidates is internal research. Additionally, cell lines for the Melacine melanoma theraccine antigens have been licensed from the University of Southern California for a royalty fee from commercial sales of Melacine, and certain molecular adjuvant technology has been licensed from the University of Nebraska in consideration for the payment of royalties upon commercialization. Costs and expenses for research and development activities were approximately $7.9 million in 1998, $8.2 million in 1997 and $6.2 million in 1996.

GOVERNMENT REGULATION

     Regulation by governmental authorities in the United States and other countries is a significant factor in the research, preclinical development, clinical trials, production and marketing of Ribi's human biopharmaceutical products.

FDA APPROVALS

     In order to produce and market human biopharmaceuticals, Ribi must satisfy mandatory procedures and meet safety and efficacy standards established by the FDA and equivalent foreign regulatory authorities. The process of seeking and obtaining FDA approval for the manufacturing and marketing of a new human biopharmaceutical product may require a number of years and substantial funding. The steps required before a human biopharmaceutical can be produced and marketed include preclinical studies, the filing of an Investigational New Drug application, or IND, human clinical trials and approval of a Biologic License Application, or BLA, or a Product License Application, or PLA, and an Establishment License Application. For synthetic drugs that might be developed, Ribi would request approval of a New Drug Application, or NDA rather than a BLA.

     Preclinical studies are conducted in the laboratory and in animal mode systems to gain preliminary information on a product's activity and to identify major safety problems. The results of these studies are submitted to the FDA as part of the IND before allowance can be obtained to begin testing in humans. Protocols for the human trials, outlines for production of the materials and statements describing the testing facilities are also included in the IND.

     The clinical testing program required for a new biopharmaceutical product principally involves three phases. However, in conducting actual clinical trials, the demarcation between phases at times becomes indistinct. Phase I studies are usually conducted with human volunteer patients to determine the maximum tolerated dose and to discover the possible side effects of the substance. Phase II studies are usually conducted with groups of patients having a specific disease in order to determine the most effective dose and schedule of administration. Phase III involves wide-scale studies that are adequately controlled in order to provide statistically valid data on response rates which can be compared with current therapies, including drugs or biologics.

     In the United States, data from Phase I, II and III trials are submitted in a BLA to the FDA. The BL involves considerable data collection, verification and analysis. It also includes the preparation of summaries of the manufacturing and testing processes, preclinical studies and clinical trials. BL approval by the FDA is necessary before the product may be marketed in the United States.

     During the BL review period, in addition to consideration of the safety and efficacy data, the FDA also determines what labeling it will require and permit for marketing of the product. The agency may also require post-marketing testing and surveillance for possible adverse reactions as a condition of its approval.

     Ribi obtained Orphan Drug designation for Melacine in 1989 and, if appropriate, may request Orphan Drug designation for other products. Under the Orphan Drug Act the FDA may grant Orphan Drug status to drugs intended to treat a disease or condition that affects less than 200,000 individuals in the United States or more than 200,000 persons in the United States if there is no reasonable expectation that sales will be sufficient to recover the costs of developing and making available the drug. If a product is designated an Orphan Drug, then the sponsor is entitled to receive certain incentives to undertake the development and marketing of the product, including limited tax credits, where applicable. In addition, the sponsor that obtains the first marketing approval for a designated Orphan Drug for a given indication is eligible to receive marketing exclusivity for a period of seven years. There may be multiple designations of Orphan Drug status for a given biologic or drug and indication; however, only the sponsor of the first approved BLA or NDA for a given biologic or drug for its use in treating a given rare disease may receive marketing exclusivity. There is no assurance that any additional products of Ribi will receive Orphan Drug status. While it may be advantageous to obtain Orphan Drug status of eligible products, there can be no assurance that the scope of protection that is currently afforded by Orphan Drug status or the current level of economic benefits and incentives will remain in effect in the future.

GOVERNMENTAL REFORMS

     In the past few years health care reform has received considerable attention. While it appears that federal governmental intervention is not imminent at this time, certain reform measures currently being considered by various state governments and certain related market restructuring could adversely affect the pricing of therapeutic or prophylactic products or the amount of reimbursement available. Such events could harm the profitability of companies developing, manufacturing or marketing pharmaceutical products. Ribi cannot predict the extent of possible future governmental reforms or the effect such reforms or other measures may have on its business.

OTHER GOVERNMENTAL REGULATIONS

     In addition to the foregoing, Ribi is and will be subject to various regulations relating to the maintenance of safe working conditions, good laboratory and manufacturing practices and the use and disposal of harmful or potentially harmful substances.

     There can be no assurance that any required approvals will be granted on a timely basis, if at all, or that such approvals, once granted, will not be withdrawn. Furthermore, there is no assurance that additional regulation will not be imposed on Ribi's activities or products in the future.

PATENTS AND PROPRIETARY PROTECTION

     Ribi has obtained and applied for patents in the United States and several foreign countries. Ribi has 22 issued United States patents with expiration dates ranging from 2001 to 2015. In addition, Ribi has five pending United States patent applications, two of which have been indicated as containing allowable claims. There is no assurance that patents applied for by Ribi will be obtained, and there can be no assurance that the claims embodied in existing patents to which Ribi has rights will not be challenged. The issuance of a patent to Ribi or to a licensor of Ribi is not conclusive as to validity or as to the enforceable scope of claims therein. The validity and enforceability of a patent can be challenged by a request for re-examination or litigation after its issuance and, if the outcome of such litigation is adverse to the owner of the patent, other parties may be free to use the subject matter covered by the patent.

     There can be no assurance that additional patents will be obtained by Ribi in the United States or in other jurisdictions, or that any patents will provide substantial protection, or be of commercial benefit to Ribi. The cost of enforcing Ribi's patent rights in lawsuits which Ribi may bring against infringers or which may be brought challenging Ribi's patents may be high and could interfere with Ribi's operations. The patent laws of other countries may differ from those of the United States as to the patentability of Ribi's products and processes. Moreover, the degree of protection afforded by foreign patents may be different from that in the United States. On an ongoing basis, Ribi reviews its patent portfolio and has abandoned, and may in the future abandon, patents or patent applications for various reasons including limited protection, lack of commercial importance and limited enforceability.

     Although Ribi attempts to protect its products and processes by seeking patent protection when deemed appropriate, it also relies upon trade secrets, proprietary know-how and continuing technological innovation to develop and maintain its competitive position. Product development contracts and relationships between Ribi, its consultants and other pharmaceutical companies may provide access to Ribi's know-how. Ribi requires such parties to execute confidentiality agreements. Insofar as Ribi relies on confidentiality arrangements, there can be no assurance that others may not independently develop similar technology or that secrecy will not be breached.

     All employees are required to sign a confidential information agreement that contains terms assigning patent rights to Ribi as well as obligations not to use or disclose any such information during and for a period of two years following termination of their employment.

     Ribi maintains an active trademark protection program in the United States and in those foreign countries where it expects to market its products. Melacine melanoma theraccine, MPL immunomodulator and Ribi's logo are registered trademarks in the United States. INTRON-A is a registered trademark of Schering-Plough and THERATOPE is a registered trademark of Biomira. Detox adjuvant is a trademark of Ribi.

EMPLOYEES, CONSULTANTS AND COLLABORATORS

     As of June 24, 1999 Ribi had 97 full-time and 6 part-time employees. Ribi also uses outside consultants and collaborators to support and complement the activities of its scientific staff. Ribi utilizes such persons to aid in specific research and development projects, rather than to act as a general scientific advisory board.

PROPERTIES

     Ribi's facilities are located near Hamilton, Montana in a 35-acre complex owned by Ribi. Its buildings contain approximately 60,000 square feet of laboratory, pilot plant, commercial-scale manufacturing, marketing and administrative facilities. The manufacturing facility was built to FDA standards for GMP.

LEGAL PROCEEDINGS

GROUNDWATER CONTAMINATION

     Ribi, the NIH and the Bitterroot Valley Sanitary Landfill were notified by the Montana Department of Health and Environmental Sciences, now known as the Department of Environmental

Quality, in March 1991 that they had been identified as potentially responsible parties and as such are jointly and severally liable for groundwater contamination located at and near the site of the landfill in Ravalli County, Montana. Ribi's involvement arises out of waste materials which it generated and were subsequently deposited at the landfill from 1982 to 1985 which the landfill had permits to receive. The NIH unilaterally and voluntarily initiated and completed work pursuant to an interim remediation plan approved by the Department of Environmental Quality to remove and decontaminate the believed source of contamination and treat the aquifers, which tests have shown contain contaminants. Although decontamination of the soil at and around the landfill has been completed, treatment of the groundwater in the proximity of the disposal site continues utilizing carbon filtering and air sparging, and it is anticipated such treatment will continue through 1999 and possibly longer. The Department of Environmental Quality conducted a risk assessment and issued a Draft Final Feasibility Study in October 1994 that discussed possible final remediation alternatives. In August 1995, the Department of Environmental Quality announced that it had approved a second interim action in the vicinity of the landfill being unilaterally and voluntarily conducted by the NIH which involved installing individual replacement and new wells to provide both an alternate water supply for the affected residents and to develop additional information on the site hydrogeology. Information collected from these wells through a multi-year monitoring program are being used by the Department of Environmental Quality to evaluate the effectiveness of the remediation efforts to date. The second interim action plan calls for the wells to be installed in three phases. Phase I included occupied properties with the highest remaining contamination levels. Phase II included occupied properties with lesser degrees of contamination. Phase III consisted largely of vacant properties. Preliminary studies completed in 1994 estimated the cost of the wells to be approximately $1.4 million. Information indicates that a total of 19 alternate water supply wells have been installed at a cost of approximately $1.0 million. The Department of Environmental Quality could require the potentially responsible parties to implement further remediation should these wells not provide sufficient quality or quantity of water. Additionally, the NIH has indicated it is undertaking Phase II groundwater remediation to intercept and treat contaminated groundwater near the eastern landfill boundary. The NIH has projected costs for this Phase II groundwater remediation to be in excess of $1.0 million through 1999. The NIH, which has taken the lead and incurred substantially all of the remediation costs, has represented publicly that it would continue to work with the Department of Environmental Quality toward an acceptable final remediation plan.

     The Department of Environmental Quality initiated an action in 1997 against Ribi, the landfill and the owners of the landfill seeking recovery of past alleged costs associated with its oversight activities in the amount of $238,000, as well as a declaratory judgment finding the parties liable for future oversight costs, plus civil penalties in the event the parties fail to comply. Since the action was initiated, Ribi and the NIH jointly have received statements requesting payment of an additional $30,000. In May 1998, Ribi was informed that the Department of Environmental Quality had entered into a settlement agreement with the landfill and its owners, whereby the landfill and its owners agreed to collectively pay the Department approximately $35,000. Ribi believes that it has meritorious defenses to the claim, including the amount thereof, and that there are other responsible parties. Ribi has filed a response to the action, including a counter claim and motions for a change in venue and to dismiss. The court granted Ribi's motion for a change of venue to Ravalli County where Ribi is located. The court did not rule on the motion to dismiss, which motion will now be acted upon by the court in Ravalli County. The Department of Environmental Quality filed a Motion for Stay of Proceedings pending the outcome of the action in Federal District court discussed below in which the Department is a plaintiff. The court granted the motion which Ribi did not oppose.

     On April 21, 1998, Ribi received notice that the United States, acting on behalf of the Department of Health and Human Services, which oversees the NIH, filed suit in United States District Court seeking contribution from Ribi of an equitable share of past and future response costs incurred by the NIH in connection with the remediation at and near the landfill. The complaint alleges that as of September 30, 1997, the United States had incurred response costs in excess of $3.4 million and that it expects to incur more than $1.0 million in additional response costs. Ribi filed a response to the action. On or about June 4, 1998, Ribi received notice that the United States had entered into a settlement agreement with the landfill and the landfill owners pursuant to which the settling parties agreed to make payment in the amount of $440,000. In view of the settlement, the United States filed with the court a Joint Motion for Stay of Proceedings between the United States, the landfill and landfill owners. Assuming the settlement is completed, the action against the landfill and the landfill owners would be dismissed. Although Ribi believes it has meritorious defenses to the cost recovery claim, including the amount thereof, and that there are other responsible parties, Ribi cannot assure you that it will be successful in its defenses to claims arising out of the landfill, including the claims made by the United States.

     On or about June 6, 1998, the Department of Environmental Quality filed a complaint in the United States District Court against Ribi, the landfill and the owners of the landfill seeking recovery of past alleged costs associated with its oversight activities in the amount of $258,000, of which it indicated not more than $154,000 had been reimbursed, plus interest and attorneys' fees and costs as well as a declaratory judgment finding the parties liable for future response costs. This action is similar to that filed in the state district court that is described above, where further action has been deferred pending the outcome of the federal action. Ribi has filed a response to the action, including a counter claim against the Department of Environmental Quality. The Department has initiated discovery, and Ribi responded to a discovery request. Ribi believes that is has meritorious defenses to the claim, including the amount thereof, and that there are other responsible parties. Ribi cannot assure you that defenses and counter claim will be successful.

     Depending upon the eventual outcome of the litigation discussed above, when the litigation is concluded and the success of Ribi in pursuing defense and indemnity with insurance carriers, the outcome may significantly harm Ribi's financial condition. Recently, an insurance carrier agreed to assume reasonable defense costs in the cases discussed above but has reserved its rights to challenge its responsibility. The insurance carrier has also agreed to reimburse Ribi's defense costs incurred to date. Accordingly, it is not possible at present to accurately predict whether an adverse outcome will significantly harm Ribi's financial condition. Ribi is unable to determine its overall potential liability with respect to the landfill at this time. As of March 31, 1999, Ribi had accrued a reserve of approximately $300,000 to cover legal, consulting and Department of Environmental Quality reimbursement costs associated with Ribi as a potentially responsible party. Net costs charged against operations during the first quarters of 1999 and 1998 were $42,000 and $22,000, respectively.

WRONGFUL DISCHARGE

     In June 1997, a complaint was filed in District Court in Ravalli County against Ribi by a former employee who was discharged for cause in June 1996. The former employee alleges discharge in violation of the Montana Wrongful Discharge from Employment Act and further, that discharge was for refusal to violate public policy. The court granted dismissal with respect to that portion of the complaint which alleges termination for refusal to violate public policy. The former employee filed a motion for reconsideration asking the court to reverse its decision with respect to the issue of termination for refusal to violate public policy and requested permission to amend the complaint to include additional allegations relative to the public policy issue. On April 6, 1998 the court allowed the former employee to amend the complaint as requested. If the former employee should ultimately prevail on the issue of discharge in violation of the Wrongful Discharge Act, the potential liability of Ribi would be approximately $320,000, exclusive of Ribi's attorneys' fees and related costs. If the plaintiff prevails on the public policy issue, Ribi could be subject to punitive damages of an unknown amount in addition to the potential liability for violation of the Wrongful Discharge Act. Ribi believes that it has a meritorious defense and plans to vigorously defend the suit. However, it is not possible to reliably assess the outcome. Depending upon the eventual outcome of this litigation and the timing of its conclusion, the result of this litigation may significantly harm Ribi's financial condition. It is possible the case may go to trial during the first half of 2000.

     The former employee also filed a petition for Judicial Review in District Court in Missoula County naming Ribi and the State of Montana Department of Labor and Industry respondents and asking the court to review and overturn the Department of Labor's decision finding the former employee was terminated for misconduct under Montana law and is therefore not allowed to collect unemployment benefits. Ribi filed a response arguing the correctness of the Department of Labor's decision. The court remanded the matter to the Department of Labor for further testimony, which was taken. The Department of Labor recently confirmed its previous findings that the former employee willfully and purposefully failed to follow the reasonable instructions of Ribi and, therefore, was discharged for misconduct connected with his work and directly affecting his employment. Accordingly, the Department of Labor confirmed its previous findings that the former employee is not eligible to receive unemployment insurance benefits. The former employee has filed a petition for judicial review of the most recent decision of the Department of Labor in district court in Missoula County.

                              MANAGEMENT OF CORIXA

     Upon completion of the merger, Ribi will merge with and into Corixa, with Corixa remaining as the surviving corporation. The existing officers and directors of Corixa shall remain in such positions for Corixa following consummation of the merger. The officers, directors and key employees of Corixa, and their ages as of June 24, 1999, are as follows:

NAME                                   AGE                         POSITION
----                                   ---                         --------
Steven Gillis, Ph.D..................  46     Chairman of the Board and Chief Executive Officer
Mark McDade..........................  44     President, Chief Operating Officer and Director
Steven Reed, Ph.D....................  48     Executive Vice President and Chief Scientific
                                              Officer
Kenneth Grabstein, Ph.D..............  48     Executive Vice President and Director of Immunology
Michelle Burris......................  33     Vice President and Chief Financial Officer
Martin Cheever, M.D..................  55     Vice President and Director of Medical Affairs
Maureen Howard, Ph.D.................  47     Vice President and Director of Research and
                                                Development -- Redwood City
Cindy Jacobs, M.D., Ph.D.............  42     Vice President and Director of Clinical Research
Joseph S. Lacob(2)...................  42     Director
Arnold L. Oronsky, Ph.D.(1)(2).......  58     Director
Andrew E. Senyei, M.D.(1)(2).........  49     Director

-------------------------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

     Steven Gillis, Ph.D. has served as Chairman of the Board of Corixa since March 1999 and Chief Executive Officer and director of Corixa since 1994. From 1994 to February 1999, Dr. Gillis served as President of Corixa. Dr. Gillis was a founder of Immunex Corporation, a biotechnology company. From 1981 to 1994, Dr. Gillis served as Executive Vice President and Director of Research and Development of Immunex, and from 1993 to 1994, served as Acting Chief Executive Officer and Chairman of the Board of Immunex. From 1990 to 1994, Dr. Gillis also served as President and Chief Executive Officer of Immunex Research and Development Corporation, a wholly-owned subsidiary of Immunex, and Chief Scientific Officer of Immunex. In addition, Dr. Gillis is a director of both Micrologix Biotech, Inc. and Genesis Research and Development Corporation Limited. Dr. Gillis serves on the Scientific Advisory Board of Medarex Corporation. Dr. Gillis graduated from Williams College with a B.A. in Biology and English in 1975 and received his Ph.D. in Biological Sciences from Dartmouth College in 1978.

     Mark McDade has served as President of Corixa since March 1999 and Chief Operating Officer and director since 1994. From 1994 to February 1999, Mr. McDade served as an Executive Vice President of Corixa. From 1993 to 1994, Mr. McDade served as Chief Operating Officer of Boehringer Mannheim Therapeutics, a pharmaceutical company, heading its worldwide pharmaceutical operations. From 1991 to 1992, Mr. McDade was an independent consultant providing business development and strategic consulting to a number of biopharmaceutical and pharmaceutical companies. From 1983 to 1991, Mr. McDade held various positions with Sandoz, Ltd., a pharmaceutical company. Mr. McDade graduated from Dartmouth College with a B.A. in History in 1977 and received his M.B.A. from Harvard University in 1984.

     Steven Reed, Ph.D. has served as Executive Vice President and Chief Scientific Officer of Corixa since 1994. From 1993 to the present, Dr. Reed has served as an Associate Professor of Pathobiology at the University of Washington. From 1993 to February 1999, he served as a director of IDRI, which he co-founded. From 1984 to the present, Dr. Reed has served as a Professor (Adjunct) of Medicine at the Cornell University Medical College. From 1984 to 1993, Dr. Reed served as a Senior Scientist at the Seattle Biomedical Research Institute. Dr. Reed graduated from Whitman College with a B.A. in Biology in 1973 and received his Ph.D. in Microbiology from the University of Montana in 1979. In addition, Dr. Reed is a director of ImmGenics Pharmaceuticals, Inc.

     Kenneth Grabstein, Ph.D. has served as Executive Vice President since March 1999 and Director of Immunology of Corixa since 1994. From 1994 to February 1999, Dr. Grabstein served as Vice President of Corixa. From 1992 to 1994, Dr. Grabstein was Director of Cellular Immunology and Director of the Flow Cytometry Facility at Immunex Research and Development Corporation. From 1995 to the present, he has served as Affiliate Investigator of the Clinical Research Division of the Fred Hutchinson Cancer Research Center. Dr. Grabstein graduated from the University of California, Berkeley with a B.A. in Zoology in 1973 and received his Ph.D. in Immunology from the University of California, Berkeley in 1982.

     Michelle Burris has served as Vice President and Chief Financial Officer of Corixa since January 1998. From February 1997 to January 1998, she was Vice President of Finance and Administration of Corixa. From 1996 to February 1997, she was Director of Finance and Administration of Corixa. From 1995 to 1996, she was Controller at Corixa. Ms. Burris held several finance and planning positions at The Boeing Company, an aerospace company, most recently serving as Manager of Planning and Performance for the Commercial Airplane Group. Ms. Burris is a Certified Public Accountant, and she graduated from George Mason University with a B.S. in Marketing and Statistics in 1987 and received her M.B.A. from Seattle University in 1991. In addition, Ms. Burris is a director of ImmGenics Pharmaceuticals, Inc.

     Martin Cheever, M.D. has served as Vice President and Director of Medical Affairs of Corixa since December 1997. During that time he also served as an Affiliate Investigator for the Clinical Research Division for Fred Hutchinson Cancer Research Center and as Clinical Professor of Medicine, Division of Oncology for the University of Washington. From 1987 to December 1997, Dr. Cheever was a Professor of Medicine and a Member of the Division of Oncology, University of Washington School of Medicine. From 1981 to 1987, Dr. Cheever served as an Associate Professor of Medicine, Division of Oncology, University of Washington and as Assistant Member, Fred Hutchinson Cancer Research Center. Dr. Cheever graduated from the University of Michigan, Ann Arbor in 1966, and received his M.D. from the University of Michigan School of Medicine, Ann Arbor, Michigan in 1970.

     Maureen Howard, Ph.D. has served as Vice President and Director of Research and Development at Corixa's Redwood City facility since 1999. From 1997 to 1999, Dr. Howard served as Vice President of Research at Anergen. From 1986 to 1997, Dr. Howard served as the founding Director of the Department of Immunology at DNAX Research Institute of Molecular and Cellular Biology. Prior to that time, she was a Fulbright and Fogarty fellow in the Laboratory of Immunology at the National Institutes of Health. Dr. Howard received a B.S. in Biochemistry from the University of Melbourne, Australia in 1973, and a Ph.D. in Immunology from the Walter and Eliza Hall Institute in Australia in 1977.

     Cindy Jacobs, Ph.D., M.D. has served as Vice President and Director of Clinical Research at Corixa since 1999. From 1998 to 1999, Dr. Jacobs held the position of Vice President of Clinical Research at Cytran, Inc., where she oversaw planning and execution of clinical trials for an anti-angiogenic peptide in various cancer indications. From 1996 to 1998, Dr. Jacobs served as the Vice President of Clinical Research at CellPro, Incorporated. From 1994 to 1996, Dr. Jacobs served as the Director of Worldwide Clinical Research at CellPro. From 1993 to 1994, Dr. Jacobs served as the Director of Clinical Research at CellPro. Dr. Jacobs graduated from Montana State University with a B.S. in Microbiology in 1979. She received her M.S. in Veterinary Pathology/Microbiology from

Washington State University in 1982, a Ph.D. in Veterinary
Pathology/Microbiology from Washington State University in 1984 and a M.D. from the University of Washington in 1989.

     Joseph S. Lacob has served as a director of Corixa since 1994. From 1994 to December 1998, Mr. Lacob served as Chairman of the Board of Corixa. Mr. Lacob has been a partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since May 1987. Mr. Lacob is currently the Chairman of the Board of Microcide Pharmaceuticals, Inc. and Cardima, Inc. He also serves on the Board of Directors of Heartport, Inc., IsoStent and several other privately-held biotechnology, medical device and health care service companies. Mr. Lacob is also Chairman of the Board of CellPro. Mr. Lacob graduated from the University of California, Irvine in 1978 with a B.S. in Biological Sciences and received his M.P.H. from the University of California, Los Angeles in 1979. Mr. Lacob also received his M.B.A. from the Stanford Graduate School of Business in 1983.

     Arnold L. Oronsky, Ph.D. has served as a director of Corixa since 1994. He is currently Chairman of the Board of Directors of Coulter Pharmaceuticals Inc., a biopharmaceutical company and a director of Signal Pharmaceutical Inc. From 1995 to 1996, Dr. Oronsky served as President and Chief Executive Officer of Coulter. From 1994 to the present, Dr. Oronsky has been a general partner at InterWest Partners, a venture capital firm. From 1984 to 1994, Dr. Oronsky served as Vice President for Discovery Research at Lederle Laboratories, a pharmaceutical division of American Cyanamid, Inc., where he was responsible for the research of new drugs. Since 1988, Dr. Oronsky has served as a senior lecturer in the Department of Medicine at Johns Hopkins Medical School. Dr. Oronsky graduated from University College, New York University with a B.A. in History in 1962 and received his Ph.D. in Biochemistry from Columbia University in 1968.

     Andrew E. Senyei, M.D. has served as a director of Corixa since 1994. Dr. Senyei has served as managing partner of Enterprise Partners, a venture capital firm, since 1999 and a general partner of Enterprise Partners since 1988. Dr. Senyei was a founder of Molecular Biosystems, Inc. and serves on the board of directors of several private technology companies. Prior to joining Enterprise Partners, Dr. Senyei was a practicing clinician and Adjunct Associate Professor of Obstetrics, Gynecology and Pediatrics at the University of California, Irvine. Dr. Senyei graduated from Occidental College with a B.A. in Biology in 1972 and received his M.D. from Northwestern University in 1979.

BOARD OF DIRECTORS COMMITTEES, COMPENSATION OF DIRECTORS AND OTHER INFORMATION

     All directors hold office until the next annual meeting of stockholders of Corixa and until their successors have been elected and qualified. The officers of Corixa are appointed annually and serve at the discretion of the Corixa board of directors.

     The Corixa board of directors has held a total of two regular meetings during the current year, as well as a special meeting in connection with the merger. Corixa has an audit committee and a compensation committee of the board of directors. Each incumbent director attended 100% of the aggregate number of meetings of the Corixa board of directors and meetings of the committees of the Corixa board of directors on which he serves. There are no family relationships among any of the directors or executive officers of Corixa.

     The compensation committee currently consists of Mr. Lacob, Dr. Senyei and Dr. Oronsky, who are all of Corixa's non-employee directors. The compensation committee is chaired by Dr. Senyei and has acted one time by written consent in January 1999. Its functions are to:

     - review and approve the compensation and benefits for Corixa's executive officers;

     - administer Corixa's stock purchase and stock option plans; and

     - make recommendations to the Corixa board of directors regarding such matters.

     The audit committee currently consists of Dr. Oronsky and Dr. Senyei, two of Corixa's non-employee directors. The audit committee met most recently on September 16, 1998. Its functions are to review the scope and results of financial audits and other services performed by Corixa's independent accountants and to make recommendations to Corixa's board of directors regarding such matters.

     Non-employee directors currently receive no cash fees for serving on Corixa's board of directors. Current and future non-employee directors are eligible to receive stock options in consideration of their services under Corixa's 1997 Director's Stock Option Plan. See the section entitled "Stock Option and Incentive Plans -- 1997 Directors' Stock Option Plan", beginning on page 170.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Except as set forth in the section entitled "Certain Relationships and Related Party Transactions" beginning on page 190, no interlocking relationship exists between Corixa's board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Corixa's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director, except for liability for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

     - for any transaction from which a director derives an improper personal benefit.

     Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. In addition, Corixa has obtained an insurance policy providing coverage for certain liabilities of its officers and directors.

     Corixa's bylaws provide that Corixa shall indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent permitted by law. Corixa believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of an indemnified party and permits Corixa to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of Corixa upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

     Corixa has entered into separate indemnification agreements with each of its directors and officers. These agreements require Corixa, among other things, to:

     - indemnify such director or officer against certain expenses, including attorney's fees, judgments, fines and settlement amounts paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of Corixa, subject to certain exceptions including liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest or a violation of Section 16(b) of the Exchange Act; and

     - advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by Corixa.

     Corixa believes that its certificate of incorporation, bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     Corixa is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Corixa where indemnification will be required or permitted. Corixa is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

STOCK OPTION AND INCENTIVE PLANS

AMENDED AND RESTATED 1994 STOCK OPTION PLAN

     Corixa's 1994 plan was originally adopted by Corixa's board of directors in October 1994 and was approved by the stockholders in October 1995. The 1994 plan was amended and restated in August 1996, which amendment and restatement was approved by the stockholders in July 1997, and amended and restated again in July 1997, which amendment and restatement was approved by the stockholders in September 1997. The 1994 plan provides for the grant to employees of Corixa and to subsidiaries of Corixa, including officers and employee directors, of ISOs and for the grant to employees, directors and consultants of Corixa and affiliates of Corixa of NSOs. The 1994 plan may be administered by Corixa's board of directors or the compensation committee. The maximum number of shares that may be subject to options granted to any one employee under the 1994 plan for any fiscal year is 500,000.

     The administrator of the 1994 plan has the authority to grant ISOs to employees of Corixa and to grant NSOs to employees, directors and consultants of Corixa. The administrator determines which individuals will be granted options under the 1994 plan and the terms of such options, including:

     - the exercise price and the number of shares subject to such options;

     - the maximum term for which such options are to remain outstanding;

     - the date upon which such options are to become exercisable; and

     - the vesting schedule, if any, applicable to such options.

     The exercise price of each ISO granted under the 1994 plan must be at least equal to the fair market value of Corixa common stock on the date of grant. The exercise price of each NSO granted under the 1994 plan must equal at least 85% of the fair market value of Corixa common stock on the date of grant. The exercise price of any ISO granted to an optionee who owns stock representing more than 10% of the voting power of Corixa's outstanding capital stock must equal at least 110% of the fair market value of Corixa common stock on the date of grant. Payment of the exercise price may be made in any of the following ways:

     - in cash;

     - by check;

     - in the administrator's discretion, by promissory note;

     - in shares of properly registered Corixa common stock valued at the fair market value as of the exercise date of the option that meet certain holding requirements; or

     - to the extent the option is exercised for vested shares, through a special sale and remittance procedure conducted by a Corixa-designated brokerage firm whereby Corixa is paid sufficient funds to cover the aggregate exercise price of the purchased shares as well as all taxes that Corixa would be required to withhold as a result of such exercise.

     The term of a stock option granted under the 1994 plan may not exceed 10 years, except that the term of an ISO granted to an optionee who owns stock representing more than 10% of the voting power of Corixa's outstanding capital stock may not exceed five years. No option may be transferred by an optionee other than by will or the laws of descent and distribution, and provided that the administrator may, in its discretion, grant transferable NSOs pursuant to stock option grants specifying:

     - the manner in which such NSOs are transferable; and

     - that any such transfer shall be subject to applicable laws.

     Except as set forth in the foregoing sentence, each option may be exercised during the lifetime of the optionee only by such optionee. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more ISOs for shares having an aggregate fair market value under all Corixa plans and determined for each share as of the date the option to purchase the share was granted in excess of $100,000, any such excess options shall be treated as NSOs.

     In the event of a proposed dissolution or liquidation of Corixa, the 1994 plan requires that each outstanding option terminate and cease to be outstanding, except to the extent assumed by the successor corporation or parent thereof in connection with the change in control. In the event of a proposed sale of all or substantially all of the assets of Corixa or the merger of Corixa with or into another corporation:

     - if the options are assumed or an equivalent option is substituted, 50% of the unvested portions of option grants shall be deemed to have vested immediately prior to such sale or merger;

     - if the options are not assumed or an equivalent option is not substituted, all of the unvested portions of option grants shall be deemed to have vested immediately prior to such sale or merger; and

     - if an executive officer of Corixa is terminated without cause within six months following the consummation of such sale or merger, all of the entire unvested portion of option grants to such executive officer shall be deemed to have vested and become fully exercisable immediately prior to such termination.

     Upon the termination of an optionee's employment or other relationship with Corixa, such optionee will have a limited time within which to exercise any outstanding options, which time period will vary depending on the reason for termination. The administrator has the discretion to grant options that are exercisable for unvested shares of Corixa common stock and, to the extent that an optionee holds options for such unvested shares of Corixa common stock upon termination, Corixa will have the right to repurchase any or all of the unvested shares at the per-share exercise price paid by the optionee for the unvested shares. Under Corixa's standard vesting schedule, awards under the 1994 plan vest as to 25% of the shares underlying the award one year after the date of grant and as to approximately 2.08% of the shares each month thereafter.

     Prior to amendments of the 1994 plan for which Corixa stockholder approval is now being sought, 2,766,234 shares of common stock were reserved for issuance under the 1994 plan, plus an automatic annual increase equal to 3% of Corixa's outstanding common stock up to a maximum of 500,000 shares per year. Stockholder approval of the 1994 plan is being sought to increase the number of shares reserved for issuance under the 1994 plan by 2,500,000 shares, plus an automatic annual increase equal to 3% of Corixa's outstanding common stock up to a maximum of 750,000 shares per year. As a result of these amendments, the maximum aggregate number of shares of common stock that may be issued under the 1994 plan as currently structured is 9,016,234.

     Corixa's board of directors has the authority to amend the 1994 plan as long as such action does not adversely affect the rights and obligations with respect to options or unvested stock issuances then outstanding under the 1994 plan, and provided further that stockholder approval is required to:

     - increase the number of shares subject to the 1994 plan;

     - to materially modify the eligibility requirements for 1994 plan participation; or

     - to materially increase the benefits accruing to participants under the 1994 plan. If not terminated earlier, the 1994 plan will terminate in 2004.

     As of June 24, 1999, options to purchase a total of 348,546 shares of Corixa common stock had been exercised, options to purchase a total of 2,098,157 shares at a weighted average exercise price of $5.22 per share were outstanding and an aggregate of 320,573 shares remained available for future option grants under the 1994 plan. As of June 24, 1999, the aggregate fair market value of shares subject to outstanding options under the 1994 plan was approximately $27.3 million, based upon the closing price of the common stock on Nasdaq as of such date. The actual benefits, if any, to the holders of stock options issued under the 1994 plan are not determinable prior to exercise as the value, if any, of such stock options to their holders is represented by the difference between the market price of a share on the date of exercise and the exercise price of the option. As of June 24, 1999, the following Corixa named executive officers and its directors have received option grants under the 1994 plan:

     - Steven Gillis (179,935 shares);

     - Mark McDade (234,633 shares);

     - Steve Reed (80,996 shares);

     - Kenneth Grabstein (78,421 shares);

     - Martin Cheever (109,582 shares);

     - Maureen Howard (48,946 shares);

     - Cindy Jacobs (45,000 shares);

     - Michelle Burris (113,117 shares);

     - Joseph Lacob (25,000 shares);

     - Andrew Senyei (25,000 shares); and

     - Arnold Oronsky (25,000 shares).

In addition, as of such date, options to purchase 1,132,527 shares of common stock are held by all current employees and consultants, including Corixa officers but excluding executive officers.

OPTIONS ASSUMED UNDER ANERGEN AND GENQUEST STOCK OPTION PLANS

     As of June 24, 1999, 85,786 options were assumed by Corixa under the Anergen and GenQuest acquisitions. Of these, options to purchase a total of 11,421 shares of Corixa common stock had been exercised and options to purchase a total of 72,730 shares at a weighted average exercise price of $57.45 per share were outstanding.

UNITED STATES FEDERAL INCOME TAX INFORMATION

     The following is a brief summary of the United States federal income tax consequences of transactions under the 1994 plan based on federal income tax laws in effect on the date of this proxy statement/prospectus and expressly does not discuss the income tax laws of any state, municipality, non-United States taxing jurisdiction or gift, estate or other tax laws. This summary is not intended to be exhaustive and does not address all matters that may be relevant to a particular optionee based on his or her specific circumstances, other than federal income tax law. Corixa advises all optionees to consult their own tax advisor concerning the tax implications of option grants and exercises and the disposition of stock acquired upon such exercises.

     If an option granted under the 1994 plan is an ISO, the optionee will recognize no income upon grant of the ISO and will incur no tax liability due to the exercise, except to the extent that such exercise causes the optionee to incur alternative minimum tax, which is discussed below. Corixa will not be allowed a deduction for federal income tax purposes as a result of the exercise of an ISO regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise of the option by the optionee, any gain will be treated as a long-term capital gain. If both of these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the common stock on the date of the option exercise or the sale price of the Corixa common stock. Corixa will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier.

     All other options which do not qualify as ISOs are referred to as NSOs. An optionee will not recognize any taxable income at the time he or she is granted a NSO. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the fair market value of the shares over the exercise price. The income recognized by an optionee who is also an employee of Corixa will be subject to income and employment tax withholding by Corixa by payment in cash by the optionee or out of the optionee's current earnings. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year from date of exercise.

ALTERNATIVE MINIMUM TAX

     The exercise of an ISO may subject the optionee to the alternative minimum tax under Section 55 of the Internal Revenue Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to taxable income adjusted for certain items, plus items of tax preference less, exemption amounts that vary depending upon an individual's tax status. Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

     In computing alternative minimum taxable income, shares purchased upon exercise of an ISO are treated as if they had been acquired by the optionee pursuant to exercise of an NSO. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the common stock on the date of exercise over the option exercise price. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisors prior to exercising ISOs.

1997 DIRECTORS' STOCK OPTION PLAN

     The directors' plan was adopted by the Corixa board of directors in July 1997. As of June 24, 1999, a total of 300,000 shares of Corixa common stock has been reserved for issuance under the directors' plan. The number of authorized shares is subject to automatic increase on the first trading day of each of the five calendar years beginning in 1998 and ending in 2002 in an amount equal to 50,000 shares of Corixa common stock or such lesser amount as the Corixa board of directors may establish. The directors' plan provides for the grant of NSOs to non-employee directors of Corixa. The directors' plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Corixa board of directors. The directors' plan provides that each person who becomes a non-employee director of Corixa after October 2, 1997, the date of Corixa's initial public offering, shall be granted NSOs to purchase 15,000 shares of Corixa common stock. Thereafter, on the first day of each subsequent fiscal year of Corixa, each non-employee director shall be automatically granted an additional option to purchase 5,000 shares of Corixa common stock, provided that, on such date, he or she shall have served on the Corixa board of directors for at least six months. The directors' plan provides that the first option granted shall become exercisable in installments as to 1/36th of the total number of shares subject to the first option each month after the date of grant, and each subsequent option shall become exercisable in installments as to 1/12th of the total number of shares subject to the subsequent option each month after of the date of grant. The exercise price of all options granted under the directors' plan shall be equal to the fair market value of Corixa common stock on the date of grant of the option. Options granted under the directors' plan have a term of 10 years.

     In the event of the dissolution or liquidation of Corixa, a sale of all or substantially all of the assets of Corixa, the merger of Corixa with or into another corporation in which Corixa is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of Corixa entitled to vote are exchanged, each non-employee director shall have either:

     - a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such transaction, at the end of which time the option shall terminate; or

     - the right to exercise the option, including any part of the option that would not otherwise be exercisable, or receive a substitute option with comparable terms as to an equivalent number of shares of stock of the corporation succeeding Corixa or acquiring its business by reason of such transaction.

     The Corixa board of directors may amend or terminate the directors' plan provided that no such action may adversely affect any outstanding options. The provisions regarding the grant of options under the directors' plan may be amended only once in any six-month period, other than to comply with changes in the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code. If not terminated earlier, the directors' plan will terminate on October 2, 2007.

     As of June 24, 1999, options to purchase a total of 75,000 shares at a weighted average exercise price of $11.74 per share were outstanding and an aggregate of 225,000 shares remained available for future option grants under the directors' plan.

1997 EMPLOYEE STOCK PURCHASE PLAN

     The 1997 Corixa Employee Stock Purchase Plan was adopted by the Corixa board of directors in July 1997. A total of 125,000 shares of Corixa common stock has been reserved for issuance under the purchase plan.

     The number of authorized shares is subject to automatic increase, on the first trading day of each of the 20 calendar years beginning in 1998 and ending in 2017. If the number of shares reserved for issuance at such time is less than one percent of the outstanding common stock, then the number of shares reserved for issuance shall be increased until it equals one percent of the outstanding common stock, up to a maximum of 125,000 in any calendar year or such lower amount as determined by the Corixa board of directors.

     The purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by a series of offering periods of 12 months duration, with new offering periods, other than the first offering period, commencing on or about February 1 and August 1 of each year. Each offering period will consist of two consecutive purchase periods of six months duration, with the last day of a period being designated a purchase date. The initial offering period began on October 2, 1997, the date of Corixa's initial public offering, and continued through July 31, 1998, with the first purchase date occurring on January 31, 1998 and subsequent purchase dates to occur every six months thereafter. The purchase plan permits eligible employees to purchase Corixa common stock through payroll deductions, which may not exceed 15% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the Corixa common stock at the beginning of the offering period or on the purchase date. If the fair market value of the Corixa common stock on a purchase date is less than the fair market value at the beginning of the offering period, a new twelve month offering period will automatically begin on the first business day following the purchase date with a new fair market value. The maximum number of shares an employee may purchase during each offering period will be determined on the offering date by dividing $25,000 by the fair market value of a share of Corixa common stock on the offering date, subject to certain limitations imposed by the Internal Revenue Code.

     Employees may end their participation in an offering at any time during the offering period prior to the purchase date, and participation ends automatically on termination of employment with Corixa. The purchase plan provides that in the event of a merger of Corixa with or into another corporation or a sale of substantially all of Corixa's assets, each right to purchase stock under the purchase plan will be assumed or an equivalent right substituted by the successor corporation unless the Corixa board of directors shortens the offering period so that employees' rights to purchase stock under the purchase plan are exercised prior to the merger or sale of assets. Corixa's board of directors has the power to amend or terminate the purchase plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. If not terminated earlier, the purchase plan will terminate in 2017.

     As of June 24, 1999, 17,897 shares of Corixa common stock had been purchased and 112,900 shares remained available for future purchase under the purchase plan.

401(k) PLAN

     Corixa has a tax-qualified employee savings and retirement 401(k) plan covering all of Corixa's employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit allowable under IRS regulations, which was $10,000 in 1999, and to have the amount of such reduction contributed to the 401(k) plan. Corixa did not match contributions before the fiscal year 1998. Effective January 1, 1998, Corixa implemented a 401(k) matching program whereby Corixa contributes 25 cents for each dollar a participant contributes, with a maximum contribution of 25% of the first 8% of a participant's earnings, not to exceed 25% of the prescribed annual limit. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by Corixa to the 401(k) plan, and income earned on 401(k) plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by Corixa, if any, will be deductible by Corixa when made. At the direction of each participant, Corixa invests the assets of the 401(k) plan in any of seven investment options.

                   COMPENSATION OF CORIXA EXECUTIVE OFFICERS

     The following table shows the compensation received by:

     - the individual who served as Corixa's Chief Executive Officer during the fiscal year ended December 31, 1998;

     - the four other most highly compensated individuals who served as executive officers of Corixa during the year ended December 31, 1998; and

     - the compensation received by these individuals for Corixa's two preceding fiscal years if they were employed by Corixa during such period.

     Through this proxy statement/prospectus, the following officers are referred to as Corixa's named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                   ANNUAL COMPENSATION               COMPENSATION
                                        ------------------------------------------   ------------
                                                                         OTHER        SECURITIES
                                                                         ANNUAL       UNDERLYING
                                        FISCAL    SALARY     BONUS    COMPENSATION     OPTIONS
NAME AND PRINCIPAL POSITION              YEAR     ($)(1)    ($)(2)       ($)(3)          (#)
---------------------------             ------   --------   -------   ------------   ------------
Steven Gillis.........................   1998    $305,000   $61,850      $9,200         37,750
  Chairman and Chief Executive Officer   1997     289,000    47,000       6,700         17,171
                                         1996     250,000    20,000       6,800             --
Mark McDade...........................   1998    $266,712   $52,400      $8,300         12,750
  President and Chief                    1997     254,000    40,500       6,700         17,171
  Operating Officer                      1996     200,000    14,000       6,800             --
Steven Reed...........................   1998    $192,178   $38,200      $8,800         12,750
  Executive Vice President               1997     181,300    28,700       6,500         17,171
  and Chief Scientific Officer           1996     147,000     7,000       6,700             --
Kenneth Grabstein.....................   1998    $150,000   $31,100      $9,000         12,750
  Executive Vice President               1997     142,000    16,100       6,500         17,171
  and Director of Immunology             1996     126,000     8,400       6,700             --
Martin Cheever........................   1998    $150,000   $19,125      $6,600         12,750
  Vice President and
  Director of Medical Affairs

-------------------------
(1) Includes amounts deferred under the Corixa's 401(k) plan.

(2) Include bonuses paid in the indicated year and earned in the preceding year.

(3) Amounts reported for fiscal years 1998, 1997 and 1996 consist of:

    - amounts Corixa contributed to Corixa's 401(k) plan with respect to each named executive officer; and

    - premiums paid on life and accidental death and dismemberment and health insurance policies for the officer's benefit.

     Dr. Gillis, Mr. McDade, Dr. Reed and Dr. Grabstein each entered into an agreement with Corixa dated September 30, 1994, which provides that their employment is terminable at any time for any reason, with or without cause, by either themselves or Corixa. In the event that Corixa involuntarily terminates their employment, other than for "good cause," then they will immediately resign from all positions with Corixa and enter into a consulting arrangement for one year commencing immediately after their termination date. In consideration for such consulting arrangement, they will continue to be paid their salary and benefits for one year and will become vested over such one year in an additional one year of shares covered by their respective stock option agreement and the remaining unvested shares pursuant to such stock option agreement. However, if they obtain new employment during the one year period, any salary paid pursuant to this arrangement will be offset from amounts due under the agreement and vesting of shares covered by their respective stock option agreement will cease as of the date they accept the new employment. For purposes of such agreement, "good cause" means gross misconduct or acts or omission that involve fraud or embezzlement or misappropriation of any property or proprietary information of Corixa.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning stock options granted to Corixa's named executive officers in the last fiscal year. In addition, as required by SEC rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                                           INDIVIDUAL GRANTS (1)
                             --------------------------------------------------   POTENTIAL REALIZABLE
                                          PERCENT OF                                VALUE AT ASSUMED
                                            TOTAL                                        ANNUAL
                                           OPTIONS                                RATES OF STOCK PRICE
                             NUMBER OF    GRANTED TO                                APPRECIATION FOR
                             SECURITIES   EMPLOYEES                                      OPTION
                             UNDERLYING   IN FISCAL    EXERCISE OF                      TERM (2)
                              OPTIONS        YEAR      BASE PRICE    EXPIRATION   ---------------------
NAME                         GRANTED(#)     (%)(#)      ($/SH)(4)       DATE        5%($)      10%($)
----                         ----------   ----------   -----------   ----------   ---------   ---------
Steven Gillis..............    37,750        9.9%         $9.50         1/08      $225,500    $571,500
Mark McDade................    12,750        3.3           9.50         1/08        76,100     193,000
Steven Reed................    12,750        3.3           9.50         1/08        76,100     193,000
Kenneth Grabstein..........    12,750        3.3           9.50         1/08        76,100     193,000
Martin Cheever.............    12,750        3.3           9.50         1/08        76,100     193,000

-------------------------
(1) No stock appreciation rights were granted to Corixa's named executive officers in the last fiscal year. Options vest over a four-year period on a monthly basis after the first year.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the SEC. There is no assurance provided to any executive officer or any other holder of Corixa's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level.

(3) Corixa granted stock options to employees representing 380,245 shares during fiscal year 1998.

(4) The exercise price may be paid in cash, in shares of Corixa common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. Corixa may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information for Corixa's named executive officers with respect to exercises of options to purchase common stock in the fiscal year ended December 31, 1998.

                                                                                  VALUE OF UNEXERCISED
                                                               NUMBER OF              IN-THE-MONEY
                               SHARES                    UNEXERCISED OPTIONS AT    OPTIONS AT FISCAL
                             ACQUIRED ON      VALUE        FISCAL YEAR END(#)         YEAR END($)
NAME                         EXERCISE(#)   REALIZED($)     VESTED/UNVESTED(1)      VESTED/UNVESTED(2)
----                         -----------   -----------   ----------------------   --------------------
Steven Gillis..............      -0-           n/a            59,302/47,133       $  446,400/$155,000
Mark McDade................      -0-           n/a           124,785/26,348        1,081,600/ 141,500
Steven Reed................      -0-           n/a            16,830/20,666          118,600/  90,800
Kenneth Grabstein..........      -0-           n/a            11,149/18,772           68,000/  73,900
Martin Cheever.............      -0-           n/a            13,654/59,702           88,700/ 412,000

--
-------------------------
(1) No stock appreciation rights were outstanding during fiscal year 1998.

(2) Based on the $9.25 per share closing price of Corixa's common stock on Nasdaq on December 31, 1998, less the exercise price of the options.

         CORIXA COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee of Corixa's board of directors has general responsibility for establishing the compensation payable to Corixa's executive officers and has the sole and exclusive authority to administer Corixa's 1994 plan under which grants may be made to executive officers.

GENERAL COMPENSATION POLICY

     Under the supervision of the compensation committee, Corixa's compensation policy is designed to attract and retain qualified key executives critical to Corixa's growth and long-term success. It is the objective of Corixa's board of directors to have a portion of each executive's compensation contingent upon Corixa's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements:

     - base salary which reflects individual performance and expertise;

     - variable bonus awards payable in cash and tied to the achievement of certain performance goals which the compensation committee establishes from time to time for Corixa or the individual; and

     - long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and Corixa's stockholders.

     The summary below describes in more detail the factors which the compensation committee considers in establishing each of the three primary components of the executive compensation package.

     Base Salary.  The level of base salary is established primarily on:

     - the basis of the individual's qualifications and relevant experience;

     - the strategic goals for which he or she has responsibility;

     - the compensation levels at companies that compete with Corixa for business and executive talent; and

     - the incentives necessary to attract and retain qualified management.

     Base salary is adjusted in January of each year to take into account the individual's performance and to maintain a competitive salary structure. Corixa's performance does not play a significant role in the determination of base salary.

     Cash-Based Incentive Compensation. Cash bonuses are awarded to executive officers based on their success in achieving designated individual goals and Corixa's success in achieving specific company-wide goals, such as product development milestones and stock price appreciation.

     Long-Term Incentive Compensation. Corixa has utilized its stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan by the compensation committee take the form of stock options designed to give the recipient a significant equity stake in Corixa and thereby closely align his or her interests with those of Corixa's stockholders. Factors considered in making these awards include the individual's position in Corixa, his or her performance and responsibilities, and internal comparability considerations. In addition, the compensation committee has established general guidelines in making option grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon each individual's position with Corixa and his or her existing holdings of unvested options. However, the compensation committee does not adhere strictly to these guidelines and will vary the size of the option grant made to each executive officer as it believes the circumstances warrant.

     Each option grant allows the officer to acquire shares of common stock at a fixed price per share, which is equivalent to the fair market value on the date of grant. The options may be held for a specified period of time, up to 10 years. The options typically vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with Corixa. Accordingly, the option will provide a return to the executive officer only if he or she remains in Corixa's service, and then only if the market price of the common stock appreciates over the option term.

     CEO Compensation. In setting the compensation payable during fiscal 1998 to Corixa's Chief Executive Officer, Steven Gillis, Ph.D., the committee used the same factors as described above for the executive officers. The compensation committee reviewed Dr. Gillis' compensation relative to industry comparables and his performance over the last twelve months in achieving Corixa goals. Dr. Gillis' annual base salary for 1998 was set in February 1998 at $305,000. The compensation committee awarded Dr. Gillis a cash bonus of $61,850 in February 1998 for the achievement of Corixa's corporate goals for 1997.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to Section 162(m). As the cash compensation paid by Corixa to each of its executive officers is expected to be below $1 million and the committee believes that options granted under Corixa's 1994 plan to such officers will meet the requirements for qualifying as performance-based, the committee believes that Section 162(m) will not affect the tax deductions available to Corixa with respect to the compensation of its executive officers. It is the committee's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. However, Corixa may from time to time pay compensation to its executive officers that may not be deductible.

                                      The Compensation Committee

                                      Joseph Lacob
                                      Arnold Oronsky
                                      Andrew Senyei

               CORIXA STOCKHOLDER RETURN PERFORMANCE PRESENTATION

                                                                                  NASDAQ STOCK                   NASDAQ
                                                   CORIXA CORPORATION             MARKET (U.S.)              PHARMACEUTICAL
                                                   ------------------             -------------              --------------
10/2/97                                                  100.00                      100.00                      100.00
12/97                                                     66.20                       92.57                       89.72
3/98                                                      54.63                      108.47                       98.62
6/98                                                      50.93                      111.28                       91.27
9/98                                                      45.37                      100.53                       86.10
12/98                                                     68.52                      130.44                      114.13
3/99                                                      59.26                      145.79                      125.22
5/99                                                      96.76                      146.39                      122.72

     The preceding graph shows a comparison of cumulative total stockholder returns for Corixa's common stock, the Nasdaq Stock Market index for United States companies, and the Nasdaq Pharmaceutical Company (Biotechnology) index. The graph assumes the investment of $100 on October 2, 1997, the date of Corixa's initial public offering and reinvestment of the full amount of all dividends. The performance shown is not necessarily indicative of future performance.

     The information presented in the performance graph indicates that $100 invested in Corixa's common stock on October 2, 1997, the effective date of Corixa's completed initial public offering, would be worth $96.76 on May 31, 1999, which represents an annual rate of return of -2.57%. The same amount hypothetically invested in the Nasdaq Stock Market index for United States companies, and the Nasdaq Pharmaceutical Company Index would be worth $146.39 or $122.72, respectively, which represent an annual rate of return of 37.11% and 18.17%, respectively.

     Notwithstanding anything to the contrary set forth in any of Corixa's previous filings under the Securities Act or the Exchange Act which might incorporate future filings made by Corixa under those statutes, the preceding Compensation Committee Report on Executive Compensation and performance graph are not to be incorporated by reference into any of those previous filings; nor is such report or graph to be incorporated by reference into any future filings which Corixa may make under those statutes.

                    COMPENSATION OF RIBI EXECUTIVE OFFICERS

     The following tables set forth information regarding executive compensation for Ribi's Chief Executive Officer, President and Chairman and its four most highly compensated executive officers who earned more than $100,000 in salary and bonus in 1998. The compensation is for services performed in all capacities for Ribi.

                           SUMMARY COMPENSATION TABLE
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                      LONG TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                                                     ------------
                                            ANNUAL COMPENSATION       SECURITIES
                                         -------------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR    SALARY     BONUS     OPTIONS(#)    COMPENSATION
---------------------------              ----   --------   -------   ------------   ------------
Robert E. Ivy..........................  1998   $266,500   $40,000      15,000         $9,559
  Chief Executive Officer,               1997    258,777    25,000          --          9,341
  President and Chairman                 1996    251,500    25,000      65,000          9,424
Gary T. Elliott, Pharm.D., Ph.D. ......  1998    127,965        --      25,000          1,996
  Vice President -- Pharmaceutical       1997    104,694        --      15,000            932
  Development                            1996    103,083        --      20,000          1,856
Ronald H. Kullick, R.Ph., J.D. ........  1998    124,097        --      10,000          1,861
  Vice President -- Legal Counsel        1997    118,718        --      15,000          1,781
  and Secretary                          1996    111,626        --      15,000          1,674
Charles E. Richardson, Ph.D. ..........  1998    123,624        --      25,000          2,225
  Vice President -- Pharmaceutical       1997    116,005        --      15,000          2,088
  Discovery                              1996    111,049        --          --          1,999
Kenneth B. Von Eschen, Ph.D. ..........  1998    113,338        --      20,000          2,040
  Vice President -- Clinical and         1997    107,773        --      10,000          1,940
  Regulatory Affairs                     1996    101,796        --      20,000          1,832

     Ribi has an employment contract with Mr. Ivy which currently provides for an annual salary of $275,000 with associated executive benefits. The agreement may be terminated by Ribi by giving notice one year prior to the expiration of the contract, which otherwise automatically extends for one-year periods. If the agreement is terminated by Ribi other than for "cause," or by Mr. Ivy following his failure to be elected as a director of Ribi or his removal as Chief Executive Officer, President and Chairman, Mr. Ivy will continue to receive his salary until the expiration of the agreement. The Ribi board of directors reviews Mr. Ivy's salary annually and may adjust it.

     During 1998, Ribi provided supplemental long-term disability insurance for Mr. Ivy at a cost of $3,997 and a term life insurance policy on which Ribi is not a beneficiary at a cost of $2,562. Ribi also contributed $3,000 for Mr. Ivy's account in a 401(k) savings plan.

     During 1998, Ribi made contributions to a 401(k) savings plan in the amounts of $1,996 for Mr. Elliott, $1,861 for Mr. Kullick, $2,225 for Mr. Richardson, and $2,040 for Mr. Von Eschen.

                            RIBI STOCK OPTION GRANTS
                          YEAR ENDED DECEMBER 31, 1998

     Of the stock options reported below, 20% are exercisable on the grant date and an additional 20% are exercisable on each anniversary of the grant date such that 100% are exercisable four years from the grant date. The exercise price is equal to the market value of the stock on the grant date.

     The potential realizable value is calculated based on the 10-year term of the option at its time of grant. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. The values do not include consideration of income tax consequences.

                                                                                         POTENTIAL
                                                                                    REALIZABLE VALUE AT
                                               INDIVIDUAL GRANTS                       ASSUMED ANNUAL
                              ---------------------------------------------------   RATES OF STOCK PRICE
                              NUMBER OF     % OF TOTAL                                APPRECIATION FOR
                              SECURITIES   STOCK OPTIONS                               10 YEAR OPTION
                              UNDERLYING    GRANTED TO     EXERCISE                         TERM
                               OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   --------------------
NAME                           GRANTED      FISCAL YEAR    PER SHARE      DATE       5% ($)     10% ($)
----                          ----------   -------------   ---------   ----------   --------   ---------
Robert E. Ivy...............    15,000          7.9%         $5.75      04/24/08    $54,242    $137,460
Gary T. Elliott.............    25,000         13.1%          5.75      04/24/08     90,404     229,100
Ronald H. Kullick...........    10,000          5.3%          5.75      04/24/08     36,161      91,640
Charles E. Richardson.......    25,000         13.1%          5.75      04/24/08     90,404     229,100
Kenneth B. Von Eschen.......    20,000         10.5%          5.75      04/24/08     72,323     183,280

                       AGGREGATED STOCK OPTION EXERCISES
                        AND YEAR END STOCK OPTION VALUES
                          YEAR ENDED DECEMBER 31, 1998

     The value of unexercised in-the-money options is based on the closing price of Ribi's common stock on December 31, 1998, which was $2.31, less the option exercise price. The values presented do not include income tax consequences.

                          NUMBER OF                 NUMBER OF SECURITIES
                           SHARES                        UNDERLYING               VALUE OF UNEXERCISED
                          ACQUIRED                   UNEXERCISED OPTIONS         "IN-THE-MONEY" OPTIONS
                             ON        VALUE     ---------------------------   ---------------------------
NAME                      EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      ---------   --------   -----------   -------------   -----------   -------------
Robert E. Ivy...........     --         --         301,000        51,000           --             --
Gary T. Elliott.........     --         --          58,900        37,000           --             --
Ronald H. Kullick.......     --         --          85,000        23,000           --             --
Charles E. Richardson...     --         --          56,000        29,000           --             --
Kenneth B. Von Eschen...     --         --          55,700        30,000           --             --

               RIBI COMPENSATION REPORT ON EXECUTIVE COMPENSATION

     Ribi's philosophy with respect to executive compensation is to offer competitive compensation opportunities which are based upon an individual's performance and contribution toward the attainment of Ribi's goals.

     At the present time, Ribi's executive officers receive compensation in the form of base salary and long-term incentive compensation through the grant of stock options. Occasionally, they may receive cash bonuses for unusual or extraordinary accomplishments. They are also eligible to participate in an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all full-time employees. Ribi matches 30% of employee contributions up to 6% of compensation. In addition, Ribi provides health, term life and disability insurance for employees who are actively employed.

     The committee of outside directors of the Ribi board of directors is responsible for administering executive officer compensation. The committee is comprised of non-employee directors who are not eligible to participate in any of the compensation plans it administers. The committee reviews compensation annually, usually during the first quarter of the fiscal year for executives other than the Chief Executive Officer. The committee reviews with the Chief Executive Officer a compensation proposal prepared by the Chief Executive Officer with the assistance of Ribi's human resources staff. The compensation proposal is based upon an objective performance evaluation measuring past performance as well as defined expected future contributions. Other factors the committee takes into account include compensation information of peer group companies, national surveys and Ribi's financial condition. The proposal is then submitted to Ribi's full board of directors for ratification. Stock option grants, if any, are administered solely by the committee.

     The committee also assesses the performance of the Chief Executive Officer, usually in the second quarter of the fiscal year, against previously set goals and objectives and reviews with him his future goals and objectives. Based upon this evaluation, and further considering peer group and national survey compensation data, as well as Ribi's financial condition, the committee determines what it believes to be appropriate compensation and submits its proposal for ratification by Ribi's board of directors. Stock option grants, if any, are administered solely by the committee.

     Mr. Ivy's annual base salary was set at $275,000 effective July 1, 1998. Effective April 24, 1998, Ribi awarded Mr. Ivy a cash bonus of $40,000 and stock options to purchase 15,000 shares in recognition of his substantial progress toward accomplishing goals set for the period, as well as advancing Ribi toward potential profitability. The Committee noted special achievements in completing regulatory filings for Melacine melanoma theraccine, settlement of certain proprietary rights matters, development of novel synthetic adjuvants and advancement of investor relations.

     In addition to his salary, Mr. Ivy received an automobile allowance of $5,400, a term life insurance policy at a cost of $2,562 and a supplemental long-term disability insurance policy at a cost of $3,997. Ribi is not a beneficiary on either insurance policy.

     Ribi is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly owned corporation is limited to no more than $1 million per year. Ribi does not expect that the compensation to be paid to its executive officers for fiscal 1999 will exceed the $1 million limit per officer. Ribi's 1996 option plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation.

                                      The Committee of Outside Directors
                                      April 1998

                                      Frederick B. Tossberg,
                                        Chairman and Secretary
                                      Philipp Gerhardt
                                      Paul Goddard
                                      Mark I. Greene
                                      Thomas N. McGowen, Jr.

                RIBI STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a five-year line graph comparing the yearly percentage change in the cumulative total stockholder return on Ribi's common stock with the cumulative total return for the Nasdaq Stock Market United States Companies and the Nasdaq Pharmaceutical Stocks as of December 31 of each year and May 31, 1999. The graph assumes that the value of the investment in Ribi's common stock and each index was $100 on December 31, 1993, and all dividends, if any, were reinvested.
[value of ribi's stock]

                                                          RIBI               NASDAQ TOTAL RET (U.S.)          NASDAQ PHARMA
                                                          ----               -----------------------          -------------
'1993'                                                   100.00                      100.00                      100.00
'1994'                                                    45.33                       97.80                       75.26
'1995'                                                    64.67                      138.34                      138.04
'1996'                                                    41.33                      170.21                      138.47
'1997'                                                    39.33                      208.57                      142.98
'1998'                                                    24.67                      293.89                      181.89
'5/31/99'                                                 20.33                      329.40                      195.57

                          RIBI DIRECTORS' COMPENSATION

     In 1998, each director who was not an employee of Ribi was paid $6,000 per year plus $500 for each day on which the director attended meetings and was reimbursed for travel expenses incurred when attending meetings. Additionally, directors who perform extraordinary services are entitled to compensation at the rate of $125 per hour. Mr. Tossberg was paid $500 during 1998 for extraordinary services.

     Ribi's 1996 stock option plan provides for the issuance of discounted stock options to directors who are not employees of Ribi and who elect to receive the discounted stock options rather than cash for all or a portion of their director fees. This plan allows for the issuance of NSOs with an exercise price which is 20% below the market price of Ribi's common stock on the grant date. The directors are required to make the voluntary election at least six months prior to the beginning of each calendar year. The number of options granted is determined by dividing the amount of the foregone cash compensation by the amount of the per share price discount on the grant date. Ribi grants options at the end of each calendar quarter and the options are fully vested on the grant date. The options, which expire if not exercised within 10 years from the grant date, are exercisable after a six-month period following the grant date. For the year 1998, in lieu of cash compensation, Messrs. Gerhardt and Goddard were granted options to purchase 13,372 and 12,878 shares, respectively, at an average price of $3.22 per share.

     Additionally, Ribi has a 1996 directors' stock option plan, which was approved by stockholders in 1997, for directors who are not Ribi employees. This plan provides for the grant of NSOs to purchase a maximum of 210,000 shares of Ribi common stock. Each director who is not a Ribi employee was granted options to purchase 30,000 shares on the later of the date the plan was adopted or on the date they first became a director. In addition, immediately following each annual meeting of Ribi's stockholders, each director who is not an employee who continues as an outside director after the meeting is granted options to purchase 500 common shares. The exercise price of the options is the market price on the date of grant. The options vest and can be exercised at the rate of 50% on the date of grant and 25% on each anniversary of the grant date. The options expire if not exercised within 10 years of the grant date. During 1998, options to purchase 2,500 shares were granted under the plan with an average exercise price of $5.75 per share.

     Ribi has a consulting agreement with Dr. Mark Greene, one of its directors. The agreement may be renewed annually and currently expires on February 28, 2000. Pursuant to the agreement, Dr. Greene consults with Ribi personnel when requested by Ribi regarding a variety of scientific matters relating to the development of Ribi's products. During 1998, Dr. Greene received $24,000 for such services.

                       OWNERSHIP OF CORIXA CAPITAL STOCK

     The following table sets forth certain information regarding the beneficial ownership of Corixa common stock as of June 24, 1999, by

     - each person who is known by Corixa to own beneficially more than five percent of the Corixa common stock;

     - each director of Corixa;

     - each of Corixa's named executive officers; and

     - by all of Corixa's directors and executive officers as a group.

                                                              AMOUNT AND
                                                              NATURE OF           PERCENT OF
NAME AND ADDRESS                                         BENEFICIAL OWNERSHIP    COMMON STOCK
----------------                                         --------------------    ------------
Entities affiliated with Kleiner Perkins Caufield &           2,464,845              15.2%
  Byers................................................
  2750 Sand Hill Road
  Menlo Park, CA 94025
Castle Gate............................................       2,507,725              14.6
  2365 Carillon Point
  Kirkland, WA 98033
Entities affiliated with Enterprise Partners...........       1,475,416               9.1
  5000 Birch Street, Suite 6200
  Newport Beach, CA 92660
Entities affiliated with InterWest Investors...........       1,396,797               8.6
  3000 Sand Hill Road Building 3,
  Suite 255 Menlo Park, CA 94025
Entities affiliated with SmithKline Beecham............         932,858               5.8
  New Horizons Court Brentford,
  Middlesex TWB 9EP United Kingdom
Steven Gillis..........................................         357,070               2.2
Steven Reed............................................         244,809               1.5
Mark McDade............................................         236,895               1.5
Kenneth Grabstein......................................         212,011               1.3
Martin Cheever.........................................         111,322                 *
Joseph S. Lacob........................................       2,442,106              15.1
Andrew E. Senyei.......................................       1,490,555               9.2
Arnold L. Oronsky......................................       1,411,936               8.7
All directors and officers as a group (10 persons).....       6,564,408              39.6

-------------------------
  *  Less than 1%.

     The applicable percentage of beneficial ownership is based on 16,185,198 shares of Corixa common stock, which is comprised of 14,714,610 shares of Corixa common stock outstanding as of June 24, 1999 and 12,500 shares of Series A preferred stock which have the right to vote with the common stock on an as-converted basis and are convertible into an aggregate of 1,407,588 shares of Corixa common stock, together with applicable options and warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of Corixa common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 24, 1999. Shares issuable pursuant to those options are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To Corixa's knowledge, seven persons named in this table have sole voting and investment power with respect to all shares of Corixa common stock shown as owned by them, subject to community property laws where applicable and except as indicated. Unless otherwise indicated, the address of each of the individuals named above is Corixa Corporation, 1124 Columbia Street, Suite 200, Seattle, Washington 98104.

     2,364,294 shares are held by Kleiner Perkins Caufield & Byers VII, 62,673 shares are held by Kleiner Perkins Caufield & Byers VI and 37,878 shares are held by Cynthia Healy, Director Life Science Research at Kleiner Perkins Caufield & Byers. Joseph S. Lacob, a director, is a general partner of Kleiner Perkins Caufield & Byers VII and Kleiner Perkins Caufield & Byers VI, and, as such, may be deemed to share voting and investment power with respect to such shares except for the shares held by Dr. Healy. Mr. Lacob disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

     Castle Gate holds 12,500 shares of Series A preferred stock which are convertible into an aggregate of 1,407,588 shares of Corixa common stock and has warrants to purchase an additional 1,037,137 shares of Corixa common stock.

     Enterprise Partners III, L.P. holds 1,357,384 shares and Enterprise Partners III Associates, L.P., holds 48,032 shares. Andrew E. Senyei, a Director of Corixa, is a general partner of Enterprise Partners III, L.P. and Enterprise Partners III Associates, and, as such, may be deemed to share voting and investment power with respect to such shares. Dr. Senyei disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

     InterWest Partners V, L.P., holds 1,382,107 shares, InterWest Investors V, L.P. holds 8,690 shares, and Dr. Oronsky holds 6,000 shares. Arnold L. Oronsky, a director of Corixa, is a general partner of InterWest Partners V, L.P. and, as such, may be deemed to share voting and investment power with respect to these shares. Dr. Oronsky disclaims beneficial ownership of shares held by InterWest Partners V, L.P., except to the extent of his pecuniary interest in the shares, and disclaims beneficial ownership to all shares held by InterWest Investors V, L.P.

     S.R. One Ltd., a wholly-owned subsidiary of SmithKline Beecham, holds 505,051 shares and SmithKline Beecham holds 427,807 shares.

     The information regarding Steven Gillis includes 84,343 shares which are issuable upon the exercise of outstanding options held by him exercisable within 60 days of June 24, 1999.

     The information regarding Steven Reed includes 28,448 shares issuable upon the exercise of outstanding options held by him exercisable within 60 days of June 24, 1999. 15,151 shares are held in the name of Steven James N. Reed, UGMA WA Merrill Lynch and 15,151 shares are held in the name of Sarah Mariko Reed, UGMA WA Merrill Lynch, both of which accounts name Dr. Reed as custodian. Dr. Reed disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

     The information regarding Mark McDade includes 145,986 shares issuable upon the exercise of outstanding options held by him exercisable within 60 days of June 24, 1999.

     The information regarding Kenneth Grabstein includes 22,621 shares issuable upon the exercise of outstanding options held by him exercisable within 60 days of June 24, 1999.

     The information regarding Martin Cheever includes 27,990 shares issuable upon the exercise of outstanding options held by him exercisable within 60 days of June 24, 1999.

     The information regarding Joseph Lacob includes 15,139 shares issuable upon the exercise of outstanding options held by him exercisable within 60 days of June 24, 1999, 2,364,294 shares held by Kleiner Perkins Caufield & Byers VII and 62,673 shares held by Kleiner Perkins Caufield & Byers VI. Mr. Lacob, a director of Corixa, is a general partner of Kleiner Perkins Caufield & Byers VII and Kleiner Perkins Caufield & Byers VI, and, as such, may be deemed to share voting and investment power with respect to such shares. Mr. Lacob disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

     The information regarding Andrew Senyei includes 15,139 shares issuable upon the exercise of outstanding options held by him exercisable within 60 days of June 24, 1999, 1,357,384 shares held by Enterprise Partners III, L.P. and 118,032 shares held by Enterprise Partners III Associates, L.P. Andrew E. Senyei, a director of Corixa, is a general partner of Enterprise Partners III, L.P. and Enterprise Partners III Associates, and, as such, may be deemed to share voting and investment power with respect to such shares. Dr. Senyei disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

     The information regarding Arnold Oronsky includes 15,139 shares issuable upon the exercise of outstanding options held by him exercisable within 60 days of June 24, 1999, 1,382,107 shares held by InterWest Partners V, L.P., 8,690 shares held by InterWest Investors V, L.P and 6,000 shares held by Dr. Oronsky. Arnold L. Oronsky, a director of Corixa, is a general partner of InterWest Partners V, L.P. and, as such, may be deemed to share voting and investment power with respect to such shares. Dr. Oronsky disclaims beneficial ownership of shares held by InterWest Partners V, L.P., except to the extent of his pecuniary interest in such shares, and disclaims beneficial ownership to all shares held by InterWest Investors V, L.P.

     As a group, all directors and officers, totaling 10 individuals, hold 6,564,408 shares, which includes 53,416 shares issuable upon the exercise of outstanding options held by Michelle Burris, an executive officer of Corixa, exercisable within 60 days of June 24, 1999 and 4,288 shares issuable upon the exercise of outstanding options held by Maureen Howard, an executive officer of Corixa, exercisable within 60 days of June 24, 1999.

                        OWNERSHIP OF RIBI CAPITAL STOCK

     The following table sets forth certain information regarding the beneficial ownership of Ribi common stock as of June 24, 1999 by:

     - each person who is known by Ribi to own beneficially more than five percent of the Ribi common stock;

     - each director of Ribi;

     - the chief executive officer and the four other most highly compensated individuals who served as executive officers of Ribi during the year ended December 31, 1998; and

     - all of Ribi's directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Ribi common stock subject to warrants, options or convertible preferred stock held by that person that are exercisable within 60 days of June 24, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of each other person. To Ribi's knowledge, except as set forth in the footnote to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                                                                    APPROXIMATE
                                            NUMBER OF      PERCENTAGE OF RIBI     SHARES OF CORIXA
                                              SHARES          COMMON STOCK          COMMON STOCK
                                           BENEFICIALLY    OUTSTANDING PRIOR     BENEFICIALLY OWNED
NAME                                         OWNED(1)        TO THE MERGER        AFTER THE MERGER
----                                       ------------    ------------------    ------------------
RGC International Investors, LDC.........   4,279,610             16.9%               721,114
SmithKline Beecham plc...................   1,754,056              8.2                295,558
Robert E. Ivy............................     330,000              1.6                 55,605
Ronald H. Kullick, R.Ph., J.D............      80,000                *                 13,480
Frederick B. Tossberg, M.B.A.............      83,371                *                 14,048
Gary T. Elliott, Pharm.D., Ph.D..........      72,900                *                 12,284
Thomas N. McGowen, Jr., J.D..............      66,733                *                 11,245
Charles E. Richardson, Ph.D..............      65,600                *                 11,054
John L. Cantrell, Ph.D...................      70,000                *                 11,795
Kenneth B. Von Eschen, Ph.D..............      68,900                *                 11,610
Paul Goddard, Ph.D.......................      59,834                *                 10,082
Philipp Gerhardt, Ph.D...................      50,423                *                  8,496
Mark I. Greene, M.D., Ph.D., FRCP........      33,125                *                  5,582
All directors and executive officers as a
  group (12 persons).....................   1,030,808              4.8                173,691

-------------------------

* Less than 1%.

     RGC International Investors, LDC, c/o Rose Glen Capital Management, L.P., 3 Bala Plaza East, Suite 200, 251 St. Asaphs Road, Bala Cynwyd, PA 19004, owns 7,240 shares of Series A preferred stock which were convertible into shares of common stock of Ribi on June 24, 1999. The conversion is based on the average closing bid prices for any three consecutive trading days during the

22 trading day period prior to notice of conversion. Based on the Ribi common stock's market price on June 24, 1999, RGC International Investors, LDC could acquire up to 4,279,610 shares of Ribi common stock on conversion.

     SmithKline Beecham Biologicals, Rue de l'Institut 89 B-1330, Rixensart, Belgium, owns 1,103,448 shares and has warrants, which were exercisable on June 24, 1999, to purchase 500,000 additional shares. S.R. One, Limited, Bay Colony Executive Park, 565 E. Swedesford Road, Suite 315, Wayne, PA 19087, owns 150,608 shares. Both companies are subsidiaries of SmithKline Beecham plc.

     The information regarding Mr. Ivy represents 330,000 shares for which options were exercisable on June 24, 1999 or within 60 days thereafter and excludes 3,000 shares owned by Mr. Ivy's wife to which Mr. Ivy disclaims beneficial ownership.

     The information regarding Mr. Kullick includes 79,000 shares for which options were exercisable on June 24, 1999 or within 60 days thereafter.

     The information regarding Mr. Tossberg includes 72,003 shares for which options were exercisable on June 24, 1999 or within 60 days thereafter.

     The information regarding Dr. Elliott includes 70,900 shares for which options were exercisable on June 24, 1999 or within 60 days thereafter.

     The information regarding Mr. McGowen includes 56,476 shares for which options were exercisable on June 24, 1999 or within 60 days thereafter.

     The information regarding Dr. Richardson includes 61,000 shares for which options were exercisable on June 24, 1999 or within 60 days thereafter.

     The information regarding Dr. Cantrell includes 60,000 shares for which options were exercisable on June 24, 1999 or within 60 days thereafter.

     The information regarding Dr. Von Eschen includes 65,400 shares for which options were exercisable on June 24, 1999 or within 60 days thereafter and excludes 500 shares owned by Dr. Von Eschen's wife to which Dr. Von Eschen disclaims beneficial ownership.

     The information regarding Dr. Goddard includes 57,834 shares for which options were exercisable on June 24, 1999 or within 60 days thereafter.

     The information regarding Dr. Gerhardt represents 50,423 shares for which options were exercisable on June 24, 1999 or within 60 days thereafter and excludes 5,982 shares owned by Dr. Gerhardt's wife of which Dr. Gerhardt disclaims beneficial ownership.

     The information regarding Dr. Greene includes 31,125 shares for which options were exercisable on June 24, 1999 or within 60 days thereafter.

     The information regarding the officers and directors of Ribi as a group includes 984,561 shares for which options were exercisable on June 24, 1999 or within 60 days thereafter.

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF CORIXA

IDRI

     In September 1994, Corixa entered into a research services and intellectual property agreement with IDRI. Under this agreement, as amended and restated effective January 1997, Corixa has agreed to provide IDRI with research funding and administrative and facilities support, including use of Corixa's research laboratory space. IDRI pays a services fee for the administrative and facilities support provided by Corixa. Corixa's funded research performed by IDRI is in the area of infectious disease. Under the agreement, IDRI is obligated to disclose to Corixa all significant developments relating to information or inventions discovered at IDRI. Corixa will own, on a royalty-free basis, all of IDRI's interest in inventions and patent rights arising out of IDRI's research during the term of the agreement with the exception of inventions and patent rights arising out of research that is or in the future may be funded by governmental or not-for-profit organizations. With respect to such rights arising out of research funded by governmental and not-for-profit organizations, Corixa has been granted a royalty-bearing, worldwide, perpetual license, exclusive except as to rights held by such governmental or not-for-profit organizations. The research services and intellectual property agreement terminates on December 31, 1999, subject to renewal for one or more three year terms at the option of Corixa. If IDRI terminates the agreement as a result of Corixa's failure to make required payments, Corixa would be obligated to pay royalties on any product sales.

     In March 1999, Corixa and IDRI signed an agreement to research and develop ex vivo therapies for the treatment of cancer. Pursuant to the terms of the agreement, effective March 30, 1999, IDRI will commit $12 million over the three year term of the agreement to help support Corixa's research and development of such ex vivo therapies. The agreement provides Corixa exclusive rights to all intellectual property and product rights while IDRI will receive a percentage of certain Corixa proceeds related to ex vivo therapy products resulting from such research and development.

     IDRI is independent of Corixa, and Corixa does not have the right to control or direct IDRI's activities. A majority of the members of IDRI's board of directors are not affiliated with Corixa. However, Steven Reed, Corixa's Chief Scientific Officer was a co-founder of IDRI and was a member of the board of directors of IDRI until March 1, 1999. Mark McDade, President, Chief Operating Officer and a director of Corixa was also a member of the board of directors of IDRI until March 1, 1999 and Michelle Burris, Corixa's Vice President and Chief Financial Officer was treasurer of IDRI until March 1, 1999.

GENESIS

     Effective January 1, 1998, Corixa entered into a series of agreements with Genesis related to the development and commercialization of Genesis' M. vaccae-related technology in the fields of vaccine adjuvants and autoimmune disease immunotherapeutics. Under the agreements, Genesis granted Corixa a worldwide exclusive license to use Genesis' M. vaccae adjuvant technology in Corixa's proprietary vaccines, subject to Corixa's payment to Genesis of a percentage of revenues received by Corixa related to such products. In addition, Corixa and Genesis agreed to collaborate in the development and commercialization of an M.vaccae-derived product for the treatment of psoriasis. Dr. Gillis, Chairman of the Board of Corixa and Chief Executive Officer, is a member of the board of directors of Genesis.

IMMGENICS PHARMACEUTICALS, INC.

     In November 1998, Corixa entered into a collaborative agreement with ImmGenics Pharmaceuticals, Inc. to utilize ImmGenics' proprietary antibody method technology. In addition, Corixa has invested $3 million in exchange for ImmGenics preferred stock. In connection with the

ImmGenics investment, Corixa was granted two seats on ImmGenics' board of directors, which are held by Michelle Burris, Corixa's Vice President and Chief Financial Officer, and Steven Reed, Corixa's Executive Vice President and Chief Scientific Officer.

INDEMNIFICATION AGREEMENTS

     Corixa has entered into an indemnification agreement with each of its officers and directors.

     Corixa believes that all of the transactions set forth above were made on terms no less favorable to Corixa than could have been obtained from unaffiliated third parties. All future transactions, including loans, between Corixa and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Corixa board, including a majority of the independent and disinterested directors and will continue to be on terms no less favorable to Corixa than could be obtained from unaffiliated third parties and will be made only for bona fide business purposes.

            COMPARISON OF RIGHTS OF HOLDERS OF CORIXA CAPITAL STOCK
                       AND HOLDERS OF RIBI CAPITAL STOCK

     The following summary of certain characteristics of capital stock of Corixa and Ribi does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Delaware General Corporation Law and by the respective bylaws and certificates of incorporation of Ribi and Corixa, as applicable.

DESCRIPTION OF CORIXA CAPITAL STOCK

     The authorized capital stock of Corixa consists of 40,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

     Corixa Common Stock. As of June 24, 1999, there were approximately 14,714,610 shares of Corixa common stock outstanding. Pursuant to Corixa's certificate of incorporation, the holders of Corixa common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. No Corixa common stockholder will be entitled to cumulate votes at any election of directors. Subject to preferences that are applicable to the Series A preferred stock and any other series of Corixa preferred stock that may come into existence in the future, the holders of Corixa common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Corixa board out of legally available funds. In the event of a liquidation, dissolution or winding up of Corixa, the holders of Corixa common stock are entitled to share ratably with the Series A preferred stock in all assets remaining after payment of liabilities, subject to prior rights of any other series of Corixa preferred stock that may come into existence in the future. Holders of Corixa common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the holders of Corixa common stock.

     Corixa Preferred Stock. Pursuant to Corixa's certificate of incorporation, the Corixa board of directors has the authority, without further action by the Corixa stockholders, to issue up to 10,000,000 shares of Corixa preferred stock in one or more series. The Corixa board of directors has the authority to issue such undesignated Corixa preferred stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly-unissued series of undesignated Corixa preferred stock, and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the Corixa stockholders. The issuance of Corixa preferred stock may have the effect of delaying, deferring or preventing a change in control of Corixa without further action by the Corixa stockholders and may adversely affect the voting and other rights of the holders of Corixa common stock.

     Pursuant to a certificate of designation, Corixa has designated 50,000 shares of preferred stock as Series A preferred stock, of which 12,500 shares were issued and sold to Castle Gate in April 1999 at a purchase price of $1,000 per share. If Corixa elects to draw down all remaining available funds under the Castle Gate equity line of credit, Corixa will issue all 50,000 shares of Series A preferred stock to Castle Gate. The Corixa Series A preferred stock have the following rights, privileges and preferences:

     - Dividends. The holders of Corixa Series A preferred stock are entitled to receive cumulative dividends at the rate of $50.00 per annum per share. Such dividends are payable annually in cash or shares of Corixa common stock at Corixa's option for a minimum of four and a maximum of seven years from the date of issuance of such shares.

     - Liquidation Preference. In the event of any liquidation, dissolution or winding up of Corixa, the holders of Corixa Series A preferred stock are entitled to share ratably with the holders of Corixa common stock in all assets remaining after payment of liabilities.

     - Conversion. Each share of Corixa Series A preferred stock is convertible at any time at the option of the holder into the number of shares of Corixa common stock equal to $1,000 divided by the applicable conversion price in effect at the time of the issuance of such shares, provided that any such optional conversion must result in the issuance of the number of shares of Corixa common stock having an aggregate value of at least $10 million, based on the applicable conversion price. The conversion price for the currently outstanding shares of Series A preferred stock is $8.50 per share, which means that each outstanding share of Corixa Series A preferred stock is convertible into approximately 117.65 shares of Corixa common stock. For shares of Corixa Series A preferred stock issued pursuant to subsequent draw downs under the Castle Gate equity line of credit, the conversion price shall be equal to the average closing price of Corixa common stock on Nasdaq for a designated period before and after the consummation of such subsequent draw, subject to specified maximum thresholds. Each outstanding share of Corixa Series A preferred stock is also subject to automatic conversion into Corixa common stock on the earlier of:

      -- the four-year anniversary of the issuance of such share, or any subsequent annual issuance of such share if the average trading price of Corixa common stock on Nasdaq reaches a specified threshold that represents a return on such holder's investment; or

      -- April 8, 2006.

     - Voting. The holders of Corixa Series A preferred stock are entitled to one vote for each share of common stock into which such Series A preferred stock could then be converted. No Corixa Series A preferred stockholder will be entitled to cumulate votes at any election of directors. The vote of holders of at least a majority of the outstanding shares of Series A preferred stock is also required to:

      -- alter or change the rights, preferences or privileges of the Series A preferred stock so as to adversely affect such shares;

      -- create any new class or series of Corixa preferred stock having a liquidation preference superior to the Corixa Series A preferred stock; or

      -- increase the authorized number of shares of Corixa Series A preferred stock.

     The shares of Corixa Series A preferred stock were issued as a self-managed private placement and are exempt from registration under Rule 506 of Regulation D of the Securities Act. However, pursuant to a registration rights agreement entered into between Corixa and Castle Gate in connection with the Castle Gate equity line of credit, Corixa has committed to file an S-3 to register the underlying shares of Corixa common stock for resale on after conversion of the Series A preferred stock.

     The rights and preferences of the Series A preferred stock are described in Corixa's certificate of designation with respect to the Series A preferred stock, which certificate of designation is attached as an exhibit to the Form 8-K filed by Corixa on April 23, 1999. The certificate of designation has also been filed with the Delaware Secretary of State. These rights and preferences are complicated and not easily summarized, and you are urged to carefully read the certificate of designation.

     Warrants. As of June 24, 1999, there were 31 outstanding warrants to purchase an aggregate of up to 1,678,950 shares of Corixa common stock at a weighted average exercise price of $8.48 per share. These warrants are currently exercisable in full and expire between 2001 and 2008. Corixa may also be obligated to issue additional warrants to purchase Corixa common stock in the future if Corixa draws down additional funds under the Castle Gate equity line of credit, as more fully described in the section entitled "Additional Matters Being Submitted to a Vote of Only Corixa Stockholders" beginning on page 107.

     Corixa Registration Rights of Certain Holders. Certain holders of shares of Corixa common stock and warrants exercisable for Corixa common stock are entitled to rights with respect to the registration of such shares under the Securities Act. The registration rights are provided for under the terms of an amended and restated investors' rights agreement between Corixa and the holders of Corixa registrable securities. Pursuant to the investors' rights agreement, and under specific conditions, holders of Corixa registrable securities have the right to request that Corixa pay the expenses of and file for the registration of shares of Corixa common stock under the Securities Act, as well as the right to request secondary registrations on Form S-3 under the Securities Act and the right to participate in Corixa-initiated registrations of Corixa common stock.

     Pursuant to a common stock purchase agreement dated December 11, 1998 entered into in connection with the Anergen acquisition, Corixa has committed to register up to 170,224 shares of Corixa common stock held by Warburg Pincus Ventures, L.P. and International Biotechnology Trust plc (IBT) through the filing of a Registration Statement on Form S-3. Under the terms of this agreement, Corixa is required to file an S-3 no later than June 10, 1999, unless Corixa's board of directors determines it would be seriously detrimental to Corixa and its stockholders to effect such registration on or prior to such date, in which case such filing may be delayed for up to an additional 60 days. Corixa's board of directors has made such a determination and has informed Warburg and IBT that it intends to file an S-3 on or before August 9, 1999.

     As described above, Corixa has committed to file an S-3 to register the shares of Corixa common stock issuable upon conversion of the Series A preferred stock held by Castle Gate.

     Holders of 458,753 shares of Corixa common stock issued or issuable upon exercise of warrants assumed by Corixa in connection with the GenQuest and Anergen acquisitions are also entitled to rights with respect to the registration of such shares under the Securities Act.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for Corixa common stock is The Harris Trust Company. Its address is Suite 4900, 601 South Figueroa Street, Los Angeles, California 90017 and its telephone number is (213) 239-0600.

DESCRIPTION OF RIBI CAPITAL STOCK

     The authorized capital stock of Ribi consists of 30,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.10 par value per share.

     Ribi Common Stock. As of June 24, 1999, there were approximately 20,990,287 shares of Ribi common stock outstanding. Pursuant to Ribi's certificate of incorporation, the holders of Ribi common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. No Ribi stockholder will be entitled to cumulate votes at any election of directors. Subject to preferences that may be applicable to any outstanding Ribi preferred stock, the holders of Ribi common stock are entitled to receive dividends, if any, as may be declared from time to time by the Ribi board of directors out of legally available funds. In the event of a liquidation, dissolution or winding up of Ribi, the holders of Ribi common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Ribi preferred stock, if any, then outstanding. Holders of Ribi common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the holders of Ribi common stock.

     Ribi Preferred Stock. Pursuant to Ribi's certificate of incorporation, the Ribi board of directors has the authority, without further action by the Ribi stockholders, to issue up to 9,991,760 shares of Ribi preferred stock in one or more series. The Ribi board of directors has the authority to issue the undesignated Ribi preferred stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated Ribi preferred stock, and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the Ribi stockholders. The issuance of Ribi preferred stock may have the effect of delaying, deferring or preventing a change in control of Ribi without further action by the Ribi stockholders and may adversely affect the voting and other rights of the holders of Ribi common stock.

     On July 17, 1998, Ribi sold 8,240 shares of Series A preferred stock to RGC International Investors, LDC for an aggregate purchase price of $8,240,000. As of June 24, 1999, 7,240 shares of Series A preferred stock were outstanding. Pursuant to the Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock, the Series A preferred stock shall not bear any dividends. The holders of Series A preferred stock have a liquidation preference of an amount equal to $1,000 per share plus an amount equal to five per cent per annum. In addition, the holders of Series A preferred stock have an option to convert their shares at a set formula. Such option is available to the holders of Series A preferred stock immediately prior to any merger.

     The Ribi Series A preferred stock was issued as a self-managed private placement and are exempt from registration under Rule 506 of Regulation D of the Securities Act. However, pursuant to a registration rights agreement entered into between Ribi and RGC International Investors, LDC, Ribi has committed to register the underlying shares of common stock for resale after certain conversions of the Series A preferred stock.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for Ribi common stock is Continental Stock Transfer & Trust Company. Its address is 2 Broadway, 19th Floor, New York, New York 10004 and its telephone number is
(212)509-4000.

COMPARISON OF CERTIFICATES OF INCORPORATION, BYLAWS AND GOVERNING LAW

     Because both Ribi and Corixa are incorporated under the laws of the State of Delaware, the rights and privileges of stockholders of Ribi and Corixa, respectively, which rights and privileges are governed by Delaware Law, are identical, except:

     - to the extent that their respective certificates of incorporation, certificates of designation and bylaws differ;

     - for the rights and privileges of the holders of Corixa common stock under the Corixa's investors' rights agreement; and

     - for the rights and privileges of the holders of Ribi capital stock under the Ribi common stock purchase agreement.

     Upon consummation of the merger, the holders of Ribi common stock who receive Corixa common stock under the terms of the merger agreement will become stockholders of Corixa. Although it is not practical to compare all the differences among the respective certificates of incorporation, certificates of designation and bylaws of Corixa and Ribi, the following is a summary of certain material differences of the rights of holders of Ribi capital stock and Corixa common stock that may significantly affect the rights of Ribi stockholders. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Delaware Law and by the bylaws, certificates of designation and certificates of incorporation of Ribi and Corixa, as applicable.

     Size of the Board of Directors. Ribi's certificate of incorporation and bylaws provide that the authorized number of directors is nine, which number may be changed by amendment to the bylaws with either the approval of the holders of a majority of the outstanding Ribi capital stock or a majority vote of Ribi's board of directors. The election of Ribi directors need not be by written ballot. Corixa's certificate of incorporation and Corixa's bylaws provide that the authorized number of directors is five, and may be fixed from time to time by a bylaw or amendment adopted by at least

66 2/3% of the Corixa's board of directors. The election of Corixa directors need not be by written ballot.

     Cumulative Voting. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Under Delaware Law, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. Corixa's certificate of incorporation specifically provides that cumulative voting is not available to Corixa stockholders. Ribi's certificate of incorporation does not specifically provide for cumulative voting, and accordingly, under Delaware Law, cumulative voting is not available to Ribi stockholders.

     Amendment of Bylaws. Ribi's certificate of incorporation provides that Ribi's board of directors may make, amend, supplement or repeal Ribi's bylaws; provided that the Ribi stockholders may change or repeal any bylaw adopted by Ribi's board of directors by the affirmative vote of the holders of a majority of Ribi capital stock then outstanding. Corixa's certificate of incorporation provides that the Corixa board of directors may make, amend, supplement or repeal Corixa's bylaws, provided that the affirmative vote of the holders of 66 2/3% of Corixa capital stock then outstanding, voting together as a single class, is required to amend, alter, repeal or adopt certain bylaw provisions, including any bylaw provision changing the number of authorized directors of Corixa.

     Stockholder Agreements. The Corixa investors' rights agreement and the rights thereunder are described above under the section entitled "Description of Corixa Capital Stock."

                                    EXPERTS

     The consolidated financial statements of Corixa Corporation appearing in Corixa Corporation's Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of GenQuest Inc. as of December 31, 1997 and 1996 and for the years then ended and for the period from July 14, 1995 (date of inception) to December 31, 1997, and the financial statements of Anergen, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Ribi ImmunoChem Research, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Corixa common stock issuable pursuant to the merger and other related legal matters will be passed upon for Corixa by Venture Law Group, A Professional Corporation, Kirkland, Washington. Morrison & Foerster, LLP is acting as counsel to Ribi.

                                 OTHER MATTERS

     Neither Corixa's nor Ribi's board of directors intends to bring any matters before the Corixa special meeting or the Ribi special meeting other than those specifically set forth in the notice of the Corixa special meeting and the Ribi special meeting, respectively. Corixa's board of directors and Ribi's board of directors do not know of any matters to be brought before the Corixa special meeting or the Ribi special meeting by others. If any other matters come before the Corixa special meeting or the Ribi special meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of Corixa's and Ribi's board of directors.

                             STOCKHOLDER PROPOSALS

     Under Rule 14a-8 of the Exchange Act, the deadline for stockholders to submit proposals to be considered for inclusion in Corixa's proxy statement and form of proxy for the next year's annual meeting of stockholders is expected to be December 16, 1999. Such proposals may be included in next year's proxy statement and form of proxy if they comply with the rules and regulations of the SEC.

     Under Rule 14a-8 of the Exchange Act and in accordance with the bylaws of Ribi, for business to be brought by a stockholder before the annual meeting of stockholders to be held in 2000, the stockholder must give notice thereof in writing to the Secretary of Ribi between December 20, 1999 and January 19, 2000. The notice must contain specified information about the proposed business the stockholder intends to bring before the meeting, the name and record address of the stockholder proposing such business, the class and number of shares of Ribi that are beneficially owned by the stockholder, and any material interest of the stockholder in such business.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
RIBI ImmunoChem Research, Inc.
Independent Auditors' Report................................   F-2
Balance Sheets..............................................   F-3
Statements of Operations....................................   F-4
Statements of Stockholders' Equity and Comprehensive
  Income....................................................   F-5
Statements of Cash Flows....................................   F-7
Notes to Financial Statements...............................   F-8

Anergen, Inc.
Report of Independent Auditors..............................  F-23
Balance Sheets..............................................  F-24
Statements of Operations....................................  F-25
Statements of Stockholders' Equity (Deficit)................  F-26
Statements of Cash Flows....................................  F-27
Notes to Financial Statements...............................  F-28

GenQuest, Inc.
Report of Ernst and Young LLP, Independent Auditors.........  F-37
Balance Sheets..............................................  F-38
Statements of Operations....................................  F-39
Statements of Stockholders' Equity..........................  F-40
Statements of Cash Flows....................................  F-41
Notes to Financial Statements...............................  F-42

                         RIBI IMMUNOCHEM RESEARCH, INC.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Ribi ImmunoChem Research, Inc.:

     We have audited the accompanying balance sheets of Ribi ImmunoChem Research, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ribi ImmunoChem Research, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Billings, Montana
January 22, 1999

                         RIBI IMMUNOCHEM RESEARCH, INC.

                                 BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                          DECEMBER 31,
                                                        MARCH 31,     --------------------
                                                          1999          1998        1997
                                                       -----------    --------    --------
                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................   $    482      $    458    $  1,224
  Available-for-sale investment securities and
     accrued interest................................     11,614        12,767      12,146
  Accounts receivable................................        638         1,302         870
  Inventories........................................      1,114         1,185       1,250
  Other current assets...............................        197           213         234
                                                        --------      --------    --------
     Total current assets............................     14,045        15,925      15,724
Property, plant and equipment, net...................     11,805        11,738      11,453
Deposits.............................................      1,590         1,568          --
Other assets, net....................................        579           597         593
                                                        --------      --------    --------
     Total assets....................................   $ 28,019      $ 29,828    $ 27,770
                                                        ========      ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................   $    363      $    275    $    611
  Accrued liabilities................................        794           793         614
  Deferred revenue...................................      2,864         3,160       1,130
                                                        --------      --------    --------
     Total current liabilities.......................      4,021         4,228       2,355
                                                        --------      --------    --------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.10 par, 10,000,000 authorized
     shares; Series A convertible; stated value
     $8,240,000; 8,240 shares issued and outstanding
     in 1999 and 1998 (aggregate liquidation
     preference of $8,531,000 and $8,429,000 in 1999
     and 1998, respectively).........................          1             1          --
  Common stock, $.001 par; 30,000,000 authorized
     shares; 20,323,373, 20,322,873 and 20,311,623
     issued and outstanding in 1999, 1998 and 1997,
     respectively....................................         20            20          20
  Additional paid-in capital.........................     75,553        75,446      67,485
  Accumulated other comprehensive income (loss)......         (7)            7         (37)
  Accumulated deficit................................    (51,569)      (49,874)    (42,053)
                                                        --------      --------    --------
     Total stockholders' equity......................     23,998        25,600      25,415
                                                        --------      --------    --------
     Total liabilities and stockholders' equity......   $ 28,019      $ 29,828    $ 27,770
                                                        ========      ========    ========

See accompanying notes to financial statements.

                         RIBI IMMUNOCHEM RESEARCH, INC.

                            STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                 THREE MONTHS
                                                     ENDED
                                                   MARCH 31,        YEARS ENDED DECEMBER 31,
                                               -----------------   ---------------------------
                                                1999      1998      1998      1997      1996
                                               -------   -------   -------   -------   -------
                                                  (UNAUDITED)
Revenues:
  Sales......................................  $   611   $   799   $ 2,538   $ 2,743   $ 1,559
  Contracts and licenses.....................      844       679     2,841     2,834     2,042
  Investment income, net.....................      170       159       746       942     1,017
  Other, net.................................      (12)       (5)       (2)       11         5
                                               -------   -------   -------   -------   -------
                                                 1,613     1,632     6,123     6,530     4,623
Costs and expenses:
  Purchases and production...................      369       270     1,836     1,337       988
  Research and development...................    1,847     2,054     7,872     8,184     6,203
  Selling, general and administrative........      990     1,036     4,048     3,426     3,021
                                               -------   -------   -------   -------   -------
                                                 3,206     3,360    13,756    12,947    10,212
                                               -------   -------   -------   -------   -------
Net loss.....................................  $(1,593)  $(1,728)  $(7,633)  $(6,417)  $(5,589)
                                               =======   =======   =======   =======   =======
Basic net loss per common share..............  $  (.08)  $  (.09)  $  (.38)  $  (.32)  $  (.30)
                                               =======   =======   =======   =======   =======
Shares used in computation of basic and
  diluted net loss per share.................   20,323    20,312    20,318    20,072    18,890
                                               =======   =======   =======   =======   =======

See accompanying notes to financial statements.

                         RIBI IMMUNOCHEM RESEARCH, INC.

          STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                      ACCUMULATED
                                                                         OTHER
                                                        ADDITIONAL   COMPREHENSIVE                     TOTAL
                                   PREFERRED   COMMON    PAID-IN        INCOME       ACCUMULATED   STOCKHOLDERS'
                                     STOCK     STOCK     CAPITAL        (LOSS)         DEFICIT        EQUITY
                                   ---------   ------   ----------   -------------   -----------   -------------
Balance at December 31, 1995.....     $--       $19     $   62,460       $ (5)        $(30,047)       $32,427
Comprehensive loss:
  Net loss.......................      --        --             --         --           (5,589)        (5,589)
  Other comprehensive loss:
     Unrealized investment
       losses....................      --        --             --        (23)              --            (23)
                                                                                                      -------
  Total..........................      --        --             --         --               --         (5,612)
Issuance of 1,400 common shares
  under stock grant program......      --        --              6         --               --              6
Issuance of 1,800 common shares
  upon exercise of options.......      --        --              6         --               --              6
Compensation relating to stock
  options........................      --        --             20         --               --             20
                                      ---       ---     ----------       ----         --------        -------
Balance at December 31, 1996.....      --        19         62,492        (28)         (35,636)        26,847
Comprehensive loss:
  Net loss.......................      --        --             --         --           (6,417)        (6,417)
  Other comprehensive loss:
     Realized and unrealized
       investment losses.........      --        --             --        (20)              --            (20)
     Investment losses included
       in net loss...............      --        --             --         11               --             11
                                                                         ----                         -------
                                       --        --             --         (9)              --             (9)
                                                                         ----                         -------
  Total..........................      --        --             --         --               --         (6,426)
Issuance of 3,000 common shares
  under stock grant program......      --        --             13         --               --             13
Issuance of 22,400 common shares
  upon exercise of options.......      --        --             89         --               --             89
Sale of 1,103,448 common shares
  in a private placement, net....      --         1          3,962         --               --          3,963
Issuance of 291,332 common shares
  upon exercise of warrants......      --        --            874         --               --            874
Compensation relating to stock
  options........................      --        --             55         --               --             55
                                      ---       ---     ----------       ----         --------        -------
Balance at December 31, 1997.....      --        20         67,485        (37)         (42,053)        25,415

                                                                      ACCUMULATED
                                                                         OTHER
                                                        ADDITIONAL   COMPREHENSIVE                     TOTAL
                                   PREFERRED   COMMON    PAID-IN        INCOME       ACCUMULATED   STOCKHOLDERS'
                                     STOCK     STOCK     CAPITAL        (LOSS)         DEFICIT        EQUITY
                                   ---------   ------   ----------   -------------   -----------   -------------
Comprehensive loss:
  Net loss.......................      --        --             --         --           (7,633)        (7,633)
  Other comprehensive loss:
     Realized and unrealized
       investment gains..........      --        --             --         24               --             24
     Investment losses included
       in net loss...............      --        --             --         20               --             20
                                                                         ----                         -------
                                       --        --             --         44               --             44
                                                                         ----                         -------
  Total..........................      --        --             --         --               --         (7,589)
Issuance of 1,400 common shares
  under stock grant program......      --        --              5         --               --              5
Issuance of 9,850 common shares
  upon exercise of options.......      --        --             36         --               --             36
Sale of 8,240 preferred shares in
  a private placement, net.......       1        --          7,713         --               --          7,714
Accretion of liquidation
  preference on preferred
  stock..........................      --        --            188         --             (188)            --
Compensation relating to stock
  options........................      --        --             19         --               --             19
                                      ---       ---     ----------       ----         --------        -------
Balance at December 31, 1998.....     $ 1       $20     $   75,446       $  7         $(49,874)       $25,600
                                      ===       ===     ==========       ====         ========        =======

See accompanying notes to financial statements.

                         RIBI IMMUNOCHEM RESEARCH, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                               THREE MONTHS ENDED
                                                   MARCH 31,            YEARS ENDED DECEMBER 31,
                                               ------------------    ------------------------------
                                                1999       1998        1998       1997       1996
                                               -------    -------    --------    -------    -------
                                                  (UNAUDITED)
Cash flows from operating activities:
  Net loss...................................  $(1,593)   $(1,728)   $ (7,633)   $(6,417)   $(5,589)
  Adjustments to reconcile net loss to net
     cash used by operating activities:
  Depreciation and amortization..............      286        261       1,054      1,002        935
  Common stock grants........................        1          3           5         13          6
  Compensation relating to stock options.....        4          4          19         55         20
  Discount accretion, accrued interest and
     investment losses, net..................      130         (5)         39        (17)      (415)
  Abandoned patents and asset sales..........       20          6          23         18         18
  Changes in operating assets and
     liabilities:
     Accounts receivable.....................      664        705        (432)      (818)       673
     Inventories.............................       71        (42)         65         18       (285)
     Other current assets....................       16         30          21         39        (23)
     Accounts payable........................       88       (430)       (336)       293         65
     Accrued liabilities.....................        1        132         179         44        (31)
     Deferred revenue........................     (296)     1,619       2,030        567        (67)
                                               -------    -------    --------    -------    -------
       Net cash provided (used) by operating
          activities.........................     (608)       555      (4,966)    (5,203)    (4,693)
                                               -------    -------    --------    -------    -------
Cash flows from investing activities:
  Capital expenditures.......................     (358)      (234)     (1,280)      (796)      (924)
  Payments for other assets and deposits.....      (24)    (1,506)     (1,660)       (78)       (93)
  Proceeds from sale of assets...............        5          5           5          1         --
  Proceeds from maturities of
     held-to-maturity securities.............       --         --          --         --      3,121
  Proceeds from maturities and sales of
     available-for-sale securities...........    2,501      3,554      15,694      8,214      4,784
  Purchases of available-for-sale
     securities..............................   (1,492)    (2,606)    (16,309)    (6,272)    (1,956)
  Purchases of held-to-maturity securities...       --         --          --         --        (97)
                                               -------    -------    --------    -------    -------
       Net cash provided (used) by investing
          activities.........................      632       (787)     (3,550)     1,069      4,835
                                               -------    -------    --------    -------    -------
Cash flows from financing activities:
  Sale of common stock, net..................       --         --          --      3,963         --
  Sale of preferred stock, net...............       --         --       7,714         --         --
  Proceeds from exercise of warrants.........       --         --          --        874         --
  Proceeds from exercise of options..........       --         13          36         89          6
                                               -------    -------    --------    -------    -------
       Net cash provided by financing
          activities.........................       --         13       7,750      4,926          6
                                               -------    -------    --------    -------    -------
Increase (decrease) in cash and cash
  equivalents................................       24       (219)       (766)       792        148
Cash and cash equivalents at beginning of
  year.......................................      458      1,224       1,224        432        284
                                               -------    -------    --------    -------    -------
Cash and cash equivalents at end of year.....  $   482    $ 1,005    $    458    $ 1,224    $   432
                                               =======    =======    ========    =======    =======

See accompanying notes to financial statements.

                         RIBI IMMUNOCHEM RESEARCH, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Operations. Ribi ImmunoChem Research, Inc. (the "Company") was incorporated on January 9, 1981, and is principally engaged in the development of biopharmaceutical products that stimulate the immune system to generate a cascade of natural agents and signals to prevent and treat human disease. The Company also engages in related activities such as the custom formulation and sale of research products and contract research.

     Interim Financial Information. The balance sheet as of March 31, 1999, the statements of operations and the statements of cash flows for the three-month periods ended March 31, 1999 and 1998 have been prepared by the Company without audit. In the opinion of management all adjustments necessary to conform to Generally Accepted Accounting Principles and the rules and regulations of the Securities and Exchange Commission for interim financial information have been made, all of which are normal and recurring in nature.

     Revenue Recognition. Revenues from the sale of research products are recognized when products are shipped to customers. Revenues from contract research are recognized as related expenses are incurred. Nonrefundable license fees received in connection with product license agreements are recognized over the term of the contract.

     Cash Equivalents. In the statement of cash flows, the Company considers all highly liquid debt instruments with a maturity on the date of acquisition of three months or less to be cash equivalents.

     Investment Securities. Investment securities consist of marketable debt securities and, in 1997, mutual funds that have invested in marketable debt securities. All investment securities are available to support current operations and are, therefore, classified as "available-for-sale." These available-for-sale securities are recorded at fair value, which is based on quoted market prices.

     Any gains and losses from the sale of investment securities are computed under the specific identification method. Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are excluded from earnings and are reported as other comprehensive income until realized. Unrealized losses, if any, for all investment securities that are other than temporary are charged against earnings.

     Inventories. Inventories are stated at the lower of cost or market on a specific identification basis. Cost is based on the actual costs associated with producing the inventories, which include direct labor and materials, quality control and manufacturing overhead.

     Property, Plant and Equipment. Property, plant and equipment are stated at cost and depreciated on a straight-line basis over estimated useful lives of 25 to 40 years for buildings and 3 to 12 years for equipment, furniture and fixtures. Maintenance and repairs are charged to expense as incurred. Significant betterments are capitalized.

     Basic Net Loss Per Common Share. Net loss per common share is based on the weighted average number of shares outstanding and takes into consideration the liquidation preference of the preferred stock. Diluted net loss per common share is not presented, as the effect is antidilutive.

     Comprehensive Income. Statement of Financial Accounting Standard No. 130 entitled "Reporting Comprehensive Income" ("FAS 130") was issued in 1997 and adopted by the Company in 1998 on a retroactive basis as permitted by the standard. FAS 130 requires that changes in stockholders' equity that result from transactions and economic events other than those with stockholders be included with net income or loss to arrive at "comprehensive income or loss." The

                         RIBI IMMUNOCHEM RESEARCH, INC.

Company has reported comprehensive loss, net of income taxes, in the Statements of Stockholders' Equity and Comprehensive Income.

     Patents and Other Assets. Other assets consist principally of the costs of patents filed, deferred patent application costs and patent maintenance costs. Such costs are amortized on a straight-line basis over the estimated remaining useful lives of the patented technology ranging from less than one year to nearly 17 years. Unsuccessful patent application costs are expensed when the patent is denied or abandoned. Beginning in 1999 costs of maintaining issued patents are charged to expense as incurred. Such charges are not material to the Company's operations.

     Income Taxes. The Company accounts for certain income and expense items differently for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities and are measured by applying enacted tax rates to taxable years in which such differences are expected to reverse. The current and noncurrent portions of these deferred tax assets and liabilities are classified in the balance sheet based on the respective classification of the assets and liabilities which give rise to such deferred income taxes. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in tax expense in the period that includes the enactment date.

     Stock-Based Employee Compensation. From time to time the Company grants to its employees stock and/or options to purchase stock. In the case of stock grants, compensation expense is recognized by the Company at the time of the grant in the amount of the market value of the stock on the grant date. Compensation expense for the grant of stock options is recognized only when the market value of the underlying stock exceeds the exercise price of the stock option on the grant date. Any such compensation expense is charged to expense over the term that the options vest to the optionee.

     Fair Value of Certain Financial Instruments. The carrying amounts for cash, cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short duration of those instruments.

     Estimates. Management of the Company has made certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                         RIBI IMMUNOCHEM RESEARCH, INC.

(2) INVESTMENT SECURITIES

     The following is a summary of the Company's investment securities:

                                                            FAIR
                                             AMORTIZED     MARKET     UNREALIZED    UNREALIZED
                                                COST        VALUE       GAINS         LOSSES
                                             ----------    -------    ----------    ----------
                                                              (IN THOUSANDS)
DECEMBER 31, 1998
Securities of the U.S. Government and its
  agencies.................................   $ 4,644      $ 4,653       $13           $ 4
Corporate mid-term notes...................     7,373        7,372         8             9
Insured certificates of deposit............       477          476        --             1
                                              -------      -------       ---           ---
                                               12,494       12,501        21            14
Accrued interest...........................       266          266        --            --
                                              -------      -------       ---           ---
                                              $12,760      $12,767       $21           $14
                                              =======      =======       ===           ===
DECEMBER 31, 1997
Mutual funds investing primarily in short
  to intermediate term securities of the
  U.S. Government and its agencies.........   $ 4,717      $ 4,661       $--           $56
Securities of the U.S. Government and its
  agencies.................................     3,453        3,470        17            --
Corporate mid-term notes...................     3,367        3,369         3             1
Insured certificates of deposit............       508          508        --            --
                                              -------      -------       ---           ---
                                               12,045       12,008        20            57
Accrued interest...........................       138          138        --            --
                                              -------      -------       ---           ---
                                              $12,183      $12,146       $20           $57
                                              =======      =======       ===           ===

     Substantially all debt securities at December 31, 1998 mature within two years.

     During 1998 the Company sold shares of two debt mutual funds and one corporate mid-term note for $5.8 million. Book gains realized on the sales totaled approximately $17,000, and book losses realized totaled approximately $37,000. During 1997 the Company sold shares of a debt mutual fund for $500,000 and realized a book loss of approximately $11,000. During 1996 the Company sold shares of debt mutual funds for $425,000. Book gains realized on the sales totaled approximately $3,000, and book losses realized totaled approximately $3,000.

                         RIBI IMMUNOCHEM RESEARCH, INC.

(3) INVENTORIES

     Inventories are as follows:

                                                                    DECEMBER 31,
                                                    MARCH 31,     ----------------
                                                      1999         1998      1997
                                                   -----------    ------    ------
                                                   (UNAUDITED)     (IN THOUSANDS)
Raw materials....................................       100       $  112    $  132
Work in process..................................       933        1,024     1,053
Finished goods...................................        81           49        65
                                                     ------       ------    ------
                                                     $1,114       $1,185    $1,250
                                                     ======       ======    ======

(4) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Buildings...................................................  $ 9,737    $ 9,629
Equipment, furniture and fixtures...........................    8,008      7,149
                                                              -------    -------
                                                               17,745     16,778
Less accumulated depreciation...............................    6,545      5,598
                                                              -------    -------
                                                               11,200     11,180
Construction in progress....................................      349         84
Land........................................................      189        189
                                                              -------    -------
                                                              $11,738    $11,453
                                                              =======    =======

(5) NET LOSS PER COMMON SHARE

     Net loss per common share is computed as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                   ------------------------------------
                                                     1998         1997          1996
                                                   ---------    ---------     ---------
                                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
Net loss.........................................   $(7,633)     $(6,417)      $(5,589)
Accretion of liquidation preference on preferred
  stock..........................................       188           --            --
                                                    -------      -------       -------
Net loss applicable to common stock..............   $(7,821)     $(6,417)      $(5,589)
                                                    =======      =======       =======
Weighted average number of common shares
  outstanding....................................    20,318       20,072        18,890
                                                    =======      =======       =======
Net loss per common share........................   $  (.38)     $  (.32)      $  (.30)
                                                    =======      =======       =======

     The Company has convertible preferred stock, warrants and stock options outstanding that are described in Notes 6 and 7 of the Notes to Financial Statements that could potentially dilute earnings per share in the future.

                         RIBI IMMUNOCHEM RESEARCH, INC.

(6) STOCKHOLDERS' EQUITY

     In July 1998 RGC International Investors, LDC, ("Holder") purchased 8,240 shares of convertible preferred stock of the Company for gross proceeds of $8.2 million ("stated value"). The preferred stock's liquidation preference equals its stated value plus an amount equal to 5% per annum. Beginning the 91st day after the July 17 closing, the preferred stock is convertible into shares of common stock of the Company. From the 91st day until 120 days after the closing, the conversion price was fixed at $6.04. After 120 days the conversion price floats at the lesser of the fixed conversion price or a market price based on average market bid prices for a defined period prior to the conversion date. The actual number of shares of common stock that will be issued will depend upon the preferred stock's liquidation preference and the actual conversion price when the preferred stock is converted. Beginning with the 91st day from the closing date, each thirty days thereafter, on a cumulative basis, a maximum amount of 15% of the preferred stock may be converted into shares of common stock if the conversion price is less than $4.00. The Holder may not control more than 4.9% of the Company's outstanding common stock at any given time. In addition, except for block trades of not less than 15,000 shares of converted common stock, there are restrictions on the number of converted common shares that may be traded on any given trading day. Subject to certain conditions, the Company has the right to redeem all or a portion of the preferred stock at a premium over the purchase price paid by the Holder. In the event the Company fails to meet certain obligations under the agreement with the Holder, the Holder can require the Company to redeem the preferred stock at a premium over the purchase price paid by the Holder. The Company's obligations under this provision generally include maintaining an adequate number of authorized but not issued common shares for conversion purposes, maintaining a current registration statement for the converted common stock, and maintaining a listing for the Company's common stock on the stock market. Certain liquidation or bankruptcy procedures would also trigger the mandatory redemption provisions. Any shares not converted or redeemed will automatically be converted into common stock in July 2001.

     In early 1997, effective December 31, 1996, SmithKline Beecham ("SB") purchased 1,103,448 shares of common stock for $4 million. With the stock purchase SB acquired warrants to purchase 500,000 shares of stock at $5.00 per share. The warrants expire if not exercised by January 1, 2000.

     During 1997 warrants to purchase 291,332 shares of common stock at $3.00 per share were exercised for $874,000. These warrants were issued in connection with a sale of common stock in 1991.

(7) STOCK COMPENSATION PLANS

     The Company has a stock grant program under which common stock may be issued to key employees, consultants and other persons providing services deemed important to the Company. The program requires the employee to assign to the Company all know-how, patents and proprietary information developed while employed by, or developed as a result of employment with the Company and to agree not to engage in any activity which could be considered to be in competition with the Company's proposed business while employed by the Company. If the employee violates any one of these conditions, the shares issued pursuant to the program shall revert to the Company. Nonemployees receiving grants are not subject to the conditions imposed on employees receiving grants. Additionally, the Company grants 100 shares of stock to each employee who is not an officer of the Company after completion of one year of employment. Such 100 share grants are not subject to the forfeiture conditions described above.

                         RIBI IMMUNOCHEM RESEARCH, INC.

     The following table sets forth the activity in the stock grant program for the years ended December 31, 1998, 1997 and 1996:

                                                              YEARS ENDED DECEMBER 31,
                                                            -----------------------------
                                                             1998       1997       1996
                                                            -------    -------    -------
Shares available at beginning of year.....................   24,968     27,968     29,368
Shares granted............................................    1,400      3,000      1,400
                                                            -------    -------    -------
Shares available at end of year...........................   23,568     24,968     27,968
                                                            =======    =======    =======
Weighted average grant date fair value....................  $  3.57    $  4.13    $  4.57
                                                            =======    =======    =======

     The Company has a stock option plan called the 1996 Stock Option Plan ("Plan"). Under the Plan all full- or part-time employees are eligible to receive incentive stock options and nonqualified stock options, and certain directors and consultants are eligible to receive nonqualified stock options. Any option granted under the Plan may include a stock appreciation right (SAR) to surrender to the Company all, or a portion, of the option in exchange for cash or stock, the sum of which is equal to the value of the excess of fair market value of the common stock over the option price. The Plan provides for awarding options for a maximum of 900,000 shares with an exercise price not less than fair market value at the date of grant, except for options awarded to certain directors. Options are nontransferable and expire if not exercised within ten years from the date of the grant. Options can be exercised in cumulative installments over a vesting schedule set by the Company's Board of Directors. Through December 31, 1998 all options granted from the Plan to employees can be exercised in cumulative installments of 20% per year beginning on the date of the grant. Vesting of discounted stock options issued to certain directors is discussed below.

     The Company also has a stock option plan that was approved by stockholders in 1986. The 1986 Plan expired in 1996, and no new options can be granted under it. However, options already granted (908,000 shares, net of options that have been exercised or forfeited) can be exercised for a period of ten years from the date of grant. The terms of the 1986 Plan were very similar to the ones described for the 1996 Plan. All options granted under the 1986 Plan, except for discounted stock options issued to certain directors as discussed below, can be exercised in cumulative installments of 20% per year beginning on the date of the grant.

     Both stock option plans provide for the issuance of nonqualified stock options with an exercise price which is 20% below the market price of the Company's common stock on the grant date. The discounted stock options may be awarded to directors who are not employees of the Company who elect to receive the discounted stock options rather than cash for all or a portion of their director fees. The directors are required to make the voluntary election at least six months prior to the beginning of each calendar year. The number of options to be granted is determined by dividing the amount of the foregone cash compensation by the amount of the per share price discount on the grant date. Such options are granted at the end of each calendar quarter and are fully vested on the grant date. The options, which expire if not exercised within ten years from the grant date, are exercisable after a six month period following the grant date.

     During 1996 the Company's Board of Directors adopted the 1996 Directors' Stock Option Plan ("Directors' Plan") for directors who are not employees of the Company. The Directors' Plan was approved by stockholders in 1997. The Directors' Plan provides for the grant of nonqualified options to purchase a maximum of 210,000 shares of common stock. Each director who is not an employee

                         RIBI IMMUNOCHEM RESEARCH, INC.

was granted options to purchase 30,000 shares on the later of the date the Directors' Plan was adopted or on the date he first became a director. In addition, immediately following each annual meeting of the Company's stockholders, each director who is not an employee who continues as a director after the meeting will be granted options to purchase 500 shares. The exercise price of the options is the market price on the date of the grant. The options vest and can be exercised at the rate of 50% on the date of grant and 25% on each anniversary of the grant date. The options expire if not exercised within ten years of the grant date. During 1996 options to purchase 150,000 shares at $4.00 per share were granted under the Directors' Plan. During each year 1997 and 1998 options were granted to purchase 2,500 shares at prices of $3.63 and $5.75 per share, respectively.

                         RIBI IMMUNOCHEM RESEARCH, INC.

     The following table sets forth the activity in the 1986 and 1996 stock option plans and the 1996 Directors' Plan for the years ended December 31, 1996, 1997 and 1998. There were no SARs outstanding under the plans during the three year period ended December 31, 1998.

                                                 OPTIONS FOR
                                                  EMPLOYEES         DISCOUNTED OPTIONS
                                                AND DIRECTORS         FOR DIRECTORS
                                             --------------------   ------------------
                                                         AVERAGE              AVERAGE      TOTAL
                                              COMMON     EXERCISE   COMMON    EXERCISE    COMMON
                                              SHARES      PRICE     SHARES     PRICE      SHARES
                                             ---------   --------   -------   --------   ---------
SHARES UNDER OPTION:
Outstanding at December 31, 1995...........    946,050    $5.90     58,396     $4.35     1,004,446
Granted....................................    432,779     5.26      9,568      3.34       442,347
Exercised..................................     (1,800)    3.19         --        --        (1,800)
Canceled...................................    (33,100)    6.24     (7,694)     4.42       (40,794)
                                             ---------    -----     -------    -----     ---------
Outstanding at December 31, 1996...........  1,343,929     5.44     60,270      4.18     1,404,199
Granted....................................    128,500     3.65     13,864      3.32       142,364
Exercised..................................    (22,400)    3.96         --        --       (22,400)
Canceled...................................    (80,400)    7.16         --        --       (80,400)
                                             ---------    -----     -------    -----     ---------
Outstanding at December 31, 1997...........  1,369,629     5.20     74,134      4.02     1,443,763
Granted....................................    192,750     5.04     26,250      3.22       219,000
Exercised..................................     (9,850)    3.61         --        --        (9,850)
Canceled...................................    (50,650)    5.38         --        --       (50,650)
                                             ---------    -----     -------    -----     ---------
Outstanding at December 31, 1998...........  1,501,879    $5.18     100,384    $3.81     1,602,263
                                             =========    =====     =======    =====     =========
OPTIONS EXERCISABLE AT:
  December 31, 1996........................    864,506    $5.71     53,369     $4.31       917,875
  December 31, 1997........................  1,032,372     5.49     65,181      4.14     1,097,553
  December 31, 1998........................  1,159,472     5.35     83,044      4.05     1,242,516
RANGES OF EXERCISE PRICES AND AVERAGE
  MONTHS (MO) TO EXPIRATION OF:
Options outstanding at December 31, 1998
$1.50-$1.85 (105 mo).......................      2,000    $1.50     10,810     $1.85        12,810
$2.95-$4.90 (41 mo)........................    675,850     3.93     80,940      3.78       756,790
$5.75-$7.50 (61 mo)........................    795,779     6.15      8,634      6.49       804,413
$8.00-$8.63 (50 mo)........................     28,250     8.32         --        --        28,250
                                             ---------              -------              ---------
                                             1,501,879              100,384              1,602,263
                                             =========              =======              =========

                         RIBI IMMUNOCHEM RESEARCH, INC.

                                                 OPTIONS FOR
                                                  EMPLOYEES         DISCOUNTED OPTIONS
                                                AND DIRECTORS         FOR DIRECTORS
                                             --------------------   ------------------
                                                         AVERAGE              AVERAGE      TOTAL
                                              COMMON     EXERCISE   COMMON    EXERCISE    COMMON
                                              SHARES      PRICE     SHARES     PRICE      SHARES
                                             ---------   --------   -------   --------   ---------
Options exercisable at December 31, 1998
$1.50 (22 mo)..............................      2,000    $1.50         --     $  --         2,000
$2.95-$4.90 (78 mo)........................    453,555     3.91     74,410      3.76       527,965
$5.75-$7.50 (53 mo)........................    675,667     6.21      8,634      6.49       684,301
$8.00-$8.63 (50 mo)........................     28,250     8.32         --        --        28,250
                                             ---------              -------              ---------
                                             1,159,472              83,044               1,242,516
                                             =========              =======              =========

     The Company has entered into a Stock Option Agreement with its Chief Executive Officer, President and Chairman ("CEO"). Pursuant to the 1987 agreement, and later agreements, the CEO was granted options, which are currently outstanding and exercisable, to purchase 50,000 shares of common stock at $3.00 per share. All of the CEO's options under this agreement expire if not exercised by June 30, 2000. The CEO did not exercise any options in 1996, 1997 or 1998. Additionally, the CEO has been granted options to purchase stock under the Company's stock option plans described above.

     The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 in accounting for stock options. As a result, no compensation expense has been recognized relative to its employees where the exercise price of the option equaled or exceeded the stock's market value on the grant date. Compensation expense recognized relative to directors who receive discounted stock options rather than cash for directors' fees totaled $19,000, $12,000 and $8,000 in 1998, 1997 and 1996, respectively. Compensation expense recognized from grants of stock totaled $5,000, $13,000 and $6,000 in 1998, 1997 and 1996, respectively. Compensation expense recognized from the extension of the expiration date of the CEO's stock options in 1997 totaled $31,000. If compensation cost for the stock option plans would have been determined for employees and directors, other than directors receiving discounted options, consistent with the fair value method, the Company's net loss and basic loss per common share would have been increased to the pro forma amounts indicated below:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               1998     1997     1996
                                                              ------    -----    -----
Net loss (In Thousands)
  As reported...............................................  $7,633    6,417    5,589
  Pro forma.................................................   8,116    6,818    6,018
Basic loss per common share
  As reported...............................................  $  .38      .32      .30
  Pro forma.................................................     .41      .34      .32
Weighted average fair value of options granted during the
  year......................................................  $ 3.17     2.13     2.93

                         RIBI IMMUNOCHEM RESEARCH, INC.

     The pro forma amounts in the preceding table only include the vested portion of the fair value of stock options granted after December 31, 1994. Because some of the options granted prior to December 31, 1994 vest during this phase-in period and the value is not included, the pro forma amounts are not likely to be representative of the effects on future reported net loss and net loss per share. The fair value has been determined using the Black-Scholes formula, which requires the Company to make several assumptions, some of which are listed below.

                                                               OPTIONS GRANTED IN
                                                              --------------------
                                                              1998    1997    1996
                                                              ----    ----    ----
Average risk-free interest rate.............................   5.5%    6.6%    6.2%
Average expected life (years)...............................   7.0     5.6     6.5
Average annualized expected volatility......................  .557    .556    .573
Expected dividends..........................................  None    None    None

(8) COMMITMENTS AND CONTINGENCIES

     The Company has an employment agreement with its CEO, which currently provides for an annual salary of $275,000. The agreement may be terminated by the Company by giving notice one year prior to expiration of the contract, which otherwise automatically extends for one-year periods, unless there is termination for "cause." The CEO will be paid his salary until the agreement expires.

     The Company carries $10 million in product liability insurance for its products which are being used in clinical trials and for commercial sales, when approved, of Melacine melanoma theraccine. The Company is self-insured for product liability for research products being marketed. In addition, the Company has agreed to indemnify its directors and officers for liabilities incurred as a result of their positions with the Company.

     The Company, the National Institutes of Health ("NIH") and the Bitterroot Valley Sanitary Landfill ("Landfill") were notified by the Montana Department of Health and Environmental Sciences (now known as the Department of Environmental Quality ["DEQ"]) in March 1991 that they had been identified as potentially responsible parties ("PRPs") and as such are jointly and severally liable for groundwater contamination located at and near the site of the Landfill in Ravalli County, Montana. The Company's involvement arises out of waste materials which it generated and were subsequently deposited at the Landfill from 1982 to 1985 which the Landfill had permits to receive. The NIH unilaterally and voluntarily initiated and completed work pursuant to an interim remediation plan approved by the DEQ to remove and decontaminate the believed source of contamination and treat the aquifers, which tests have shown contain contaminants. Although decontamination of the soil at and around the Landfill has been completed, treatment of the groundwater in the proximity of the disposal site continues utilizing carbon filtering and air sparging, and it is anticipated such treatment will continue through 1999 and possibly longer. The DEQ conducted a "Risk Assessment" and issued a "Draft Final Feasibility Study" in October 1994 that discussed possible final remediation alternatives. In August 1995 the DEQ announced that it had approved a second interim action in the vicinity of the Landfill being unilaterally and voluntarily conducted by the NIH and which involved installing individual replacement and new wells to provide both an alternate water supply for the affected residents and to develop additional information on the site hydrogeology. Information collected from these wells through a multi-year monitoring program are being used by the DEQ to evaluate the effectiveness of the remediation efforts to date. The

                         RIBI IMMUNOCHEM RESEARCH, INC.

second interim action plan calls for the wells to be installed in three phases:
Phase I included occupied properties with the highest remaining contamination levels; Phase II included occupied properties with lesser degrees of contamination; and Phase III consisted largely of vacant properties. Preliminary studies completed in 1994 estimated the cost of the wells to be approximately $1,400,000. Information indicates that a total of 19 alternate water supply wells have been installed at a cost of approximately $1,000,000. The DEQ could require the PRPs to implement further remediation should these wells not provide sufficient quality or quantity of water. Additionally, the NIH has indicated it is undertaking Phase II groundwater remediation to intercept and treat contaminated groundwater near the eastern Landfill boundary. The NIH has projected costs for this Phase II groundwater remediation to be in excess of $1.0 million through 1999. The NIH, which has taken the lead and incurred substantially all of the remediation costs, has represented publicly that it would continue to work with the DEQ toward an acceptable final remediation plan.

     The DEQ initiated an action in 1997 against the Company, the Landfill and the owners of the Landfill seeking recovery of past alleged costs associated with its oversight activities in the amount of $238,000, as well as a declaratory judgment finding the parties liable for future oversight costs, plus civil penalties in the event the parties fail to comply. Since the action was initiated, the Company and the NIH jointly have received statements requesting payment of an additional $27,000. In May 1998 the Company was informed that the DEQ had entered into a settlement agreement with the Landfill and its owners, whereby the Landfill and its owners agreed to collectively pay the DEQ approximately $35,000. The Company believes that it has meritorious defenses to the claim, including the amount thereof, and that there are other responsible parties. The Company has filed a response to the action, including a counterclaim and motions for a change in venue and to dismiss. Recently, the Court granted the Company's motion for a change of venue to Ravalli County where the Company is located. The Court did not rule on the motion to dismiss, which motion will now be acted upon by the Court in Ravalli County. Recently the DEQ filed a Motion for Stay of Proceedings pending the outcome of the action in Federal District Court discussed below in which the DEQ is a plaintiff. The Court granted the motion which the Company did not oppose.

     On April 21, 1998, the Company received notice that the United States of America (U.S.), acting on behalf of the Department of Health and Human Services, which oversees the NIH, filed suit in United States District Court seeking contribution from the Company of an "equitable share" of past and future response costs incurred by the NIH in connection with the remediation at and near the Landfill. The complaint alleges that as of September 30, 1997, the U.S. had incurred response costs in excess of $3.4 million and that it expects to incur more than $1.0 million in additional response costs. The Company filed a response to the action. On or about June 4, 1998 the Company received notice that the U.S. had entered into a settlement agreement with the Landfill and the Landfill owners pursuant to which the settling parties agreed to make payment in the amount of $440,000. In view of the settlement, the U.S. filed with the Court a Joint Motion for Stay of Proceedings between the U.S., the Landfill and Landfill owners. Assuming the settlement is completed, the action against the Landfill and the Landfill owners would be dismissed. Although the Company believes it has meritorious defenses to the cost recovery claim, including the amount thereof, and that there are other responsible parties, there can be no assurance that the Company will be successful in its defenses to claims arising out of the Landfill, including the claims made by the U.S.

     On or about June 6, 1998 the DEQ filed a complaint in the United States District Court against the Company, the Landfill and the owners of the Landfill seeking recovery of past alleged costs

                         RIBI IMMUNOCHEM RESEARCH, INC.

associated with its oversight activities in the amount of $258,000, of which it indicated not more than $154,000 had been reimbursed, plus interest and attorneys' fees and costs as well as a declaratory judgment finding the parties liable for future response costs. This action is similar to that filed in the State District Court where further action has been deferred pending the outcome of the Federal action. The Company has filed a response to the action, including a counterclaim against the DEQ. The DEQ has initiated discovery. The Company responded to a discovery request. The Company believes that is has meritorious defenses to the claim, including the amount thereof, and that there are other responsible parties. There can be no assurance that the Company's defenses and counterclaim will be successful.

     Depending upon the eventual outcome of the above discussed litigation and when in time the litigation is concluded and the success of the Company in pursuing defense and indemnity with insurance carriers, the outcome may or may not have a material adverse effect on the Company's financial condition. Accordingly, it is not possible at present to accurately predict whether an adverse outcome will have a material adverse effect on the Company's financial condition. The Company is unable to determine its overall potential liability with respect to the Landfill at this time. As of December 31, 1998, the Company has accrued a reserve of approximately $290,000 to cover legal, consulting and DEQ reimbursement costs associated with the Company as a PRP. Net costs charged against operations in 1998, 1997 and 1996 were $104,000, $42,000 and $13,000, respectively.

     In June 1997 a complaint was filed in District Court in Ravalli County against the Company by a former employee who was discharged for cause in June 1996. The plaintiff alleges discharge in violation of the Montana Wrongful Discharge from Employment Act ("Act") and further, that discharge was for refusal to violate public policy. The Court granted dismissal with respect to that portion of the complaint which alleges termination for refusal to violate public policy. Plaintiff filed a motion for reconsideration asking the Court to reverse its decision with respect to the issue of termination for refusal to violate public policy and requested the Court for permission to amend the complaint to include additional allegations relative to the public policy issue. On April 6, 1998 the Court allowed plaintiff to amend the complaint as requested. If plaintiff should ultimately prevail on the issue of discharge in violation of the Act, the potential liability of the Company would be approximately $320,000, exclusive of the Company's attorneys' fees and related costs. If the plaintiff prevails on the public policy issue, the Company could be subject to punitive damages of an unknown amount in addition to the potential liability for violation of the Act. The Company believes that it has a meritorious defense and plans to vigorously defend the suit. However, it is not possible to reliably assess the outcome. Depending upon the eventual outcome of this litigation and when in time the litigation is concluded, the outcome may or may not have a material adverse effect on the Company's financial condition. It is possible the case may go to trial during the first part of 2000.

     The plaintiff has also filed a petition for Judicial Review in District Court in Missoula County naming the Company and the State of Montana Department of Labor and Industry respondents and asking the Court to review and overturn the Department of Labor's decision finding plaintiff was terminated for misconduct as defined in MCA Section 39-51-2303 and, therefore, not allowing plaintiff to collect unemployment benefits. The Company filed a response arguing the correctness of the Department of Labor's decision. Recently, the Court rendered a decision remanding the matter to the Department of Labor for further testimony. Pursuant to the order of the Court, additional testimony was recently completed. The Department confirmed in its previous findings that the plaintiff was discharged for misconduct connected with his work and directly affecting his employment. The plaintiff then filed an appeal with the Board of Appeals of the Department of

                         RIBI IMMUNOCHEM RESEARCH, INC.

Labor which affirmed the decision. Plaintiff has filed another petition for Medical Review in District Court in Missoula County asking the court to again overturn the decision of the Department of Labor. The Company is in the process of filing a response to that petition. However, in the event plaintiff is successful, it would not have a material adverse effect on the financial condition of the Company.

(9) INCOME TAXES

     The net operating loss carryforwards and tax credits available to reduce future federal taxable income or related taxes and the year of expiration are approximately as follows:

                                                                                     RESEARCH
                                                                                        AND
                                      NET OPERATING    INVESTMENT    ORPHAN DRUG    DEVELOPMENT
                                          LOSS           CREDIT        CREDIT         CREDIT
                                      -------------    ----------    -----------    -----------
                                                           (IN THOUSANDS)
                                      ---------------------------------------------------------
Expires December 31,
1998................................     $   254            7              --             31
1999................................         328            3              --             50
2000................................         529            9              --             58
2001................................         251           --              --             76
2002................................         821           --              --             82
2003................................       2,272           --              --            128
2004................................       2,751           --              --            106
2005................................       2,606           --              --            115
2006................................       3,595           --              --            154
2007................................       4,488           --              --            198
2008................................       4,238           --              --            243
2009................................       4,574           --              --            343
2010................................       5,445           --              --            163
2011................................       5,391           --             242            173
2012................................       5,813           --             622            406
2018................................       7,240           --             315            423
                                         -------           --           -----          -----
                                         $50,596           19           1,179          2,749
                                         =======           ==           =====          =====

                         RIBI IMMUNOCHEM RESEARCH, INC.

     The tax effects of temporary differences that give rise to federal and state deferred tax assets and liabilities consist of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                                                 (IN THOUSANDS)
Gross deferred tax assets:
  Net operating loss carryforwards..........................  $ 20,698    $ 17,929
  General business credit carryforwards.....................     3,955       3,235
  Loss contingency reserve..................................       121          79
  Employee benefits.........................................       123         109
  Other.....................................................        35          28
                                                              --------    --------
                                                                24,932      21,380
Valuation allowance.........................................   (24,381)    (20,873)
                                                              --------    --------
                                                                   551         507
                                                              --------    --------
Gross deferred tax liabilities:
  Depreciation..............................................       487         422
  Inventories...............................................        64          85
                                                              --------    --------
                                                                   551         507
                                                              --------    --------
Net.........................................................  $     --    $     --
                                                              ========    ========

     The Company has provided a valuation allowance for deferred tax assets which management believes are not currently assured of being realized. The ultimate realization of deferred tax assets is dependent upon the existence of, or generation of, taxable income in the periods in which those temporary differences are deductible.

     The net increase in the valuation allowance for the years ended December 31, 1998, 1997 and 1996 was $3,508,000, $3,593,000 and $2,108,000, respectively.
Additionally, when subsequently recognized, approximately $861,000 of the valuation allowance will be credited to additional paid-in capital.

(10) INTERNATIONAL SALES AND MAJOR CUSTOMERS

     The Company markets its research products worldwide, generally to nonexclusive distributors. During 1998, 1997 and 1996, export sales were 83%, 82% and 77% of total sales, respectively. Export sales were primarily to Europe, Japan and Canada.

     The Company has a total of four license agreements with SmithKline Beecham ("SB") for use of defined adjuvants in various vaccines being developed by SB. SB is developing vaccines, which include these adjuvants, for indications in infectious diseases and cancer. The agreements generally provide for payment to the Company of license fees and supply payments, as well as royalties upon commercialization of SB's vaccines. The agreements grant SB exclusive rights to these adjuvants for use in vaccines for some diseases and co-exclusive or nonexclusive rights for others. The Company also sells adjuvants and research products to SB. Revenues from all transactions with SB were 59% of

                         RIBI IMMUNOCHEM RESEARCH, INC.

total revenue in 1998, 63% in 1997 and 48% in 1996. At December 31, 1998 SB owed the Company approximately $1,039,000 in trade accounts receivable, none of which are delinquent.

     As of December 31, 1998, SB and S.R. One Limited, a subsidiary of SB, held 1,254,056 shares, or 6.2% of the Company's outstanding common stock. Additionally, SB has warrants to purchase 500,000 shares of common stock at $5.00 per share. The warrants expire if not exercised by January 1, 2000.

     The Company has granted Wyeth-Lederle Vaccines and Pediatrics ("WLV&P") (a business unit of Wyeth-Ayerst Laboratories, which is a division of American Home Products Corporation) a worldwide co-exclusive license to use the Company's adjuvants commercially upon regulatory approval of certain vaccines being developed by WLV&P. In addition to an annual license fee, the Company will receive transfer payments for supplies of adjuvant and will be entitled to royalties upon commercial sale of vaccines. Revenues received from WLV&P were 15% of the Company's total revenue in 1998, 12% in 1997 and 17% in 1996.

     During 1998 the Company entered into a marketing agreement with Schering-Plough ("SP"), which provides SP with worldwide marketing rights for the Company's Melacine melanoma theraccine. At December 31, 1998, the Company has $2,068,000 in deferred license revenues, the proceeds of which would be returned to SP if certain product goals are not achieved by December 31, 1999. SP has the option to extend the goal deadline. Of the total potential refund, $500,000 would require the use of current investments and the balance would come from noncurrent deposits, which are restricted from use in the Company's operations.

(11) EMPLOYEE BENEFITS

     The Company provides an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all regular employees. The Company matches 30% of employee contributions of up to 6% of compensation. The amount charged against income in 1998, 1997 and 1996 was $73,000, $69,000 and $58,000, respectively.

     Additionally, the Company provides other employee benefits, including health insurance for employees who are actively employed. The Company is self-insured for health insurance up to a predetermined amount above which third party insurance applies. For 1998 the maximum exposure to health claims totaled $278,000. Charges against income for health insurance, including claims and insurance, were approximately $274,000, $207,000 and $168,000 in 1998, 1997 and
1996, respectively.

(12) FUTURE ACCOUNTING CHANGES

     During 1998 the Financial Accounting Standards Board released Statement of Financial Accounting Standards ("FAS") No. 133, which the Company will be required to adopt in 1999. FAS No. 133 requires uniform accounting for derivative instruments and hedging activities. While the Company is still evaluating FAS No. 133, it does not expect the Standard to have a material impact on the Company's financial position or results of its operations.

                                 ANERGEN, INC.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Anergen, Inc.

     We have audited the accompanying balance sheets of Anergen, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Anergen, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

February 22, 1999
Seattle, Washington

                                 ANERGEN, INC.

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,074    $  1,412
  Short-term investments....................................        --       6,991
  Contract receivables-related party........................        --         836
  Prepaid expenses..........................................        76          78
                                                              --------    --------
Total current assets........................................     1,150       9,317
Property and equipment, net.................................     1,047       1,703
Other assets................................................        36          36
                                                              --------    --------
                                                              $  2,233    $ 11,056
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities (Note 8).........  $  1,391    $  1,281
  Deferred revenue..........................................       341         502
  Current portion of capital lease obligations and debt.....     1,378         616
                                                              --------    --------
Total current liabilities...................................     3,110       2,399
Long-term portion of capital lease obligations and debt.....        --         870
Commitments
Stockholders' equity (deficit):
  Preferred stock, no par value; 10,000,000 shares
     authorized; none issued and outstanding................        --          --
  Common stock, no par value; 60,000,000 shares authorized;
     18,923,888 and 18,846,264 shares issued and outstanding
     in 1998 and 1997, respectively.........................    57,728      57,670
  Additional paid-in-capital................................       659         659
  Accumulated other comprehensive income....................        --          (6)
  Accumulated deficit.......................................   (59,264)    (50,536)
                                                              --------    --------
Total stockholders' equity (deficit)........................      (877)      7,787
                                                              --------    --------
                                                              $  2,233    $ 11,056
                                                              ========    ========

See accompanying notes.

                                 ANERGEN, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              YEARS ENDED DECEMBER 31,
                                                            -----------------------------
                                                             1998       1997       1996
                                                            -------    -------    -------
Revenues:
  Contract revenues from related party....................  $   923    $ 2,631    $ 3,107
  Contract revenue........................................    2,169      3,132        412
  License fee.............................................       --         --      2,000
  Interest and other income...............................      511        565        653
                                                            -------    -------    -------
                                                              3,603      6,328      6,172
Expenses:
  Research and development................................    7,789     11,559      9,278
  General and administrative..............................    3,672      2,997      2,521
  Restructuring charge....................................      736         --         --
  Interest expense........................................      134        202        170
                                                            -------    -------    -------
                                                             12,331     14,758     11,969
                                                            -------    -------    -------
Net loss..................................................  $(8,728)   $(8,430)   $(5,797)
                                                            =======    =======    =======
Basic and diluted net loss per share......................  $ (0.46)   $ (0.45)   $ (0.35)
                                                            =======    =======    =======
Shares used in calculating basic and diluted per share
  data....................................................   18,890     18,815     16,482
                                                            =======    =======    =======

See accompanying notes.

                                 ANERGEN, INC.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                    COMMON STOCK     ADDITIONAL   ACCUMULATED OTHER                 TOTAL STOCKHOLDERS'
                                  ----------------    PAID-IN       COMPREHENSIVE     ACCUMULATED         EQUITY
                                  SHARES   AMOUNT     CAPITAL       INCOME (LOSS)       DEFICIT          (DEFICIT)
                                  ------   -------   ----------   -----------------   -----------   -------------------
Balance at December 31, 1995....  14,968   $47,359      $648            $ 16           $(36,309)          $11,714
  Net loss......................      --        --        --              --             (5,797)           (5,797)
  Unrealized loss on investments
     available-for-sale.........      --        --        --             (50)                --               (50)
                                                                                                          -------
Comprehensive loss..............                                                                           (5,847)
                                                                                                          =======
Issuance of shares of common
  stock in follow-on offering,
  net...........................   3,668     9,880        --              --                 --             9,880
Issuance of common stock to
  employees under option and
  purchase plans................     145       245        --              --                 --               245
Deferred compensation related to
  a grant of options............      --        --        11              --                 --                11
                                  ------   -------      ----            ----           --------           -------
Balance at December 31, 1996....  18,781    57,484       659             (34)           (42,106)           16,003
  Net loss......................      --        --        --              --             (8,430)           (8,430)
  Unrealized gain on investments
     available-for-sale.........      --        --        --              28                 --                28
                                                                                                          -------
Comprehensive loss..............                                                                           (8,402)
                                                                                                          =======
Issuance of common stock to
  employees under option and
  purchase plans................      65       186        --              --                 --               186
                                  ------   -------      ----            ----           --------           -------
Balance at December 31, 1997....  18,846    57,670       659              (6)           (50,536)            7,787
  Net loss......................      --        --        --              --             (8,728)           (8,728)
  Unrealized gain on investments
     available-for-sale.........      --        --        --               6                 --                 6
                                                                                                          -------
Comprehensive loss..............      --                                                                   (8,722)
                                                                                                          =======
Issuance of common stock to
  employees under option and
  purchase plans................      78        58        --              --                 --                58
                                  ------   -------      ----            ----           --------           -------
Balance at December 31, 1998....  18,924   $57,728      $659            $ --           $(59,264)          $  (877)
                                  ======   =======      ====            ====           ========           =======

See accompanying notes.

                                 ANERGEN, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEARS ENDED DECEMBER 31,
                                                            -----------------------------
                                                             1998       1997       1996
                                                            -------    -------    -------
OPERATING ACTIVITIES
Net loss..................................................  $(8,728)   $(8,430)   $(5,797)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization...........................      792        874      1,096
  Deferred compensation...................................       --         --         11
Changes in operating assets and liabilities:
  Contract receivables-related party......................      836        (16)        (5)
  Prepaid expenses........................................        2        130       (106)
  Accounts payable and accrued liabilities................      110        (45)       286
  Deferred revenue........................................     (161)         2        500
                                                            -------    -------    -------
Net cash used in operating activities.....................   (7,149)    (7,485)    (4,015)
                                                            -------    -------    -------
INVESTING ACTIVITIES
Purchase of investments available-for-sale................   (8,346)   (27,979)   (21,783)
Sales and maturities of investments available-for-sale....   15,343     33,453     20,320
Purchase of equipment.....................................     (136)    (1,118)      (545)
                                                            -------    -------    -------
Net cash provided by (used in) investing activities.......    6,861      4,356     (2,008)
                                                            -------    -------    -------
FINANCING ACTIVITIES
Repayments of capital lease obligations and debt..........     (608)      (817)      (883)
Proceeds from facility and equipment debt financing and
  bridge loan.............................................      500      1,209        276
Issuance of common stock, net.............................       58        186     10,125
                                                            -------    -------    -------
Net cash provided by (used in) financing activities.......      (50)       578      9,518
                                                            -------    -------    -------
Net increase (decrease) in cash and cash equivalents......     (338)    (2,551)     3,495
Cash and cash equivalents at beginning of period..........    1,412      3,963        468
                                                            -------    -------    -------
Cash and cash equivalents at end of period................  $ 1,074    $ 1,412    $ 3,963
                                                            =======    =======    =======
Short-term investments at end of period...................  $    --    $ 6,991    $12,437
                                                            =======    =======    =======
Cash, cash equivalents, and short-term investments at end
  of period...............................................  $ 1,074    $ 8,403    $16,400
                                                            =======    =======    =======

See accompanying notes.

                                 ANERGEN, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Anergen, Inc. (the "Company" or "Anergen") was incorporated on April 26, 1988 for the purpose of developing therapies using biopharmaceutical compounds for the treatment of autoimmune diseases. The Company devotes its efforts to research and development on its own behalf and also on behalf of its corporate partners.

     On February 10, 1999, the Company was acquired by Corixa Corporation ("Corixa"), a Delaware corporation, through the merger of a newly formed Corixa subsidiary into the Company. Outstanding shares of the Company's common stock immediately prior to the merger were converted into the right to receive Corixa common stock, of an exchange into 0.055919 Corixa share for one Company share. Substitute Corixa options and warrants were exchanged for the Company's options and warrants.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are carried at cost which approximates fair value (based on quoted market prices) and include primarily interest bearing demand deposits and U.S. Government notes with original maturities of three months or less upon purchase.

SECURITIES AVAILABLE-FOR-SALE AND CONCENTRATION OF CREDIT RISK

     The Company places its cash and short-term investments with high-credit-quality financial institutions and in securities of the U.S. government and U.S. government agencies. To date, the Company has not experienced credit losses on investments in these instruments.
Available-for-sale securities are carried at fair value, with unrealized gains and losses reported in a separate component of stockholders' equity. To date, all marketable securities have been classified as available-for-sale.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is provided over the estimated useful lives (three to four years) of the respective assets using the straight-line method. Leasehold improvements are amortized over the shorter of the life of the lease or their estimated useful lives using the straight-line method.

CONTRACT AND LICENSE FEE REVENUES

     Contract and license fee revenues consist of revenues from the Company's corporate partner, N.V. Organon and former corporate partner Novo Nordisk A/S. Contract revenues derived from the corporate partner agreements are recorded as earned based on the level of research effort performed by the Company. The Company recognizes revenue based upon actual effort performed related to contract projects. The Company tracks its expenditures related to projects and these expenditures are recorded as research and development expenses as incurred. The revenue associated with specific

                                 ANERGEN, INC.

stages of development is recorded as contract revenue when the related expense is incurred. Any revenues received related to the projects are not refundable.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred and include personnel costs, materials consumed in research and development activities, depreciation on equipment used and the cost of facilities used for research and development as well as outside services.

ACCOUNTING AND DISCLOSURE OF STOCK-BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock options because, as discussed below, the alternative fair market value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

NET LOSS PER SHARE

     Net loss per share is computed using the weighted-average number of shares of common stock outstanding. Diluted net loss per share has not been presented as the Company's net loss position is antidilutive.

COMPREHENSIVE LOSS

     As of January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes new rules for the reporting and presentation of comprehensive loss and its components; however, the adoption of SFAS 130 had no impact on the Company's net loss or stockholders' equity. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities to be included in other comprehensive loss.

SEGMENT INFORMATION

     Effective January 1, 1998, the Company is subject to Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). As the Company has only one segment and operates solely within the United States, the adoption of SFAS 131 had no impact on the Company.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is required to be adopted in years beginning after June 15, 1999. Because the Company does not use derivatives, management does not anticipate that the adoption of SFAS 133 will have a significant effect on results of operations or the financial position of the Company.

RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform to the current period's presentation.

                                 ANERGEN, INC.

2. RESTRUCTURING

     During October 1998, the Company restructured its operations as a result of an inability to raise sufficient funds to support its operations and programs at its then current operating level. Anergen reduced its staff by approximately 65% (33 people). The Company is continuing its Phase I clinical trial of its AnergiX technology for rheumatoid arthritis, in collaboration with N.V. Organon (see
Note 3), which is expected to be complete in the second half of 1999. Further clinical development for AnervaX for rheumatoid arthritis, AnergiX for multiple sclerosis, and preclinical development of DiavaX for type I diabetes will depend upon corporate partnering. Anergen discontinued all discovery research programs. The Company expensed $736,000 in the quarter ended December 31, 1998, which primarily related to the cost of severance payments to the employees affected by the reduction and to the cost of retention agreements with the remaining employees.

3. COLLABORATIONS

COLLABORATION WITH N.V. ORGANON

     In June 1996, the Company entered into a development and license agreement ("N.V. Organon Agreement") with N.V. Organon for the purpose of developing and commercializing a product for the treatment of rheumatoid arthritis using the Company's AnergiX technology combined with a peptide discovered by N.V. Organon. Under the N.V. Organon Agreement, the Company is entitled to receive (i) a license fee, (ii) research and development cost reimbursement, (iii) development milestone payments, and (iv) royalties on product sales, if any. The Company has granted to N.V. Organon exclusive worldwide rights to products developed under the N.V. Organon Agreement, including rights to commercialize these products, although the Company retains certain copromotion rights in North America. Anergen's development program under the N.V. Organon agreement has an initial three-year term. N.V. Organon may terminate the development program after 30 months by giving Anergen 6 months prior written notice. The agreement with respect to marketing rights continues in full force for as long as N.V. Organon is engaged in marketing such products. The Company received and recorded a $2.0 million license fee in September 1996 and recorded contract revenues of $2.1 million, $3.1 million, and $412,000 for the years ended December 31, 1998, 1997, and 1996, respectively, under this agreement.

COLLABORATION WITH NOVO NORDISK A/S -- RELATED PARTY

     In August 1993, the Company entered into a development and license agreement ("Novo Nordisk Agreement") with Novo Nordisk A/S for the purpose of developing and commercializing the Company's AnergiX(TM) products for multiple sclerosis, myasthenia gravis ("MG"), and insulin-dependent diabetes mellitus ("IDDM"). Under the Novo Nordisk Agreement, the Company is entitled to receive
(i) research and development cost reimbursements, (ii) development milestone payments, and (iii) royalties on product sales, if any. For the years ended December 31, 1998, 1997, and 1996, the Company recorded contract revenues of $923,000, $2.6 million, and $3.1 million, respectively, under this agreement. The Company has granted to Novo Nordisk A/S exclusive worldwide rights to products developed under the Novo Nordisk Agreement, including rights to commercialize these products. In April 1996, the Novo Nordisk Agreement was expanded to include increased milestones and was extended through August of 1998. Also in August of 1993, Novo Nordisk A/S purchased 1,219,745 shares of common stock for $8.0 million, and an officer of Novo Nordisk A/S became a member of the Company's board of directors. In February 1998, the Company and Novo Nordisk agreed to terminate the agreement between the two parties effective

                                 ANERGEN, INC.

February 9, 1998. All rights have been returned to the Company and the Company will not have any future obligation to Novo Nordisk. In February 1998, Novo Nordisk paid the Company $1.0 million which represented reimbursement to the Company for the cost of the ongoing Phase I clinical trial in multiple sclerosis.

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Research and office leasehold improvements..................  $ 1,513    $ 1,513
Research and office equipment...............................    3,877      3,741
Pilot manufacturing facility leasehold improvements.........      600        600
Pilot manufacturing facility equipment......................    1,237      1,237
                                                              -------    -------
                                                                7,227      7,091
Less accumulated depreciation and amortization..............   (6,180)    (5,388)
                                                              -------    -------
                                                              $ 1,047    $ 1,703
                                                              =======    =======

5. INVESTMENTS

     As of December 31, 1998, the Company had no investments. As of December 31, 1997, the Company's available-for-sale securities were recorded at fair market value of $7.0 million and consisted of commercial paper, a corporate note, mutual funds, and U.S. government and agency obligations of $2.0 million, $501,000, $853,000, and $3.7 million, respectively. Gross unrealized gains and losses as of December 31, 1997 were immaterial.

     The net adjustment to unrealized holding gains (losses) on available-for-sale securities included as a separate component of stockholders' equity was $6,000, $28,000, and $(50,000) in 1998, 1997, and 1996, respectively.
Realized gains and losses for the years ended December 31, 1998, 1997, and 1996 were immaterial.

     The amortized cost and estimated fair value of debt securities at 1997 was $7.0 million and $7.0 million, respectively. The contractual maturities of these debt securities are all within one year. Expected maturities may differ from contractual maturities because the issuers of the securities have the right to prepay obligations without prepayment penalties.

6. LEASE AND DEBT OBLIGATIONS

     The Company leases its facilities under noncancelable operating leases. Facilities rent expense for 1998, 1997, and 1996, was $583,000, $508,000, and $589,000, respectively.

     As of December 31, 1998, the Company had net borrowings of $878,000 under a debt agreement with Silicon Valley Bank ("SVB"), all of which is secured by equipment purchased by the Company. At December 31, 1998, the Company was no longer in compliance with certain covenants related to its outstanding loan with SVB. As a result, the Company has reclassified the long-term portion of the

                                 ANERGEN, INC.

debt obligation into the current portion of the debt obligation. SVB has the right to demand full repayment of the loan while the Company is out of compliance with the covenants. The fair value of the debt obligation approximates its carrying value at December 31, 1998. On February 12, 1999, the loan was paid in full by Corixa.

BRIDGE LOAN

     On December 11, 1998, the Company entered into a Note Purchase Agreement with Warburg, Pincus Ventures L.P. ("Warburg") and International Biotechnology Trust plc ("IBT"), Anergen's two largest stockholders, which provided up to $1.5 million in financing available in three tranches. On December 14, 1998, the Company closed tranche 1 of $333,000 from Warburg and $166,667 from IBT with annual interest rates of 10% and a maturity date one year from the date of the note. At December 31, 1998, the Company had net borrowings of $500,000 under the Note Purchase Agreement. The fair value of the debt obligation approximates its carrying value at December 31, 1998. On January 15, 1999, the Company closed tranches 2 and 3 which amounted to $666,666 from Warburg and $333,333 from IBT under the same terms as tranche 1.

     Upon consummation of the Merger with Corixa pursuant to the Note Purchase Agreement, the principal amounts outstanding under the Note Purchase Agreement were converted into common stock of Corixa.

     Future minimum payments, by year and in the aggregate, under the debt and noncancelable operating leases consisted of the following at December 31, 1998:

                                                                 OPERATING
                                                        DEBT      LEASES
                                                       ------    ---------
                                                         (IN THOUSANDS)
1999.................................................  $1,378      $162
2000.................................................      --       128
2001.................................................      --       136
2002.................................................      --       144
2003.................................................      --        74
                                                       ------      ----
Total minimum debt and lease payments................   1,378      $644
                                                                   ====
Less current portion of debt obligations.............   1,378
                                                       ------
Long-term debt obligations...........................  $   --
                                                       ======

7. STOCKHOLDERS' EQUITY

1988 STOCK OPTION PLAN, 1992 CONSULTANT PLAN, 1995 DIRECTOR OPTION PLAN, AND 1996 STOCK OPTION PLAN

     The Company has granted certain officers, employees, and consultants options to purchase shares of the Company's common stock at prices ranging from $0.16 to $11.00 per share under its 1988 Stock Option Plan, 1992 Consultant Plan, 1995 Director Option Plan, and 1996 Stock Option Plan ("option plans"). The Company has reserved 4,050,000 shares of common stock for issuance under the option plans, of which 2,076,302 are available for grant at December 31, 1998. These options vest

                                 ANERGEN, INC.

over periods of up to four years and, once vested, can be exercised at any time for a period of 9 or 10 years from the date of grant.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock options because, as discussed below, the alternative fair market value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company's option plans have authorized the grant of options to Company personnel, consultants, and directors for up to 4,050,000 shares of the Company's common stock. Options granted have 9- or 10-year terms that vest and typically become fully exercisable at the end of 4 years of continued employment.

     Pro forma information regarding net loss and loss per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options and its employee stock purchase plan subsequent to December 31, 1994 under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1997, and 1996, respectively; risk-free interest rates of 5.80%, 6.41%, and 6.83%; no dividend yields; volatility factor of the expected market price of the Company's common stock of 1.41, 1.05, and 0.73 for 1998, 1997, and 1996, respectively; and a weighted-average expected life of the options of 5.28, 5.25, and 6.87 years for 1998, 1997, and 1996, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options and shares issued under the Company's Employee Stock Purchase Plan ("ESPP") are amortized to expense over the options' vesting period and the ESPP purchase period, respectively. The Company's pro forma information follows (in thousands except for loss per share information):

                                                            DECEMBER 31,
                                                    -----------------------------
                                                     1998       1997       1996
                                                    -------    -------    -------
Pro forma net loss................................  $(9,493)   $(9,843)   $(6,659)
                                                    =======    =======    =======
Pro forma loss per share..........................  $ (0.50)   $ (0.52)   $ (0.40)
                                                    =======    =======    =======

                                 ANERGEN, INC.

     A summary of the Company's stock option activity, and related information follows:

                                                              DECEMBER 31,
                                     ---------------------------------------------------------------
                                            1998                  1997                  1996
                                     -------------------   -------------------   -------------------
                                               WEIGHTED-             WEIGHTED-             WEIGHTED-
                                                AVERAGE               AVERAGE               AVERAGE
                                               EXERCISE     1997     EXERCISE     1996     EXERCISE
                                     OPTIONS     PRICE     OPTIONS     PRICE     OPTIONS     PRICE
                                     -------   ---------   -------   ---------   -------   ---------
Outstanding-beginning of year......   1,682      $3.79      1,327      $4.69        879      $4.94
Granted............................     436      $0.99        787      $3.02        535      $3.72
Exercised..........................      --         --         (4)     $3.07        (76)     $0.97
Forfeited..........................    (605)     $4.12       (428)     $5.16        (11)     $3.86
Outstanding at end of year.........   1,513      $3.06      1,682      $3.79      1,327      $4.69
Exercisable at end of year.........     796      $3.81        823      $4.54        609      $5.92
                                     ------      -----     ------      -----     ------      -----
Weighted-average fair value of
  options granted during the
  year.............................  $ 0.90                $ 2.01                $ 2.74
                                     ------                ------                ------

     Exercise prices for options outstanding as of December 31, 1998 ranged from $0.34 to $10.00. The weighted-average remaining contractual life of those options is 7.28 years.

EMPLOYEE STOCK PURCHASE PLAN

     The Company has an Employee Stock Purchase Plan under which a total of 750,000 shares of common stock have been reserved and made available for purchase by eligible employees.

     Eligible employees may have up to 10% of their wages withheld for purchases of common stock of the Company. On September 30 and March 31 of each year, the funds then in each employee's account are applied to the purchase of shares of common stock at 85% of the fair market value at such date or at six-month retroactive intervals up to 24 months, whichever is less. As of December 31, 1998, 275,497 shares had been purchased with such funds.

     Under Statement 123, the fair value for these purchase options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1997, and 1996, respectively; risk-free interest rates of 5.57%, 5.86%, and 5.52%; no dividend yields; volatility factor of the expected market price of the Company's common stock of 1.41, 1.05, and 0.73 for 1998, 1997, and 1996, respectively; and a weighted-average expected life of the options of 0.5, 0.5, and 1.25 years for 1998, 1997, and 1996, respectively. The weighted-average fair value of those purchase rights granted in 1998, 1997, and 1996 was $0.53, $1.41, and $1.22, respectively.

WARRANTS

     In 1997, warrants to purchase 50,000 shares of the Company's common stock at an exercise price of $3.25 per share were issued under a collaboration agreement and expire on December 31, 2001. No value was assigned to these warrants due to immateriality; these warrants remain unexercised as of December 31, 1998. In connection with facilities and equipment financing, the Company issued warrants to purchase 16,919 and 8,577 shares of common stock at $9.93 per share and $5.83 per share, respectively. The warrant to purchase 16,919 shares of common stock, issued on December 29, 1992, is exercisable at any time until December 29, 1999, and the warrant to purchase

                                 ANERGEN, INC.

8,577 shares of common stock, issued on December 30, 1993, is exercisable at any time until December 30, 2000.

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities include the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                              ------    ------
                                                               (IN THOUSANDS)
Accounts payable............................................  $   93    $  597
Accrued collaborative expenses..............................      --       237
Accrued vacation pay........................................     109       186
Accrued professional fees...................................     607       221
Accrued retention agreements................................     538        --
Other.......................................................      44        40
                                                              ------    ------
Total accounts payable and accrued liabilities..............  $1,391    $1,281
                                                              ======    ======

9. INCOME TAXES

     At December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $54.9 million and $8.5 million, respectively. Additionally, the Company has research and development tax credit carryforwards for federal tax purposes of approximately $1,900,000. The net operating loss and credit carryforwards will expire at various dates beginning 1999 through 2018, if not utilized.

     The Company's stock offering in April 1995 resulted in a change in ownership and it is expected that the entire net operating loss and credit carryforwards as of April 1995 may be subject to an annual limitation based on the Company's prechange value. The annual limitation will result in the expiration of the net operating losses and credits before utilization.

     Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1998 and 1997 are as follows:

                                                                DECEMBER 31,
                                                            --------------------
                                                              1998        1997
                                                            --------    --------
                                                               (IN THOUSANDS)
Deferred income tax assets:
  Net operating loss carryforwards........................  $ 19,200    $ 16,500
  Research credits........................................     2,800       2,900

                                 ANERGEN, INC.

                                                                DECEMBER 31,
                                                            --------------------
                                                              1998        1997
                                                            --------    --------
                                                               (IN THOUSANDS)
  Capitalized research and development....................       500       1,000
  Other deferred tax assets...............................       900         300
                                                            --------    --------
  Net deferred tax assets.................................    23,400      20,700
  Valuation allowance for deferred tax assets.............   (23,400)    (20,700)
                                                            --------    --------
Total deferred tax assets.................................  $     --    $     --
                                                            ========    ========

     The net valuation allowance increased by $4.1 million and $2.2 million during the years ended December 31, 1997 and 1996, respectively.

10. YEAR 2000 (UNAUDITED)

     Anergen has established a committee consisting of its Chief Financial Officer, controller, information systems manager, and the facilities manager to ensure that its information technology ("IT") and non-IT systems are Year 2000 compliant. Based on its identification and assessment efforts to date, the committee has determined that most of the systems it currently uses (including computer equipment and software) will not need to be replaced or modified in order to make it Year 2000 compliant. Those systems that are not compliant are old and will need to be replaced in the normal course of business over the next year. Anergen currently anticipates that its Year 2000 identification, assessment, remediation, and testing efforts, which began in March 1998, will be completed by July 1999. Anergen believes, but cannot at this time guarantee, that such efforts will be completed before any currently anticipated impact on its computer equipment and software. As of December 31, 1998, Anergen had completed approximately 40% of its Year 2000 project plan.

     Anergen is reliant upon third parties to provide Year 2000 compliant systems sufficiently before December 31, 1999. Anergen has surveyed all of Anergen's key suppliers, partners, banks, computer hardware and software providers and its clinical sites ("Third Parties") to determine whether they are Year 2000 compliant. Anergen has discovered that certain of the Third Parties use systems that are not Year 2000 compliant, but all of the Third Parties have programs in place to address these Year 200 issues. Anergen cannot guarantee that all of the Third Parties will achieve Year 2000 compliance in a timely manner. The failure of Third Parties to successfully address the Year 2000 issue could have a material adverse effect on Anergen's business, financial condition, and results of operations.

     Anergen expects that the total costs associated with addressing and solving the Year 2000 issue will not exceed $50,000. As of December 31, 1998, Anergen had spent less than $500 on addressing the Year 2000 issue.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
GenQuest, Inc.

     We have audited the accompanying balance sheets of GenQuest, Inc. (a development stage company) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996 and the period from July 14, 1995 (date of inception) through December 31, 1997. These financial statements are the responsibility of GenQuest's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GenQuest, Inc. (a development stage company) at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996 and the period from July 14, 1995 (date of inception) through December 31, 1997 in conformity with generally accepted accounting principles.

                                              ERNST & YOUNG LLP

Seattle, Washington
January 28, 1998,
except for Note 9, as to which the date is February 28, 1998

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 3,600    $ 8,998
  Accounts receivable (includes a $25,000 receivable from
     affiliated company)....................................       58         --
  Prepaid expenses..........................................      179         --
                                                              -------    -------
     Total current assets...................................    3,837      8,998
Property and equipment, net.................................      573          9
Warrants....................................................       --      1,140
Other assets................................................        6         --
                                                              -------    -------
     Total assets...........................................  $ 4,416    $10,147
                                                              =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $   495    $   828
  Deferred revenue..........................................      100         50
  Current portion of obligations and commitments............      438        488
                                                              -------    -------
Total current liabilities...................................    1,033      1,366
Long-term obligations less current portion..................      752        652
Stockholders' equity:
  Convertible preferred stock, $0.001 par value:
  Authorized shares -- 25,355,903 designated as Series A and
     18,543,290 designated as Series B;
  Issued and outstanding Series A shares: 6,812,613.........        7          7
  Issued and outstanding Series B shares: 18,309,271........       18         18
  Common stock, $0.001 par value:
  Authorized shares -- 39,260,903
  Issued and outstanding shares: 1,830,000..................        2          2
  Additional paid-in capital................................   11,264     12,416
  Deficit accumulated during development stage..............   (8,660)    (4,314)
                                                              -------    -------
     Total stockholders' equity.............................    2,631      8,129
                                                              -------    -------
     Total liabilities and stockholders' equity.............  $ 4,416    $10,147
                                                              =======    =======

See accompanying notes.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT PER SHARE)

                                                                  PERIOD FROM
                                                                 JUNE 14, 1995                           PERIOD FROM
                                PERIOD FROM       NINE MONTHS      (DATE OF         YEAR ENDED          JUNE 14, 1995
                              JANUARY 1, 1998        ENDED       INCEPTION) TO     DECEMBER 31,      (DATE OF INCEPTION)
                              TO SEPTEMBER 15,   SEPTEMBER 30,   SEPTEMBER 30,   -----------------     TO DECEMBER 31,
                                    1998             1997            1998         1997      1996            1997
                              ----------------   -------------   -------------   -------   -------   -------------------
                                        (UNAUDITED)               (UNAUDITED)
Revenues:
  Collaborative
    agreements..............      $   150           $    --        $    175      $    25   $               $    25
  Government grants.........           58                --              91           33                        33
                                  -------           -------        --------      -------   -------         -------
    Total revenues..........          208                --             266           58        --              58
Operating expenses:
  Research and
    development.............       (2,196)           (2,548)         (7,124)      (3,654)   (1,146)         (4,928)
  In-process research and
    development.............           --                --          (2,219)          --    (2,219)         (2,219)
  General and
    administrative..........         (237)             (468)         (2,009)        (962)     (526)         (1,772)
                                  -------           -------        --------      -------   -------         -------
    Total operating
       expenses.............       (2,433)           (3,016)        (11,352)      (4,616)   (3,891)         (8,919)
                                  -------           -------        --------      -------   -------         -------
Loss from operations........       (2,225)           (3,016)        (11,086)      (4,558)   (3,891)         (8,861)
Interest income.............           60               183             306          236         9             246
Interest expense............          (47)               (5)            (92)         (24)      (13)            (45)
                                  -------           -------        --------      -------   -------         -------
Net loss....................      $(2,212)          $(2,838)       $(10,872)     $(4,346)  $(3,895)        $(8,660)
                                  -------           -------        --------      -------   -------         -------
Basic and diluted net loss
  per share.................      $ (1.20)          $ (1.55)                     $  0.14   $ (2.94)
                                  -------           -------                      -------   -------
Shares used in computation
  of basic and diluted net
  loss per share............        1,842             1,830                        1,830     1,324
                                  =======           =======                      =======   =======

See accompanying notes.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                    DEFICIT
                                   CONVERTIBLE                                    ACCUMULATED
                                 PREFERRED STOCK    COMMON STOCK     ADDITIONAL     DURING
                                 ---------------   ---------------    PAID-IN     DEVELOPMENT
                                 SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL        STAGE       TOTAL
                                 ------   ------   ------   ------   ----------   -----------   -------
Net loss for the period from
  inception through December
  31, 1995.....................      --    $--        --     $--      $            $   (419)    $  (419)
                                 ------    ---     -----     ---      -------      --------     -------
Balance at December 31, 1995...      --     --        --      --           --          (419)       (419)
  Issuance of common stock for
     cash......................      --     --     1,570       2            6            --           8
  Issuance of Series A
     convertible preferred
     stock for acquired
     technology, valued at
     $0.50 per share...........   4,413      5        --      --        2,202            --       2,207
  Issuance of common stock,
     valued at $0.33 per share,
     for technology and
     services..................      --     --       260      --           13            --          13
  Issuance of Series A
     convertible preferred
     stock at $0.50 per share
     for cash ($525) and note
     payable ($675)............   2,400      2        --      --        1,198            --       1,200
  Issuance of Series B
     convertible preferred
     stock at $0.50 per share
     for cash and note payable
     ($155), net of issuance
     costs of $139.............  18,309     18        --      --        8,997            --       9,015
  Net loss.....................      --     --        --      --           --        (3,895)     (3,895)
                                 ------    ---     -----     ---      -------      --------     -------
Balance at December 31, 1996...  25,122     25     1,830       2       12,416        (4,314)      8,129
  Additional issuance costs of
     Series B..................      --     --        --      --          (12)           --         (12)
  Corixa warrants distributed
     to investors..............      --     --        --      --       (1,140)           --      (1,140)
  Net loss.....................      --     --        --      --           --        (4,346)     (4,346)
                                 ------    ---     -----     ---      -------      --------     -------
Balance at December 31, 1997...  25,122     25     1,830       2       11,264        (8,660)      2,631
  Issuance of common stock for
     cash (unaudited)..........      --     --        30      --            1            --           1
  Net loss (unaudited).........      --     --        --      --           --        (2,212)     (2,212)
                                 ------    ---     -----     ---      -------      --------     -------
Balance at September 15, 1998
  (unaudited)..................  25,122    $25     1,860     $ 2      $11,265      $(10,872)    $   420
                                 ======    ===     =====     ===      =======      ========     =======

See accompanying notes.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                        PERIOD FROM                               PERIOD FROM
                                   PERIOD FROM       NINE MONTHS       JUNE 14, 1995         YEAR ENDED          JUNE 14, 1995
                                 JANUARY 1, 1998        ENDED       (DATE OF INCEPTION)     DECEMBER 31,      (DATE OF INCEPTION)
                                 TO SEPTEMBER 15,   SEPTEMBER 30,    TO SEPTEMBER 30,     -----------------     TO DECEMBER 31,
                                       1998             1997               1998            1997      1996            1997
                                 ----------------   -------------   -------------------   -------   -------   -------------------
                                           (UNAUDITED)                  (UNAUDITED)
Operating activities
Net loss.......................      $(2,212)          $(2,838)          $(10,872)        $(4,346)  $(3,895)        $(8,660)
Adjustments to reconcile net
  loss to net cash used in
  operating activities:
Depreciation...................           90                12                144              51         2              54
Equity instruments issued in
  exchange for technology and
  services.....................           --                                2,219              --     2,219           2,219
Net decrease in warrant
  obligations Changes in
  certain assets and
  liabilities:
Accounts payable and accrued
  expenses.....................         (329)             (476)               321            (183)      756             650
Prepaid expenses...............           58              (199)              (121)           (179)                     (179)
Deferred revenue...............           --                50                100              50        50             100
Other assets...................           35                (8)                28              (7)        7              (7)
Accounts receivable............           25                --                (33)            (58)        8             (58)
                                     -------           -------           --------         -------   -------         -------
Net cash used in operating
  activities...................       (2,333)           (3,459)            (8,214)         (4,672)     (853)         (5,881)
Investing activities Purchases
  of property and
  equipment -- net.............          (13)              (11)               (58)            (33)        1             (45)
Financing activities Net
  proceeds from issuance of
  convertible preferred
  stock........................           --                --              9,386              --     9,386           9,386
Payment on warrant
  obligation...................         (652)             (348)            (1,140)           (488)       --            (488)
Payment on notes payable.......           --              (162)              (150)           (150)       --            (150)
Proceeds from issuance of notes
  payable......................           --                --                825              --       150             825
Principal payments on capital
  leases.......................          (91)               (7)              (134)            (43)                      (43)
Other..........................           --                --                (12)            (12)       --             (12)
Proceeds from issuance of
  common stock.................            2                --                 10              --         8               8
                                     -------           -------           --------         -------   -------         -------
Net cash provided by financing
  activities...................         (741)             (517)             8,785            (693)    9,544           9,526
Net increase (decrease) in cash
  and cash equivalents.........       (3,087)           (3,987)               513          (5,398)    8,692           3,600
Cash and cash equivalents at
  beginning of period..........        3,600             8,998                 --           8,998       306              --
                                     -------           -------           --------         -------   -------         -------
Cash and cash equivalents at
  end of period................      $   513           $ 5,011           $    513         $ 3,600   $ 8,998         $ 3,600
                                     -------           -------           --------         -------   -------         -------
Supplemental disclosures
  Interest paid................      $    37           $     5           $     82         $    24   $    12         $    45
Supplemental schedule of
  noncash operating, investing,
  and financing activities
  Assets acquired pursuant to
  capital leases...............      $    --           $   377           $    582         $   582   $    --         $   582
Notes payable converted to
  preferred stock..............           --                --                830              --       830             830
Warrants distributed to
  investors....................           --                --             (1,140)         (1,140)       --          (1,140)
Warrants acquired in exchange
  for warrant obligation.......           --                --              1,140              --     1,140           1,140
Equity instruments issued in
  exchange for technology and
  services.....................           --                --              2,219              --     2,219           2,219

See accompanying notes.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
          INFORMATION AS OF SEPTEMBER 15, 1998 AND FOR THE PERIOD FROM
                     JANUARY 1, 1998 TO SEPTEMBER 15, 1998
         AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF ACTIVITIES

     GenQuest, Inc. ("GenQuest"), a development stage company, is focused on applying functional genomics technology to discover novel genes related to the transformation of normal cells into cancer cells and developing the potential of such genes and related gene products to be used as diagnostics, therapeutics and drug-screening targets in the field of oncology. GenQuest's technology platform consists of the following proprietary technologies: (i) methodologies for the discovery of genes associated with cancer; (ii) methodologies used to elucidate cellular responses to DNA damage; (iii) genes and cellular processes associated with senescence and apoptosis; (iv) technologies that enhance or inhibit cellular proliferation; and (v) genes and cellular processes associated with terminal cell differentiation. Principal activities to date include conducting research and development, pursuing intellectual property protection, entering into collaborative in- and out-licensing agreements, raising capital, recruiting scientific and management personnel, and establishing a research facility.

     On September 15, 1998, Corixa acquired all of the outstanding shares of common stock of the Company. Pursuant to the terms set forth in the Agreement and Plan of Merger by and among the Company and Corixa, Chinook, a wholly-owned subsidiary and a Delaware corporation (formerly known as Chinook Acquisition Corporation) and the Company merged with and into Chinook and the separate corporate existence of GenQuest ceased, with Chinook surviving as a wholly-owned subsidiary of Corixa.

INTERIM FINANCIAL INFORMATION

     The financial information for the period from January 1, 1998 to September 15, 1998, and for the nine months ended September 30, 1997, is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that GenQuest considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Operating results for the period from January 1, 1998 to September 15, 1998 are not necessarily indicative of the results that may be expected for the entire year.

LIQUIDITY

     Principal activities to date include conducting research and development, pursuing intellectual property protection, entering into collaborative in- and out-licensing agreements, raising capital, recruiting scientific and management personnel, and establishing a research facility. Further development of GenQuest's business will require additional equity financing and/or collaboration funding. GenQuest is actively seeking to expand its funding from current and new investors, as well as enter into additional collaborative relationships. In the event GenQuest is not able to obtain additional financing or sufficient operating revenues, GenQuest will take steps to reduce its expenditures, as necessary, to enable it to continue its operations through December 1998. To that end, GenQuest would propose amending the terms of its agreements to materially reduce GenQuest's payment obligations.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

CASH AND CASH EQUIVALENTS

     All short-term investments, which consist primarily of bankers' acceptances and certificates of deposit, with maturities of three months or less at date of purchase are considered to be cash equivalents. The amounts are recorded at cost, which approximates fair market value. Credit risk for cash investments is managed by purchase of investment-grade securities and diversification of the investment portfolio among issuers and maturities.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and is depreciated on a straight-line basis over the assets' estimated useful lives, which range from three to four years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the term of the lease. Amortization of assets recorded under capital leases is included in depreciation.

STOCK-BASED COMPENSATION

     In 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). GenQuest has adopted the disclosure-only provisions of Statement 123, and applies Accounting Principles Board Opinion No. 25 ("APB 25") and related Interpretations in accounting for its stock option plans. Accordingly, GenQuest's stock-based compensation expense is recognized based on the intrinsic value of the option on the date of grant. Recognition of stock-based compensation expense under Statement 123 requires the use of a fair value method to value stock options using option valuation models that were developed for purposes other than valuing employee stock options. Pro forma disclosures of net loss under Statement 123 are provided in Note 3 of these GenQuest financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

OTHER FINANCIAL INSTRUMENTS

     At December 31, 1997 and 1996, the carrying value of financial instruments, such as accounts receivables and payables, approximated their fair values, based on the short-term maturities of these instruments. Additionally, the carrying value of long-term liabilities approximated fair values because underlying interest rates reflect market rates at the balance sheet dates.

REVENUES FROM COLLABORATIVE AGREEMENTS

     Revenues under collaborative agreements will typically consists of nonrefundable up-front fees, ongoing research, co-development payments, and milestone and royalty payments. Revenue from nonrefundable technology access fees will be recognized upon satisfaction of any obligation. Revenue from ongoing research and co-development payments will be recognized ratably over the term of the agreement, as GenQuest believes such payments will approximate the research and development expense being incurred associated with the agreement. Revenue from milestone, royalty, and other

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

contingent payments will be recognized as earned. Advance payments received under any agreements in excess of amounts earned are classified as deferred revenue. Revenue under cost reimbursement contracts is recognized as the related costs are incurred.

RESEARCH AND DEVELOPMENT EXPENSES

     Research and development costs are expensed as incurred.

INCOME TAXES

     GenQuest accounts for income taxes using the liability method under Statement of Accounting Standards No. 109, "Accounting for Income Taxes."

NET EARNING PER SHARE CALCULATIONS

     GenQuest adopted the FASB issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is based on the weighted average number of common shares outstanding for the period, and excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share assumes the conversion of all dilutive securities, such as options, warrants and convertible preferred stock.

COMPREHENSIVE INCOME (LOSS)

     As of January 1, 1998, GenQuest adopted the FASB Statement No. 130, "Reporting Comprehensive Income." Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on GenQuest's net income or stockholders' equity. Statement 130 did not impact GenQuest, as it had no supplemental comprehensive income components.

SEGMENT REPORTING

     In 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is required to be adopted for the fiscal years beginning after December 15, 1997. The new Statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise." Companies will be required to report each segment and related information, as defined in Statement 131, in GenQuest's notes to the financial statements. GenQuest will be required to report its results according to Statement 131 for its year end 1998 results. As GenQuest does not operate in more than one segment, as defined by the statement, this statement is not applicable.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior years' financial statements to conform to the 1997 presentation.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                             -------------------
                                                               1997       1996
                                                             --------    -------
Laboratory equipment.......................................  $446,822    $    --
Computers and office equipment.............................   161,172     12,241
Leasehold improvements.....................................    19,398         --
                                                             --------    -------
                                                              627,392     12,241
Accumulated depreciation and amortization..................   (54,237)    (3,341)
                                                             --------    -------
                                                             $573,155    $ 8,900
                                                             ========    =======

     At December 31, 1997, GenQuest held equipment under capitalized leases with an original cost of $581,772 and an approximate net book value of $550,000, respectively. These leases are secured by the underlying assets.

3. LONG-TERM OBLIGATIONS AND COMMITMENTS

                                                               DECEMBER 31,
                                                         ------------------------
                                                            1997          1996
                                                         ----------    ----------
Warrant obligation.....................................  $  651,567    $1,140,000
Capital lease obligation...............................     538,572            --
                                                         ----------    ----------
                                                          1,190,139     1,140,000
Less current portion of obligations....................     437,982       488,432
                                                         ----------    ----------
                                                         $  752,157    $  651,568
                                                         ==========    ==========

     Minimum future rental payments under the capital lease agreement at December 31, 1997 are as follows:

YEAR ENDED DECEMBER 31
----------------------
1998........................................................    $168,773
1999........................................................     184,116
2000........................................................     184,116
2001........................................................     137,631
                                                                --------
Total minimum lease payments................................     674,636
Less interest...............................................     136,064
                                                                --------
Present value of minimum lease payments.....................     538,572
Less current portion........................................     112,198
                                                                --------
Capital lease obligations, less current portion.............    $426,374
                                                                ========

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     A $687,500 lease line was obtained in 1997. The lease is secured by the underlying equipment.

     GenQuest rents a research facility under an operating lease, which expires on the earlier of September 2000 or upon a 60-day notice of vacancy. In connection with the operating lease, GenQuest is required to make monthly payments of approximately $5,300.

     Rent expense was $20,000 and $0 for the years ended December 31, 1997 and 1996, respectively.

     In February 1998, GenQuest and its stockholders reached a settlement agreement and mutual release of claims (the "Agreement") with a third party in relation to a business dispute related to the financing of GenQuest. Under the terms of the Agreement, the third party agreed to release GenQuest and its stockholders from any obligation prior to or thereafter owed to such third party by any or all of GenQuest and its stockholders. The amount payable by GenQuest under the Agreement of $250,000 was accrued as of December 31, 1997.

4. INCOME TAXES

     At December 31, 1997, GenQuest had a net operating loss carryforward of approximately $6.4 million respectively, and research and experimentation credit carryforwards of approximately $185,000, which begin to expire in 2010. Utilization of net operating losses and research and development tax credit carryforwards is subject to certain limitations under Section 382 of the Internal Revenue Code.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. GenQuest has recognized a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefits of the assets. The valuation allowance for deferred tax assets increased $1.6 million and $592,000 during the years ended December 31, 1997 and 1996, respectively. The effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows:

                                                                DECEMBER 31,
                                                           ----------------------
                                                              1997         1996
                                                           ----------    --------
Deferred tax assets:
  Net operating loss carryforward........................  $2,183,000    $697,000
  Research and experimentation credit carryforward.......     185,000      26,000
  Deferred revenue.......................................      34,000      16,000
                                                           ----------    --------
                                                            2,402,000     739,000
Deferred tax liabilities:
  Depreciation...........................................      24,000          --
                                                           ----------    --------
  Net deferred tax asset.................................   2,378,000     739,000
  Less valuation allowance...............................  (2,378,000)   (739,000)
                                                           ----------    --------
  Net deferred tax assets................................  $        0    $      0
                                                           ==========    ========

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. STOCKHOLDERS' EQUITY

COMMON STOCK

     At December 31, 1997, 650,000 shares of common stock outstanding are subject to certain contractual voting restrictions (see Note 8 of these GenQuest financial statements).

CONVERTIBLE PREFERRED STOCK

     During 1996, GenQuest issued approximately 6.8 million shares of "Series A" convertible preferred stock ("Series A") in exchange for technology, a note payable of $675,000 and cash of $525,000. During 1997, GenQuest also received net proceeds approximating $9 million from the sale of approximately 18.3 million shares of Series B convertible preferred stock ("Series B"). Series B shares have preferential dividend rights over the Series A and common stock. In the event of a dividend declared by the Board of Directors (the Board), Series B stockholders shall be entitled to be paid out of the legally available assets of GenQuest an amount per share equal to $0.04 per share. After the payment of the full dividend preference of the Series B, the holders of Series A shall be entitled to be paid out of the legally available assets of GenQuest; therefore, an amount per share equal to $0.04 per share. After payment of the full dividend amount set forth above, the remaining amounts of dividends declared by the Board available for distribution to stockholders, if any, shall be distributed ratably to the holders of the common stock, Series A, and Series B on an "as if converted to common stock basis." Such dividends shall be payable only when, as, and if declared by the Board and shall be noncumulative. As of December 31, 1997, the Board has not declared any dividends.

     Series A and B shares have registration rights and vote equally with the shares of the common stock and, at the option of the holder, may be converted at any time into common shares. The conversion ratios at December 31, 1997 were 1 for 1. The conversion rate may be adjusted from time to time, based on provisions included in the Certificate of Incorporation.

     Each share of Series A and Series B shall automatically be converted into shares of common stock, based on the then-effective respective Series A and Series B conversion prices, immediately upon (1) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of GenQuest in which the per share price is at least $2.50 and the gross cash proceeds to GenQuest are at least $10 million, or
(2) the date specified by written consent of the holders of a majority of the outstanding shares of Series A and B shares voting as a class.

     Series A and B shares also have preferential liquidation rights over the common stock. In the event of liquidation, Series B stockholders shall be entitled to be paid out of the assets of GenQuest an amount per share equal to the sum of $0.50 per share, plus all declared and unpaid dividends on such share, if any. After the payment of the full liquidation preference of Series B shares, the holders of Series A shares shall be entitled to be paid out of the assets of GenQuest legally available for distribution, an amount per share equal to the sum of $0.50 per share, plus all declared and unpaid dividends on such share. Any remaining assets of GenQuest shall be distributed ratably to the holders of the common stock, Series A, and Series B.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

STOCK OPTION PLAN

     GenQuest has a stock option plan under which 2,000,000 shares of common stock are reserved for grants to employees, members of the Board of Directors, and consultants. Options granted under this plan may be designated as qualified or nonqualified at the discretion of the Plan Administrator (as defined in such plan).

     Generally, the options vest over a four-year period, with 25% vesting in the first year and the remainder vesting monthly thereafter. All options expire not later than ten years from the date of grant. Qualified stock options are exercisable at not less than the fair market value of the stock at the date of grant, and nonqualified stock options are exercisable at prices determined at the discretion of the Plan Administrator, but not less than 85% of the fair market value of the stock at the date of grant.

     A summary of GenQuest's stock option activity and related information follows:

                                            SHARES UNDER                    WEIGHTED
                                            OUTSTANDING     PRICE PER       AVERAGE
                                               OPTION         SHARE      EXERCISE PRICE
                                            ------------    ---------    --------------
Balance at January 1, 1997................         --         $  --          $  --
Options granted...........................    448,000          0.05           0.05
Balance at December 31, 1997..............    448,000          0.05           0.05

     The weighted average fair value of options granted during 1997 was $0.02 per option and the weighted average remaining contractual life of the outstanding options at December 31, 1997 was 9.6 years. At December 31, 1997, 1,552,000 shares remain available for grant and 26,083 options were considered fully vested.

     Pro forma information regarding net loss and loss per share required by Statement 123 has been determined as if GenQuest had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions on the option grant date for 1997: risk-free interest rate of 6.32%, expected volatility of 0%, expected option lives of five years, and dividend yield of 0.0%.

     Under Statement 123, if GenQuest had elected to recognize the compensation cost based upon the fair value of the options granted at the grant date, net loss would have been increased as follows

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(the estimated fair value of the options is amortized to expense over the options' vesting period or upon the achievement of certain milestones):

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                                 1997
                                                             ------------
Net loss:
  As reported..............................................  $(4,345,906)
  Pro forma................................................   (4,348,283)
Net loss per share:
  As reported..............................................  $     (2.37)
  Pro forma................................................        (2.38)

     The Statement 123 pro forma disclosures above are not necessarily indicative of future pro forma disclosures because of the manner in which the pro forma impact of Statement 123 calculations is phased in over time.

STOCK WARRANTS

     In connection with sales of convertible Series A, GenQuest issued stock warrants to a certain stockholder to purchase 34,019 shares of Series B at an exercise price of $0.50 per share. These warrants expire on the earlier of 2004 or on the occurrence of certain events, as defined in the agreement.

STOCK REPURCHASE AGREEMENTS

     Since its inception, GenQuest has sold approximately 125,000 shares of common stock for $.005 to employees and scientific founders of GenQuest under agreements that allow GenQuest, at its option, to repurchase the shares at the original purchase price if the employment or consulting relationship with GenQuest ceases for any reason. Under the repurchase agreements, the shares subject to repurchase are generally reduced in specific increments over a two- to four-year period beginning at the issuance date. As of December 31, 1997, 63,542 shares remained subject to repurchase.

     Under the terms of all of the repurchase agreements, if GenQuest is acquired by merger, consolidation, or sale of assets, the repurchase agreements will lapse in their entirety, except to the extent the repurchase rights are to be assigned to the successor corporation, in connection with such transaction.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

SHARES RESERVED

     At December 31, 1997, common stock was reserved for the following purposes:

Conversion of preferred stock...............................    25,121,884
Stock options...............................................     2,000,000
Scientific agreement........................................        75,000
Warrants for preferred stock, convertible to common stock...        34,019
                                                                ----------
                                                                27,230,903

NET LOSS

     Basic and diluted loss per share are calculated using the average number of common shares outstanding (see Note 1 to these GenQuest financial statements). Pro forma basic and diluted loss per share are computed on the basis of the average number of common shares outstanding plus the effect of convertible preferred shares using the "if-converted" method as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                   SEPTEMBER 15,    SEPTEMBER 30,    --------------------------
                                       1998             1997            1997           1996
                                   -------------    -------------    -----------    -----------
                                            (UNAUDITED)
Net loss(A)......................   $(2,211,560)     $(2,837,507)    $(4,345,906)   $(3,894,761)
Weighted average outstanding:
  Common stock(B)................     1,842,000        1,830,000       1,830,000      1,323,796
Loss per share:
                                    -----------      -----------     -----------    -----------
  Basic and diluted (A/B)........   $     (1.20)     $     (1.55)    $     (2.37)   $     (2.94)
                                    ===========      ===========     ===========    ===========

6. SCIENTIFIC COLLABORATIVE AND LICENSE AGREEMENTS

     GenQuest has various collaborative research agreements with collaborative partners, academic universities, and research institutions, which expire on the earlier of the expiration of patents or the occurrence of certain events, as stipulated in the agreements. Certain agreements stipulate the reimbursement by GenQuest of research costs incurred by these universities and institutions on behalf of GenQuest. Included in research and development expenses for the period from January 1, 1998 to September 15, 1998 and the years ending December 31, 1997 and 1996 are reimbursements approximating $639,000, $2.4 million and $365,000, respectively. Refer to Note 7 of these GenQuest financial statements with regards to amounts paid to Corixa.

     Certain collaborative agreements that were in effect in 1997 extend into fiscal years 1998 and 1999. As of December 31, 1997, GenQuest is committed to reimburse the collaborative partners, universities, and institutions amounts aggregating $2.1 million and $1.7 million in 1998 and 1999, respectively. GenQuest is also committed to pay annual fees of $25,000 to a university until expiration of underlying patents, which are creditable against future royalties which may be owed.

     GenQuest has entered into certain research agreements, license agreements, and obtained options to negotiate license agreements under the terms of which GenQuest received license, technology, and patent rights. During the period from January 1, 1998 to September 15, 1998 and in 1997 and 1996,

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

GenQuest paid initial license and/or option fees approximating $0, $62,000 and $40,000, respectively, and in 1996 issued 260,000 shares of common stock valued at $13,000 (plus a commitment to issue an additional 75,000 shares, respectively, upon the achievement of certain events) for such rights. Expense was recorded based on the fair market value of GenQuest's common stock at the date of issuance.

     Certain agreements call for royalty and milestone payments. The agreements are for terms from one year or the expiration of the last issued patent within the licensed technology, unless terminated earlier for certain specified events, as defined in the respective agreements.

     Additionally, GenQuest has entered into research, license agreements, and granted options to other parties to negotiate license agreements under the terms of which GenQuest provides license, technology, and patent rights. During 1997 and 1996, GenQuest received and deferred initial option fees aggregating $100,000 related to these agreements. Under the terms of the option, GenQuest will receive additional license fees and/or reimbursement of certain research and development costs through the end of the agreement, as defined in the respective agreement. The agreements provide for one-time payments upon the achievement of certain milestones and the payment of royalties based on product sales.

7. AGREEMENTS WITH CORIXA CORPORATION

     In February 1996, GenQuest entered a license and research collaboration agreement with Corixa for the purpose of discovering, characterizing, developing, and commercializing novel genes for use in the treatment, prevention, or diagnosis of cancer or pre-neoplastic cell proliferation disease.

     During 1996, GenQuest issued 4,412,613 of Series A to Corixa valued at $0.50 per share, in exchange for certain intellectual property rights in connection with the collaboration, representing approximately 16% of GenQuest's outstanding capital stock at December 31, 1997. GenQuest expensed the value of the issued shares in 1996 as acquired in-process research and development.

     In December 1996, GenQuest and Corixa amended this license and collaboration agreement and, in connection with this amendment, entered into an administrative services and management agreement. As part of the collaboration, GenQuest has agreed to provide funding in support of certain research and development projects conducted by GenQuest and Corixa on a collaborative basis. Additionally, GenQuest has agreed that certain administrative services will be provided to GenQuest by certain Corixa employees, including Corixa's Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer, and Chief Operating Officer, and GenQuest has agreed to reimburse Corixa for such services. Either GenQuest or Corixa may terminate the license agreement within 30 days after December 31, 1997, if such party believes that the scientific objectives of the collaboration have not been met.

     Under the license agreement, GenQuest and Corixa agreed to cross-license certain technologies and products owned or controlled by them as of February 1996 and technologies and products developed under the collaborative research program. Corixa is required to pay GenQuest, when product sales commence, certain royalties on sales of products that use technology licensed from GenQuest, and GenQuest is required to pay Corixa, when product sales commence, certain royalties on the sale of products that use technology licensed from Corixa. In addition, sales of certain products developed by GenQuest using technology developed by Corixa in the collaborative research program would be royalty-free.

                                 GENQUEST, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     As a result of its ownership of Series A of GenQuest, Corixa has certain registration rights with respect to public offerings of GenQuest and rights of first offer that allow Corixa to participate ratably in future issuances of stock to maintain its original ownership percentage of GenQuest. Additionally, Corixa is entitled to voting rights equivalent to the number of shares of common stock of GenQuest into which such shares of Series A can be converted and is a party to a voting agreement among GenQuest and its stockholders. Under the terms of the voting agreement, Corixa has a right to designate two of seven nominees to the Board of Directors of GenQuest and the stockholders of GenQuest who are parties to the voting agreement have agreed to vote their shares in favor of such nominees. Corixa's right to designate such nominees will terminate when Corixa owns less than 10% of the voting capital stock of GenQuest.

     In December 1996, in connection with the modification of the collaboration between GenQuest and Corixa and the issuance of Series B of GenQuest to additional investors (18,309,271 shares at $0.50 per share), Corixa, GenQuest, and the stockholders of GenQuest entered into a call option agreement. Under the terms of this agreement, Corixa has the right to purchase all of the outstanding shares of GenQuest's capital stock held by the stockholders of GenQuest at a purchase price determined in accordance with a formula stipulated in the agreement. This right becomes effective on the earlier of June 23, 1998, the completion of a 30-day trading period following Corixa's initial public offering during which the average closing sale price of a share of Corixa's common stock meets the minimum requirement stipulated in the agreement, and a merger of Corixa with another entity or a sale of substantially all of Corixa's assets, and terminates on the earlier of January 23, 2000, the date that Corixa notifies GenQuest that it will not exercise this right, the closing of the initial public offering of GenQuest, and ten days following a merger of or sale of assets by Corixa.

     In conjunction with the relationship between GenQuest and Corixa, GenQuest purchased warrants to purchase 454,533 shares of Corixa's Series B preferred stock at a price of $9.90 per share. The warrants expire on the earlier of December 23, 2001 or upon certain events as specified in the warrant agreement. In accordance with the terms of GenQuest's own Series B preferred stock agreement, GenQuest distributed the warrants to its stockholders during 1997. The $1,140,000 purchase price of the warrants was recorded as an obligation at December 31, 1996 and is payable over the three-year collaborative agreement. The remaining obligation of $651,567 at December 31, 1997 is payable in 1998 and 1999 in the amount of $325,784 and $325,783, respectively.

     During the years ended December 31, 1997 and 1996, GenQuest paid Corixa $325,000 and $300,000, respectively, for administrative services provided to GenQuest.

     GenQuest's 1997 results include collaborative research and development expenses paid to Corixa of approximately $1.9 million. GenQuest did not pay any collaborative research and development expenses to Corixa in 1996.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by
Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify officers, employees and agents in those circumstances where indemnification is not required by law; (iii) the Registrant is required to advance expenses, as incurred, to its directors in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit);
(iv) the rights conferred in the Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that it adverse to such directors, executive officers and employees.

     The Registrant's policy is to enter into indemnification agreements with each of its directors that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, such indemnity agreements provide that directors will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Registrant's Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party
(i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) with respect to any proceeding brought by the Registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (iv) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws; (v) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (vi) an account of any conduct from which the indemnified party derived an improper personal benefit; (vii) on account of conduct the indemnified party believed to be contrary to the best interests of the Registrant or its stockholders; (vii) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the

Registrant or its stockholders; or (ix) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     The indemnification provision in the Bylaws and the indemnification agreements entered into between the Registrant and its directors, may be sufficiently broad to permit indemnification of the Registrant's directors for liabilities arising under the Securities Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

     The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
 2.01        Agreement and Plan of Merger dated June 9, 1999 by and
             between the Registrant and Ribi ImmunoChem Research, Inc.
             (incorporated by reference to Appendix A of the proxy
             statement/prospectus included in this registration
             statement). Registrant agrees to furnish supplementally to the SEC upon request a copy of any omitted schedule.
 2.02*       Form of Certificate of Merger between the Registrant and
             Ribi ImmunoChem Research, Inc.
 3.01(A)     Certificate of Incorporation of the Registrant.
 3.02(A)     Bylaws of the Registrant.
 4.01(B)     Certificate of Designation of the Registrant.
 4.02(+)(B)  Equity Line of Credit and Securities Purchase Agreement.
 4.03(+)(B)  Registration Rights Agreement.
 4.04(+)(B)  Standstill Agreement.
 4.05(+)(B)  Warrant Number CG-1 issued by the Registrant to Castle Gate,
             L.L.C. on April 8, 1999.
 4.06(+)(B)  Warrant Number CG-2 issued by the Registrant to Castle Gate,
             L.L.C. on April 8, 1999.
 4.07(+)(B)  Form of Warrant Number CG-3 to be issued by the Registrant to Castle Gate, L.L.C. upon the occurrence of certain events in accordance with the terms of the Equity Line of Credit
             and Securities Purchase Agreement.
 4.08(+)(B)  Form of Warrant Number CG-4 to be issued by the Registrant to Castle Gate, L.L.C. upon the occurrence of certain events in accordance with the terms of the Equity Line of Credit
             and Securities Purchase Agreement.
 5.01*       Form of Opinion of Venture Law Group, A Professional
             Corporation.
 8.01*       Form of Tax Opinion of Venture Law Group, A Professional
             Corporation.
 8.02*       Form of Tax Opinion of Morrison & Foerster LLP.
10.01(A)     Registrant's Amended and Restated 1994 Stock Option Plan and
             forms of stock purchase and stock option agreement.
10.02(A)     1997 Directors' Stock Option Plan and form of stock option agreement.
10.03(A)     1997 Employee Stock Purchase Plan and form of subscription agreement.
10.04(A)     Corixa Corporation 401(k) Savings & Retirement Plan.
10.05(A)     Form of Indemnification Agreement.

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
10.06(A)     Amended an Restated Investors' Rights Agreement dated as of
             May 10, 1996 between Registrant and certain holders of its capital stock.
10.07(A)     Lease Agreement dated October 28, 1994 and amended December
             29, 1995 between Registrant and Fred Hutchinson Cancer
             Research Center.
10.08+(A)    Licensing Agreement between Registrant and Dana-Farber
             Cancer Institute, Inc. dated January 1, 1995.
10.09+(A)    Amended and Restated Research Services and Intellectual
             Property Agreement effective as of January 1, 1997 by and
             between Registrant and the Infectious Disease Research
             Institute.
10.10+(A)    License Agreement dated May 22, 1996 by and among
             Registrant, Southern Research Institute and University of
             Alabama at Birmingham Research Foundation.
10.11+(A)    Amendment No. 1 to License Agreement dated April 30, 1997 by and among Registrant, Southern Research Institute and
             University of Alabama at Birmingham Research Foundation.
10.12+(C)    Amendment No. 1 dated September 29, 1997 to the Licensing
             Agreement dated January 1, 1995 by and between Corixa
             Corporation and Dana-Farber Cancer Institute, Inc.
10.13+(D)    Multi-Field Vaccine Discovery Collaboration and License
             Agreement between Corixa Corporation and SmithKline Beecham, dated September 1, 1998.
10.14+(E)    Amendment No. 2, dated September 25, 1998, to the Lease
             Agreement dated May 31, 1996 between Registrant and
             Alexandria Real Estate Equities.
10.15+(E)    Amendment No. 2, dated July 31, 1998, to the Licensing
             Agreement, dated January 1, 1995, by and between Registrant and Dana-Farber Cancer Institute, Inc.
10.16+(E)    Confirmation Letter, Purchase of $7,000,000 Loan Facility,
             dated August 21, 1998 to Registrant from Banque Nationale de
             Paris.
10.17+(E)    Assignment and Assumption Agreement, dated August 21, 1998, by and among Sumitomo Bank, Limited, Sumitomo Bank of New
             York Trust Corporation, Registrant, Wells Fargo Bank, N.A.,
             Banque Nationale de Paris, and Bank of The West Trust and
             Investment Services Division.
10.18+(F)    Research Agreement, dated as of March 26, 1999, between the
             Registrant and the Infectious Disease Research Institute.
10.19        Corixa Corporation Amended and Restated 1994 Stock Option
             Plan, as amended on June 9, 1999 (included in Appendix H).
21.01        List of Subsidiaries of the Registrant.
23.01        Consent of Ernst & Young LLP, Independent Auditors, with
             respect to the financial statements of Registrant.
23.02        Consent of KPMG LLP, Independent Auditors, with respect to the financial statements of Ribi.
23.03        Consent of Ernst & Young LLP, Independent Auditors, with
             respect to the financial statements of Anergen.
23.04        Consent of Ernst & Young LLP, Independent Auditors, with
             respect to the financial statements of GenQuest.

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
23.05        Consent of Pacific Growth Equities, Inc. with respect to
             opinion letter attached in Appendix B.
23.06        Consent of Hambrecht & Quist LLC with respect to opinion
             letter attached in Appendix C.
23.07        Consents of Venture Law Group, A Professional Corporation
             (included in Exhibits 5.01 and 8.01).
23.08        Consent of Morrison & Foerster LLP (included in Exhibit
             8.02).
24.01        Power of Attorney (included on the signature page).
99.01*       Form of Proxy Card for Special Meeting of Registrant's
             Stockholders.
99.02        Form of Irrevocable Proxy for stockholders of Ribi
             ImmunoChem Research, Inc. (included in Appendix A).
99.03*       Form of Proxy Card for Special Meeting of Ribi ImmunoChem
             Research, Inc. Stockholders.

-------------------------

(A) Incorporated by reference to the Registrant's Registration Statement on Form S-1 and Amendments thereto (File No. 333-32147), declared effective by the SEC on October 2, 1997).

(B) Incorporated by reference to the Registrant's current Report on Form 8-K dated April 8, 1999 (File No. 0-22891).

(C) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 (File No. 0-22891).

(D) Incorporated by reference to the Registrant's Current Report on Form 8-K dated October 28, 1998. (File No. 0-22891)

(E) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998. (File No. 0-22891)

(F) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 (File No. 0-22891)

 *  To be filed by amendment.

(+) Confidential treatment requested or granted.

(b) FINANCIAL STATEMENT SCHEDULES

     None.

(c) REPORT, OPINION OR APPRAISAL.

     None.

ITEM 22.  UNDERTAKINGS

S-K 512(a)

     A. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     D. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Ribi being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on June 30, 1999.

                                          CORIXA CORPORATION

                                          By:       /s/ STEVEN GILLIS
                                            ------------------------------------
                                              Steven Gillis, Ph.D.
                                              Chairman and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorized and appoints Steven Gillis and Michelle Burris, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

                     SIGNATURE                                     TITLE                    DATE
                     ---------                                     -----                    ----
                 /s/ STEVEN GILLIS                   Chairman,                          June 30, 1999
---------------------------------------------------    Chief Executive Officer
                   Steven Gillis                       and Director
                                                       (Principal Executive Officer)

                /s/ MICHELLE BURRIS                  Vice President and                 June 30, 1999
---------------------------------------------------    Chief Financial Officer
                  Michelle Burris                      (Principal Financial Officer)

                  /s/ MARK MCDADE                    President,                         June 30, 1999
---------------------------------------------------    Chief Operating Officer
                    Mark McDade                        and Director

                /s/ JOSEPH S. LACOB                  Director                           June 30, 1999
---------------------------------------------------
                  Joseph S. Lacob

               /s/ ARNOLD L. ORONSKY                 Director                           June 30, 1999
---------------------------------------------------
                 Arnold L. Oronsky

               /s/ ANDREW E. SENYEI                  Director                           June 30, 1999
---------------------------------------------------
                 Andrew E. Senyei

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
 2.01        Agreement and Plan of Merger dated June 9, 1999 by and
             between the Registrant and Ribi ImmunoChem Research, Inc.
             (incorporated by reference to Appendix A of the proxy
             statement/prospectus included in this registration
             statement). Registrant agrees to furnish supplementally to the SEC upon request a copy of any omitted schedule.
 2.02*       Form of Certificate of Merger between the Registrant and
             Ribi ImmunoChem Research, Inc.
 3.01(A)     Certificate of Incorporation of the Registrant.
 3.02(A)     Bylaws of the Registrant.
 4.01(B)     Certificate of Designation of the Registrant.
 4.02(+)(B)  Equity Line of Credit and Securities Purchase Agreement.
 4.03(+)(B)  Registration Rights Agreement.
 4.04(+)(B)  Standstill Agreement.
 4.05(+)(B)  Warrant Number CG-1 issued by the Registrant to Castle Gate,
             L.L.C. on April 8, 1999.
 4.06(+)(B)  Warrant Number CG-2 issued by the Registrant to Castle Gate,
             L.L.C. on April 8, 1999.
 4.07(+)(B)  Form of Warrant Number CG-3 to be issued by the Registrant to Castle Gate, L.L.C. upon the occurrence of certain events in accordance with the terms of the Equity Line of Credit
             and Securities Purchase Agreement.
 4.08(+)(B)  Form of Warrant Number CG-4 to be issued by the Registrant to Castle Gate, L.L.C. upon the occurrence of certain events in accordance with the terms of the Equity Line of Credit
             and Securities Purchase Agreement.
 5.01*       Form of Opinion of Venture Law Group, A Professional
             Corporation.
 8.01*       Form of Tax Opinion of Venture Law Group, A Professional
             Corporation.
 8.02*       Form of Tax Opinion of Morrison & Foerster LLP.
10.01(A)     Registrant's Amended and Restated 1994 Stock Option Plan and
             forms of stock purchase and stock option agreement.
10.02(A)     1997 Directors' Stock Option Plan and form of stock option agreement.
10.03(A)     1997 Employee Stock Purchase Plan and form of subscription agreement.
10.04(A)     Corixa Corporation 401(k) Savings & Retirement Plan.
10.05(A)     Form of Indemnification Agreement.
10.06(A)     Amended an Restated Investors' Rights Agreement dated as of
             May 10, 1996 between Registrant and certain holders of its capital stock.
10.07(A)     Lease Agreement dated October 28, 1994 and amended December
             29, 1995 between Registrant and Fred Hutchinson Cancer
             Research Center.
10.08+(A)    Licensing Agreement between Registrant and Dana-Farber
             Cancer Institute, Inc. dated January 1, 1995.
10.09+(A)    Amended and Restated Research Services and Intellectual
             Property Agreement effective as of January 1, 1997 by and
             between Registrant and the Infectious Disease Research
             Institute.

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
10.10+(A)    License Agreement dated May 22, 1996 by and among
             Registrant, Southern Research Institute and University of
             Alabama at Birmingham Research Foundation.
10.11+(A)    Amendment No. 1 to License Agreement dated April 30, 1997 by and among Registrant, Southern Research Institute and
             University of Alabama at Birmingham Research Foundation.
10.12+(C)    Amendment No. 1 dated September 29, 1997 to the Licensing
             Agreement dated January 1, 1995 by and between Corixa
             Corporation and Dana-Farber Cancer Institute, Inc.
10.13+(D)    Multi-Field Vaccine Discovery Collaboration and License
             Agreement between Corixa Corporation and SmithKline Beecham, dated September 1, 1998.
10.14+(E)    Amendment No. 2, dated September 25, 1998, to the Lease
             Agreement dated May 31, 1996 between Registrant and
             Alexandria Real Estate Equities.
10.15+(E)    Amendment No. 2, dated July 31, 1998, to the Licensing
             Agreement, dated January 1, 1995, by and between Registrant and Dana-Farber Cancer Institute, Inc.
10.16+(E)    Confirmation Letter, Purchase of $7,000,000 Loan Facility,
             dated August 21, 1998 to Registrant from Banque Nationale de
             Paris.
10.17+(E)    Assignment and Assumption Agreement, dated August 21, 1998, by and among Sumitomo Bank, Limited, Sumitomo Bank of New
             York Trust Corporation, Registrant, Wells Fargo Bank, N.A.,
             Banque Nationale de Paris, and Bank of The West Trust and
             Investment Services Division.
10.18+(F)    Research Agreement, dated as of March 26, 1999, between the
             Registrant and the Infectious Disease Research Institute.
10.19        Corixa Corporation Amended and Restated 1994 Stock Option
             Plan, as amended on June 9, 1999 (included in Appendix H).
21.01        List of Subsidiaries of the Registrant.
23.01        Consent of Ernst & Young LLP, Independent Auditors, with
             respect to the financial statements of Registrant.
23.02        Consent of KPMG LLP, Independent Auditors, with respect to the financial statements of Ribi.
23.03        Consent of Ernst & Young LLP, Independent Auditors, with
             respect to the financial statements of Anergen.
23.04        Consent of Ernst & Young LLP, Independent Auditors, with
             respect to the financial statements of GenQuest.
23.05        Consent of Pacific Growth Equities, Inc. with respect to
             opinion letter attached in Appendix B.
23.06        Consent of Hambrecht & Quist LLC with respect to opinion
             letter attached in Appendix C.
23.07        Consents of Venture Law Group, A Professional Corporation
             (included in Exhibits 5.01 and 8.01).
23.08        Consent of Morrison & Foerster LLP (included in Exhibit
             8.02).
24.01        Power of Attorney (included on the signature page).
99.01*       Form of Proxy Card for Special Meeting of Registrant's
             Stockholders.


EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
99.02        Form of Irrevocable Proxy for stockholders of Ribi
             ImmunoChem Research, Inc. (included in Appendix A).
99.03*       Form of Proxy Card for Special Meeting of Ribi ImmunoChem
             Research, Inc. Stockholders.

-------------------------

(A) Incorporated by reference to the Registrant's Registration Statement on Form S-1 and Amendments thereto (File No. 333-32147), declared effective by the SEC on October 2, 1997).

(B) Incorporated by reference to the Registrant's current Report on Form 8-K dated April 8, 1999 (File No. 0-22891).

(C) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 (File No. 0-22891).

(D) Incorporated by reference to the Registrant's Current Report on Form 8-K dated October 28, 1998. (File No. 0-22891)

(E) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998. (File No. 0-22891)

(F) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 (File No. 0-22891)

 *  To be filed by amendment.

(+) Confidential treatment requested or granted.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                              CORIXA CORPORATION,
                             A DELAWARE CORPORATION

                                      AND

                         RIBI IMMUNOCHEM RESEARCH INC.,
                             A DELAWARE CORPORATION

                            DATED AS OF JUNE 9, 1999

                               CORIXA CORPORATION

                          AGREEMENT AND PLAN OF MERGER
                      WITH RIBI IMMUNOCHEM RESEARCH, INC.

                                  JUNE 9, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SECTION ONE.................................................   A-6
     1. The Merger..........................................   A-6
        1.1   The Merger....................................   A-6
        1.2   Closing; Effective Time.......................   A-6
        1.3   Effect of the Merger..........................   A-7
        1.4   Certificate of Incorporation; Bylaws..........   A-7
        1.5   Directors and Officers........................   A-7
        1.6   Effect on Capital Stock.......................   A-7
        1.7   Surrender of Certificates.....................   A-9
        1.8   No Further Ownership Rights in Ribi Common
              Stock.........................................  A-10
        1.9   Tax Consequences..............................  A-11
        1.10  Accounting Treatment..........................  A-11
        1.11  Taking of Necessary Action; Further Action....  A-11
        1.12  Withholding...................................  A-11
        1.13  Lost, Stolen or Destroyed Certificates........  A-11
        1.14  Material Adverse Effect.......................  A-11
SECTION TWO.................................................  A-12
     2. Representations and Warranties of Ribi..............  A-12
        2.1   Organization; Subsidiaries....................  A-12
        2.2   Certificate of Incorporation and Bylaws.......  A-12
        2.3   Capital Structure.............................  A-12
        2.4   Authority.....................................  A-13
        2.5   No Conflicts; Required Filings and Consents...  A-14
        2.6   SEC Filings; Ribi Financial Statements........  A-14
        2.7   Absence of Undisclosed Liabilities............  A-15
        2.8   Absence of Certain Changes....................  A-15
        2.9   Litigation....................................  A-17
        2.10  Restrictions on Business Activities...........  A-17
        2.11  Permits; Company Products; Regulation.........  A-17
        2.12  Title to Property.............................  A-18
        2.13  Intellectual Property.........................  A-18
        2.14  Environmental Matters.........................  A-20
        2.15  Taxes.........................................  A-21
        2.16  Employee Benefit Plans........................  A-23
        2.17  Certain Agreements Affected by the Merger.....  A-24
        2.18  Employee Matters..............................  A-25
        2.19  Material Contracts............................  A-25
        2.20  Interested Party Transactions.................  A-26
        2.21  Insurance.....................................  A-26
        2.22  Compliance With Laws..........................  A-26
        2.23  Minute Books..................................  A-26
        2.24  Complete Copies of Materials..................  A-26
        2.25  Brokers' and Finders' Fees....................  A-26
        2.26  Statements; Proxy Statements/Prospectus.......  A-26
        2.27  Board Approval................................  A-27
        2.28  Accounts Receivable; Account Payable..........  A-27

                                                              PAGE
                                                              ----
        2.29  Third Party Consents..........................  A-28
        2.30  Opinion of Financial Advisors.................  A-28
        2.31  Customs.......................................  A-28
SECTION THREE...............................................  A-28
     3. Representations and Warranties of Corixa............  A-28
        3.1   Organization of Corixa........................  A-28
        3.2   Corixa Capital Structure......................  A-28
        3.3   Authority.....................................  A-29
        3.4   No Conflicts; Required Filings and Consents...  A-29
        3.5   SEC Filings; Corixa Financial Statements......  A-30
        3.6   Absence of Undisclosed Liabilities............  A-30
        3.7   Absence of Certain Changes or Events..........  A-30
        3.8   Statements; Proxy Statement/Prospectus........  A-31
        3.9   Valid Issuance................................  A-31
        3.10  Litigation....................................  A-31
        3.11  Board Approval................................  A-31
        3.12  Compliance With Laws..........................  A-31
        3.13  Complete Copies of Materials..................  A-31
        3.14  Third Party Consents..........................  A-32
SECTION FOUR................................................  A-32
     4. Conduct Prior to the Effective Time.................  A-32
        4.1   Conduct of Business of Ribi...................  A-32
        4.2   Conduct of Business of Corixa.................  A-34
SECTION FIVE................................................  A-34
     5. Additional Agreements...............................  A-34
        5.1   Best Efforts and Further Assurances...........  A-34
        5.2   Consents; Cooperation.........................  A-35
        5.3   Access to Information.........................  A-36
        5.4   Confidentiality...............................  A-37
        5.5   Proxy Statement/Prospectus; Registration
              Statement; Other Filings; Board
              Recommendations...............................  A-37
        5.6   Meeting of Ribi Stockholders..................  A-37
        5.7   No Solicitation...............................  A-39
        5.8   Meeting of Corixa Stockholders................  A-40
        5.9   Public Disclosure.............................  A-40
        5.10  State Statutes................................  A-41
        5.11  Listing of Additional Shares..................  A-41
        5.12  Ribi Voting Agreements........................  A-41
        5.13  Irrevocable Proxies...........................  A-41
        5.14  Indemnification...............................  A-41
        5.15  Filing of Form S-8............................  A-42
        5.16  Redemption of Series A Stock..................  A-42
        5.17  Promissory Note...............................  A-42
        5.18  Consulting Agreement..........................  A-43
        5.19  Continued Employment..........................  A-43
        5.20  Facility Maintenance..........................  A-43

                                                              PAGE
                                                              ----
        5.21  D & O Insurance...............................  A-43
        5.22  1986 Plan and 1996 Plan.......................  A-43
        5.23  Director Plan/Ivy Options.....................  A-44
SECTION SIX.................................................  A-44
     6. Conditions to the Merger............................  A-44
        6.1   Conditions to Obligations of Each Party to
              Effect the Merger.............................  A-44
        6.2   Additional Conditions to Obligations of
              Ribi..........................................  A-45
        6.3   Additional Conditions to the Obligations of
              Corixa........................................  A-46
SECTION SEVEN...............................................  A-48
     7. Termination, Amendment and Waiver...................  A-48
        7.1   Termination...................................  A-48
        7.2   Notice of Termination Effect of Termination...  A-50
        7.3   Fees and Expenses.............................  A-50
        7.4   Amendment.....................................  A-50
        7.5   Extension; Waiver.............................  A-50
SECTION EIGHT...............................................  A-51
     8. General Provisions..................................  A-51
        8.1   Survival of Warranties........................  A-51
        8.2   Notices.......................................  A-51
        8.3   Interpretation................................  A-52
        8.4   Counterparts..................................  A-52
        8.5   Entire Agreement; Nonassignability; Parties in
              Interest......................................  A-52
        8.6   Severability..................................  A-52
        8.7   Remedies Cumulative...........................  A-52
        8.8   Governing Law.................................  A-52
        8.9   Rules of Construction.........................  A-52
        8.10  Amendments and Waivers........................  A-52

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement") is made and entered into as of June 9, 1999, by and among Corixa Corporation, a Delaware corporation ("Corixa"), and Ribi ImmunoChem Research, Inc., a Delaware corporation ("Ribi").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"), Corixa and Ribi intend to enter into a business combination transaction.

     B. The Boards of Directors of Ribi and Corixa believe it is in the best interests of their respective companies and the stockholders of their respective companies that Ribi and Corixa combine into a single company through the merger of Ribi with and into Corixa in a direct merger (the "Merger") and, in furtherance thereof, have approved the Merger. Pursuant to the Merger, among other things, any outstanding shares of Series A Preferred Stock of Ribi (the "Ribi Series A Stock") shall be redeemed prior to the Effective Time (as defined in Section 1.2) in accordance with the terms set forth herein and the outstanding shares of Common Stock of Ribi shall be converted into shares of the Common Stock of Corixa (the "Corixa Common Stock"), at the rate set forth in
Section 1.6(a) below.

     C. Corixa and Ribi have, subject to the provisions of this Agreement, determined to recommend that the stockholders of Corixa and Ribi, respectively, adopt and approve this Agreement and approve the Merger.

     D. Ribi and Corixa each desire to make certain representations and warranties and other agreements in connection with the Merger.

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Codes.

                                   AGREEMENT

     The parties hereby agree as follows:

                                  SECTION ONE

 1. THE MERGER.

     1.1 THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of Delaware Law, Ribi shall be merged with and into Corixa, the separate corporate existence of Ribi shall cease and Corixa shall continue as the surviving corporation of the Merger. Corixa as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable, and in no event later than three (3) business days after the satisfaction or waiver of each of the conditions set forth in Section 6 below (including without limitation Section 6.3(h)) or at such other time as the parties agree (the "Closing Date"). In connection with the Closing, the parties shall cause the Merger to be consummated by filing the

Certificate of Merger, together with the required officers' certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time"). The Closing shall take place at the offices of Venture Law Group, 4750 Carillon Point, Kirkland, Washington 98033-7355, or at such other location as the parties agree.

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. At the Effective Time, all the property, rights, privileges, powers and franchises of Ribi shall vest in the Surviving Corporation, and all debts, liabilities and duties of Ribi shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

        (a) At the Effective Time, the Certificate of Incorporation of Corixa (including the Certificate of Designation (the "Corixa Certificate of Designation") of the Rights, Preferences and Privileges of the Series A Preferred Stock of Corixa (collectively, the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

        (b) At the Effective Time, the Bylaws of Corixa, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Corixa immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Corixa immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     1.6 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Corixa or Ribi or any of their respective stockholders, the following shall occur at the Effective Time:

        (a) CONVERSION OF RIBI COMMON STOCK. Each share of Common Stock, par value $0.001 per share of Ribi (the "Ribi Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(b)) shall be automatically converted into the right to receive that number of shares of Corixa Common Stock, par value $0.001 per share, as shall be determined in accordance with the calculation set forth in the following sentence (the "Exchange Ratio"). The Exchange Ratio shall be equal to a fraction, the numerator of which is equal to the product resulting from multiplying (i) 1.16 by (ii) the average of the last reported sale price of a share of Ribi Common Stock for the ten (10) trading days immediately preceding the date of the Agreement (the "Ribi Average"), and the denominator of which is equal to the average of the last reported sale price of a share of Corixa Common Stock for the ten (10) trading days immediately preceding the date of the Agreement (the "Corixa Average"). It is acknowledged and agreed by the parties that the Ribi Common Stock shall not include any shares of Ribi Series A Stock, which shares of Ribi Series A Stock shall be redeemed by Ribi pursuant to the terms of Section 5.16 hereof or converted into shares of Ribi Common Stock at the option of the holders of Ribi Series A Stock. All shares of Ribi Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Ribi Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Corixa Common Stock therefor upon the surrender of such certificate in accordance with Section 1.7, without interest.

        (b) CANCELLATION OF RIBI COMMON STOCK OWNED BY CORIXA OR RIBI. At the Effective Time, all shares of Ribi Common Stock and Ribi Series A Stock that are owned by Ribi as treasury stock, each share of Ribi Common Stock and Ribi Series A Stock owned by Corixa or any direct or indirect wholly owned subsidiary of Corixa or of Ribi immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

        (c) RIBI STOCK OPTIONS AND WARRANTS.

           (i) (A) All options to purchase Ribi Common Stock issued and outstanding immediately prior to the Effective Time under the Ribi 1986 Stock Option Plan (the "1986 Plan"), the Ribi 1996 Stock Option Plan (the "1996 Plan"), the Ribi 1996 Director's Stock Option Plan (the "Director Plan" and, together with the 1986 Plan and the 1996 Plan, the "Ribi Stock Option Plans"), and the grant of an option to purchase 50,000 shares of Ribi Common Stock to Robert Ivy pursuant a stock option agreement between Ribi and Mr. Ivy (the "Ivy Options"), with respect to which the holders thereof have given their consent for such options to be assumed by Corixa in connection with and as a result of the Merger (the "Assumed Options"), shall be assumed by Corixa at the Effective Time. All other options to purchase Ribi Common Stock issued and outstanding immediately prior to the Effective Time shall terminate in their entirety at the Effective Time as a result of the Merger.

                (B) Schedule 1.6(c) of the Ribi Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all holders of outstanding options under each of the Ribi Stock Option Plans and the Ivy Options, including the number of shares of Ribi Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Ribi shall deliver to Corixa an updated Schedule 1.6(c) of the Ribi Disclosure Schedule current as of such date.

                (C) At the Effective Time, the Assumed Options shall, by virtue of the Merger and without any further action at such time on the part of Ribi or the holder thereof, be assumed by Corixa in accordance with this Section 1.6(c). Each such Assumed Option shall continue to have, and be subject to, the same terms and conditions set forth in the respective Ribi Stock Option Plan and any applicable stock option agreement immediately prior to the Effective Time, except that (i) such Assumed Option will be exercisable for that number of whole shares of Corixa Common Stock equal to the product of the number of shares of Ribi Common Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the nearest whole number of shares of Corixa Common Stock, and (ii) the per share exercise price for the shares of Corixa Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Ribi Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent.

                (D) Except as otherwise disclosed in Section 1.6(c) of the Ribi Disclosure Schedule, Ribi has not taken, and shall not take, any action that would result in the accelerated vesting, exercisability or payment of any options to purchase Ribi Common Stock as a consequence of the execution of, or consummation of the transactions contemplated by, this Agreement. The Merger will not accelerate the vesting, exercisability or payment of Assumed Options or the shares of Corixa Common Stock which will be subject to those options upon the Corixa's assumption of the Assumed Options in the Merger.

                (E) Except as otherwise disclosed in Section 1.6(c) of the Ribi Disclosure Schedule, it is the intention of the parties that, to the extent practicable, the Assumed Options shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Codes to the extent such Assumed Options qualified as incentive stock options immediately prior to the Effective Time. As soon as practicable after the Effective Time, Corixa will issue to each person who, immediately prior to the Effective Time was a holder of an Assumed Option, a written document evidencing the foregoing assumption of such Assumed Option by Corixa pursuant to this
Section 1.6(c).

           (ii) Ribi Warrants. At the Effective Time, outstanding warrants to purchase 500,000 shares of Ribi Common Stock at a price of $5.00 per share held by SmithKline Beecham Biologicals Manufacturing, S.A. ("SmithKline Beecham") (the "Ribi Warrants") shall, by virtue of the Merger and without any further action on the part of Ribi or the holder thereof, be assumed by Corixa in accordance with this Section 1.6(c); provided, however, that Corixa provides the same rights to SmithKline Beecham, including, without limitation, registration rights, that SmithKline Beecham had prior to such assumption. Any other outstanding warrants to purchase shares of Ribi capital stock shall terminate immediately prior to the Effective Time by virtue of the Merger and without any action on the part of the holder thereof. Each such Ribi Warrant so assumed by Corixa under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in such Ribi Warrant immediately prior to the Effective Time, except that (i) such Ribi Warrant will be exercisable for that number of whole shares of Corixa Common Stock equal to the product of the number of shares of Ribi Common Stock there were issuable upon exercise of such Ribi Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the nearest whole number of shares of Corixa Common Stock, and
(ii) the per share exercise price for the shares of Corixa Common Stock issuable upon exercise of such assumed warrant will be equal to the quotient determined by dividing the exercise price per share of Ribi Common Stock at which such Ribi Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent.

        (d) ADJUSTMENTS. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Corixa Common Stock or Ribi Common Stock, except any dividend paid with respect to Corixa's Series A Preferred Stock in accordance with the Corixa Certificate of Designation), reorganization, recapitalization or other like change with respect to Corixa Common Stock or Ribi Common Stock occurring after the date of this Agreement and prior to the Effective Time.

        (e) FRACTIONAL SHARES. No fraction of a share of Corixa Common Stock will be issued, but in lieu thereof each holder of shares of Ribi Common Stock who would otherwise be entitled to a fraction of a share of Corixa Common Stock (after aggregating all fractional shares of Corixa Common Stock to be received by such holder) shall receive from Corixa an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the Corixa Average.

        (f) UNVESTED SHARES. If any shares of Ribi Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Ribi, then the shares of Corixa Common Stock issued in exchange for such shares of Ribi Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition and the certificates representing such shares of Corixa Common Stock may accordingly be marked with appropriate legends.

     1.7  SURRENDER OF CERTIFICATES.

        (a) EXCHANGE AGENT. The Harris Trust Company shall act as exchange agent (the "Exchange Agent") in the Merger.

        (b) CORIXA TO PROVIDE COMMON STOCK AND CASH. Promptly after the Effective Time, Corixa shall make available to the Exchange Agent for exchange in accordance with this Section 1, through such reasonable procedures as Corixa may adopt, (i) the shares of Corixa Common Stock issuable pursuant to Section 1.6(a) and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(e).

        (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Ribi Common Stock, whose shares were converted into the right to receive shares of Corixa Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Corixa may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Corixa Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Corixa, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Corixa Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Corixa Common Stock into which such shares of Ribi Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

        (d) NO LIABILITY. Notwithstanding anything to the contrary in this
Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (e) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Corixa Common Stock with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Corixa Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Corixa Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date on or after the Effective Time, payable (but for the provisions of this Section 1.7(e)) with respect to such shares of Corixa Common Stock.

        (f) TRANSFERS OF OWNERSHIP. If any certificate for shares of Corixa Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such issuance that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Corixa or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Corixa Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Corixa or any agent designated by it that such tax has been paid or is not payable.

     1.8 NO FURTHER OWNERSHIP RIGHTS IN RIBI COMMON STOCK. All shares of Corixa Common Stock issued upon the surrender for exchange of shares of Ribi Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Ribi Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Ribi Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.

     1.9 TAX CONSEQUENCES. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Codes. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. Each party has consulted with its own tax advisors with regard to the tax consequences of the Merger.

     1.10 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a "purchase."

     1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Ribi, Ribi agrees that the officers and directors of Ribi are fully authorized in the name of Ribi or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

     1.12 WITHHOLDING. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Ribi Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Codes or any provision of applicable state, local or foreign tax laws. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by the Surviving Corporation.

     1.13 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Corixa Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Corixa may, in its discretion and as a condition precedent to such issuance, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Corixa may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.14 MATERIAL ADVERSE EFFECT. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations, or business as proposed to be conducted, of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement in any material manner.

     In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in question.

                                  SECTION TWO

 2. REPRESENTATIONS AND WARRANTIES OF RIBI.

     Except as disclosed in a document dated as of the date of this Agreement and delivered by Ribi to Corixa prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Ribi Disclosure Schedule"), which document is hereby made a part of this Agreement, Ribi represents and warrants to Corixa as follows:

     2.1  ORGANIZATION; SUBSIDIARIES.

        (a) Ribi and each subsidiary of Ribi (each a "Subsidiary") (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, and
(iii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

        (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, is set forth in Section 2.1 of the Ribi Disclosure Schedule. Ribi is the owner of all outstanding shares of capital stock of each Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary are owned by Ribi free and clear of all liens, charges, claims, encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating Ribi or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

        (c) Neither Ribi nor any Subsidiary directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

     2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Ribi has delivered to Corixa a true and correct copy of the Certificate of Incorporation (including any applicable Certificates of Designation), Bylaws and other charter documents, as applicable, of Ribi and each Subsidiary, each as amended to date and currently in force full and effect. Neither Ribi nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, any applicable Certificate of Designation, Bylaws or equivalent organizational documents.

     2.3 CAPITAL STRUCTURE. The authorized capital stock of Ribi consists of 30,000,000 shares of Common Stock, par value $0.001 per share, of which there were 20,989,887 shares issued and outstanding as of the close of business on May 18, 1999, (which number includes 245,232 shares that were issued as restricted stock to employees and consultants pursuant to Ribi's stock grant program applicable to individuals who have been employed by Ribi for at least one year), 10,000,000 shares of Preferred Stock, par value $0.10 per share, of which 8,240 have been designated Series A Stock, and 7,240 shares of such Series A Stock were issued and outstanding as of May 18, 1999. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after May 18, 1999 other than pursuant to the exercise of options outstanding as of such date under the Ribi Stock Option Plans and the Ivy Options, grants of restricted stock pursuant to the stock grant program, or pursuant to the exercise of Ribi Warrants outstanding as of such date. All outstanding shares of Ribi Common Stock and Series A Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation, any applicable Certificate of Designation, or the Bylaws of Ribi or any agreement to which Ribi is a party or by which it is bound. All outstanding shares of Ribi Common Stock and Series A Stock were issued in compliance with all applicable federal and state securities laws. All outstanding options to purchase Ribi Common Stock have been duly authorized by the Ribi Board of Directors or a committee thereof, are validly issued, and were issued in compliance with all applicable federal and state securities laws. As of the close of business on May 18, 1999, Ribi has reserved or otherwise has available for issuance without restriction (i) sufficient shares of Common Stock for issuance upon conversion of the Series A Stock, (ii) sufficient shares of Common Stock for issuance to employees and consultants pursuant to the 1986 Plan, of which 334,425 shares have been issued pursuant to option exercises or direct stock purchases, 832,231 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights, (iii) sufficient shares of Common Stock for issuance to employees and consultants pursuant to the 1996 Plan, of which 1,900 shares have been issued pursuant to option issuances or direct stock purchases, 762,534 shares are subject to outstanding, unexercised options and no shares are subject to outstanding stock purchase rights, (iv) sufficient shares of Common Stock for issuance to directors pursuant to the Director Plan, of which no shares have been issued pursuant to option exercises or direct stock purchases, 157,500 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights and (v) sufficient shares of Common Stock for issuance to Robert Ivy pursuant to the Ivy Options, of which 50,000 shares are subject to outstanding, unexercised options. Except as set forth on Schedule 2.3 of the Ribi Disclosure Schedule, since March 31, 1999, Ribi has not issued or granted additional options under the Ribi Stock Option Plans. Section 2.3 of the Ribi Disclosure Schedule sets forth the number of outstanding options to purchase Ribi Common Stock, the number of shares of restricted Ribi Common Stock granted pursuant to the stock grant program, and all other rights to acquire shares of Ribi Common Stock pursuant to the Ribi Stock Option Plans and the Ivy Options and the applicable exercise prices, and the outstanding Ribi Warrants, the number of shares of Ribi Common Stock issuable upon exercise of the Ribi Warrants and the applicable exercise prices. Except (i) for the rights created pursuant to this Agreement, (ii) for rights granted under the Ribi Stock Option Plans and the Ivy Options, (iii) for Ribi's right to repurchase any unvested shares under the Ribi Stock Option Plans and (iv) as set forth in this Section 2.3, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which Ribi or any Subsidiary is a party or by which Ribi or any Subsidiary is bound relating to the issued or unissued capital stock of Ribi or any Subsidiary or obligating Ribi or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Ribi or any Subsidiary or obligating Ribi or any Subsidiary to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Ribi's capital stock (i) between or among Ribi and any of its stockholders and (ii) to the best of Ribi's knowledge, between or among any of Ribi's stockholders, except for the stockholders delivering Irrevocable Proxies (as defined in Section 5.13 below). True and complete copies of all agreements and instruments relating to or issued under the Ribi Stock Option Plans, the Ivy Options and the restricted stock grant program have been made available to Corixa and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Corixa.

     2.4 AUTHORITY. Ribi has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Ribi, subject only to the approval of the Merger by Ribi's stockholders as contemplated by Section 6.1(a), and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the shares of Ribi Common Stock outstanding on the record date set for the Ribi Stockholders' Meeting (as defined in Section 2.26), is the only vote of the holders of any of Ribi's capital stock necessary to approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Ribi and, assuming due authorization, execution and delivery by Corixa, constitutes the valid and binding obligation of Ribi enforceable against Ribi in accordance with its terms.

     2.5  NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

        (a) The execution and delivery of this Agreement by Ribi does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation, any applicable Certificate of Designation or Bylaws of Ribi or any Subsidiary, as amended to date and currently in full forward effect, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Ribi or any Subsidiary or any of their properties or assets. Section 2.5 of the Ribi Disclosure Schedule lists all consents, waivers and approvals under any of Ribi's or any of its Subsidiaries' agreements, contracts, licenses, leases or other obligations required to be obtained in connection with the consummation of the transactions contemplated hereby.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity") is required to be obtained or made by or with respect to Ribi or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Exchange Act, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), applicable state securities laws and the securities (or related) laws of any foreign country, including the filing of a Form S-4 (or any similar successor form thereto) Registration Statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act, and (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the antitrust laws of any foreign country.

     2.6  SEC FILINGS; RIBI FINANCIAL STATEMENTS.

        (a) Ribi has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1994, and has previously made available to Corixa all such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Ribi may file subsequent to the date hereof) are collectively referred to herein as the "Ribi SEC Reports." Ribi has also made available to Corixa complete (i.e., unredacted) copies of each exhibit to the Ribi SEC Reports filed with the SEC. As of their respective dates, the Ribi SEC Reports (i) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) did not at the time they were filed, or will not at the time they are filed, omit any documents required to be filed as exhibits thereto.

        (b) No Subsidiary is required to file any form, report or other document with the SEC.

        (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Ribi SEC Reports (collectively, the "Ribi Financials"), as well as all forms, reports and documents to be filed by Ribi with the SEC after the date hereof and prior to the Effective Time, was or will be prepared in accordance with the United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented or will fairly present the consolidated financial position, results of operations and cash flows of Ribi and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein in accordance with GAAP.

        (d) Except as and to the extent set forth on the consolidated balance sheet of Ribi and the consolidated Subsidiaries as of December 31, 1998, including the notes thereto, neither Ribi nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP.

        (e) Ribi has previously furnished to Corixa complete and correct copies of all amendments and modifications that have not been filed by Ribi with the SEC to all agreements, documents and other instruments that previously had been filed by Ribi with the SEC and are currently in effect.

     2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Ribi nor any Subsidiary has obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended March 31, 1999 (the "Ribi Balance Sheet"),
(ii) those incurred in the ordinary course of business and not required to be set forth in the Ribi Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business and consistent with past practice since the date of the Ribi Balance Sheet, and (iv) those incurred in connection with the execution of this Agreement.

     2.8 ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement, or as set forth in the budget or salary administration information previously provided to Corixa by Ribi and as further set forth in Section 2.8 of the Ribi Disclosure Schedule, since March 31, 1999 ( the "Ribi Balance Sheet Date"), there has not been, occurred or arisen any:

        (a) transaction by Ribi or any Subsidiary except in the ordinary course of business as conducted on that date and consistent with past practices;

        (b) amendments or changes to the Certificate of Incorporation, any applicable Certificate of Designation or Bylaws of Ribi or any Subsidiary;

        (c) capital expenditure or commitment by Ribi or any Subsidiary in any individual amount exceeding $100,000, or in the aggregate, exceeding $250,000;

        (d) destruction of, damage to, or loss of any assets (including, without limitation, intangible assets), business or customer of Ribi or any Subsidiary (whether or not covered by insurance);

        (e) work stoppage or labor strike (or any pending or reasonably anticipated work stoppage or labor strike) or claim of wrongful discharge or other unlawful labor practice or action;

        (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals) by Ribi or any revaluation by Ribi of any of its or any of its Subsidiaries' assets;

        (g) revaluation by Ribi or any Subsidiary of any of their respective assets;

        (h) declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of Ribi, or any direct or indirect redemption, purchase or other acquisition by Ribi of any of its capital stock;

        (i) increase in the salary or other compensation payable or to become payable by Ribi or any Subsidiary to any of its respective officers, directors, employees or, except as consistent with these increases that were approved by Ribi's Board of Directors in April 1999 in accordance with the 1999 budget for Ribi, a copy of which has been provided to Corixa, or the declaration, payment, or commitment or obligation of any kind for the payment by Ribi or any Subsidiary of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement, or other than as set forth in Section 2.16 below, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

        (j) sale, lease, license of other disposition of any of the assets or properties of Ribi or any Subsidiary, except in the ordinary course of business and not in excess of $100,000 in the aggregate;

        (k) termination or amendment of any contract, agreement or license (including any distribution agreement) to which Ribi or any Subsidiary is a party or by which it is bound;

        (l) loan by Ribi or any Subsidiary to any person or entity, or guaranty by Ribi or any Subsidiary of any loan, except for (x) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices and (y) trade payables not in excess of $100,000 in the aggregate and in the ordinary course of business, consistent with past practices;

        (m) waiver or release of any right or claim of Ribi or any Subsidiary, including any write-off or other compromise of any account receivable of Ribi or any Subsidiary, in excess of $100,000 in the aggregate;

        (n) the commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of Ribi or any Subsidiary or their respective affairs;

        (o) notice of any claim of ownership by a third party of Ribi's or any Subsidiary's Intellectual Property (as defined in Section 2.13 below) or of infringement by Ribi or any Subsidiary of any Third Party Intellectual Property Rights (as defined in Section 2.13 below);

        (p) Issuance or sale by Ribi or any Subsidiary of any of its shares of capital stock (or the incurrence of any obligation therefor), or securities exchangeable, convertible or exercisable therefor, or of any other of its securities, other than the issuance of Ribi Common Stock upon conversion of Series A Stock;

        (q) change in pricing or royalties set or charged by Ribi or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Ribi or any Subsidiary;

        (r) event or condition of any character that has or could reasonably be expected by Ribi to have a Material Adverse Effect on Ribi or the Surviving Corporation; or

        (s) agreement by Ribi, any Subsidiary or any officer or employee of either on behalf of such entity to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Corixa and its representatives regarding the transactions contemplated by this Agreement).

     2.9 LITIGATION. Except as set forth in Ribi's Form 10-K for the fiscal year ended December 31, 1998 and as further set forth in Section 2.9 of the Ribi Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the best knowledge of Ribi or any Subsidiary, threatened, against Ribi or any Subsidiary or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Ribi or any Subsidiary or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or alter or delay any of the transactions contemplated by this Agreement. All litigation to which Ribi or any Subsidiary is a party (or, to the knowledge of Ribi, threatened to become a party) is disclosed in Section 2.9 of the Ribi Disclosure Schedule.

     2.10 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Ribi or any Subsidiary which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Ribi or any Subsidiary, any acquisition of property by Ribi or any Subsidiary or the overall conduct of business by Ribi or any Subsidiary as currently conducted or as proposed to be conducted by Ribi or by any Subsidiary. Neither Ribi nor any Subsidiary has entered into any agreement under which Ribi or any Subsidiary is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.11  PERMITS; COMPANY PRODUCTS; REGULATION.

        (a) Each of Ribi and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Ribi or that Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Ribi Authorizations") and no suspension or cancellation of any Ribi Authorization is pending or, to the best of Ribi's knowledge, threatened. Neither Ribi nor any Subsidiary is in conflict with, or in default or violation of, (i) any laws applicable to Ribi or any Subsidiary or by which any property or asset of Ribi or any Subsidiary is bound or affected,
(ii) any Ribi Authorization, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Ribi or any Subsidiary is a party or by which Ribi or any Subsidiary or any property or asset of Ribi or any Subsidiary is bound or affected.

        (b) Since the inception of Ribi there have been no written notices, citations or decisions by any governmental or regulatory body that any product developed, produced, manufactured, marketed or distributed at any time by Ribi (the "Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. Ribi and each Subsidiary has complied with the laws, regulations, policies, procedures and specifications with respect to the development, design, manufacture, labeling, testing and inspection of the Products and the operation of manufacturing facilities promulgated by the Food and Drug Administration ("FDA"). Except as disclosed in Section 2.11(b) of the Ribi Disclosure Schedule, since January 1, 1994, there have been no recalls, field notifications or seizures ordered or, to the best of Ribi's knowledge, threatened by any such governmental or regulatory body with respect to any of the Products. Neither Ribi nor any Subsidiary has received a warning letter or Section 305 notice from the FDA.

        (c) Ribi has obtained, in all countries where either Ribi or a Subsidiary or any corporate partner thereof is marketing or has marketed its Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies (including the FDA) in such countries regulating the safety, effectiveness and market clearance of the Products currently or previously marketed by Ribi or any Subsidiary or any corporate partner thereof in such countries. Ribi has identified and made available for examination by Corixa all information relating to regulation of the Products, including licenses, registrations, approvals, permits, device listings, inspections, recalls and product actions, audits and ongoing clinical studies. Section 2.11 of the Ribi

Disclosure Schedule sets forth all international locations where Ribi keeps regulatory information and documents.

        (d) To the best of Ribi's knowledge, in the exercise of ordinary care by Ribi in supervising its clinical trials, there have been no adverse events in any clinical trials conducted by or on behalf of Ribi of such a nature that would be required to be reported to any applicable regulatory authority that have not been so reported to such authority.

     2.12  TITLE TO PROPERTY.

        (a) Ribi and each Subsidiary has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected in the Ribi Balance Sheet or acquired after the Ribi Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Ribi Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, and (iii) liens securing debt which is reflected on the Ribi Balance Sheet. The plants, property and equipment of Ribi and its Subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of Ribi and its Subsidiaries are reflected in the Ribi Balance Sheet to the extent GAAP require the same to be reflected. Section 2.12(a) of the Ribi Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by Ribi and by each Subsidiary, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease. Such leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

        (b) Section 2.12(b) of the Ribi Disclosure Schedule also sets forth a true, correct and complete list of all equipment (the "Equipment") owned or leased by Ribi and its Subsidiaries, and such Equipment is, taken as a whole,
(i) adequate for the conduct of Ribi's business, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

     2.13  INTELLECTUAL PROPERTY.

        (a) Ribi and each of its Subsidiaries own, or are licensed or otherwise possess, legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of Ribi or any Subsidiary as currently conducted or as proposed to be conducted by Ribi or any Subsidiary, except where the failure to own such Intellectual Property would interfere with Ribi's ability to conduct its business as presently conducted or as anticipated to be conducted.

        (b) Section 2.13 of the Ribi Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights, and maskworks included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Ribi or any Subsidiary is a party and pursuant to which any person is authorized to use any

Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Ribi or any Subsidiary is a party and pursuant to which Ribi or any Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights"). Neither Ribi nor any Subsidiary nor, to the best of Ribi's knowledge, any third party is in violation of any license, sublicense or agreement described in
Section 2.13 of the Ribi Disclosure Schedule. Except as disclosed in Section 2.5 of the Ribi Disclosure Schedule with respect to required third party consents, the execution and delivery of this Agreement by Ribi and the consummation of the transactions contemplated hereby will neither cause Ribi or any Subsidiary to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in Section 2.13 of the Ribi Disclosure Schedule, Ribi is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens), the Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Intellectual Property is being used.

        (c) To the best of Ribi's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Ribi or any Subsidiary, any trade secret material to Ribi or any Subsidiary or any Intellectual Property right of any third party to the extent licensed by or through Ribi or any Subsidiary, by any third party, including any employee or former employee of Ribi or any Subsidiary. Neither Ribi nor any Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business and in license, distribution, and supply agreements Ribi has with third parties.

        (d) Except as disclosed in Section 2.5 of the Ribi Disclosure Schedule with respect to required third party consents, neither Ribi nor any Subsidiary is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

        (e) All patents, registered trademarks, service marks and copyrights held by Ribi or any Subsidiary are, to the best of Ribi's knowledge, valid and are existing and there is no assertion or claim (or basis therefor) challenging the validity of any Intellectual Property of Ribi or any Subsidiary. Ribi has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, nor has any such suit been threatened. Neither the conduct of the business of Ribi and each Subsidiary as currently conducted or contemplated nor the development, manufacture, sale, licensing or use of any of the products of Ribi or any Subsidiary as now developed, manufactured, sold or licensed or used, nor the use in any way of the Intellectual Property in the manufacture, use, sale or licensing by Ribi or any Subsidiary of any products currently proposed, infringes on or will infringe or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Ribi or the Surviving Corporation. To the best of Ribi's knowledge, no third party is challenging or has challenged the ownership by Ribi or any Subsidiary, or the validity or effectiveness of, any of the Intellectual Property. Neither Ribi nor any Subsidiary has brought or has contemplated bringing any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. There are no pending, or to the best of Ribi's knowledge, threatened, interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of Ribi or any Subsidiary, except such as may have been commenced by Ribi or any Subsidiary. There is no breach or violation of or, to the best of Ribi's knowledge, threatened, or actual loss of rights under any license agreement to which Ribi or a Subsidiary is a party.

        (f) Ribi and each Subsidiary have secured valid written assignments from all of its employees, and valid written agreements to assign from all of its consultants, who contributed and/or are contributing to the creation or development of Intellectual Property of the rights to such past, current and future contributions that Ribi or such Subsidiary does not already own by operation of law.

        (g) Ribi has taken all commercially reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). Each of Ribi and its Subsidiaries has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Ribi's standard forms, which forms have been provided to Corixa, and all current, and to the best of Ribi's knowledge, former, employees, consultants and independent contractors of Ribi and each Subsidiary have executed such an agreement. All use, disclosure or appropriation of Confidential Information owned by Ribi or a Subsidiary by or to a third party has been pursuant to the terms of a commercially reasonable written confidentiality agreement(s) between Ribi or the applicable Subsidiary and such third party. All use, disclosure or appropriation of Confidential Information not owned by Ribi or a Subsidiary has been pursuant to the terms of a written confidentiality agreement(s) between Ribi or a Subsidiary and the owner of such Confidential Information, or is otherwise lawful.

     2.14  ENVIRONMENTAL MATTERS.

        (a) The following terms shall be defined as follows:

           (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders, as each may be amended from time to time, that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials; or which are intended to assure the protection, safety and good health of employees, workers or other persons, including the public; or which call for the assessment of or compensation for damages to material.

           (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws; petroleum and petroleum products including crude oil and any fractions thereof; natural gas, synthetic gas, and any mixtures thereof; radon; and asbestos.

           (iii) "Property" shall mean all real property leased or owned by Ribi or its Subsidiaries either currently or in the past.

           (iv) "Facilities" shall mean all buildings and improvements on the Property of Ribi or its Subsidiaries.

        (b) Except as set forth in Section 2.14(b) of the Ribi Disclosure Schedule, Ribi represents and warrants as follows: (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities;
(ii) all Hazardous Materials and wastes used or generated at the Facilities have been disposed of in accordance with all Environmental and Safety Laws; (iii) Ribi and its Subsidiaries have received no notice (verbal or written) of any noncompliance of the Facilities or of its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or threatened relating to Hazardous Materials or a violation of any Environmental and Safety Laws; (v) neither Ribi nor its Subsidiaries are a potentially responsible party within the meaning of the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any state analog statute, (including without limitation the Comprehensive Environmental Clean-up and Responsibility Act Section 75-10-701 through 752 MCA) arising out of events occurring prior to the Closing Date; (vi) for so long as Ribi has owned the Facilities there has not been in the past, and are not now, any contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of Hazardous Materials on, under or migrating to or from the Facilities or Property (including without limitation, soils and surface and ground waters that reasonably is expected to give rise to liability under Environmental and Safety Laws); (vii) there have not been in the past, and are not now, any underground treatment or storage tanks, sumps, or water, gas or oil wells at, on or under the Property; (viii) there are no polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and Ribi's and its Subsidiaries uses and activities therein have at all times been in material compliance with all Environmental and Safety Laws; (xi) Ribi and its Subsidiaries have all the permits and licenses required to be issued and are in material compliance with the terms and conditions of those permits; and (xii) neither Ribi nor any of its Subsidiaries is liable for any off-site contamination nor under any Environmental and Safety Laws.

     2.15  TAXES.

        (a) For purposes of this Section 2.15 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

           (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected,
(B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or
(C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

           (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

        (b) All Returns required to be filed by or on behalf of Ribi or any Subsidiary have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Ribi or any Subsidiary under Section 6655 of the Internal Revenue Codes or comparable provisions of state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by Ribi or any Subsidiary with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Ribi and each Subsidiary have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Ribi or any Subsidiary with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Ribi or that Subsidiary is contesting in good faith through appropriate proceedings. Neither Ribi nor any Subsidiary has been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

        (c) The amount of Ribi's and any Subsidiary's liabilities for unpaid Taxes for all periods through the date of the Ribi Financials do not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Ribi Financials, and the Ribi Financials properly accrue in accordance with GAAP all liabilities for Taxes of Ribi and its Subsidiaries payable after the date of the Ribi Financials attributable to transactions and events occurring prior to such date. No liability for Taxes of Ribi or any Subsidiary has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

        (d) Corixa has been furnished by Ribi true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Ribi or any Subsidiary relating to Taxes, and (ii) all federal, state and foreign income or franchise tax returns and state sales and use tax Returns for or including Ribi and its Subsidiaries for all periods since January 1, 1994.

        (e) No audit of the Returns of or including Ribi and its Subsidiaries by a government or taxing authority is in process, threatened or, to the best of Ribi's knowledge, pending. No deficiencies exist or have been asserted or are expected to be asserted with respect to Taxes of Ribi or any of its Subsidiaries, and Ribi has not received written notice nor does it expect to receive such notice that it or any Subsidiary has not filed a Return or paid Taxes required to be filed or paid. Neither Ribi nor any Subsidiary is a party to any action or proceeding for assessment or collection of Taxes against Ribi, any Subsidiary or any of their respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Ribi or any Subsidiary.

        (f) Ribi and its Subsidiaries are not (nor have they ever been) parties to any tax sharing agreement.

        (g) Ribi is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Codes during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Codes. Ribi is not a "consenting corporation" under Section 341(f) of the Internal Revenue Codes. Neither Ribi nor any Subsidiary has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Ribi or to such Subsidiary pursuant to Section 280G of the Internal Revenue Codes or an excise tax to the recipient of such payment pursuant to Section 4999 of the Internal Revenue Codes. Neither Ribi nor any Subsidiary has agreed to, nor is it required to make, other than by reason of the Merger, any adjustment under Code Section 481(a) by reason of, a change in accounting method, and Ribi and each Subsidiary will not otherwise have any income reportable for a period ending after the Closing Date attributable to a transaction or other event (e.g., an installment sale) occurring prior to the Closing Date with respect to which Ribi or such Subsidiary received the economic benefit prior to the Closing Date. Neither Ribi nor any Subsidiary is, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

     2.16  EMPLOYEE BENEFIT PLANS.

        (a) Section 2.16(a) of the Ribi Disclosure Schedule lists, with respect to Ribi, each Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with Ribi (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Codes,
(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all contracts and agreements relating to employment that provide for annual compensation in excess of $100,000 and all severance agreements, with any of the directors, officers or employees of Ribi or its Subsidiaries (other than, in each case, any such contract or agreement that is terminable by the Company or its Subsidiary at will or without penalty or other adverse consequence), (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Ribi or any Subsidiary and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Ribi or any Subsidiary of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Ribi or any Subsidiary (together, the "Ribi Employee Plans").

        (b) Ribi has furnished to Corixa a copy of each of the Ribi Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Ribi Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years with respect to which the applicable filing deadline has occurred. Any Ribi Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Codes has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Internal Revenue Codes, including all amendments to the Internal Revenue Codes effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter with respect to which the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination has expired. Ribi has also furnished Corixa with the most recent Internal Revenue Service determination letter issued with respect to each such Ribi Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Ribi Employee Plan subject to Code
Section 401(a).

        (c) Except as set forth in Section 2.16(c) of the Ribi Disclosure Schedule, (i) none of the Ribi Employee Plans promises or provides retiree medical or other retiree welfare or life insurance benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Codes, with respect to any Ribi Employee Plan; (iii) each Ribi Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Internal Revenue Codes), and Ribi and each Subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Ribi Employee Plans; (iv) neither Ribi nor any Subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Internal

Revenue Codes or Title I of ERISA with respect to any of the Ribi Employee Plans; (v) all contributions required to be made by Ribi or any Subsidiary or ERISA Affiliate to any Ribi Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Ribi Employee Plan for the current plan years; (vi) with respect to each Ribi Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Ribi Employee Plan is covered by, and neither Ribi nor any Subsidiary or ERISA Affiliate has incurred or expects to incur any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or an employee's withdrawal from, any Ribi Employee Plan or other retirement plan or arrangement, and no fact or event exists that could give rise to any such liability, or under Section 412 of the Internal Revenue Codes; (viii) Ribi and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, (the "WARN Act") and no fact or event exists that could give rise to liability under such act; and (ix) no compensation paid or payable to any employee of Ribi or any Subsidiary has been, or will be, non-deductible by reason of application of Section 162(m) of the Internal Revenue Codes. With respect to each Ribi Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Ribi has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Ribi Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Ribi is threatened, against or with respect to any such Ribi Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Ribi nor any Subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

        (d) With respect to each Ribi Employee Plan, Ribi and each of its United States Subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder,
(ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder and (iii) the applicable notice requirements under the Health Insurance Portability and Accountability Act of 1996 ("HIPPA") and the temporary regulations thereunder.

        (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Ribi, any Subsidiary or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) except as set forth in Section 1.6(c) of the Ribi Disclosure Schedule, accelerate the time of payment or vesting of any such benefits (except as required under Section 411(d)(3) of the Internal Revenue Codes), or increase the amount of compensation due any such employee or service provider.

        (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Ribi, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Ribi Employee Plan which would increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Ribi Financials.

     2.17 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or any employee of Ribi or any of its Subsidiaries, except as listed on Schedule 2.17 of the Ribi Disclosure Schedule, (ii) increase any benefits otherwise payable by Ribi, or (iii) result in the acceleration of the time of payment or, except as set forth in Section 2.17 of the Ribi Disclosure Schedule, vesting, of any such benefits.

     2.18 EMPLOYEE MATTERS. Ribi and each of its Subsidiaries are in compliance in all respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against Ribi or any of its Subsidiaries under any workers compensation plan or policy or for long term disability. Neither Ribi nor any of its Subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the best knowledge of Ribi and its Subsidiaries, threatened, between Ribi or any of its Subsidiaries and any of their respective employees. Neither Ribi nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor unions contract nor does Ribi or any of its Subsidiaries know of any activities or proceedings of any labor union or other group to organize any such employees.

     2.19 MATERIAL CONTRACTS. Except as otherwise set forth in the Ribi Disclosure Schedule, neither Ribi nor any of its Subsidiaries is a party to or is bound by:

        (a) any employment or consulting agreement, contract or commitment with any employee or member of Ribi's Board of Directors, other than those that are terminable by Ribi or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Ribi's or any of its Subsidiaries' ability to terminate employees at will, or any consulting agreement;

        (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or, except as set forth in Section 1.6(c) of the Ribi Disclosure Schedule, the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated in this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated in this Agreement;

        (c) any agreement of indemnification or any guaranty;

        (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Ribi or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive development, manufacturing, marketing or distribution rights;

        (e) any agreement, contract or commitment relating to the disposition or acquisition (by license or otherwise) by Ribi or any of its Subsidiaries after the date of this Agreement of any assets not in the ordinary course of business or pursuant to which Ribi has any ownership interest in any corporation, partnership, joint venture or other business enterprise other than Ribi's Subsidiaries;

        (f) any joint marketing or development agreement under which Ribi or any of its Subsidiaries have continuing obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any agreement pursuant to which Ribi or any of its Subsidiaries have continuing obligations to jointly develop any intellectual property that will not be owned by Ribi or any of its Subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

        (g) any agreement, contract or commitment to license any third party to manufacture or reproduce any Ribi or Subsidiary product, service or technology; or

        (h) any other agreement, contract or commitment that is material to Ribi's or any of its Subsidiaries' respective business as presently conducted or as proposed to be conducted.

     Neither Ribi nor any of its Subsidiaries nor any other party to a Ribi Contract (as defined below), is in breach, violation or default under, and neither Ribi nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Ribi or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Ribi Disclosure Schedule pursuant to clauses (a) through (h) above or pursuant to Section 2.13 hereof (any such agreement, contract or commitment, a "Ribi Contract") in such a manner as would permit any other party to cancel or terminate any such Ribi Contract, or would permit any other party to seek damages or other remedies.

     2.20 INTERESTED PARTY TRANSACTIONS. Neither Ribi nor any Subsidiary is indebted to any director, officer, employee or agent of Ribi or any Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Ribi or any Subsidiary.

     2.21 INSURANCE. Ribi and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Ribi and its Subsidiaries. Except as set forth in Section 2.21 of the Ribi Disclosure Schedule, there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Ribi and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds. Ribi has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

     2.22 COMPLIANCE WITH LAWS. Except as set forth in Section 2.22 of the Ribi Disclosure Schedule, each of Ribi and its Subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

     2.23 MINUTE BOOKS. The minute books of Ribi and its Subsidiaries made available to Corixa contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Ribi and the respective Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all respects.

     2.24 COMPLETE COPIES OF MATERIALS. Ribi has delivered or made available true and copies of each document which has been requested by Corixa or its counsel in connection with their legal and accounting review of Ribi and its Subsidiaries.

     2.25 BROKERS' AND FINDERS' FEES. Ribi has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby (other than the Ribi Financial Advisor (as defined in Section 2.30 below)). Ribi has previously furnished to Corixa a complete and correct copy of all agreements between Ribi and the Ribi Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger.

     2.26 STATEMENTS; PROXY STATEMENTS/PROSPECTUS. The information supplied by Ribi for inclusion in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Ribi for inclusion in the proxy statement/prospectus to be sent to the stockholders of Ribi and Corixa in connection with the meeting of Ribi 's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Ribi Stockholders' Meeting") and the meeting of Corixa's stockholders to consider, among other things, approval and adoption of this Agreement and the approval of the Merger (the "Corixa Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is first mailed to Ribi 's stockholders or Corixa's stockholders, respectively, or at the time of the Ribi Stockholders' Meeting or Corixa Stockholders' Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Ribi Stockholders' Meeting or the Corixa Stockholders' Meeting, respectively, which has become false or misleading. The Proxy Statement/ Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Ribi or any of its affiliates, officers or directors should be discovered by Ribi which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Ribi shall promptly so inform Corixa. Notwithstanding the foregoing, Ribi makes no representation or warranty with respect to any information supplied by Corixa which is contained in any of the foregoing documents.

     2.27 BOARD APPROVAL. The Board of Directors of Ribi (i) has unanimously approved this Agreement and the Merger, (ii) has unanimously determined that the Merger is in the best interests of the stockholders of Ribi and is on terms that are fair to such stockholders and (iii) will unanimously recommended that the stockholders of Ribi approve this Agreement and the Merger.

     2.28  ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE.

        (a) Ribi has made available to Corixa a list of all accounts receivable of Ribi and each Subsidiary reflected on the Ribi Financials ("Accounts Receivable") and a list of all accounts payable of Ribi and each Subsidiary reflected on the Ribi Financials ("Accounts Payable"), along with a range of days elapsed since invoice.

        (b) All Accounts Receivable and Accounts Payable of Ribi and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied. No person has any lien on any of such Accounts Receivable or Accounts Payable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable or Accounts Payable.

        (c) All of the inventories of Ribi and each Subsidiary reflected in the Ribi Financials and Ribi's books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with Ribi's regular inventory practices and are set forth on Ribi's books and records in accordance with the practices and principles of Ribi consistent with the method of treating said items in prior periods based upon past and normal business practices. None of the inventory of Ribi or any Subsidiary reflected on the Ribi Financials or on Ribi's books and records as of the date hereof (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of Ribi reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. The presentation of inventory on the Ribi Financials conforms to GAAP and such inventory is stated at the lower of cost (determined using specific identification method) or net realizable value.

     2.29 THIRD PARTY CONSENTS. Except as set forth in Sections 2.5 and 2.29 of the Ribi Disclosure Schedule, no consent, approval or authorization is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

     2.30 OPINION OF FINANCIAL ADVISORS. Ribi has received a written or verbal opinion of Hambrecht & Quist Incorporated (the "Ribi Financial Advisor") on or prior to the date of this Agreement, and the Ribi Financial Advisor will deliver to Ribi a written opinion prior to the Closing, to the effect that, as of the date of such opinion, the consideration to be received by the holders of Ribi Common Stock pursuant to this Agreement is fair to the stockholders of Ribi, and Ribi will promptly, after the date of this Agreement, deliver a copy of such opinion to Corixa.

     2.31 CUSTOMS. Ribi has acted with reasonable care to properly value and classify, in accordance with applicable tariff laws, rules and regulations, all goods that Ribi or any of its Subsidiaries import into the United States or into any other country (the "Imported Goods"). There are currently no claims pending against Ribi by the U.S. Customs Service (or other foreign customs authorities) relating to the valuation, classification or marking of the Imported Goods.

                                 SECTION THREE

 3. REPRESENTATIONS AND WARRANTIES OF CORIXA.

     Except as disclosed in a document dated as of the date of this Agreement and delivered by Corixa to Ribi prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Corixa Disclosure Schedule"), Corixa hereby represents and warrants to Ribi as follows:

     3.1  ORGANIZATION OF CORIXA.

        (a) Corixa and each of its subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has the corporate or other power and authority and all necessary governmental approvals to own, lease and operate its assets and property and to carry on its business as now being conducted and
(iii) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

        (b) Corixa has delivered to Ribi a true and correct copy of the Certificate of Incorporation (including any applicable Certificates of Designation) and Bylaws of Corixa, each as amended to date and currently in full force and effect. Neither Corixa nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation, any applicable Certificate of Designation or Bylaws or equivalent organizational documents.

        3.2 CORIXA CAPITAL STRUCTURE. The authorized capital stock of Corixa consists of Forty Million (40,000,000) shares of Common Stock, par value $0.001 per share, of which there were Fourteen Million Seven Hundred Nine Thousand Five Hundred and Ninety (14,709,590) shares issued and outstanding as of June 1, 1999, and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share, of which Fifty Thousand (50,000) shares have been designated Series A Preferred Stock and Twelve Thousand Five Hundred (12,500) shares of such Series A Preferred Stock were issued and outstanding as of June 1, 1999. All outstanding shares of Corixa Common Stock and Series A Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, free of any liens or encumbrances and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation, any applicable Certificate of Designation or Bylaws of Corixa or any agreement or document to which Corixa is a party or by which it is bound. As of June 1, 1999, Corixa had reserved an aggregate of Three Million One Hundred Ninety Seven Thousand One Hundred and Twenty One (3,197,121) shares of Corixa Common Stock for issuance under the Corixa Corporation 1994 Amended and Restated Stock Option Plan (the "Corixa Stock Option Plan"), the Corixa Corporation Directors' Stock Option Plan (the "Corixa Directors' Plan"), and the Corixa Corporation 1997 Employee Stock Purchase Plan (the "Corixa ESPP", and together with the Corixa Stock Option Plan and the Corixa Directors' Plan, the "Corixa Plans"), of which 373,752 had been issued pursuant to option exercises and purchases. As of June 1, 1999, Corixa had reserved Two Million Seven Hundred Sixty Six Thousand Two Hundred and Thirty Four (2,766,234) shares of Corixa's Common Stock for issuance to employees, directors and consultants pursuant to the Corixa Stock Option Plan, of which Three Hundred Fifty Five Thousand Eight Hundred and Fifty Five (355,855) shares have been issued pursuant to option exercises, and Two Million One Hundred Seventy Six Thousand Five Hundred and Eighty Six (2,176,586) shares are subject to outstanding, unexercised options. As of June 1, 1999, Corixa had reserved Three Hundred Thousand (300,000) shares of Corixa's Common Stock for issuance to directors pursuant to the Corixa Directors' Plan, of which Seventy Five Thousand (75,000) are subject to outstanding, unexercised options. As of June 1, 1999, Corixa had reserved One Hundred Thirty Thousand Eight Hundred and Eighty Seven (130,887) shares of Corixa's Common Stock for issuance to employees pursuant to the Corixa ESPP, of which Seventeen Thousand Eight Hundred and Ninety Seven (17,897) shares have been issued to employees. Other than as set forth in the Corixa Disclosure Schedule or as contemplated in this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Corixa is a party or by which either Corixa is bound or obligating Corixa to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Corixa or obligating Corixa to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     3.3 AUTHORITY. Corixa has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Corixa, subject only to the approval of the Merger by Corixa's stockholders as contemplated by Section 6.1(a) and the filing of the Certificate of Merger pursuant to Delaware Law. Corixa's Board of Directors has unanimously approved the Merger and this Agreement. The affirmative vote of the holders of a majority of the shares of Corixa Common Stock and Corixa's Series A Preferred Stock, each as outstanding on the record date set for the Corixa Stockholders' Meeting and voting together as a class on an as-converted basis, is the only vote of the holders of any of Corixa's capital stock necessary to approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Corixa and assuming due authorization, execution and delivery by Ribi, constitutes the valid and binding obligation of Corixa enforceable against Corixa in accordance with its terms.

     3.4  NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

        (a) The execution and delivery of this Agreement by Corixa does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation, any applicable Certificate of Designation or Bylaws of Corixa or any of its subsidiaries, as amended to date and currently in full force and effect, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Corixa or any subsidiary or any of their properties or assets.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Corixa or any subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Exchange Act, the Securities Act, applicable state securities laws and the securities (or related) laws of any foreign country, including the filing of the Registration Statement with the SEC in accordance with the Securities Act, and (iii) such filings as may be required under the HSR Act and the antitrust laws of any foreign country.

     3.5  SEC FILINGS; CORIXA FINANCIAL STATEMENTS.

        (a) Corixa has filed all forms, reports and documents required to be filed by Corixa with the SEC since January 1, 1997, and has made available to Ribi all such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Corixa may file subsequent to the date hereof) are referred to herein as the "Corixa SEC Reports." As of their respective dates, the Corixa SEC Reports (i) were or will be prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iii) did not at the time they were filed, or will not at the time they are filed, omit any documents required to be filed as exhibits thereto.

        (b) None of Corixa's subsidiaries is required to file any forms, reports or other documents with the SEC.

        (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Corixa SEC Reports (collectively, the "Corixa Financials"), as well as all forms, reports and documents to be filed by Corixa with the SEC after the date hereof and prior to the Effective Time, was or will be prepared in accordance with the GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented or will fairly present the consolidated financial position, results of operations and cash flows of Corixa and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein in accordance with GAAP.

        (d) Except as and to the extent set forth on the consolidated balance sheet of Corixa and its consolidated subsidiaries as of December 31, 1998, including the notes thereto, neither Corixa nor any subsidiary thereof has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations disclosed in any Corixa SEC Report filed since December 31, 1998.

     3.6 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Corixa nor any of its subsidiaries has obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended March 31, 1999 (the "Corixa Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Corixa Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the date of the Corixa Balance Sheet and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

     3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Corixa Balance Sheet, there has not been, occurred or arisen any Material Adverse Effect on Corixa.

     3.8 STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information supplied by Corixa for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Corixa for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to Corixa's stockholders or Ribi's stockholders, respectively, or at the time of the Corixa Stockholders' Meeting or Ribi Stockholders' Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Ribi Stockholders' Meeting or Corixa Stockholders' Meeting, respectively, which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Corixa or any of its affiliates, officers or directors should be discovered by Corixa which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Corixa shall promptly so inform Ribi. Notwithstanding the foregoing, Corixa makes no representation or warranty with respect to any information supplied by Ribi which is contained in any of the foregoing documents.

     3.9 VALID ISSUANCE. The Corixa Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement: (a) will be validly issued, fully paid and nonassessable and (b) will not be subject to any restrictions on resale under the Securities Act other than restrictions imposed by Rule 145 promulgated under the Securities Act or as provided in the Voting Agreements.

     3.10 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the best knowledge of Corixa or any subsidiary, threatened, against Corixa or any subsidiary or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Corixa or any subsidiary or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or alter or delay any of the transactions contemplated by this Agreement. All litigation to which Corixa or any subsidiary is a party (or, to the knowledge of Corixa, threatened to become a party) is disclosed in Section 3.10 of the Corixa Disclosure Schedule.

     3.11 BOARD APPROVAL. The Board of Directors of Corixa (i) has unanimously approved this Agreement and the Merger, (ii) has unanimously determined that the Merger is in the best interests of the stockholders of Corixa and is on terms that are fair to such stockholders and (iii) will unanimously recommend that the stockholders of Corixa approve this Agreement and the Merger.

     3.12 COMPLIANCE WITH LAWS. Each of Corixa and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

     3.13 COMPLETE COPIES OF MATERIALS. Corixa has delivered or made available true and copies of each document which has been requested by Ribi or its counsel in connection with their legal and accounting review of Corixa and its subsidiaries.

     3.14 THIRD PARTY CONSENTS. No consent, approval or authorization is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

                                  SECTION FOUR

 4. CONDUCT PRIOR TO THE EFFECTIVE TIME.

     4.1 CONDUCT OF BUSINESS OF RIBI. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Ribi and each of its Subsidiaries shall, except to the extent that Corixa shall otherwise consent in writing and except as provided in the budget and salary administration information previously provided to Corixa by Ribi, and as further described in Section 4.1 of the Ribi Disclosure Schedule, carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes (which disputes, if any, are or will be disclosed in Section 4.1 of the Ribi Disclosure Schedule), pay or perform other obligations when due, and use its best efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, Ribi will promptly notify Corixa of any event that it reasonably believes could have a Material Adverse Effect on Ribi or the Surviving Corporation.

     In addition, except as permitted by the terms of this Agreement and except as provided in Section 4.1 of the Ribi Disclosure Schedule, without the prior written consent of Corixa, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Ribi shall not do any of the following and shall not allow, cause or permit its Subsidiaries to do, cause or permit any of the following:

        (a) Except as otherwise provided in the Ribi Disclosure Schedule, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted pursuant to the Ivy Option or under any employee, consultant, director or other stock plans, including the Ribi Stock Option Plans, or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Corixa, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Intellectual Property, or enter into grants to future patent rights;

        (d) Except as provided in Section 5.16, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Except as provided in Section 5.16, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Ribi or its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

        (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Ribi Common Stock pursuant to the exercise of Ribi options outstanding under the Ribi Stock Option Plans and the Ivy Options as of the date of this Agreement, (ii) shares of Ribi Common Stock pursuant to the exercise of Ribi Warrants outstanding as of the date of this Agreement and (iii) shares of Ribi Common Stock pursuant to the conversion of Ribi Series A Stock outstanding as of the date of this Agreement;

        (g) Except as provided in Section 5.16, cause, permit or propose any amendments to its Certificate of Incorporation, any applicable Certificate of Designation, Bylaws or similar organizational documents of Ribi or any of its Subsidiaries;

        (h) Acquire or propose or agree to acquire by merging or consolidating with, or by purchasing any material equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or capital stock which are material, individually or in the aggregate, to the business of Ribi or its Subsidiaries or enter into any material joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Ribi or its Subsidiaries, except sales of inventory in the ordinary course of business consistent with past practice;

        (j) Except as provided in Section 5.17, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Ribi or its Subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

        (k) Except as already budgeted for 1999 and provided to Corixa in the form of budgeted information as well as set forth in the Ribi Disclosure Schedule, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, including the Ribi Stock Option Plans, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will,"), pay any special bonus or special remuneration to any director or employee, or grant any additional stock options or other stock purchase rights to, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of, its directors, officers, employees or consultants, or change in any material respect any management policies or procedures;

        (l) Make any payments outside of the ordinary course of business;

        (m) Modify, amend or terminate any material contract or agreement to which Ribi or any Subsidiary is a party or waive, release or assign any material rights or claims thereunder;

        (n) Other than the grant to SmithKline Beecham of a license relating to the development of vaccines for the treatment of allergies, the terms of which proposed license have been reviewed with and agreed to by Corixa, enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Ribi's products or products licensed by Ribi other than non-exclusive licenses in the ordinary course of business consistent with past practice;

        (o) Except as set forth in Section 2.8(f) of the Ribi Disclosure Schedule, revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

        (p) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated in this Agreement;

        (q) Fail to make in a timely matter any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

        (r) Except as otherwise disclosed in the Ribi Disclosure Schedule, enter into any agreement not in the ordinary course of business;

        (s) Except as already budgeted for 1999 and provided to Corixa in the form of budgeted information as well as set forth on the Ribi Disclosure Schedule, enter into any agreement which provides for payments by Ribi in excess of $50,000 without Corixa's prior written consent; or

        (t) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (s) above.

     4.2 CONDUCT OF BUSINESS OF CORIXA. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and except as provided in Section 4 of the Corixa Disclosure Schedule or in accordance with the terms of the Corixa Certificate of Designation, without the prior written consent of Ribi during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Corixa shall not
(i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, (ii) engage in any action directly or indirectly adversely impact any of the transaction contemplated in this Agreement, (iii) fail to make in any timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder, or (iv) agree in writing or otherwise to take any of the actions described in subsections (i) through (iii).

                                  SECTION FIVE

 5. ADDITIONAL AGREEMENTS.

     5.1  BEST EFFORTS AND FURTHER ASSURANCES.

        (a) Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        (b) Ribi shall give prompt notice to Corixa of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Ribi to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        (c) Corixa shall give prompt notice to Ribi of any representation or warranty made by it or contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Corixa to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.2  CONSENTS; COOPERATION.

        (a) Each of Corixa and Ribi shall use its reasonable best efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Corixa or Ribi or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, including those required under the HSR Act, and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act and any other applicable federal, state or foreign securities laws.

        (b) Each of Corixa and Ribi shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Corixa and Ribi shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Corixa and Ribi decide that litigation is not in their respective best interests. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither party shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond December 31, 1999. Each of Corixa and Ribi shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

        (c) Notwithstanding anything to the contrary in Section 5.2(a) or (b),
(i) neither Corixa nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Corixa after the Effective Time and (ii) neither Ribi nor its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Ribi.

        (d) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened, action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Corixa or its subsidiaries to own or operate all or any portion of the businesses or assets of Ribi or its Subsidiaries.

        (e) Each of Corixa and Ribi shall give or cause to be given any required notices to third parties, and use its reasonable best efforts to obtain all consents, waivers and approvals from third parties (i) necessary, proper or advisable to consummate the transactions contemplated hereunder, (ii) disclosed or required to be disclosed in the Ribi Disclosure Schedule or the Corixa Disclosure Schedule, or (iii) required to prevent a Material Adverse Effect on Ribi or Corixa from occurring prior or after the Effective Time. In the event that Corixa or Ribi shall fail to obtain any third party consent, waiver or approval described in this Section 5.2(e), it shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon Corixa and Ribi, their respective subsidiaries and their respective businesses resulting (or which could reasonably be expected to result after the Effective Time) from the failure to obtain such consent, waiver or approval.

        (f) Each of Corixa and Ribi will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     5.3  ACCESS TO INFORMATION.

        (a) Each of Corixa and Ribi shall afford the other and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (i) all of the other and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business (including without limitation the status of the product development efforts), properties, results of operation and personnel of the other and its subsidiaries as Corixa or Ribi may reasonably request. Each of Corixa and Ribi agrees to provide to the other and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

        (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, Ribi shall confer with Corixa on a regular and frequent basis to report operational matters of materiality to Ribi and the general status of ongoing operations to Ribi and its Subsidiaries.

        (c) No information or knowledge obtained by Corixa or Ribi in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty of Ribi or Corixa, respectively, contained herein or the conditions to the obligations of the parties to consummate the Merger. In the event Corixa or Ribi obtains any such information that makes any representation or warranty of the other party contained herein materially untrue, then such party shall so notify the other party.

     5.4 CONFIDENTIALITY. The parties acknowledge that Corixa and Ribi have previously executed a non-disclosure agreement dated as of December 8, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

     5.5 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS.

        (a) As promptly as practicable after the execution of this Agreement, Ribi and Corixa will prepare and file with the SEC the Proxy Statement/Prospectus and the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Ribi and Corixa will respond to any comments of the SEC and will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of Ribi and Corixa will cause the Proxy Statement/Prospectus to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Ribi and Corixa will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated in this Agreement (the "Other Filings"). Each of Ribi and Corixa will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Ribi and Corixa will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.5(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/ Prospectus, the Registration Statement or any Other Filing, Ribi or Corixa, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Ribi and Corixa, such amendment or supplement.

        (b) The Proxy Statement/Prospectus will include the recommendation of the Board of Directors of each of Ribi and Corixa in favor of adoption and approval of this Agreement and approval of the Merger.

     5.6  MEETING OF RIBI STOCKHOLDERS.

        (a) Promptly after the date hereof, Ribi will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation, any applicable Certificate of Designation and Bylaws to convene the Ribi Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the declaration of effectiveness of the Registration Statement; provided, however, that in the event Ribi's Board of Directors receives a Superior Offer (as defined in Section 5.6(c)) during the last five (5) business days of such thirty (30) day period, such thirty (30) day period shall be extended for seven
(7) calendar days from the time Ribi's Board of Directors receives such Superior Offer (the "Ribi Stockholders' Meeting Period"), for the purpose of voting upon this Agreement and the Merger or the issuance of shares of Corixa Common Stock pursuant to the Merger, respectively. Ribi will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of the

Nasdaq National Market ("Nasdaq") and Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Ribi may adjourn or postpone the Ribi Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Ribi's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Ribi Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Ribi Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Ribi Stockholders' Meeting. Ribi shall ensure that the Ribi Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.6(c) that all proxies solicited by Ribi in connection with the Ribi Stockholders' Meeting are solicited, in compliance with Delaware Law, its Certificate of Incorporation, any applicable Certificate of Designation and Bylaws, the rules of Nasdaq and all other applicable legal requirements. Ribi's obligation to call, give notice of, convene and hold the Ribi Stockholders' Meeting in accordance with this Section 5.6(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Ribi of any Acquisition Proposal (as defined in Section 5.7(a)), or by any withdrawal, amendment or modification of the recommendation of Ribi's Board of Directors with respect to the Merger.

        (b) Subject to Section 5.6(c): (i) Ribi's Board of Directors shall unanimously recommend that Ribi's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Ribi Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that Ribi's Board of Directors has unanimously recommended that Ribi's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Ribi Stockholders' Meeting and (iii) neither Ribi's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Corixa, the unanimous recommendation of Ribi's Board of Directors that Ribi's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

        (c) Subject to Section 7, nothing in this Agreement shall prevent Ribi's Board of Directors from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer is made to Ribi and is not withdrawn, (ii) neither Ribi nor any of its representatives shall have violated any of the restrictions set forth in Section 5.7, and (iii) Ribi's Board of Directors or any committee thereof concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for Ribi's Board of Directors or any committee thereof to comply with its fiduciary obligations to Ribi's stockholders under applicable law. Subject to applicable laws, nothing contained in this Section 5.6 shall limit Ribi's obligation to hold and convene the Ribi Stockholders' Meeting (regardless of whether the unanimous recommendation of the Ribi's Board of Directors shall have been withdrawn, amended or modified). For purposes of this Agreement, the term "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (1) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Ribi pursuant to which the stockholders of Ribi immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction, (2) a sale or other disposition by Ribi of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of fifty percent (50%) of the fair market value of Ribi's business immediately prior to such sale, (3) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Ribi), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then-outstanding shares of capital stock of the Ribi or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, in each case on terms that Ribi's Board of Directors determines, in its judgment consistent with applicable corporate law, after consultation with the Ribi Financial Advisor, is reasonably likely to be financially superior to the Ribi stockholders than the terms of the Merger.

     5.7  NO SOLICITATION.

        (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 7, Ribi and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to Section 5.6(c), engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.6(c), approve, endorse or recommend any Acquisition Proposal or (v) subject to Section 5.6(c), enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as hereinafter defined); provided, however, that prior to the approval of this Agreement by the required vote of the Ribi stockholders, this
Section 5.7(a) shall not prohibit Ribi from furnishing nonpublic information regarding Ribi and its Subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither Ribi nor any representative of Ribi and its Subsidiaries shall have violated any of the restrictions set forth in this
Section 5.7, (2) Ribi's Board of Directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for Ribi's Board of Directors to comply with its fiduciary obligations to Ribi's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, and as promptly as reasonably practicable after having any discussions with, such person or group, Ribi gives Corixa written notice of the identity of such person or group and of Ribi's intention to furnish nonpublic information to, or enter into discussions with, such person or group and Ribi receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Ribi, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Ribi furnishes such nonpublic information to Corixa (to the extent such nonpublic information has not been previously furnished by Ribi to Corixa); and provided further, however, that upon compliance with clauses (1) -- (4) and Ribi's Board of Directors determination to accept a Superior Offer, all Ribi Voting Agreements (as defined in Section 5.12) shall terminate, and Ribi shall be entitled to enter into an agreement with such third party concerning such Superior Proposal, provided that Ribi has made payment in full to Corixa of the Termination Fee subject and pursuant to
Section 7.3(b). Ribi and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Ribi or any of its Subsidiaries or any investment banker, attorney, the Ribi Financial Advisor or other advisor or representative of Ribi or any of its Subsidiaries shall be deemed to be a material breach of this Section 5.7 by Ribi. In addition to the foregoing, Ribi shall provide Corixa with at least the same notice as provided to the members of Ribi's Board of Directors of any meeting of Ribi's Board of Directors at which Ribi's Board of Directors is reasonably expected to consider a Superior Offer or to recommend a Superior Offer to its stockholders and together with such notice a copy of any proposed documentation relating to such Superior Offer.

     For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Corixa) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated in this Agreement involving: (A) any acquisition or purchase from Ribi by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of Ribi or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of Ribi or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving Ribi pursuant to which the stockholders of Ribi immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifty percent (50%) of the assets of Ribi, or (C) any liquidation or dissolution of Ribi.

        (b) In addition to the obligations of Ribi set forth in paragraph (a) of this Section 5.7, Ribi as promptly as practicable shall advise Corixa orally and in writing of any request for nonpublic information which Ribi reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Ribi reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Ribi will keep Corixa informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

     5.8 MEETING OF CORIXA STOCKHOLDERS. Promptly after the date hereof, Corixa will take all actions necessary in accordance with the Delaware Law and its Certificate of Incorporation, any applicable Certificate of Designation and Bylaws to convene the Corixa Stockholders' Meeting to be held as promptly as practicable, and in any event (the extent permissible under applicable law) within thirty (30) days after the declaration of effectiveness of the Registration Statement. Corixa will use its commercially reasonable efforts to solicit from it stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action reasonably necessary or advisable or secure the vote or consent of its stockholders required by the rules of Nasdaq and Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Corixa may adjourn or postpone the Corixa Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to the Corixa stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Corixa Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Corixa Common Stock or Series A Preferred Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Corixa Stockholders' Meeting. Corixa shall ensure that the Corixa Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.6(c) that all proxies solicited by Corixa in connection with the Corixa Stockholders' Meeting are solicited, in compliance with Delaware Law, Certificate of Incorporation, Certificate of Designation and Bylaws, the rules of Nasdaq and all other applicable legal requirements.

     5.9 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Corixa and Ribi shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior written approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

     5.10 STATE STATUTES. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Corixa and its Board of Directors or Ribi and its Board of Directors, as the case may be, shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

     5.11 LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Corixa shall file with Nasdaq a Notification Form for Listing of Additional Shares with respect to the shares of Corixa Common Stock issuable upon conversion of the Ribi Common Stock in the Merger and upon exercise of the Assumed Options, the Ivy Options and Ribi Warrants assumed by Corixa.

     5.12 RIBI VOTING AGREEMENTS. Set forth in Section 5.12 of the Ribi Disclosure Schedule is a list of those persons who may be deemed to be, in Ribi's reasonable judgment, affiliates of Ribi within the meaning of Rule 145 promulgated under the Securities Act (each a "Ribi Affiliate"). Ribi will provide Corixa with such information and documents as Corixa reasonably requests for purposes of reviewing such list. Ribi will use its reasonable best efforts to deliver or cause to be delivered to Corixa, as promptly as practicable on or immediately following the date hereof, from each Ribi Affiliate and from SmithKline Beecham an executed voting agreement in substantially the form attached hereto as Exhibit B (the "Voting Agreement"), which will be in full force and effect as of the Effective Time. Additionally, Ribi will use reasonable efforts to deliver or cause to be delivered to Corixa, as promptly as practicable an executed Voting Agreement from Rose Glen Capital Management LP with respect to any shares of Ribi Common Stock as of the record date for the Ribi Stockholders' Meeting, which will be in full force and effect until the Ribi Stockholders Meeting. Pursuant to the Voting Agreements, all of Ribi's Affiliates and SmithKline Beecham have also agreed not to sell shares of Corixa Common Stock, or take other actions as set forth therein during the ninety (90) day period following the Effective Time. Corixa will be entitled to place appropriate legends on the certificates evidencing any Corixa Common Stock to be received by a Ribi Affiliate or SmithKline Beecham pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Corixa Common Stock, consistent with the terms of the Voting Agreement.

     5.13 IRREVOCABLE PROXIES. Ribi shall use its reasonable best efforts, on behalf of Corixa and pursuant to the request of Corixa, to cause each Ribi Affiliate and SmithKline Beecham to execute and deliver to Corixa an Irrevocable Proxy substantially in the form of Exhibit C attached hereto prior to the time of Ribi Stockholders' Meeting.

     5.14 INDEMNIFICATION. From and after the Effective Time, Corixa will fulfill and honor in all respects the obligations of Ribi pursuant to any indemnification agreements between Ribi and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Ribi's Certificate of Incorporation, any applicable Certificate of Designation or Bylaws as in effect on the date hereof. The Certificate of Incorporation , any applicable Certificate of Designation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation, any applicable Certificate of Designation and Bylaws of Ribi as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of three (3) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Ribi, unless such modification is required by law.

        (a) For a period of three (3) years after the Effective Time, Corixa will use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are covered by Ribi's directors' and officers' liability insurance policy as of the date hereof on terms comparable to those applicable to the current directors and officers of Ribi; provided, however, that in no event will Corixa be required to expend in excess of one hundred twenty-five percent (125%) of the annual premium currently paid by Ribi for such coverage (or such coverage as is available for such one hundred twenty-five percent (125%) of such annual premium).

     5.15 FILING OF FORM S-8. As soon as practicable but in no event later than fifteen (15) calendar days following the Effective Time, Corixa shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Corixa Common Stock subject to Assumed Options and the Ivy Options pursuant to Section 1.6(c) and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Options remain outstanding. The parties specifically contemplate that such Form S-8 may be either a new Form S-8 or an amendment to an existing Form S-8, at Corixa's sole discretion.

     5.16 REDEMPTION OF SERIES A STOCK. Ribi agrees that prior to the Closing and as soon as possible following (i) the adoption and approval of this Agreement and approval of the Merger by the stockholders of Ribi and Corixa,
(ii) Corixa's affirmation to Ribi that all closing conditions set forth in
Section 6.3 (except Section 6.3 (h)) have been met or waived, and (iii) Ribi's affirmation to Corixa that all closing conditions set forth in Section 6.2 have been met or waived, to the extent there remain outstanding shares of Series A Stock, Ribi shall redeem all such outstanding shares of its Series A Stock in the manner set forth in this Section 5.16. Ribi agrees to do and take all action necessary to effect such redemption, including without limitation effecting such redemption under Section V.C of the Certificate of Designation of the Rights, Preferences and Privileges of the Series A Stock of Ribi (the "Optional Redemption"), at a price equal to the amount required under such Section V.C to fully effect such redemption (the "Optional Redemption Amount"). As soon as possible following the satisfaction of the criteria set forth in the first sentence of this Section 5.16, Ribi shall deliver to each holder of Series A Stock a notice of redemption pursuant to such Section V.C. which shall provide that such redemption shall be effected in ten (10) trading days following the date such redemption notice is provided. From and after the date of such redemption, all rights of the holders of shares of Series A Stock shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of Ribi or be deemed outstanding for any purpose whatsoever. All documents with respect to such redemption shall be in form and substance reasonably acceptable to counsel to Corixa.

     5.17 PROMISSORY NOTE. In the event Section 5.16 applies, Ribi agrees that immediately prior to the date the Optional Redemption is effected, Ribi shall issue, sell and deliver to Corixa or, in Corixa's sole discretion, a third party investor(s) designated by Corixa (the "Investor(s)") a promissory note in an aggregate principal amount equal to the product of (i) 0.88908 multiplied by
(ii) the Optional Redemption Amount (the "Note"). In the event such Note is issued to the Investor(s), such Note will, at Corixa's sole option, (x) be payable in cash or (y) be convertible into shares of Corixa Common Stock following the Effective Time, in each case on the terms and conditions set forth in such Note. The Note shall be in form and substance reasonably acceptable to counsel for Corixa. The payment of the remaining amount of the Optional Redemption Amount, which shall be equal to product of (A) 0.11092 multiplied by (B) the Optional Redemption Amount, shall be made by Ribi.

     5.18 CONSULTING AGREEMENT. Concurrently with the execution of this Agreement, Corixa and Robert Ivy have entered into a consulting agreement in the form attached hereto as Exhibit D (the "Ivy Consulting Agreement") pursuant to which Mr. Ivy will act as a consultant to Corixa for a period of two (2) years following the Effective Time. The Ivy Consulting Agreement will be effective immediately following the Effective Time.

     5.19 CONTINUED EMPLOYMENT. As soon as possible following the Effective Time, Corixa will send an offer letter to each of the employees of Ribi designated in a letter provided by Ribi to Corixa. Ribi agrees that Ribi will use its reasonable best efforts to cause such employees of Ribi to sign the offer letter from Corixa following the Merger. Additionally, as soon as possible following the Effective Time, Corixa will send a retention letter to each of the Ribi employees designated in a letter provided by Ribi to Corixa. Ribi agrees that Ribi will use its reasonable best efforts to cause such employees of Ribi to sign the retention letter from Corixa following the Merger. Corixa further agrees that as soon as possible following the Effective Time, it will use its reasonable best efforts to enter into employment agreements with the individuals designated in a letter provided by Ribi to Corixa, and Ribi will use reasonable best efforts to cause such individuals to enter into such employment agreements. Corixa agrees that it will make available to all Ribi employees who become employees of Corixa following the Merger employee benefits that are comparable to the employee benefits then offered to Corixa employees of similar position and responsibilities, provided that such benefits are consistent with the benefits currently offered by Ribi to its employees and applicable state law.

     5.20 FACILITY MAINTENANCE. Corixa acknowledges that Corixa currently intends to continue to operate the manufacturing/quality assurance/quality control and development facility after the Effective Time that is currently operated by Ribi and located in Hamilton, Montana, and to honor the terms of Ribi's written contractual commitments with respect to such facility, in each case in a manner that is consistent with commercially reasonable and prudent business practices as determined by Corixa and subject to the discretion of Corixa's Board of Directors.

     5.21 D & O INSURANCE. Ribi has directors' and officers' liability insurance covering such persons, in such amounts and on such terms and conditions, as have been mutually agreed upon by Ribi and Corixa, and such insurance policy(ies) are in full force and effect.

     5.22 1986 PLAN AND 1996 PLAN. Between the date of this Agreement and the Effective Time, Ribi shall take all steps necessary to effectuate each of the following in connection with the 1986 Plan and the 1996 Plan (collectively, the "Employee Option Plans") (including if appropriate amending the terms of the Employee Option Plans and any agreements issued thereunder and obtaining stockholder and optionholder consent to any such amendments):

        (a) With respect to options and other awards issued under the Employee Option Plans to persons who are not outside directors of Ribi:

           (i) Either

                (A) Waive acceleration of vesting and exercisability of awards outstanding under the Employee Option Plans so that the vesting, exercisability and termination date of such awards do not accelerate in connection with the Merger but continue on the terms related to continued employment set forth in the individual option agreements, or

                (B) Allow acceleration of vesting and exercisability of awards outstanding under the Employee Option Plans so that the vesting and exercisability of such awards accelerates in full in connection with the Merger as provided for in the Employee Option Plans and provide that all such accelerated awards terminate on or before the Effective Time;

           (ii) Permit awards outstanding under the Employee Option Plans for which subsection (a)(i)(A) above applies to be assumed by Corixa at the Effective Time;

           (iii) Permit all holders of awards outstanding under the Employee Option Plans for which subsection (a)(i)(A) above applies ninety (90) days to exercise such awards following termination of their employment with the Ribi or any successor to Ribi; and

           (iv) Provide that awards outstanding under the Employee Option Plans for which subsection (a)(i)(A) above applies will be treated upon a change of control following the Effective Time in a manner consistent with the treatment of awards outstanding under the Corixa Stock Option Plan.

        (b) With respect to options issued under Section 7.8 of the Employee Option Plans to persons who are outside directors of Ribi:

           (i) Permit such options to be assumed by Corixa at the Effective
Time;

           (ii) Permit holders of such options a period of time to exercise each such option following termination of their services as directors of Ribi equal to the remaining term of the option immediately prior to such termination; and

           (iii) Provide that such options will be treated upon a change of control following the Effective Time in a manner consistent with the treatment of awards outstanding under the Corixa Stock Option Plan.

     5.23 DIRECTOR PLAN/IVY OPTIONS. Between the date of this Agreement and the Effective Time, Ribi shall take all steps necessary to effectuate each of the following in connection with the Director Plan and the Ivy Options (including if appropriate amending the terms of the Director Plan, any agreements issued thereunder and the Ivy Options, and obtaining stockholder and optionholder consent to any such amendments):

        (a) Permit awards outstanding under the Director Plan and the Ivy Options to be assumed by Corixa at the Effective Time;

        (b) Permit all holders of awards outstanding under the Director Plan a period of time to exercise their options following termination of their service as directors of Ribi equal to the remaining term of the option immediately prior to such termination; and

        (c) Provide that awards outstanding under the Director Plan and the Ivy Options will be treated upon a change of control following the Effective Time in a manner consistent with the treatment of awards outstanding under the Corixa Stock Option Plan.

                                  SECTION SIX

 6. CONDITIONS TO THE MERGER.

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction (i) prior to Ribi's issuance of a redemption notice pursuant to
Section 5.16 of this Agreement, if Ribi is required to issue such redemption notice, or (ii) on or prior to the Effective Time if Ribi is not required to issue such redemption notice, of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

        (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Ribi and Corixa.

        (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

        (c) GOVERNMENTAL APPROVAL, REGISTRATION STATEMENT EFFECTIVE. Corixa and Ribi and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under the HSR Act, the Securities Act and any state securities laws. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding in respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

        (d) TAX OPINION. Corixa and Ribi shall have received written opinions of Corixa's legal counsel and Ribi's legal counsel, respectively, dated on or about the date of, and referred to in, the Proxy Statement/Prospectus as first mailed to stockholders of Corixa and Ribi and to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Codes, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Corixa and Ribi and certain stockholders of Ribi.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF RIBI. The obligations of Ribi to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction (i) prior to Ribi's issuance of a redemption notice pursuant to Section 5.16 of this Agreement, if Ribi is required to issue such redemption notice, or (ii) on or prior to the Effective Time if Ribi is not required to issue such redemption notice, of each of the following conditions, any of which may be waived, in writing, by Ribi:

        (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) Each of the representations and warranties of Corixa in this Agreement, except for those set forth in Sections 3.2, 3.3 and 3.11, shall have been true and correct in all material respects as of the date of this Agreement, (ii) each of the representations and warranties of Corixa set forth in Sections 3.2, 3.3 and 3.11 shall have been true and correct as of the date of this Agreement, (iii) each of the representations and warranties of Corixa in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Corixa in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (iv) Corixa shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Corixa as of the Effective Time.

        (b) CERTIFICATES OF CORIXA.

           (i) COMPLIANCE CERTIFICATE OF CORIXA. Ribi shall have been provided with a certificate executed on behalf of Corixa by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.1(a) with respect to Corixa and in Sections 6.2(a) and (d) has been satisfied.

           (ii) CERTIFICATE OF SECRETARY OF CORIXA. Ribi shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Corixa certifying the incumbency of the officers of Corixa executing this Agreement and all agreements and documents contemplated hereby.

        (c) LEGAL OPINION. Ribi shall have received a legal opinion from Corixa's legal counsel substantially in the form of Exhibit E hereto.

        (d) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any Material Adverse Effect with respect to Corixa and its subsidiaries since the date of this Agreement.

        (e) FAIRNESS OPINION. Ribi shall have received an opinion from Ribi's Financial Advisor stating that in the opinion of the Ribi Financial Advisor, the terms of the Merger are fair to the stockholders of Ribi from a financial point of view.

        (f) GOOD STANDING. Ribi shall have received a certificate or certificates of the Secretary of State of the State of Delaware and the applicable franchise tax authority of such state, certifying as of a date no more than three (3) business days prior to the Effective Time, that Corixa has filed all required reports, paid all required fees and taxes and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

        (g) LISTING OF ADDITIONAL SHARES. The filing with Nasdaq of a Notification Form for Listing of Additional Shares with respect to the shares of Corixa Common Stock issuable upon conversion of the Ribi Common Stock in the Merger, upon exercise of the options under the Ribi Stock Option Plans and the Ivy Options assumed by Corixa and upon exercise of the Ribi Warrants assumed by Corixa shall have been made.

        (h) THIRD PARTY CONSENTS. Ribi shall have been furnished with evidence satisfactory to it that Corixa has obtained those consents, waivers, approval or authorization of those Governmental Entities and third parties whose consent or approval are required in connection with the Merger as set forth in Sections 5.2(a) and (e).

     6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF CORIXA. The obligations of Corixa to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction (i) prior to Ribi's issuance of a redemption notice pursuant to Section 5.16 of this Agreement if Ribi is required to issue such redemption notice, of the following conditions except for satisfaction of the conditions set forth in Section 6.3(h), or (ii) on or prior to the Effective Time of Section 6.3(h) and, if Ribi is not required to issue such redemption notice, of each of the other conditions set forth in this
Section 6.3, any of which may be waived, in writing, by Corixa:

        (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) Each of the representations and warranties of Ribi in this Agreement, except for those set forth in Sections 2.3, 2.4, 2.11(d), 2.13, 2.14, 2.27 and 2.30, shall have been true and correct in all material respects as of the date of this Agreement, (ii) each of the representations and warranties of Ribi set forth in Sections 2.3, 2.4, 2.11(d), 2.13, 2.14, 2.27 and 2.30 shall have been true and correct as of the date of this Agreement, (iii) each of the representations and warranties of Ribi in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Ribi in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (iv) Ribi shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Ribi as of the Effective Time.

        (b) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any Material Adverse Effect with respect to Ribi and its Subsidiaries since the date of this Agreement.

        (c) CERTIFICATES OF RIBI.

           (i) COMPLIANCE CERTIFICATE OF RIBI. Corixa shall have been provided with a certificate executed on behalf of Ribi by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.1(a) and with respect to Ribi, Sections 6.3(a) and (b) has been satisfied.

           (ii) CERTIFICATE OF SECRETARY OF RIBI. Corixa shall have been provided with a certificate executed by the Secretary of Ribi certifying:

                (A) The Certificate of Incorporation, any applicable Certificate of Designation and Bylaws of Ribi, as in effect immediately prior to the Effective Time, including all amendments thereto; and

                (B) the incumbency of the officers of Ribi executing this Agreement and all agreements and documents contemplated hereby.

        (d) THIRD PARTY CONSENTS. Corixa shall have been furnished with evidence satisfactory to it that Ribi has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are required in connection with the Merger as set forth in Sections 5.2(a) and (e).

        (e) INJUNCTIONS OR RESTRAINTS ON MERGER AND CONDUCT OF BUSINESS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Corixa's conduct or operation of the business of Ribi and its Subsidiaries following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

        (f) LEGAL OPINION. Corixa shall have received a legal opinion from Ribi's legal counsel, in substantially the form of Exhibit F.

        (g) VOTING AGREEMENTS. Corixa shall have received from each of the Affiliates of Ribi an executed Voting Agreement in substantially the form attached hereto as Exhibit B.

        (h) REDEMPTION OF SERIES A STOCK. Prior to the Effective Time, all of Ribi's outstanding Series A Stock shall have been redeemed by Ribi in accordance with Section 5.16, or shall have been converted into Ribi Common Stock.

        (i) FAIRNESS OPINION. Corixa shall have received an opinion from its financial advisor, Pacific Growth Equities, Inc., stating that in the opinion of such financial advisor, the terms of the Merger are fair to the stockholders of Corixa from a financial point of view.

        (j) GOOD STANDING. Corixa shall have received a certificate or certificates of the Secretary of State of the State of Delaware and the applicable franchise tax authority of such state, certifying as of a date no more than three (3) business days prior to the Effective Time, that Ribi has filed all required reports, paid all required fees and taxes and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

        (k) D & O INSURANCE. Ribi's directors' and officers' liability insurance shall be in full force and effect.

        (l) TERMINATION OF RIBI 401(K) PLAN. The Board of Directors of Ribi shall have adopted a resolution terminating Ribi's 401(k) Plan effective as of a date prior to Closing.

        (m) AMENDMENT OF RIBI STOCK OPTION PLANS. Each of the Board of Directors of Ribi and the stockholders of Ribi shall have taken all steps necessary to effectuate the transactions contemplated by Sections 5.22 and 5.23 above.

                                 SECTION SEVEN

 7. TERMINATION, AMENDMENT AND WAIVER.

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Ribi or Corixa:

        (a) by mutual written consent duly authorized by the Boards of Directors of Corixa and Ribi;

        (b) by either Ribi or Corixa if the Merger shall not have been consummated by September 15, 1999 (or November 1, 1999, in the event that the SEC has notified the parties that the Proxy Statement/Prospectus will be reviewed by the SEC for any reason); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

        (c) by either Ribi or Corixa if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

        (d) by either Ribi or Corixa if the required approval of the stockholders of Ribi or Corixa contemplated in this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Ribi stockholders or Corixa stockholders, respectively, duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to a party where the failure to obtain stockholder approval of such party shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement);

        (e) by Corixa or Ribi (at any time prior to the adoption and approval of this Agreement and the approval of the Merger by the required vote of the stockholders of Ribi) if a Triggering Event (as defined below) shall have occurred;

        (f) by Corixa (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Ribi) if a Corixa Termination Event (as defined below) shall have occurred;

        (g) by Ribi (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Corixa) if a Ribi Termination Event (as defined below) shall have occurred;

        (h) by Ribi, upon a breach of any representation, warranty, covenant or agreement on the part of Corixa set forth in this Agreement, or if any representation or warranty of Corixa shall have become untrue, in either case such that any condition set forth in Section 6.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Corixa's representations and warranties or breach by Corixa is curable by Corixa through the exercise of its commercially reasonable efforts, then Ribi may not terminate this Agreement under this Section 7.1(h) for fifteen (15) days after delivery of written notice from Ribi to Corixa of such breach; and provided further, however, Corixa continues to exercise commercially reasonable efforts to cure such breach (it being understood that Ribi may not terminate this Agreement pursuant to this Section 7.1(h) if it shall have materially breached this Agreement or if such breach by Corixa is cured during such fifteen (15) day period); or

        (i) by Corixa, upon a breach of any representation, warranty, covenant or agreement on the part of Ribi set forth in this Agreement, or if any representation or warranty of Ribi shall have become untrue, in either case such that any condition set forth in Section 6.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Ribi's representations and warranties or breach by Ribi is curable by Ribi through the exercise of its commercially reasonable efforts, then Corixa may not terminate this Agreement under this Section 7.1(i) for fifteen (15) days after delivery of written notice from Corixa to Ribi of such breach; and provided further, however, Ribi continues to exercise commercially reasonable efforts to cure such breach (it being understood that Corixa may not terminate this Agreement pursuant to this Section 7.1(i) if it shall have materially breached this Agreement or if such breach by Ribi is cured during such fifteen (15) day period).

     For the purposes of this Agreement, (i) a "Corixa Termination Event" shall be deemed to occur if Ribi shall not have used commercially reasonable efforts to hold the Ribi Stockholders' Meeting as promptly as practicable and in any event within the later of (A) the Ribi Stockholders' Meeting Period or (B) fifteen (15) days after any amendments or supplement to the Proxy Statement/ Prospectus are mailed to stockholders of Ribi, and (ii) a "Ribi Termination Event" shall be deemed to occur if Corixa shall not have used commercially reasonable efforts to hold the Corixa Stockholders' Meeting as promptly as practicable and in any event within fifteen (15) days after any amendments or supplements to the Proxy Statement/Prospectus are mailed to stockholders of Corixa.

     For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) Ribi's Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Corixa its unanimous recommendation in favor of the adoption and approval of this Agreement or the approval of the Merger, (ii) Ribi shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of Ribi's Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) Ribi's Board of Directors fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within seven (7) calendar days after Corixa requests in writing that such recommendation be reaffirmed at any time following the public announcement of any Superior Offer, (iv) Ribi's Board of Directors or any committee thereof shall have approved or publicly recommended any Superior Offer, (v) Ribi shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer or (vi) a tender or exchange offer relating to securities of Ribi shall have been commenced by a Person unaffiliated with Corixa and Ribi shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Ribi recommends rejection of such tender or exchange offer.

     7.2 NOTICE OF TERMINATION, EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Section 8, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  FEES AND EXPENSES.

        (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated; provided, however, that Corixa shall pay all fees and expenses, other than attorneys', accountants' and fairness opinion fees and expenses of Ribi, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto, the listing of Shares of Corixa Common Stock contemplated under Section 5.11, and the filing of a registration statement on Form S-8 (or any successor or other appropriate form) contemplated under Section 5.15; and provided further, however, that fees and expenses incurred by Ribi in connection with this agreement and the transactions contemplated herein shall not exceed (i) with respect to legal fees and expenses of Ribi, One Hundred Fifty Thousand Dollars ($150,000), (ii) with respect to accounting fees and expenses of Ribi, One Hundred Thousand Dollars ($100,000), and (iii) with respect to investment banking fees, including fees for Ribi's fairness opinion, Seven Hundred Fifty Thousand Dollars ($750,000).

        (b) RIBI PAYMENT. In the event that this Agreement is terminated by Corixa or Ribi, as applicable, pursuant to Section 7.1(e), Ribi shall promptly, but in no event later than five (5) business days after the date of such termination, pay Corixa a fee equal to Two Million Five Hundred Thousand Dollars ($2,500,000) in immediately available funds (the "Termination Fee"). Ribi acknowledges and agrees that the agreement contained in this Section 7.3(b) is an integral part of the transactions contemplated in this Agreement, and that, without this agreement, Corixa would not enter into this Agreement; accordingly, if Ribi fails promptly to pay the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Corixa commences a suit which results in a judgment against Ribi for the amounts set forth in this Section 7.3(b), Ribi shall pay to Corixa its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

        (c) Payment of the fees described in Section 7.3(b) above shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

     7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Corixa and Ribi.

     7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                 SECTION EIGHT

 8. GENERAL PROVISIONS.

     8.1 SURVIVAL OF WARRANTIES. The representations, warranties and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time of the Merger and (except to the extent that survival is necessary to effectuate the intent of such provisions) shall terminate at the Effective Time of the Merger.

     8.2 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice,

           (a) if to Corixa, to:
               1124 Columbia Street
               Suite 200
               Seattle, WA 98104
               Attention: President
               CC: Director of Legal Affairs
               Facsimile No.: (206) 754-5994
               Telephone No.: (206) 754-5711

               with a copy to:

               Venture Law Group
               4750 Carillon Point
               Kirkland, WA 98033
               Attention: William W. Ericson
               Facsimile No.: (425) 739-8750
               Telephone No.: (425) 739-8700

           (b) if to Ribi, to:
               553 Old Corvallis Road
               Hamilton, MT 59840
               Attention: President
               Facsimile No.: (406) 363-6129
               Telephone No.: (406) 363-6214

               with a copy to:

               Morrison & Foerster LLP
               755 Page Mill Road
               Palo Alto, CA 94304
               Attention: William D. Sherman
               Facsimile No.: (650) 494-0792
               Telephone No.: (650) 813-5602

     8.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 9, 1999. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     8.5 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Ribi Disclosure Schedule and the Corixa Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c) and (f), 1.7. 1.8 and 1.12; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     8.6 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

     8.7 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     8.8 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of King County, Washington.

     8.9 RULES OF CONSTRUCTION The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this
Section 8.10 shall be binding upon the parties and their respective successors and assigns.

                            [Signature Page Follows]

     Ribi and Corixa have executed this Agreement as of the date first written above.

                                          RIBI IMMUNOCHEM RESEARCH, INC.

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------
                                                         (Print)
                                          Title:
                                          --------------------------------------
                                          Address: 553 Old Corvallis Road
                                                   Hamilton, MT 59840-3131

                                          CORIXA CORPORATION

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------
                                                         (Print)
                                          Title:
                                          --------------------------------------
                                          Address: 1124 Columbia Street, Suite
                                                   200
                                                   Seattle, WA 98104

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                   EXHIBIT A

                                   RIBI, INC.
                                VOTING AGREEMENT

     This Voting Agreement (this "Voting Agreement") is made and entered into as
of              , 1999, by and between Corixa Corporation, a Delaware
corporation ("Corixa"), and the undersigned stockholder ("Holder") of Ribi ImmunoChem Research, Inc., a Delaware corporation ("Ribi").

                                    RECITALS

     Pursuant to an Agreement and Plan of Merger dated as of June 9, 1999 (the "Merger Agreement") by and among Corixa and Ribi, Ribi will merge with and into Corixa in a direct merger (the "Merger"), with Corixa to be the surviving corporation of the Merger, all pursuant to the terms and conditions of the Merger Agreement. Pursuant to Section 5.12 of the Merger Agreement, Ribi has agreed to use reasonable best efforts to cause certain affiliates of Ribi (as such term is defined under Rule 145 of the Securities Act of 1933, as amended (the "Securities Act")) to execute and deliver to Corixa voting agreements substantially in the form hereof. The Holder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act, as amended (the "Exchange Act")) of such number of shares of outstanding capital stock and all rights, warrants and options to acquire shares of capital stock of Ribi as is indicated on the final page of this Voting Agreement (the "Ribi Securities").

     In consideration of the execution of the Merger Agreement by Corixa, Holder agrees (i) not to transfer or otherwise dispose of any of the Ribi Securities, or any other shares of capital stock of Ribi acquired by Holder hereafter and prior to the Expiration Date (as defined in Section 1(a) below); (ii) to lock-up certain shares held by Holder or acquired by Holder hereafter for a period of ninety (90) days after the Effective Time (as defined in the Merger Agreement); and (iii) to vote the Ribi Securities and any other such shares of capital stock of Ribi in favor of and so as to facilitate consummation of the Merger.

                                   AGREEMENT

     The parties agree as follows:

     1. AGREEMENT TO RETAIN RIBI SECURITIES.

        (a) TRANSFER AND ENCUMBRANCE. Holder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge (except in connection with a bona fide loan transaction, provided that any pledgee agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber the Ribi Securities, any New Ribi Securities (as defined in Section 1(b)) or to make any offer or agreement relating thereto, prior to the Expiration Date and also agrees to be subject to the Proxy (as defined in Section 3)), or otherwise dispose of or encumber the Ribi Securities or any New Ribi Securities, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) upon the termination of the Merger Agreement pursuant to its terms.

        (b) NEW RIBI SECURITIES. Until the Expiration Date, Holder agrees that any shares of capital stock of Ribi and all rights, warrants and options to acquire shares of capital stock of Ribi that Holder purchases or with respect to which Holder otherwise acquires beneficial ownership after the date of this Voting Agreement and prior to the Expiration Date ("New Ribi Securities") shall be

                                     A - A-1
subject to the terms and conditions of this Voting Agreement to the same extent as if they constituted Ribi Securities.

        (c) SUPERIOR PROPOSAL. In the event that (A) Ribi's board of directors approves, and recommends that Ribi's stockholders approve, a Superior Proposal (as defined in the Merger Agreement), (B) Ribi's board of directors provides written notice of such approval and recommendation to Corixa and (C) Ribi has paid in full to Corixa the Termination Fee (as defined in the Merger Agreement), Holder's obligations under this Voting Agreement shall immediately terminate.

     2. AGREEMENT TO VOTE RIBI SECURITIES. Until the Expiration Date, at every meeting of the stockholders of Ribi called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Ribi with respect to any of the following, Holder shall vote the Ribi Securities and any New Ribi Securities (a) in favor of adoption and approval of the Merger Agreement and approval of the Merger and any matter that could reasonably be expected to facilitate the Merger, and (b) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between Ribi and any person or entity other than Corixa or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Ribi under the Merger Agreement or which could result in any of the conditions to Ribi's obligations under the Merger Agreement not being fulfilled. This Voting Agreement is intended to bind Holder as a stockholder of Ribi only with respect to the specific matters set forth herein.

     3. IRREVOCABLE PROXY. Prior to the Ribi Stockholders' Meeting (as defined in the Merger Agreement), Holder agrees to deliver to Corixa a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable (until the Expiration Date) to the extent provided in Section 212 of the Delaware General Corporation Law, covering the total number of Ribi Securities and New Ribi Securities beneficially owned or as to which beneficial ownership is acquired (as such term is defined in Rule 13d-3 under the Exchange Act) by Holder set forth therein.

     4. TAX TREATMENT. Holder understands and agrees that it is intended that the Merger will be treated as a reorganization for federal income tax purposes. Holder will rely on Holder's own tax advisers as to the tax effects of the Merger to Holder and understands that neither Ribi, Ribi's counsel, Corixa nor Corixa's counsel has guaranteed nor will guarantee to Holder that the Merger will be a tax-free reorganization. Holder understands that counsel to Corixa (Venture Law Group) and counsel to Ribi (Morrison & Foerster LLP) have not acted as counsel for Holder with respect to any matter related to the Merger, and that Holder has not relied on Ribi or its counsel, or Corixa or its counsel, with respect to any legal matter related to the Merger or its tax consequences, including, without limitation, any U.S. federal income tax consequences.

     5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF HOLDER. Holder hereby represents, warrants and covenants to Corixa and Ribi as follows:

        (a) AUTHORITY AND STATUS. Holder (i) is the beneficial owner of the Ribi Securities, which at the date of this Voting Agreement and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances, (ii) does not beneficially own any shares of capital stock of Ribi other than the Ribi Securities (excluding shares as to which Holder currently disclaims beneficial ownership in accordance with applicable law) and (iii) has full power and authority to make, enter into and carry out the terms of this Voting Agreement and the Proxy.

        (b) WAIVERS. Holder hereby waives, effective as of the Effective Time, any liquidation, redemption, anti-dilution, registration rights, information rights, preemptive rights, priority rights, rights of first refusal, co-sale or other similar rights, if any, relating to the Ribi Common Stock under

                                     A - A-2
the terms of the certificate of incorporation or bylaws of Ribi or any agreement to which Holder is a party in effect immediately prior to the Effective Time.

        (c) INTENT. Holder is not aware of or participating in any plan or intention on the part of Corixa, directly or indirectly (through one or more related parties) to reacquire any Corixa Common Stock issued in the Merger. For these purposes, "related parties" include corporations which are members of the same affiliated group as defined in Section 1504 of the Internal Revenue Code of 1986 (the "Code"), determined without regard to Section 1504(b) of the Internal Revenue Codes, or two corporations if the first corporation purchases the stock of the second corporation in a transaction which would be treated as a distribution of the stock of the first corporation under Section 304(a)(2) of the Internal Revenue Codes (determined without regard to Treas. Reg. Section 1.1502-80(b)). In addition, a corporation will be treated as related to another corporation if such relationship exists immediately before or immediately after the acquisition of the stock involved. Moreover, a corporation, other than Ribi or a person related to Ribi, will be treated as related to Corixa if the relationship is created in connection with the Merger. For purposes of this representation, it is acknowledged and agreed that Corixa may from time to time repurchase some of its issued and outstanding Common Stock in accordance with its preexisting share repurchase program or in connection with repurchases of unvested stock in terminating employees or other service providers.

        (d) NO VIOLATION OF SECURITIES ACT. Holder shall not make any sale, transfer or other disposition of Corixa Common Stock in violation of the Securities Act or Rule 145 of the rules and regulations of the Securities Act.

        (e) ACCURACY OF REPRESENTATIONS, WARRANTIES AND CERTIFICATIONS. Except to the extent written notification to the contrary is received by Corixa and Ribi from Holder prior to the consummation of the Merger, the representations, warranties and certifications contained herein shall be accurate at all times from the date hereof through the Effective Date of the Merger.

     6. LOCK-UP. Holder has not and will not sell, transfer or otherwise dispose of, or offer or agree to sell, transfer or otherwise dispose of, or in any other way reduce the risk of Holder's ownership of or investment in, (i) any Ribi Securities, (ii) any New Ribi Securities or (iii) any shares of Corixa Common Stock which Holder currently owns or purchases or otherwise acquires after the execution of this Voting Agreement, whether pursuant to the Merger or otherwise, including any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities being referred to herein, collectively, as "Restricted Corixa Securities"), or any option, right or other interest with respect to any Restricted Corixa Securities, for a period of ninety (90) calendar days following the Effective Time (as defined in the Merger Agreement).

     7. STOP TRANSFER INSTRUCTIONS. Holder also understands and agrees that stop transfer instructions may be given to Corixa's transfer agent with respect to certificates evidencing the Corixa Common Stock to enforce Holder's compliance with this Voting Agreement and that there will be placed on the certificate evidencing the Corixa Common Stock legends stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES, AND ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN VOTING AGREEMENT BETWEEN THE HOLDER HEREOF AND CORIXA CORPORATION. BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE

                                     A - A-3

DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED."

     8. ADDITIONAL DOCUMENTS. Holder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Corixa, to carry out the purpose and intent of this Voting Agreement.

     9. CONSENT AND WAIVER. Holder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Holder is a party or pursuant to any rights Holder may have.

     10. TERMINATION. This Voting Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date; provided, however, that Sections 5, 6 and 7 shall remain in full force and in effect unless the Merger Agreement is terminated pursuant to its terms.

     11. MISCELLANEOUS.

        (a) AMENDMENTS AND WAIVERS. Any term of this Voting Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this
Section 11(a) shall be binding upon the parties and their respective successors and assigns.

        (b) GOVERNING LAW. This Voting Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

        (c) COUNTERPARTS. This Voting Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

        (d) TITLES AND SUBTITLES. The titles and subtitles used in this Voting Agreement are used for convenience only and are not to be considered in construing or interpreting this Voting Agreement.

        (e) NOTICES. Any notice required or permitted by this Voting Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth on the final page of this Voting Agreement, or as subsequently modified by written notice.

        (f) SEVERABILITY. If one or more provisions of this Voting Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Voting Agreement, (ii) the balance of this Voting Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Voting Agreement shall be enforceable in accordance with its terms.

        (g) ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Voting Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit proceeds to final judgment.

                                     A - A-4

        (h) SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge and agree that Corixa will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Holder set forth herein. Therefore, the parties acknowledge and agree that, in addition to any other remedies that may be available to Corixa upon any such violation, Corixa shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Corixa at law or in equity.

                            [SIGNATURE PAGE FOLLOWS]

                                     A - A-5

     The parties have caused this Voting Agreement to be duly executed on the date first above written.

                                          "CORIXA"
                                          CORIXA CORPORATION,
                                          a Delaware corporation

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------
                                                               (print)

                                          Title:
                                          --------------------------------------

                                          Address:
                                          --------------------------------------

                                               ---------------------------------

                                          Facsimile:
--------------------------------------------------------------------------------

                                          "HOLDER"

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------
                                                               (print)

                                          Title:
                                          --------------------------------------

                                          Holder's Address for Notice:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          Facsimile:
--------------------------------------------------------------------------------

                                                        Ribi Securities
                                                        beneficially owned:
                                                        ------------------------       Shares of Common
                                                                                       Stock of Ribi ImmunoChem
                                                                                       Research, Inc.

                                                        ------------------------       Shares of Common
                                                                                       Stock of Ribi ImmunoChem
                                                                                       Research, Inc.
                                                                                       issuable upon
                                                                                       exercise of
                                                                                       outstanding options
                                                                                       and warrants

                                     A - A-6

                                   EXHIBIT B

                               IRREVOCABLE PROXY
                                TO VOTE STOCK OF
                         RIBI IMMUNOCHEM RESEARCH, INC.

     Subject to the terms of that certain Voting Agreement, dated as of
             , 1999, by and between Corixa (as defined below) and Holder (as defined below), (the "Voting Agreement") the undersigned stockholder ("Holder") of Ribi ImmunoChem Research, Inc., a Delaware corporation ("Ribi"), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law) appoints the members of the board of directors of Corixa Corporation, a Delaware corporation ("Corixa"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Ribi that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Ribi issued or issuable in respect thereof on or after the date hereof (collectively, the "Ribi Securities") in accordance with the terms of this Proxy. The Ribi Securities beneficially owned by the undersigned stockholder of Ribi as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Ribi Securities are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Ribi Securities until after the earlier to occur of (i) the Expiration Date (as defined below) and (ii) subject to Section 7 of the Merger Agreement (as defined below), the Superior Proposal Event (as defined below).

     This Proxy is irrevocable (to the extent permitted by Section 212 of the Delaware General Corporation Law) is granted pursuant to the Voting Agreement and is granted in consideration of Corixa entering into that certain Agreement and Plan of Merger, of even date herewith, by and among Ribi and Corixa (the "Merger Agreement"). The Agreement provides for the merger of Ribi with and into Corixa (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) upon termination of the Merger Agreement pursuant to its terms. As used herein, the term "Superior Proposal Event" shall mean the determination of Ribi's board of directors to accept an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (1) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Ribi pursuant to which the stockholders of Ribi immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction, (2) a sale or other disposition by Ribi of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of fifty percent (50%) of the fair market value of Ribi's business immediately prior to such sale, (3) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Ribi), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then-outstanding shares of capital stock of Ribi or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, in each case on terms that Ribi's board of directors determines, in its judgment consistent with applicable corporate law, after consultation with its financial advisor, is reasonably likely to be financially superior to the Ribi stockholders than the terms of the Merger.

     Subject to the terms of the Voting Agreement, the attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Ribi Securities, and to

                                     A - B-1
exercise all voting and other rights of the undersigned with respect to the Ribi Securities (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation
Law), at every annual, special or adjourned meeting of the stockholders of Ribi and in every written consent in lieu of such meeting (i) in favor of approval of the Merger and the Merger Agreement and in favor of any matter that could reasonably be expected to facilitate the Merger, and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between Ribi and any person or entity other than Corixa or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Ribi under the Merger Agreement or which could result in any of the conditions to Ribi's obligations under the Merger Agreement not being fulfilled. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Ribi Securities on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

                            [Signature page follows]

                                     A - B-2

     This Proxy is irrevocable (to the extent provided in Section 212 of the Delaware General Corporation Law) subject to the limitations set forth in the Voting Agreement.

Dated:              , 1999
                                                  (Signature of Holder)

                                                  (Print Name of Holder)

                                          Ribi Securities beneficially owned:

                                           _______  Shares of Common Stock of
                                                    Ribi ImmunoChem Research,
                                                    Inc. owned by Holder as of
                                                    the date of this Voting
                                                    Agreement

                                           _______  Shares of Common Stock of
                                                    Ribi ImmunoChem Research,
                                                    Inc. issuable upon exercise
                                                    or conversion of outstanding
                                                    options, warrants or other
                                                    securities owned by Holder
                                                    as of the date of this
                                                    Voting Agreement

                                     A - B-3

                                   APPENDIX B

                    OPINION OF PACIFIC GROWTH EQUITIES, INC.

June 22, 1999

Special Committee of the Board of Directors
Corixa Corporation
1124 Columbia Street
Seattle, WA 98104

Members of the Special Committee of the Board of Directors:

     You asked for our opinion as to the fairness, from a financial, point of view, to the holders of common stock, par value $0.001 per share ("Corixa Common Stock") of Corixa Corporation, a Delaware corporation ("Corixa Corporation" or the "Company") of certain transactions in which Corixa is considering participating.

Background of Transactions

     Corixa Corporation entered into an Agreement and Plan of Merger (the "Merger Agreement") with Ribi ImmunoChem Research, Inc., a Delaware corporation ("Ribi"), pursuant to which Corixa would acquire Ribi. That acquisition (the "Merger") is to be accomplished through a merger of Ribi in which the outstanding shares of Ribi Common Stock will be converted into a number of shares (the "Conversion Shares") of Corixa common stock, $0.001 par value ("Corixa Common Stock"), at a conversion ratio specified in the Plan of Merger Agreement (the "Exchange Ratio"). An Agreement and Plan of Merger dated June 9, 1999 between Corixa and Ribi (the "Merger Agreement") indicated that the Exchange Ratio shall be equal to a fraction, the numerator of which is equal to the product resulting from multiplying (i) 1.16 by (ii) the average of the last reported sale price of a share of Ribi Common Stock for the ten (10) trading days immediately preceding the date of the Agreement (the "Ribi Average"), and the denominator of which is equal to the average of the last reported sale price of a share of Corixa Common Stock for the ten (10) trading days immediately preceding the date of the Agreement (the "Corixa Average"). The Merger is to be accounted for as a purchase and is to be a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

Investigation and Analysis

     In conducting our investigation and analysis and in arriving at the opinion set forth below, we reviewed such information and took into account such financial and economic factors as we deemed relevant under the circumstances. In that connection, we, among other things: (i) reviewed publicly available information about Ribi, including but not limited to Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy and other information filed with the Securities and Exchange Commission, and equity analyst research reports prepared by various investment banking firms; (ii) reviewed publicly available information about Corixa, including but not limited to Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy and other information filed with the Securities and Exchange Commission, and equity analyst research reports prepared by various investment banking firms; (iii) analyzed information regarding the market prices of Corixa and Ribi over various periods; (iv) analyzed information on publicly-traded comparable companies; and (v) analyzed information about prices paid in acquisitions of other biotechnology companies in between January 1, 1995 and June 7, 1999.

     We reviewed with senior management of Corixa the state of Corixa's business and operations prepared and furnished to us by the Company. We held discussions with certain members of Corixa's and Ribi's senior management concerning Corixa's and Ribi's respective historical and current business condition and operating results. We considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant for the preparation of this opinion. We did not consider any benefits that may inure to any stockholder of the Company as a result of the Merger or any related transactions other than in such party's capacity as a stockholder of the Company.

     In arriving at our opinion, we assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us by or on behalf of Corixa, and all of the publicly available financial and other information referred to above, and did not attempt independently to verify any such information. We also assumed, with your consent, that the Merger would be consummated in accordance with the terms of the Merger Agreement dated June 9, 1999, without any amendment thereto and without waiver by Corixa or Ribi of any of the conditions to their respective obligations thereunder. We relied upon assurances of senior management of Corixa and Ribi that such management was unaware of any fact that would make their respective information provided to us incomplete or misleading.

     Our opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date hereof, and did not predict or take into account any changes that could have occurred, or information that could have become available, after the date of our opinion, including without limitation changes in the terms of the Merger Agreement. It should be understood that subsequent developments may have affected this opinion and we do not have any obligation to update, revise or reaffirm this opinion. Except as noted above, this opinion did not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Special Committee of the Board of Directors of Corixa (the "Special Committee"). We did not participate in the negotiation of the terms of the Merger, provide any legal advice or provide any advice with respect to the Merger or any possible alternatives to the Merger.
PGE received a fee for rendering this written opinion pursuant to the terms of an engagement letter. PGE and/or its employees may from time to time trade the securities of the Company or Ribi for its or their own accounts or the accounts of PGE's customers and, accordingly, may at any time hold long or short positions in such securities.

Opinion

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger is fair, from a financial point of view, to the holders of Corixa Common Stock.

     Our opinion was prepared solely for the information of the Special Committee, and may not be used for any other purpose or disclosed to or relied upon by any other party without the prior written consent of PGE; provided, however, that if Corixa proposes to state in any proxy statement filed under the Exchange Act that PGE rendered this written opinion and/or describe the conclusions reached herein, PGE's consent shall not be unreasonably withheld.

                                          Very truly yours,

                                          Pacific Growth Equities, Inc.

                                   APPENDIX C

                        OPINION OF HAMBRECHT & QUIST LLC

June 8, 1999

Confidential

The Board of Directors
RIBI ImmunoChem Research, Inc.
553 Old Corvallis Rd.
Hamilton, MT 59840-3131

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the "Common Stock") of RIBI ImmunoChem Research, Inc. ("RIBI" or the "Company") of the consideration to be received by such stockholders in connection with the proposed merger of RIBI into Corixa Corp. ("Corixa") (the "Proposed Transaction") pursuant to the Agreement and Plan of Merger to be dated as of June 9, 1999, among Corixa and RIBI (the "Agreement").

     We understand that the terms of the Agreement provide, among other things, that each issued and outstanding share of Common Stock shall be converted into the right to receive 0.1685 share of common stock of Corixa, as more fully set forth in the Agreement. For purposes of this opinion, we have assumed that the Proposed Transaction will be accounted for as a purchase.

     Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of RIBI in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

     In the past, we have provided investment banking and other financial advisory services to RIBI and have received fees for rendering these services. In particular, Hambrecht & Quist served as lead managing underwriter in the Company's follow-on offering in 1993. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of RIBI and receives customary compensation in connection therewith, and also has provided research coverage for RIBI. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of RIBI for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Corixa.

     In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

     (i) reviewed the publicly available consolidated financial statements of Corixa for recent years and interim periods to date and certain other relevant financial and operating data of Corixa (including its capital structure) made available to us from published sources and from the internal records of Corixa;

     (ii) reviewed certain internal financial and operating information, including certain projections, relating to Corixa prepared by the management of Corixa;

     (iii) discussed the business, financial condition and prospects of Corixa with certain members of management;

     (iv) reviewed the publicly available consolidated financial statements of RIBI for recent years and interim periods to date and certain other relevant financial and operating data of RIBI made available to us from published sources and from the internal records of RIBI;

     (v) reviewed certain internal financial and operating information, including certain projections, relating to RIBI prepared by the senior management of RIBI;

     (vi) discussed the business, financial condition and prospects of RIBI with certain members of management;

     (vii) reviewed the recent reported prices and trading activity for the common stocks of Corixa and RIBI and compared such information and certain financial information for Corixa and RIBI with similar information for certain other companies engaged in businesses we consider comparable;

     (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

     (ix)   reviewed a draft of the Agreement dated June 4, 1999;

     (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Corixa or RIBI considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of Corixa or RIBI, nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of Corixa and RIBI. For purposes of this opinion, we have assumed that neither Corixa nor RIBI is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which Corixa common stock will trade subsequent to the Effective Time (as defined in the Agreement). In rendering this opinion, we have assumed that the proposed merger will be consummated substantially on the terms discussed in the Agreement, without any waiver of any material terms or conditions by any party thereto. We were not requested to, and did not, solicit indications of interest from any other parties in connection with a possible acquisition of, or business combination with, RIBI.

     It is understood that this letter is for the information of the Board of Directors only and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

     Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of the Common Stock in the Proposed Transaction is fair to such holders from a financial point of view.

                                      Very truly yours,

                                      HAMBRECHT & QUIST LLC

                                      By
                                        ----------------------------------------
                                         Paul B. Cleveland
                                         Managing Director

                                   APPENDIX D

                             FIRST AMENDMENT TO THE
                         RIBI IMMUNOCHEM RESEARCH, INC.
                             1986 STOCK OPTION PLAN

     WHEREAS, pursuant to the terms of Section 5.22 of that certain Agreement of Merger by and between Corixa Corporation and Ribi ImmunoChem Research, Inc. (the "Company") dated June 9, 1999, the Company is required to amend Sections 7.8, 8.3, 9.1 and 9.4 of the Company's 1986 Stock Option Plan (the "1986 Plan").

     The Company hereby amends the 1986 Plan as follows, such amendment to become effective immediately prior to approval by the Company's stockholders of that certain Agreement and Plan of Merger between the Company and Corixa
Corporation:

1. Section 4.1 is hereby amended to read in its entirety as follows:

     4.1 ADMINISTRATIVE COMMITTEE. The Plan shall be administered by the Board of Directors; provided, however, that in all matters concerning or affecting officers and directors of the Company or individuals who were at one time officers or directors of the Company, the Plan may be administered by a Committee appointed by and serving at the pleasure of the Board of Directors, consisting of not less than two Directors (the "Disinterested Committee"). The Board of Directors may from time to time remove members from or add members to the Disinterested Committee, and vacancies on the Disinterested Committee, howsoever caused, shall be filled by the Board of Directors. A Director may serve as a member of the Disinterested Committee if he or she has not been granted or awarded options pursuant to the Plan or any other plan of the Company. All further references herein to the "Committee" shall refer to the Board of Directors and/or the Disinterested Committee, as the context requires.

2. Section 7.8 is hereby amended to read in its entirety as follows:

        7.8 DIRECTOR OPTIONS. Each Director who is not an employee of the Company (an "Outside Director") may elect to receive below-market, non-qualified options ("Director Options") to purchase Common Stock of the Company in lieu of part or all of his or her Director fees. Such election must be made by June 30 of each year prior to the year services are provided.

        7.8.1 GENERAL TERMS. A Director Option shall have an exercise price of eighty percent (80%) of the market price of the Common Stock on the grant date. The number of shares subject to a Director Option to be granted shall be determined by dividing the amount of the Director's fees (that the Director irrevocably elected to take in the form of below-market options instead of cash) by the fair market value of a share of Common Stock on the date of the grant after subtracting the discounted option exercise price from such fair market value. These Director Options shall be granted at the end of each calendar quarter and shall be fully vested as of the grant date. The term of these Director Options shall be for ten years, and they shall not be transferable otherwise than by will or the laws of descent and distribution and may only be exercised by the Director, his or her guardian or legal representative during the exercise period as described in Section 7.8.2 below. The Director Options shall not be exercisable until six (6) months after the date of grant.

        7.8.2 TERMINATION OF SERVICE AS A DIRECTOR. Upon termination of a Director's service as a Director of the Company for any reason, including death or disability, the Director (or his or her guardian or legal representative) may exercise his or her Director Option, subject to the 6 month waiting period in
Section 7.8.1, for a period of time following termination equal to the remainder of the 10-year term of the Director Option, as set forth in the applicable Option Agreement. If the Director does not exercise such Director Option prior to expiration of the 10-year term of such option, the Director Option shall terminate.

3. Section 8.3 is hereby amended to read in its entirety as follows:

     8.3  CORPORATE TRANSACTIONS.

        8.3.1 CORPORATE TRANSACTIONS OCCURRING ON OR PRIOR TO ACQUISITION BY CORIXA. This Section 8.3.1 shall govern treatment of outstanding Options and other awards in any transaction occurring on or prior to the closing of the Company's acquisition by Corixa Corporation. In the event of any of the transactions described in the following sentence, each Option and other award outstanding under the Plan shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or Subsidiary of such successor corporation, unless such successor corporation (or its parent or subsidiary) does not agree to such assumption or substitution in which case outstanding options and other awards shall terminate. Notwithstanding any vesting requirements contained in any Option Agreement and without regard to whether outstanding Options are assumed, substituted or terminated in the transaction, all outstanding Options shall become immediately exercisable and fully vested (1) following the first purchase of Common Stock pursuant to a tender offer, or exchange offer (other than an offer made by the Company) for all or part of the Common Stock, (2) at such time as a third person, including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Company having 25% or more of the total number of votes that may be cast for the election of Directors of the Company, (3) on the date on which the stockholders of the company approve (i) any agreement for a merger or consolidation in which the Company will not survive as an independent, publicly owned corporation or (ii) any sale, exchange or other disposition or all or substantially all of the Company's assets, or (4) on any date on which the persons who were the Directors of the Company ninety days prior to such date no longer constitute a majority of the Board of Directors of the Company or any successor to the Company. The Committee's reasonable determination as to whether such an event has occurred shall be final and conclusive.

        8.3.2  CORPORATION TRANSACTIONS OCCURRING AFTER ACQUISITION BY
CORIXA. This Section 8.3.2 shall govern treatment of outstanding awards in any transaction occurring after the closing of the Company's acquisition by Corixa Corporation. In the event of the proposed dissolution or liquidation of Corixa, each Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Corixa Board of Directors. The Corixa Board of Directors may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Corixa Board of Directors and give each Optionee the right to exercise his or her Option as to all or any part of the optioned stock, including shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of Corixa, or the merger of Corixa with or into another corporation, (i) if the Option is assumed or an equivalent option is substituted by such successor corporation or a parent or subsidiary of such successor corporation, one half of the unvested portion of the Option shall be deemed to have vested immediately prior to the consummation of such sale or merger, (ii) if the Option is not assumed or an equivalent option is not substituted by such successor corporation or a parent or subsidiary of such successor corporation, all of the unvested portion of the Option shall be deemed to have vested immediately prior to the consummation of such sale or merger and (iii) if an executive officer of Corixa is terminated without cause within six months following the consummation of such sale or merger, the entire unvested portion of the Options held by such executive officer shall be deemed to have vested and become fully exercisable immediately prior to any such termination. The Corixa Board of Directors may determine, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Optionee shall have the right to exercise the Option as to some or all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the vesting of the Option is accelerated pursuant to this Section 8.3.2, the Corixa Board of Directors shall notify the Optionee that the vesting of the Option has been accelerated and Optionee shall have the right to exercise the Option prior to such sale or merger.

        8.3.3 DEFINITION OF ASSUMPTION. For purposes of this Section 8.3, an Option or other award shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporation Transaction, each holder of an Option or other award would be entitled to receive upon exercise of the Option or other award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Option or the other award at such time (after giving effect to any adjustments in the number of shares covered by the Option or other award as provided for in Section 5.3 or in this Section 8.3); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation (or its parent or Subsidiary), the Board of Directors may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the Option or other award to be solely common stock of the successor corporation (or its parent or Subsidiary) equal to the fair market value of the per share consideration received by holders of Common Stock in the transaction.

4. Section 9.1 is hereby amended to read in its entirety as follows:

     9.1 TERMINATION OF EMPLOYMENT OF CONSULTING RELATIONSHIP. Upon termination of an Optionee's employment of consulting relationship with the Company or a Subsidiary for any reason other than as a result of Optionee's death or disability, such Optionee may, but only within ninety (90) days after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent Optionee was not entitled to exercise the Option at the date of termination, or if he or she does not exercise such Option to the extent entitled within the time specified above, the Option shall terminate. Unless otherwise determined by the Board of Directors or the Company, no termination of an Optionee's employment or consulting relationship shall be deemed to occur and this Section 9.1 shall not apply in the case of (a) sick leave which does not constitute disability as defined in Section 9.3 below, (b) military leave, (c) any other leave of absence approved by the Board of Directors or the Company, provided that such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy from time to time, (d) the Optionee is a consultant who becomes an employee, (e) the Optionee is an employee who becomes a consultant, or (f) the Optionee transfers between locations of the Company or between the Company, its Subsidiaries or affiliates.

5. Section 9.4 is hereby deleted in its entirety.

                             FIRST AMENDMENT TO THE
                      NON-QUALIFIED STOCK OPTION AGREEMENT
                        WITHOUT STOCK APPRECIATION RIGHT
                            GRANTED PURSUANT TO THE
                         RIBI IMMUNOCHEM RESEARCH, INC.
                             1986 STOCK OPTION PLAN

     This First Amendment (the "Amendment") to the Non-Qualified Stock Option Agreement Without Stock Appreciation Right (the "Option Agreement") dated as
               , 19               by and between Ribi ImmunoChem Research, Inc.,
a Delaware corporation, located at 533 Old Corvallis Road, Hamilton, MT 59840
(the "Company"), and                , whose mailing address is
                              (the "Optionee").

     WHEREAS, pursuant to the terms of Section 5.22 of that certain Agreement of Merger by and between Corixa Corporation and the Company dated June 9, 1999, the Company is required to amend Section 4 of the Option Agreement as follows.

     The Company and the Optionee hereby agree that Section 4 of the Option Agreement is hereby amended to read in its entirety as follows:

        "4. Notwithstanding Section 9 of the Plan, the Option shall be exercisable through the date on which it expires and terminates, such date being the date which is the tenth anniversary of the date of grant, and in no event will the Option be exercisable after such date."

     IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first written above.

Ribi ImmunoChem Research, Inc.,             Optionee
A Delaware corporation

By:
------------------------------------        ------------------------------------

Title:
------------------------------------        Address:

                                            ------------------------------------

                                            ------------------------------------

                                   APPENDIX E

                             FIRST AMENDMENT TO THE
                         RIBI IMMUNOCHEM RESEARCH, INC.
                             1996 STOCK OPTION PLAN

     WHEREAS, pursuant to the terms of Section 5.22 of that certain Agreement of Merger by and between Corixa Corporation and Ribi ImmunoChem Research, Inc. (the "Company") dated June 9, 1999, the Company is required to amend Sections 7.8, 8.8, 9.1 and 9.4 of the Company's 1996 Stock Option Plan (the "1996 Plan").

     The Company hereby amends the 1996 Plan as follows, such amendment to become effective immediately prior to approval by the Company's stockholders of that certain Agreement and Plan of Merger between the Company and Corixa
Corporation:

1. Section 7.8 is hereby amended to read in its entirety as follows:

        7.8 DIRECTOR OPTIONS. Each Director who is not an employee of the Company (an "Outside Director") may elect to receive below-market, non-qualified options ("Director Options") to purchase Common Stock of the Company in lieu of part or all of his or her Director fees. Such election must be made by June 30 of each year prior to the year services are provided.

        7.8.1 GENERAL TERMS. A Director Option shall have an exercise price of eighty percent (80%) of the market price of the Common Stock on the grant date. The number of shares subject to a Director Option to be granted shall be determined by dividing the amount of the Director's fees (that the Director irrevocably elected to take in the form of below-market options instead of cash) by the fair market value of a share of Common Stock on the date of the grant after subtracting the discounted option exercise price from such fair market value. These Director Options shall be granted at the end of each calendar quarter and shall be fully vested as of the grant date. The term of these Director Options shall be for ten years, and they shall not be transferable otherwise than by will or the laws of descent and distribution and may only be exercised by the Director, his or her guardian or legal representative during the exercise period as described in Section 7.8.2 below. The Director Options shall not be exercisable until at least six (6) months after the date of grant.

        7.8.2 TERMINATION OF SERVICE AS A DIRECTOR. Upon termination of a Director's service as a Director of the Company for any reason, including death or disability, the Director (or his or her guardian or legal representative) may exercise his or her Director Option, subject to the 6 month waiting period in
Section 7.8.1, for a period of time following termination equal to the remainder of the 10-year term of the Director Option, as set forth in the applicable Option Agreement. If the Director does not exercise such Director Option prior to expiration of the 10-year term of such option, the Director Option shall terminate.

     The Company hereby amends the 1996 Plan as follows:

2. Section 8.3 is hereby amended to read in its entirety as follows:

     8.3  CORPORATE TRANSACTIONS.

        8.3.1 CORPORATE TRANSACTIONS OCCURRING ON OR PRIOR TO ACQUISITION BY CORIXA. This Section 8.3.1 shall govern treatment of outstanding Options and other awards in any transaction occurring on or prior to the closing of the Company's acquisition by Corixa Corporation. In the event of any of the transactions described in the following sentence, each Option and other award outstanding under the Plan shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or Subsidiary of such successor corporation, unless such successor corporation (or its parent or subsidiary) does not agree to such assumption or substitution in which case outstanding Options and other awards shall terminate. Notwithstanding any vesting requirements contained in any Option Agreement and without regard to whether outstanding Options are assumed, substituted or terminated in the transaction, all outstanding Options shall become immediately exercisable and fully vested (1) following the first purchase of Common Stock pursuant to a tender offer, or exchange offer (other than an offer made by the Company) for all or part of the Common Stock, (2) at such time as a third person, including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Company having 25% or more of the total number of votes that may be cast for the election of Directors of the Company, (3) on the date on which the stockholders of the company approve (i) any agreement for a merger or consolidation in which the Company will not survive as an independent, publicly owned corporation or (ii) any sale, exchange or other disposition or all or substantially all of the Company's assets, or (4) on any date on which the persons who were the Directors of the Company ninety days prior to such date no longer constitute a majority of the Board of Directors of the Company or any successor to the Company. The Committee's reasonable determination as to whether such an event has occurred shall be final and conclusive.

        8.3.2  CORPORATION TRANSACTIONS OCCURRING AFTER ACQUISITION BY
CORIXA. This Section 8.3.2 shall govern treatment of outstanding awards in any transaction occurring after the closing of the Company's acquisition by Corixa Corporation. In the event of the proposed dissolution or liquidation of Corixa, each Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Corixa Board of Directors. The Corixa Board of Directors may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Corixa Board of Directors and give each Optionee the right to exercise his or her Option as to all or any part of the optioned stock, including shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of Corixa, or the merger of Corixa with or into another corporation, (i) if the Option is assumed or an equivalent option is substituted by such successor corporation or a parent or subsidiary of such successor corporation, one half of the unvested portion of the Option shall be deemed to have vested immediately prior to the consummation of such sale or merger, (ii) if the Option is not assumed or an equivalent option is not substituted by such successor corporation or a parent or subsidiary of such successor corporation, all of the unvested portion of the Option shall be deemed to have vested immediately prior to the consummation of such sale or merger and (iii) if an executive officer of Corixa is terminated without cause within six months following the consummation of such sale or merger, the entire unvested portion of the Options held by such executive officer shall be deemed to have vested and become fully exercisable immediately prior to any such termination. The Corixa Board of Directors may determine, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Optionee shall have the right to exercise the Option as to some or all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the vesting of the Option is accelerated pursuant to this Section 8.3.2, the Corixa Board of Directors shall notify the Optionee that the vesting of the Option has been accelerated and Optionee shall have the right to exercise the Option prior to such sale or merger.

        8.3.3 DEFINITION OF ASSUMPTION. For purposes of this Section 8.3, an Option or other award shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporation Transaction, each holder of an Option or other award would be entitled to receive upon exercise of the Option or other award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Option or the other award at such time (after giving effect to any adjustments in the number of shares covered by the

Option or other award as provided for in Section 5.3 or in this Section 8.3); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation (or its parent or Subsidiary), the Board of Directors may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the Option or other award to be solely common stock of the successor corporation (or its parent or Subsidiary) equal to the fair market value of the per share consideration received by holders of Common Stock in the transaction.

3. Sections 9.1 is hereby amended to read in its entirety as follows:

     9.1 TERMINATION OF EMPLOYMENT OF CONSULTING RELATIONSHIP. Upon termination of an Optionee's employment of consulting relationship with the Company or a Subsidiary for any reason other than as a result of Optionee's death or disability, such Optionee may, but only within ninety (90) days after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent Optionee was not entitled to exercise the Option at the date of termination, or if he or she does not exercise such Option to the extent entitled within the time specified above, the Option shall terminate. Unless otherwise determined by the Board of Directors or the Company, no termination of an Optionee's employment or consulting relationship shall be deemed to occur and this Section 9.1 shall not apply in the case of (a) sick leave which does not constitute disability as defined in Section 9.3 below, (b) military leave, (c) any other leave of absence approved by the Board of Directors or the Company, provided that such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy from time to time, (d) the Optionee is a consultant who becomes an employee, (e) the Optionee is an employee who becomes a consultant, or (f) the Optionee transfers between locations of the Company or between the Company, its Subsidiaries or affiliates.

4. Section 9.4 is hereby deleted in its entirety.

                             FIRST AMENDMENT TO THE
                DIRECTORS' NON-QUALIFIED STOCK OPTION AGREEMENT
                            GRANTED PURSUANT TO THE
                         RIBI IMMUNOCHEM RESEARCH, INC.
                             1996 STOCK OPTION PLAN

     This First Amendment (the "Amendment") to the Directors' Non-Qualified
Stock Option Agreement (the "Option Agreement") dated as                , 19  by
and between Ribi ImmunoChem Research, Inc., a Delaware corporation, located at
533 Old Corvallis Road, Hamilton, MT 59840 ("the Company"), and                ,
whose mailing address is                           (the "Optionee").

     WHEREAS, pursuant to the terms of Section 5.22 of that certain Agreement of Merger by and between Corixa Corporation and the Company dated June 9, 1999, the Company is required to amend Section 3 of the Option Agreement as follows.

     1. The Company and the Optionee hereby agree that Section 3(a) of the Option Agreement is hereby amended to read in its entirety as follows:

        "(a) If Optionee ceases to be a Director on the Company's Board of Directors (the "Board") for any reason other than cause, disability (within the meaning of subparagraph (c) below) or death during the Option Period, the Option shall be exercisable, subject to the 6 month waiting period in Section 7.8.1 of the 1996 Stock Option Plan, for the remainder of the Option Period, at the expiration of which the Option shall terminate."

     2. The Company and the Optionee hereby agree that Section 3(d) of the option Agreement is deleted in its entirety.

     IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first written above.

Ribi ImmunoChem Research, Inc.,             Optionee
A Delaware corporation

By:
------------------------------------        ------------------------------------

Title:
------------------------------------        Address:

                                            ------------------------------------

                                            ------------------------------------

                                   APPENDIX F

                             FIRST AMENDMENT TO THE
                         RIBI IMMUNOCHEM RESEARCH, INC.
                       1996 DIRECTORS' STOCK OPTION PLAN

     WHEREAS, pursuant to the terms of Section 5.23 of that certain Agreement of Merger by and between Corixa Corporation and Ribi ImmunoChem Research, Inc. (the "Company") dated June 9, 1999, the Company is required to amend Section 11(c) of the 1996 Directors' Stock Option Plan (the "Plan").

     The Company hereby amends the Plan as follows, such amendment to become effective immediately prior to approval by the Company's stockholders of that certain Agreement and Plan of Merger between the Company and Corixa Corporation:

1. Section 11(c) is hereby amended to read in its entirety as follows:

     11(c) Corporate Transactions.

        (1) CORPORATE TRANSACTIONS OCCURRING ON OR PRIOR TO ACQUISITION BY CORIXA. This Section 11(c)(1) shall govern treatment of outstanding Options in any transaction occurring on or prior to the closing of the Company's acquisition by Corixa Corporation. In the event of any of the transactions described in the following sentence, each Option and other award outstanding under the Plan shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or Subsidiary of such successor corporation, unless such successor corporation (or its parent or Subsidiary) does not agree to such assumption or substitution in which case outstanding options and other awards shall terminate. In the event of a Change in Control of the Company, all outstanding Options shall become immediately vested and exercisable. For purposes of this subsection, a Change in Control shall be deemed to occur upon:

           (i) The first purchase of Stock pursuant to a tender offer or exchange offer (other than an offer made by the Company) for all or part of the Stock;

           (ii) a third person, including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of Shares of the Company having 25% or more of the total number of votes that may be cast for the election of Directors;

           (iii) on any date on which the persons who were the Directors of the Company ninety (90) days prior to such date no longer constitute a majority of the Board of Directors of the Company or any successor to the Company;

           (iv) approval by the Company's stockholders of a merger or consolidation in which the Company will not survive as an independent publicly owned corporation; or

           (v) approval by the Company's stockholders of the sale or disposition of all or substantially all of the assets of the Company

        (2)  CORPORATION TRANSACTIONS OCCURRING AFTER ACQUISITION BY
CORIXA. This Section 11(c)(2) shall govern treatment of outstanding awards in any transaction occurring after the closing of the Company's acquisition by Corixa Corporation.

     In the event of the proposed dissolution or liquidation of Corixa, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Corixa Board. The Corixa Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Corixa Board and give each Optionee the right to exercise his or her Option as to all or any part of the optioned stock, including Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of Corixa, or the merger of Corixa with or into another corporation, each Option outstanding under the Plan shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of such successor corporation, unless such successor corporation (or its parent or subsidiary) does not agree to such assumption or substitution in which case outstanding awards shall terminate. If an Option is to terminate pursuant to this Section 11(c)(2), Corixa shall notify the Optionee as to such fact and shall notify the Optionee that he or she will have the right to exercise the Option prior to such liquidation, dissolution, sale or merger.

        (3) DEFINITION OF ASSUMPTION. For purposes of this Section 11(c), an Option shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an Option would be entitled to receive upon exercise of the Option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Option at such time (after giving effect to any adjustments in the number of shares covered by the Option as provided for in Section this 11(c) or in Section
13); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation (or its parent or Subsidiary), the Board of Directors may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the Option to be solely common stock of the successor corporation (or its parent or Subsidiary) equal to the fair market value of the per share consideration received by holders of Common Stock in the transaction.

                             FIRST AMENDMENT TO THE
                DIRECTORS' NON-QUALIFIED STOCK OPTION AGREEMENT
                            GRANTED PURSUANT TO THE
                         RIBI IMMUNOCHEM RESEARCH, INC.
                       1996 DIRECTORS' STOCK OPTION PLAN

     This First Amendment (the "Amendment") to the Directors' Non-Qualified
Stock Option Agreement (the "Option Agreement") dated as                ,
19               by and between Ribi ImmunoChem Research, Inc., a Delaware
corporation, located at 533 Old Corvallis Road, Hamilton, MT 59840 (the
"Company"), and                , whose mailing address is                (the
"Optionee").

     WHEREAS, pursuant to the terms of Section 5.23 of that certain Agreement of Merger by and between Corixa Corporation and the Company dated June 9, 1999, the Company is required to amend Section 3 of the Option Agreement as follows.

     The Company and the Optionee hereby agree that Section 3(a) of the Option Agreement is hereby amended to read in its entirety as follows:

     "(a) If Optionee ceases to be a Director on the Company's Board of Directors (the "Board") for any reason other than cause, disability (within the meaning of subparagraph (c) below) or death during the Option Period, the Option shall be exercisable, subject to the vesting period specified in
     Section 4 of this Agreement, for the remainder of the Option Period, at the expiration of which the Option shall terminate."

     IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first written above.

Ribi ImmunoChem Research, Inc.,             Optionee
A Delaware corporation

By:
------------------------------------        ------------------------------------

Title:
------------------------------------        Address:

                                            ------------------------------------

                                            ------------------------------------

                                   APPENDIX G

                  SIXTH AMENDMENT TO OPTION AGREEMENT BETWEEN
                RIBI IMMUNOCHEM RESEARCH, INC. AND ROBERT E. IVY

     This Sixth Amendment (the "Amendment") to the Option Agreement dated as of
             , 1999 (Effective Date") is between Ribi ImmunoChem Research, Inc., a Delaware corporation, located at 533 Old Corvallis Road, Hamilton, MT 59840 (the "Company") and Robert E. Ivy, whose mailing address is P.O. Box 1648, Hamilton, MT 59840 (the "Optionee").

     WHEREAS, pursuant to the terms of Section 5.23 of that certain Agreement of Merger by and between Corixa Corporation and the Company dated June 9, 1999, the Company is required to amend the Option Agreement as set forth below.

     The Company and the Optionee hereby agree that:

1. Section 2 of the Option Agreement is hereby amended to read as in its entirety follows:

        "2. This option shall expire at 5:00 P.M. mountain standard time on December 31, 2001, and any shares not purchased on or before such date may not thereafter be purchased hereunder."

2. Section 7(b) is hereby amended in its entirety to read as follows:

     "In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board of Directors. The Board of Directors may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board of Directors and give each Optionee the right to exercise his or her Option as to all or any part of the optioned stock, including shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, (i) if the Option is assumed or an equivalent option is substituted by such successor corporation or a parent or subsidiary of such successor corporation, one half of the unvested portion of the Option shall be deemed to have vested immediately prior to the consummation of such sale or merger, (ii) if the Option is not assumed or an equivalent option is not substituted by such successor corporation or a parent or subsidiary of such successor corporation, all of the unvested portion of the Option shall be deemed to have vested immediately prior to the consummation of such sale or merger and
(iii) if an executive officer of the Company is terminated without cause within six months following the consummation of such sale or merger, the entire unvested portion of the Options held by such executive officer shall be deemed to have vested and become fully exercisable immediately prior to any such termination. The Board of Directors may determine, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Optionee shall have the right to exercise the Option as to some or all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the vesting of the Option is accelerated pursuant to this
Section 7(b), the Board of Directors shall notify the Optionee that the vesting of the Option has been accelerated and Optionee shall have the right to exercise the Option prior to such sale or merger."

     IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first written above.

Ribi ImmunoChem Research, Inc.,             Robert E. Ivy
A Delaware corporation

By:
-------------------------------------------------
                                            ------------------------------------

Title:
------------------------------------------------
                                            Address:

                                            ------------------------------------

                                            ------------------------------------

                                   APPENDIX H

                               CORIXA CORPORATION

                  AMENDED AND RESTATED 1994 STOCK OPTION PLAN

     1. PURPOSES OF THE PLAN. The purposes of this Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees and Consultants of the Company and to promote the success of the Company's business.

     Options granted hereunder may be either Incentive Stock Options (as defined under Section 422 of the Internal Revenue Codes) or Nonstatutory Stock Options, at the discretion of the Board and as reflected in the terms of the written option agreement.

     2. DEFINITIONS. As used herein, the following definitions shall apply:

        (a) "Administrator" shall mean the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

        (b) "Affiliate" shall mean an entity other than a Subsidiary (as defined below) in which the Company owns an equity interest.

        (c) "Applicable Laws" shall have the meaning set forth in Section 4(a) below.

        (d) "Board" shall mean the Board of Directors of the Company.

        (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (f) "Committee" shall mean the Committee appointed by the Board of Directors in accordance with Section 4(a) of the Plan, if one is appointed.

        (g) "Common Stock" shall mean the Common Stock of the Company.

        (h) "Company" shall mean Corixa Corporation, a Delaware corporation.

        (i) "Consultant" means any person, including an advisor, who is engaged by the Company or any Parent or Subsidiary to render services and is compensated for such services, and any director of the Company whether compensated for such services or not.

        (j) "Continuous Status as an Employee or Consultant" shall mean the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Administrator; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute. For purposes of this Plan, a change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute a termination of employment.

        (k) "Director" shall mean a member of the Board.

        (l) "Employee" shall mean any person (including any Named Executive, Officer or Director) employed by the Company or any Parent, Subsidiary or Affiliate of the Company. The payment by the Company of a director's fee to a Director shall not be sufficient to constitute "employment" of such Director by the Company.

        (m) "Exchange Act" shall mean the Exchange Act, as amended.

        (n) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

           (i) If the Common Stock is listed on any established stock exchange or a national market system including without limitation the National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") System, its Fair Market Value shall be the closing sales price for such stock as quoted on such system on the date of determination (if for a given day no sales were reported, the closing bid on that day shall be used), as such price is reported in The Wall Street Journal or such other source as the Administrator deems reliable;

           (ii) If the Common Stock is quoted on the Nasdaq System (but not on the National Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the bid and asked prices for the Common Stock or;

           (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

        (o) "Incentive Stock Option" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Codes, as designated in the applicable written option agreement.

        (p) "Named Executive" shall mean any individual who, on the last day of the Company's fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four highest compensated officers of the Company (other than the chief executive officer). Such officer status shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

        (q) "Nonstatutory Stock Option" shall mean an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable written option agreement.

        (r) "Officer" shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (s) "Option" shall mean a stock option granted pursuant to the Plan.

        (t) "Optioned Stock" shall mean the Common Stock subject to an Option.

        (u) "Optionee" shall mean an Employee or Consultant who receives an Option.

        (v) "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Internal Revenue Codes.

        (w) "Plan" shall mean this Amended and Restated 1994 Stock Option Plan.

        (x) "Rule 16b-3" shall mean Rule 16b-3 promulgated under the Exchange Act as the same may be amended from time to time, or any successor provision.

        (y) "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

        (z) "Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Internal Revenue Codes.

     3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of shares that may be optioned and sold under the Plan is 5,352,020 shares of Common Stock (the "Pool"). The Shares may be authorized, but unissued, or reacquired Common Stock. On the first trading day of each of the calendar years beginning in 1998 and ending in 1999, the Pool shall be increased by an amount equal to three (3) percent of the outstanding Common Stock as of the last trading day of the prior fiscal year up to a maximum of 500,000 shares in any calendar year. On the first trading day of the calendar years beginning in 2000 and ending in 2004, the Pool shall be increased by an amount equal to three (3) percent of the outstanding Common Stock as of the last trading day of the prior fiscal year up to a maximum of 750,000 shares in any calendar year.

     If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. Notwithstanding any other provision of the Plan, shares issued under the Plan and later repurchased by the Company shall not become available for future grant under the Plan.

     4. ADMINISTRATION OF THE PLAN.

        (a) COMPOSITION OF ADMINISTRATOR.

           (i) MULTIPLE ADMINISTRATIVE BODIES. If permitted by Rule 16b-3, and by the legal requirements relating to the administration of incentive stock option plans, if any, of applicable securities laws and the Internal Revenue Codes (collectively, the "Applicable Laws"), grants under the Plan may (but need not) be made by different administrative bodies with respect to Directors, Officers who are not directors and Employees who are neither Directors nor Officers.

           (ii) ADMINISTRATION WITH RESPECT TO DIRECTORS AND OFFICERS. With respect to grants of Options to Employees or Consultants who are also Officers or Directors of the Company, grants under the Plan shall be made by (A) the Board, if the Board may make grants under the Plan in compliance with Rule 16b-3 and Section 162(m) of the Internal Revenue Codes as it applies so as to qualify grants of Options to Named Executives as performance-based compensation, or (B) a Committee designated by the Board to make grants under the Plan, which Committee shall be constituted in such a manner as to permit grants under the Plan to comply with Rule 16b-3, to qualify grants of Options to Named Executives as performance-based compensation under Section 162(m) of the Internal Revenue Codes and otherwise so as to satisfy the Applicable Laws.

           (iii) ADMINISTRATION WITH RESPECT TO OTHER PERSONS. With respect to grants of Options to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws.

           (iv) GENERAL. If a Committee has been appointed pursuant to subsection (ii) or (iii) of this Section 4(a), such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and remove all members of a Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws and, in the case of a Committee appointed under subsection (ii), to the extent permitted by Rule 16b-3, and to the extent required under Section 162(m) of the Internal Revenue Codes to qualify grants of Options to Named Executives as performance-based compensation.

        (b) POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

           (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(m) of the Plan;

           (ii) to select the Employees and Consultants to whom Options may from time to time be granted hereunder;

           (iii) to determine whether and to what extent Options are granted hereunder;

           (iv) to determine the number of shares of Common Stock to be covered by each such award granted hereunder;

           (v) to approve forms of agreement for use under the Plan;

           (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the share price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding any Option and/or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator shall determine, in its sole discretion);

           (vii) to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option shall have declined since the date the Option was granted.

        (c) EFFECT OF ADMINISTRATOR'S DECISION. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees and any other holders of any Options.

     5. ELIGIBILITY.

        (a) RECIPIENTS OF GRANTS. Nonstatutory Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees, provided, however, that Employees of an Affiliate shall not be eligible to receive Incentive Stock Options. An Employee or Consultant who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or Options.

        (b) TYPE OF OPTION. Each Option shall be designated in the written option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

        (c) NO EMPLOYMENT RIGHTS. The Plan shall not confer upon any Optionee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate his or her employment or consulting relationship at any time, with or without cause.

     6. TERM OF PLAN. The Plan shall become effective (the "Effective Date") upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company as described in Section 20 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under
Section 16 of the Plan.

     7. TERM OF OPTION. The term of each Option shall be the term stated in the Option Agreement; provided, however, that in the case of an Incentive Stock Option, the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement. However, in the case of an Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

     8. LIMITATION ON GRANTS TO EMPLOYEES. Subject to adjustment as provided in this Plan, the maximum number of Shares which may be subject to options granted to any one Employee under this Plan for any fiscal year of the Company shall be 500,000.

     9. OPTION EXERCISE PRICE AND CONSIDERATION.

        (a) EXERCISE PRICE. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

           (i) In the case of an Incentive Stock Option

                (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; or

                (B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

           (ii) In the case of a Nonstatutory Stock Option

                (A) granted to a person who, at the time of the grant of such Option, is a Named Executive of the Company, the per share Exercise Price shall be no less than 100% of the Fair Market Value on the date of grant; or

                (B) granted to any person other than a Named Executive, the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant.

           (iii) Notwithstanding anything to the contrary in subsections 9(a)(i) or 9(a)(ii) above, in the case of an Option granted on or after the effective date of registration of any class of equity security of the Company pursuant to
Section 12 of the Exchange Act and prior to six months after the termination of such registration, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

        (b) PERMISSIBLE CONSIDERATION. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of
(1) cash, (2) check, (3) other Shares that (x) in the case of Shares acquired upon exercise of an Option either have been owned by the Optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (4) authorization from the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised, (5) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price, (6) a combination of any of the foregoing methods of payment, (7) in the discretion of the Administrator, a combination of any of the foregoing methods of payment at least equal in value to the stated capital represented by the Shares to be issued, plus a promissory note for the balance of the exercise price on such terms as established by the Administrator, or (8) such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

     10. EXERCISE OF OPTION.

        (a) PROCEDURE FOR EXERCISE; RIGHTS AS A STOCKHOLDER. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

        An Option may not be exercised for a fraction of a Share.

        An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 9(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in
Section 14 of the Plan.

        Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

        (b) TERMINATION OF STATUS AS AN EMPLOYEE OR CONSULTANT. In the event of termination of an Optionee's Continuous Status as an Employee or Consultant, such Optionee may, but only within thirty (30) days (or such other period of time, not exceeding three (3) months in the case of an Incentive Stock Option or six (6) months in the case of a Nonstatutory Stock Option, as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of such termination, or if the optionee does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

        (c) DISABILITY OF OPTIONEE. Notwithstanding Section 10(b) above, in the event of termination of an Optionee's Continuous Status as an Employee or Consultant as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Codes), he or she may, but only within six (6) months (or such other period of time not exceeding twelve (12) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) from the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise the Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

        (d) DEATH OF OPTIONEE. In the event of the death of an Optionee:

           (i) during the term of the Option who is at the time of his death an Employee or Consultant of the Company and who shall have been in Continuous Status as an Employee or

Consultant since the date of grant of the Option, the Option may be exercised, at any time within six (6) months (or such other period of time, not exceeding twelve (12) months, as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee or Consultant three (3) months (or such other period of time as is determined by the Administrator as provided above) after the date of death, subject to the limitation set forth in Section 5(b); or

           (ii) within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the termination of Continuous Status as an Employee or Consultant, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

        (e) RULE 16b-3. Options granted to persons subject to Section 16(b) of the Exchange Act must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

        (f) UNVESTED SHARES. The Administrator shall have the discretion to authorize the issuance of unvested shares of Common Stock under the Plan. Should the optionee cease to be in Continuous Status as an Employee or Consultant while holding such unvested shares, the Company shall have the right to repurchase, at the exercise price paid per share, all or (at the discretion of the Company and with the consent of the optionee) any of those unvested shares. The terms and conditions upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Administrator and set forth in the agreement evidencing such repurchase right. In no event, however, may the Administrator impose a vesting schedule upon any option granted under the Plan or any shares of Common Stock subject to the option which is more restrictive than twenty percent (20%) per year vesting, beginning one (1) year after the grant date. All outstanding repurchase rights under the Plan shall terminate automatically upon the occurrence of a corporate transaction as discussed in
Section 14(b), except to the extent the repurchase rights are expressly assigned to the successor corporation (or parent thereof) in connection with such corporate transaction.

        (g) FIRST REFUSAL RIGHTS. Until such time as the Company's outstanding shares of Common Stock are first registered under Section 12(g) of the Exchange Act, the Company shall have the right of first refusal with respect to any proposed sale or other disposition by the optionee (or any successor in interest by reason of purchase, gift or other transfer) of any shares of Common Stock issued under the Plan. Such right of first refusal shall be exercisable in accordance with the terms and conditions established by the Administrator and set forth in the agreement evidencing such right.

     11. WITHHOLDING TAXES. As a condition to the exercise of Options granted hereunder, the Optionee shall make such arrangements as the Administrator may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the exercise, receipt or vesting of such Option. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

     12. STOCK WITHHOLDING TO SATISFY WITHHOLDING TAX OBLIGATIONS. At the discretion of the Administrator, Optionees may satisfy withholding obligations as provided in this paragraph. When an Optionee incurs tax liability in connection with an Option which tax liability is subject to tax withholding under applicable tax laws, and the Optionee is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Optionee may satisfy the withholding tax obligation by one or some combination of the following methods: (a) by cash payment, or (b) out of Optionee's current compensation, or (c) if permitted by the Administrator, in its discretion, by surrendering to the Company Shares that (i) in the case of Shares previously acquired from the Company, have been owned by the Optionee for more than six months on the date of surrender, and (ii) have a fair market value on the date of surrender equal to or less than Optionee's marginal tax rate times the ordinary income recognized, or (d) by electing to have the Company withhold from the Shares to be issued upon exercise of the Option that number of Shares having a fair market value equal to the amount required to be withheld. For this purpose, the fair market value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (the "Tax Date").

        Any surrender by an Officer or Director of previously owned Shares to satisfy tax withholding obligations arising upon exercise of this Option must comply with the applicable provisions of Rule 16b-3.

        All elections by an Optionee to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

        (a) the election must be made on or prior to the applicable Tax Date;

        (b) once made, the election shall be irrevocable as to the particular Shares of the Option as to which the election is made; and

        (c) all elections shall be subject to the consent or disapproval of the Administrator.

        In the event the election to have Shares withheld is made by an Optionee and the Tax Date is deferred under Section 83 of the Internal Revenue Codes because no election is filed under Section 83(b) of the Internal Revenue Codes, the Optionee shall receive the full number of Shares with respect to which the Option is exercised but such Optionee shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

     13. NON-TRANSFERABILITY OF OPTIONS. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution; provided that the Administrator may in its discretion grant transferable Nonstatutory Stock Options pursuant to option agreements specifying (i) the manner in which such Nonstatutory Stock Options are transferable and (ii) that any such transfer shall be subject to the Applicable Laws. The designation of a beneficiary by an Optionee will not constitute a transfer. An Option may be exercised, during the lifetime of the Optionee, only by the Optionee or a transferee permitted by this Section 13.

     14. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS.

        (a) ADJUSTMENT. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option, the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, the maximum number of shares of Common Stock for which Options may be granted to any employee under Section 8 of the Plan, and the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

        (b) CORPORATE TRANSACTIONS. In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Administrator and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, (i) if the Option is assumed or an equivalent option is substituted by such successor corporation or a parent or subsidiary of such successor corporation, one half of the unvested portion of the Option shall be deemed to have vested immediately prior to such sale or merger, (ii) if the Option is not assumed or an equivalent option is not substituted by such successor corporation or a parent or subsidiary of such successor corporation, all of the unvested portion of the Option shall be deemed to have vested immediately prior to such sale or merger and (iii) if an executive officer of the Company is terminated without cause within six-months following the consummation of such sale or merger, the entire unvested portion of the Options held by such executive officer shall be deemed to have vested and become fully exercisable immediately prior to any such termination. The Administrator may determine, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Optionee shall have the right to exercise the Option as to some or all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the vesting of the Option is accelerated pursuant to this Section 14(b), the Administrator shall notify the Optionee that the vesting of the Option has been accelerated and Optionee shall have the right to exercise the Option prior to such sale or merger.

     15. TIME OF GRANTING OPTIONS. The date of grant of an Option shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or such other date as is determined by the Administrator; provided however that in the case of any Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Optionee's employment relationship with the Company. Notice of the determination shall be given to each Employee or Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

     16. AMENDMENT AND TERMINATION OF THE PLAN.

        (a) AMENDMENT AND TERMINATION. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided that, the following revisions or amendments shall require approval of the stockholders of the Company in the manner described in Section 20 of the Plan:

           (i) any increase in the number of Shares subject to the Plan, other than an adjustment under Section 14 of the Plan;

           (ii) any change in the designation of the class of persons eligible to be granted Options; or

           (iii) any change in the limitation on grants to employees as described in Section 8 of the Plan or other changes which would require stockholder approval to qualify options granted hereunder as performance-based compensation under Section 162(m) of the Internal Revenue Codes.

        (b) STOCKHOLDER APPROVAL. If any amendment requiring stockholder approval under Section 16(a) of the Plan is made subsequent to the first registration of any class of equity securities by the Company under Section 12 of the Exchange Act, such stockholder approval shall be solicited as described in Section 20 of the Plan.

        (c) EFFECT OF AMENDMENT OR TERMINATION. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

     17. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

        As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

     18. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     19. OPTION AGREEMENT. Options shall be evidenced by written option agreements in such form as the Board shall approve.

     20. STOCKHOLDER APPROVAL.

        (a) Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under applicable federal and state law and the rules of any stock exchange upon which the Shares are listed.

        (b) In the event that the Company registers any class of equity securities pursuant to Section 12 of the Exchange Act, any required approval of the stockholders of the Company obtained after such registration shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

        (c) If any required approval by the stockholders of the Plan itself or of any amendment thereto is solicited at any time otherwise than in the manner described in Section 20(b) hereof, then the Company shall, at or prior to the first annual meeting of stockholders held subsequent to the later of (1) the first registration of any class of equity securities of the Company under
Section 12 of the

Exchange Act or (2) the granting of an Option hereunder to an officer or director after such registration, do the following:

           (i) furnish in writing to the holders entitled to vote for the Plan substantially the same information that would be required (if proxies to be voted with respect to approval or disapproval of the Plan or amendment were then being solicited) by the rules and regulations in effect under Section 14(a) of the Exchange Act at the time such information is furnished; and

           (ii) file with, or mail for filing to, the Securities and Exchange Commission four copies of the written information referred to in subsection (i) hereof not later than the date on which such information is first sent or given to stockholders.

     21. FINANCIAL REPORTS.

     The Company shall deliver a balance sheet and an income statements at least annually to each individual holding an outstanding option under the Plan, unless such individual is a key employee whose duties in connection with the Company assure such individual access to equivalent information.